As filed with the Securities and Exchange Commission on July 23, 2014

Registration No. 333-190827

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 TransUnion Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7320	61-1678417
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
 555 West Adams Street
Chicago, Illinois 60661
Telephone: (312) 985-2000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
 John W. Blenke
Executive Vice President, Corporate General Counsel and Corporate Secretary
TransUnion Holding Company, Inc.
555 West Adams Street
Chicago, Illinois 60661
Telephone: (312) 985-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
 Copy to:
Lillian C. Brown
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, DC 20006
(202) 663-6000
 Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement of the earlier registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price	Amount of registration fee
9.625%/10.375% Senior PIK Toggle Notes due 2018	(1)	(1)	(1)	(1)
8.125%/8.875% Senior PIK Toggle Notes due 2018	(1)	(1)	(1)	(1)

(1)
An indeterminate amount of securities are being registered hereby (including securities that may be issued in payment of interest on such securities) to be offered solely for market-making purposes by specified affiliates of the registrant. Pursuant to Rule 457(q) under the Securities Act of 1933, as amended, no filing fee is required.

This post-effective amendment will become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to said Section 8(c), may determine.

Explanatory Note

This registration statement contains a prospectus that has been prepared for and may be used by Goldman, Sachs & Co. and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes (and any PIK Interest) related to market-making transactions in the notes effected from time to time. The information contained herein updates certain information contained in the Registration Statement on Form S-1, Registration No. 333-190827, filed with the Securities and Exchange Commission on August 26, 2013.

The information in this prospectus is not complete and may be changed. We may not offer and sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, JULY 23, 2014
Prospectus

TransUnion Holding Company, Inc.

9.625%/10.375% Senior PIK Toggle Notes due 2018
8.125%/8.875% Senior PIK Toggle Notes due 2018
The 9.625%/10.375% Senior PIK Toggle Notes due 2018 were issued in exchange for the 9.625%/10.375% Senior PIK Toggle Notes due 2018 originally issued on March 21, 2012. The 9.625%/10.375% Senior PIK Toggle Notes due 2018 are referred to herein as the “9.625% notes,” unless the context otherwise requires.
TransUnion Holding Company, Inc., or the “Issuer,” will pay interest on the 9.625% notes on March 15 and September 15 of each year. The initial interest payment and all interest payments to date were paid in cash. With respect to each interest payment thereafter (other than the final interest payment made at stated maturity, which will be paid in cash), the Issuer will be required to pay interest on the 9.625% notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case the Issuer will be entitled to pay, to the extent described herein, interest for such interest period by increasing the principal amount of the 9.625% notes or issuing new 9.625% notes (such increase or issuance being referred to herein as “PIK Interest”). Cash interest will accrue on the 9.625% notes at the rate of 9.625% per annum, and PIK Interest will accrue on the 9.625% notes at the rate of 10.375% per annum.
The 8.125%/8.875% Senior PIK Toggle Notes due 2018 were issued in exchange for the 8.125%/8.875% Senior PIK Toggle Notes due 2018 originally issued on November 1, 2012. The 8.125/8.875% Senior PIK Toggle Notes due 2018 are referred to herein as the “8.125% notes” and, together with the 9.625% notes, as the “notes” unless the context otherwise requires.
The Issuer will pay interest on the 8.125% notes on June 15 and December 15 of each year. The initial interest payment and all interest payments to date were paid in cash. With respect to each interest payment thereafter (other than the final interest payment made at stated maturity, which will be paid in cash), the Issuer will be required to pay interest on the 8.125% notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case the Issuer will be entitled to pay, to the extent described herein, interest for such interest period by increasing the principal amount of the 8.125% notes or issuing new 8.125% notes (such increase or issuance being referred to herein as “PIK Interest”). Cash interest will accrue on the 8.125% notes at the rate of 8.125% per annum, and PIK Interest will accrue on the 8.125% notes at the rate of 8.875% per annum.
We are registering the notes (and any PIK Interest) under the Securities Act of 1933 for market-making transactions, as described below.
The notes will mature on June 15, 2018. The Issuer has the option to redeem all or a portion of the notes at any time on or after June 15, 2014 at the redemption prices set forth in this prospectus plus accrued and unpaid interest.
The notes are the Issuer’s senior unsecured obligations and rank equal in right of payment with all of the Issuer’s existing and future senior debt, senior in right of payment to all of the Issuer’s future subordinated debt and effectively subordinated to all of the Issuer’s future secured indebtedness to the extent of the value of the collateral securing such obligations. The notes are not guaranteed by any of the Issuer’s subsidiaries and, therefore, will be structurally subordinated to all existing and future indebtedness (including Trans Union LLC’s senior secured credit facility and Trans Union LLC’s senior notes) of, and other obligations and preferred stock of, the Issuer’s subsidiaries (other than indebtedness and other obligations owed to the Issuer).
This prospectus includes additional information on the terms of the notes, including redemption and repurchase prices, covenants and transfer restrictions.
There is no established trading market for the notes offered hereby. We do not intend to list the notes on any securities exchange or seek approval for quotation through any automated trading system.
See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus has been prepared for and may be used by Goldman, Sachs & Co. and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes (and any PIK Interest) related to market-making transactions in the notes effected from time to time. Such affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.
GOLDMAN, SACHS & CO.
The date of this prospectus is                     , 2014

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized any other person to provide any information not contained herein. If you receive any other information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

Where You Can Find More Information
We have filed with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us or the notes, we refer you to the registration statement. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, we file annual, quarterly, and current reports and other information with the SEC, and intend to continue to do so in compliance with the requirements of the agreements governing our indebtedness. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
Our Internet address is www.transunion.com. There we make available free of charge, on or through the “Investors” section of our Web site, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our Web site does not form a part of this prospectus.
Under the terms of the indentures governing the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified in the indentures. See “Description of the Notes.”

Forward-Looking Statements
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “continue,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made.
Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include:

•	macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets;

•	our ability to maintain the security and integrity of our data;

•	our ability to deliver services timely without interruption;

•	our ability to maintain our access to data sources;

•	government regulation and changes in the regulatory environment;

•	litigation or regulatory proceedings;

•	our ability to effectively develop and maintain strategic alliances and joint ventures;

•	our ability to make acquisitions and integrate the operations of other businesses;

•	our ability to timely develop new services;

•	our ability to manage and expand our operations and keep up with rapidly changing technologies;

•	our ability to manage expansion of our business into international markets;

•	economic and political stability in international markets where we operate;

•	our ability to effectively manage our costs;

•	our ability to provide competitive services and prices;

•	our ability to make timely payments of principal and interest on our indebtedness;

•	our ability to satisfy covenants in the agreements governing our indebtedness;

•	our ability to maintain our liquidity;

•	fluctuations in exchange rates;

•	changes in federal, state, local and foreign tax laws;

•	our ability to protect our intellectual property;

•	our ability to retain or renew existing agreements with long-term customers;

•	our ability to access the capital markets;

•	further consolidation in our end customer markets;

•	reliance on key management personnel; and

•	other factors described under “Risk Factors.”
Many of these factors are beyond our control.

The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk Factors.” This prospectus contains forward-looking statements based on our current expectations, estimates and assumptions about future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding future financial results, our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

Industry and Market Data
This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

v

Non-GAAP Financial Measures
This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted Operating Income” and “Adjusted EBITDA.”
Adjusted Operating Income
Adjusted Operating Income represents:

•	operating income, plus:

•
certain adjustments described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Three Months Ended March 31, 2014 and 2013—Key Performance Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Twelve Months Ended December 31, 2013, 2012 and 2011—Key Performance Measures.”

Adjusted EBITDA
Adjusted EBITDA represents:

•	net income, plus:

•	discontinued operations, if any;

•	net interest expense;

•	income tax provision;

•	depreciation and amortization;

•	stock-based compensation;

•	other income and expense, except for earnings from equity method investments and dividends received from cost method investments; and

•
certain adjustments described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Three Months Ended March 31, 2014 and 2013—Key Performance Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Twelve Months Ended December 31, 2013, 2012 and 2011—Key Performance Measures.”

We believe Adjusted Operating Income and Adjusted EBITDA are useful tools for investors and other users of our financial statements to help assess our ability to incur and service indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for members of senior management is based in part on Adjusted EBITDA.
Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to operating income or net income as indicators of operating performance. Adjusted Operating Income does not reflect certain stock-based compensation and certain other expenses. Adjusted EBITDA does not reflect our interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. For the reconciliation of Adjusted Operating Income to its most directly comparable GAAP measure, operating income, and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income attributable to the Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Three Months Ended March 31, 2014 and 2013—Key Performance Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Twelve Months Ended December 31, 2013, 2012 and 2011—Key Performance Measures.”
Rounding
Items in tables or other presentations may not total due to rounding.

Summary
This summary contains selected information about us and the notes. This summary does not contain all the information you should consider before deciding whether to purchase notes. You should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus before deciding whether to purchase notes. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from any results discussed in the forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and “Forward-Looking Statements.”
Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “TransUnion,” “we,” “our,” “us” and “the Company” refer to TransUnion Holding Company, Inc. (“TransUnion Holding”) and its consolidated subsidiaries, including TransUnion Corp. (“TransUnion Corp”) or to TransUnion Corp and its subsidiaries for periods prior to the formation of TransUnion Holding. References to the “Issuer” or “TransUnion Holding” refer solely to TransUnion Holding Company, Inc., the issuer of the notes. References in this prospectus to years are to our fiscal years, which end on December 31.
Overview
We are a leading global provider of information and risk management solutions. We provide these solutions to businesses across multiple industries and to individual consumers. Our technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, integrated with analytics and decisioning capabilities. Our interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. We have operations in the United States, Africa, Canada, Latin America, Asia Pacific and India and provide services in 33 countries. Since our founding in 1968, we have built a diversified and stable customer base in multiple industries, including financial services, insurance, healthcare, automotive, retail and communications.
Businesses use our data for their daily risk-management processes. Consumers use our data to help them understand their credit profile and protect themselves against identity theft. We obtain financial, credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from thousands of sources, including credit-granting institutions, private databases and public records depositories, much of which is provided to us at little or no cost. We refine and enhance this data to create proprietary databases, processing approximately two billion updates monthly in the United States. We combine our data with our analytics and decisioning technology to deliver additional value to our customers. Our analytics, such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enable businesses and consumers to efficiently monitor and manage risk. Our decisioning technology, which is delivered on a software-as-a-service platform, enables businesses to interpret data and scores and apply their specific qualifying criteria to make real-time decisions at the point of interaction with their customers. Collectively, our data, analytics and decisioning technology allow businesses to more effectively identify and acquire new customers, manage risk associated with existing customers, generate cross-selling opportunities and reduce loss from fraud and identity theft.
We have a global customer base that includes many of the largest companies in each of the primary industries we serve. For example, in the United States, we contract with nine of the ten largest banks, all of the major credit card issuers, nine of the ten largest property and casualty insurance carriers and we provide services to thousands of healthcare providers. In addition, we provide subscription-based interactive services directly and indirectly to a growing base of millions of consumers.
We manage our business through three operating segments: U.S. Information Services (“USIS”), International and Interactive.

•
USIS, which represented approximately 63% of our revenue in 2013 and 64% of our revenue for the three months ended March 31, 2014, provides consumer reports, credit scores, verification services, analytical services, revenue management and decisioning technology to businesses in the United States. USIS offers these services to customers in the financial services, insurance, healthcare and other industries, and delivers them through both direct and indirect channels.

•
International, which represented approximately 20% of our revenue in 2013 and 18% of our revenue for the three months ended March 31, 2014, provides services similar to our USIS and Interactive segments, and provides services in 32 countries outside the United States. Our International segment also provides automotive information and commercial data to our customers in select geographies.

•
Interactive, which represented approximately 17% of our revenue in 2013 and 18% of our revenue for the three months ended March 31, 2014, provides services to consumers that help them understand and proactively manage their personal finances and protect them from identity theft. We sell our subscription-based interactive services through our website, www.transunion.com, as well as on a wholesale basis through partnerships.

Our Industry

•
Evolution to Mission Critical Role. Credit bureaus were formed in the nineteenth century to help provide better credit information to local and regional lenders so they could make more informed credit decisions. As consumer lending expanded, credit bureaus became an integral part of the lending process and now play a critical role in the intermediation between lenders and borrowers. Credit bureaus developed a variety of methods to collect, maintain and analyze information concerning the ability of consumers and businesses to meet their obligations. Consumers and commercial lenders have increasingly used these services to make more informed credit decisions. As a result, credit bureaus have positioned themselves as mission critical partners to financial services institutions around the world.

•
Three Major Providers with Sustainable Competitive Advantage. As financial services institutions grew in scale and geographic scope, credit bureaus extended their reach by coordinating and forming strategic alliances with other credit reporting providers to share data across large territories through a “hub and spoke” system. Three credit bureaus have since consolidated into large, international organizations that can provide a wide range of data services and analytical applications to their larger and increasingly demanding financial services customers. As a result of this consolidation, TransUnion, Equifax and Experian have emerged as the global leaders in the industry. The largest U.S. customers of these global credit bureaus typically use the services of all three providers to validate consistency and ensure reliability.

•
Development of the Business Information Service Providers.     Over the past decade, credit bureaus have devoted significant resources to enhance the quality of their data sets by developing a variety of proprietary information databases. Credit bureaus have evolved from being collectors and sellers of credit information to providers of more advanced information services. Given the increased consumer demand for monitoring their own credit, the credit bureaus have also begun to market and sell these services directly to consumers. The development of these more advanced services has enabled credit bureaus to diversify their revenue base, accelerate growth and evolve into business information service providers.

Market Opportunity
We believe several important trends in the global macroeconomic environment, as well as within the key industries we serve, are driving development of the market for information and risk management solutions.

•
Large and Growing Market for Data and Analytics. We believe that the business information services market is large and growing. We believe that the demand for targeted data and sophisticated analytical tools will continue to grow meaningfully as businesses seek real time access to more granular data in order to better understand their customers.

•
Focus on Risk Management. As a result of the economic downturn, new regulatory requirements and a heightened focus on reducing fraud and losses, we believe there is a growing demand for risk-based pricing and underwriting strategies as well as ongoing reviews of existing customers’ risk profiles. In addition, financial institutions continually seek to improve account and portfolio management strategies in order to better manage losses within their existing customer base and credit card issuers seek more advanced customer segmentation and scoring tools to provide their customers with more appropriate and timely products.

•
Growth Driven by Non-traditional Users of Consumer Data. Non-traditional users of consumer data are recognizing the value of credit information and analytical tools. Healthcare companies use these tools to manage their revenue cycle, capital markets participants use them to develop better valuations of securitized loan portfolios, and residential property managers use them to assess tenant qualifications and assist in leasing decisions. For example, to reduce collection risks healthcare providers are seeking information about their patients' insurance coverage and ability to pay at the time of registration. We believe companies that can offer real-time, reliable data and technology will be best positioned to benefit from the increasing demand for and use of consumer data by non-traditional users.

•
Growth in Emerging International Markets. As economies in emerging markets continue to develop and mature, we believe there will continue to be a rise in favorable socio-economic trends, such as an increase in the size of middle and affluent classes, and a significant increase in the use of financial services. In addition, credit penetration is relatively low in emerging markets when compared to developed markets. For example, using our database of information compiled from financial institutions as a benchmark of credit activity, we estimate that less than 20% of the adult population in India is currently credit active. We expect the populations in emerging markets to become more credit active, resulting in increased demand for our services.

•
Increased Consumer Focus on Managing Personal Finances and Protecting Against Identity Theft. Consumers are increasingly focused on proactively managing their finances and protecting their identities. According to a press release by the Federal Trade Commission in February 2014, identity theft was the top consumer complaint received by the agency in 2013. Tighter availability of credit and stricter lending practices are prompting individual consumers to seek a better understanding of their credit profile. As a result of these factors, an increasing number of consumers are accessing their credit reports and purchasing credit monitoring services.
Our Competitive Strengths
Global Leader in Information Management Solutions
We are one of only three leading global participants in the consumer credit and information management industry. Over the past 40 years, we have accumulated and built comprehensive proprietary databases and information management solutions. We believe that establishing an infrastructure to source, maintain and reliably deliver high quality consumer credit information in large volumes would be difficult, costly and take a new market entrant numerous years to complete. Together with our unconsolidated subsidiaries, we maintain credit files on over 500 million consumers and businesses worldwide. We have a diverse and stable global customer base, which includes many of the largest companies in each of the primary industries we serve, including financial services, insurance and healthcare. We believe that our scale, global footprint, credibility and strong position within these markets will allow us to capitalize on business opportunities in many countries and regions around the world and contribute to our long-term growth.
Innovative and Differentiated Information Solutions
We have consistently focused on innovation to develop new and enhanced service offerings that meet the evolving needs of our customers. We believe our specialized data, analytics and decisioning services and collaborative approach with our customers differentiate us from our competitors. Examples of our innovative and differentiated solutions include:

•
Triggers-Our industry-leading platform notifies businesses of changes to consumer profiles on a daily basis. These notifications allow our customers to take more timely action to offer new services, retain existing accounts, improve collection efficiency or monitor risk exposure in their portfolios. We believe that our investments in infrastructure and predictive capabilities distinguish us from our competitors;

•
CreditVision-We continue to enhance our credit data, including new data fields, enriched values in existing data fields, and expanded account history. This enhanced credit data has been combined with hundreds of algorithms to produce our CreditVision solution.This market-leading solution provides more granularity and evaluates consumer behavior patterns over time, resulting in a more predictive view of the consumer;

•
Decisioning Technology-Our decisioning technology helps businesses interpret both data and predictive model results, and applies customer-specific criteria to facilitate real-time, automated decisions at the point of consumer interaction. We offer our decisioning applications across our key industries including financial services, retail, insurance and healthcare, helping these customers to more effectively acquire accounts and reduce fraud. For example, our financial services customers use decisioning to authenticate consumer identity and determine optimal product offerings, such as credit cards, based on customer supplied criteria. Our healthcare customers use decisioning to determine available sources of payment for their patients at the time of patient registration. We believe the integration of our data and our decisioning technology differentiates us in the market place; and

•
Market Intelligence-We develop and offer industry studies and provide a source of market intelligence for customers to benchmark and forecast their own portfolio performance. For example, our Trend Data application leverages our database of approximately 27 million anonymized U.S. consumer records, sampled quarterly since 1992. We believe businesses using our Trend Data can obtain a more holistic historical perspective on macroeconomic and market trends than by using comparable offerings of our competitors.

We have made significant investments in our technology platforms to enable greater availability, better redundancy, improved data matching and advanced platform flexibility, to ensure continued improvement in our overall services to our customers and to ensure we are well positioned to differentiate our data sets. We believe our investments in technology allow us to better respond to our customers’ needs. We believe our customers value our ability to deliver innovative solutions to their particular complex problems with minimal technical disruptions. Many of these value-added solutions can be applied across industries and geographies and can be integrated into a customer’s core operations.
Deep and Specialized Industry Expertise
We have developed an expertise in a number of industries, including financial services, insurance and healthcare, and have placed industry experts in key leadership positions throughout our organization. We believe that our published studies, which we base on behavioral research supported by predictive data sets, have enhanced our reputation within these industries. In addition, we have been able to apply our industry knowledge and data assets to form strategic partnerships with other leading companies in key industries to develop new solutions and revenue opportunities. For example, we have strengthened our position as a leading provider of credit information and analytic services to the personal property and casualty insurance industry by partnering with a vehicle history data provider to launch a vehicle history score that helps insurance carriers further segment risk based on the attributes of a specific automobile, such as the number of owners, odometer readings and vehicle condition. In the healthcare industry, we believe our insight into patient identity verification, credit, insurance eligibility, charity eligibility and payment estimation differentiates our revenue cycle management offerings for healthcare providers and payers relative to our competitors.
We believe that our industry knowledge, coupled with our collaborative customer approach, has made it possible for us to anticipate and address our customers’ needs and enables us to offer additional proprietary value-added services.
Strong Presence in Attractive International Markets
We currently provide services in 32 countries outside the United States in both developed and emerging markets with significant growth potential. In our developed markets, we have a strong presence in Canada, where we are one of only two significant consumer reporting agencies in the market, and in Hong Kong, where we are the only global consumer credit reporting company. We are also well-positioned as a first mover in several fast-growing emerging markets, such as India, where we partnered with Indian financial institutions to create the first credit bureau in 2003, and the Philippines, where we partnered with the top-five credit card issuers to form the first consumer credit bureau in that country in 2011. Since 1993, we have hosted the most extensive credit database in South Africa, which positions us well for further expansion in Africa. In 2012 we completed an acquisition that expands our presence into seven new African markets. In addition, we are a significant credit information and analytics provider in Latin America, where we own 25.69% of the largest credit bureau in Mexico, we are the majority owners of a credit bureau in Chile and we have a majority interest in both a credit decisioning services provider and a data enrichment and registry information servicer provider in Brazil. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain markets ahead of our major competitors. We believe that our presence in international markets helps foster the growth and development of credit-based economies in these markets, resulting in accelerated demand for credit information services and analytics.
Strategic Initiatives
During 2012 and 2013, we launched various strategic initiatives that leverage our core capabilities and enhance our technology to diversify our revenue base and enable growth with strong margins. During the third quarter of 2013, we began a strategic initiative to upgrade our technology platform to enable growth, promote innovation and to provide a competitive advantage.
Attractive Business Model
We believe we have an attractive business model that has strong and stable cash flows from operations, diversified revenue streams, low capital requirements and favorable operating leverage. We own 100% of our U.S. consumer credit database and we typically obtain updated information at little or no cost, which provides us with an efficient cost structure and allows us to benefit from economies of scale. The integral role that our analytics play in our customers’ decision-making processes and the proprietary and embedded nature of our solutions have historically translated into high customer retention and revenue visibility. We have enjoyed long-standing relationships with our customers, including relationships over ten years with each of our top ten USIS financial services customers.
Our significant investments to upgrade and improve our technology provide us with the ability to address our customers’ needs with predictable continuing capital investments. Additionally, our ongoing operational excellence program, which is aimed at creating a long-term competitive and efficient cost structure, has institutionalized our cost-management practices. We believe that as a result of operating efficiencies and controlled capital investments, we will continue to generate strong and consistent cash flows from operations.
Proven and Experienced Management Team
Our experienced senior management team has a track record of strong performance and significant expertise in the markets we serve. This team has overseen our expansion into new industries and geographies while managing ongoing cost-saving initiatives. As a result of the sustained focus of our management team, we maintained stable operating performance throughout the economic downturn and have grown the business as conditions have improved. See “Management” for additional information.

Business Strategy
     To promote sustainable growth, diversification and a strong global brand, we align our resources and efforts to achieve the following outcomes:

•
Develop Innovative Solutions to Meet Market Challenges. We have a culture of innovation. Our industry expertise and collaborative approach allow us to prioritize investments in new data sources and the development of additional services to provide integrated solutions to meet our customers’ needs. We enhance our analytics and decisioning services to deliver stronger account management, risk management and fraud protection services to our customers across several industries. For example, our pre-foreclosure notifications use our triggers platform to identify consumers that are at an increased risk for foreclosure, allowing insurance carriers to monitor occupancy status and manage the risk of property damage. We take advantage of strategic partnerships to develop innovative services that differentiate us from our competitors. For consumers, we recently improved our offerings by introducing instant alerts to notify members of critical changes to their credit reports. As the needs of our customers evolve, we plan to continue to provide creative solutions to manage their credit information.

•
Expand Internationally. We believe international markets present a significant opportunity for growth, as these economies continue to develop and their populations become more credit active. We plan to:

◦
Expand in Existing Markets. In emerging markets where we are currently present and a substantial portion of the population is not yet credit active, such as Mexico and India, we expect significant expansion of consumer credit. Given our incumbent position, we are well positioned to benefit from this trend. In developed markets, such as Canada and Hong Kong, we will continue to improve our core services and seek to expand our service offerings.

◦
Introduce New Service Offerings. We will continue to focus on generating revenue from new offerings across all markets, including value added services and new lines of business. The common nature of our customers’ risk and information management needs allows us to take offerings from developed markets to emerging markets. This further results in the faster development and introduction of solutions for emerging markets as we are able to leverage our global knowledge, technology and expertise to meet local market needs.

◦
Enter New Geographic Markets. We will continue to expand by forming alliances with financial services institutions, industry associations, and other local partners, and by pursuing strategic acquisitions. From our bases in Hong Kong, Latin America and South Africa we seek to expand to other countries in those regions. For example, in 2011, we launched the first consumer credit bureau in the Philippines in partnership with the top-five credit card issuers in that market. In 2011, we acquired an 80% ownership interest in Crivo Sistemas em Informática S.A. (“Crivo”), marking our entry into Brazil. In 2012, we completed an acquisition of an 85% interest in a credit information and collections business that further expanded our presence into seven additional African countries. In 2013 we acquired an 80% ownership interest in Data Solutions Serviços de Informática Ltda. (“ZipCode”), further expanding our footprint in Brazil. We expect to continue to develop operations in new markets around the world.

•
Focus on Underpenetrated and Growth Industries. We continue to focus on underpenetrated and growth industries in the United States, such as insurance and healthcare, where we believe information-based analytics and decisioning technologies are currently underutilized. Insurers have seen an increase in claims dollars paid, reinforcing their need to price risk appropriately. We offer a range of solutions, including new fraud detection tools and predictive scores that improve accuracy and efficiency for the quoting and underwriting process. In the healthcare industry, we expect that healthcare providers will increase demand for information to determine their patients' insurance coverage and ability to pay for healthcare services. We expect healthcare providers and payers to increase demand for analytics to measure the quality of care in their network. Our strategy is to automate the insurance and payment processes at the beginning of the revenue cycle, help payers analyze claim-related data and facilitate performance reporting at the same time, and help patients make informed decisions about their healthcare needs. This includes helping healthcare providers inform patients about their out-of-pocket costs prior to providing healthcare services so that the financial obligation of the patient is known by both parties prior to the services being provided. To capitalize on this trend, we acquired a 100% ownership interest in two healthcare industry service providers, Financial Healthcare Systems, LLC (“FHS”) in 2011 and e-Scan Data Systems, Inc. (“eScan”) in 2013.

•
Expand Interactive Business. Consumers are becoming increasingly aware of the need to proactively manage their personal finances. They also recognize the need to protect their identities in the face of many highly publicized data breaches. In order to meet the growing market demand for credit monitoring and identity fraud protection services, we will continue to invest in consumer-driven product enhancements. We have developed a data-driven customer acquisition strategy and have expanded into new channels such as mobile and social media. In addition to our direct to consumer offering, we will continue to make our services available on a wholesale basis to strategic partners who combine our services with their own offerings. This strategy allows us to test market new product enhancements and configurations with minimal investment.

•
Pursue Strategic Acquisitions. We will evaluate and pursue strategic acquisitions in order to accelerate growth within our existing businesses, and diversify into new businesses. We are focused on opportunities that expand our geographic footprint and the breadth and depth of services we offer, including acquiring proprietary datasets and industry expertise in our key industries. For example, we expanded into Brazil and Chile and enhanced our domestic healthcare offerings through various acquisitions. The most recent example was our December 2013 acquisition of TLO, LLC ("TLO"), an information management company providing data solutions for identity authentication, fraud prevention and debt recovery. We will also seek to increase our investments in foreign entities where we hold a minority interest as we did in 2014, increasing our ownership interest in the India credit Bureau CIBIL from 27.5% to a 55.0%. We will continue to pursue acquisitions that provide opportunities for long-term value creation by expanding our capabilities, expertise and geographic reach. We plan to maintain our disciplined approach to any acquisition.

Our History
Our business was founded in 1968 as a Delaware corporation. In 1969, we acquired the Credit Bureau of Cook County, located in Chicago, Illinois, to provide regional credit reporting services. In the early 1970s, we expanded our coverage by acquiring and partnering with other regional credit bureaus, and by 1988, we were able to offer consumer credit information covering the entire United States. More recently, our business has expanded internationally, and now has operations in Africa, Canada, Latin America, East Asia and India.
We were acquired by Marmon Holdings, Inc. (“Marmon”) in 1981 and continued to operate within Marmon’s corporate structure until 2005, when we were spun off to the Pritzker family business interests (the stockholders of Marmon at that time). Since the spin-off, TransUnion Corp has operated as a stand-alone corporate group. In June 2010, investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”), acquired 51.0% of TransUnion Corp’s outstanding common stock from Pritzker family business interests and certain employee and director stockholders of TransUnion (the “2010 Change in Control Transaction”).
The 2012 Change in Control Transaction
On April 30, 2012, investment funds affiliated with Advent International Corporation (“Advent”) and GS Capital Partners (“GSC” and together with Advent, the “Sponsors”), used TransUnion Holding to acquire TransUnion Corp. Following the purchase, TransUnion Holding was owned 49.5% by affiliates of Advent, 49.5% by affiliates of GSC and 1% by members of management. The acquisition was financed with (i) $600.0 million of debt financing from the issuance of the 9.625% notes, (ii) $1,104.6 million of equity capital from the Sponsors and certain members of management and (iii) $49.2 million of available cash from operations. In connection with the acquisition, we also (i) increased the revolving commitment amount under Trans Union LLC’s senior secured revolving credit facility by $10.0 million, from $200.0 million to $210.0 million, and (ii) extended the maturity date of $155.0 million of revolving commitments under Trans Union LLC’s senior secured revolving credit facility to February 10, 2017. See “Description of Other Indebtedness.” We refer to this acquisition and related transactions collectively as the “2012 Change in Control Transaction.”
Corporate Structure
The following table illustrates our corporate structure and the aggregate principal amount of indebtedness outstanding as of March 31, 2014.

TransUnion Holding Company, Inc.	$692.2 million equity(1)
$600.0 million 9.625%/10.375% Senior PIK Toggle Notes due 2018(2)
$400.0 million 8.125%/8.875% Senior PIK Toggle Notes due 2018(3)

TransUnion Corp.(4)	—

Trans Union LLC(4)	$1,149.1 million senior secured credit facility(5)(7)
$645.0 million senior notes due 2018(6)(7)

Subsidiaries(4)	$7.6 million capital lease and other obligations

(1)
Represents the equity contribution made by investment funds affiliated with the Sponsors and certain members of management, the carrying value of noncontrolling interest, treasury stock, the accumulated deficit and other comprehensive loss and the distribution of $373.8 million to our shareholders with the proceeds of the 8.125% notes.

(2)
On March 21, 2012, we issued $600.0 million aggregate principal amount of 9.625% notes, proceeds of which were used to partially fund the acquisition and pay related fees and expenses. See “—The 2012 Change in Control Transaction” and “Description of Other Indebtedness.”

(3)
The net proceeds of the 8.125% notes offering were used to finance a dividend to our shareholders. As of March 31, 2014, the 8.125% notes are recorded at $398.4 million which reflects $1.6 million of unamortized original issuance discount.

(4)
TransUnion Corp, along with certain wholly owned domestic subsidiaries, guarantee Trans Union LLC’s senior secured credit facilities and, prior to their redemption, Trans Union LLC’s senior notes. TransUnion Corp and its subsidiaries are not guarantors of the notes offered hereby and as a result have no contractual obligations with respect thereto.

(5)
In connection with the 2010 Change in Control Transaction (as defined herein), Trans Union LLC entered into its senior secured credit facility. As of March 31, 2014, Trans Union LLC’s senior secured credit facility consists of (i) a $210.0 million senior secured revolving credit facility, $25.0 million of which matures in June 2015, $30.0 million of which matures in February 2016 and $155.0 million of which matures in February 2017, and (ii) a $950.0 million senior secured term loan facility that matures in February 2018. As of March 31, 2014, there was $1,149.1 million aggregate principal amount outstanding under the Trans Union LLC senior secured term loan facility. On April 9, 2014, Trans Union LLC refinanced and amended the senior secured credit facility. See footnote 7 below.

(6)
In connection with the 2010 Change in Control Transaction, Trans Union LLC and TransUnion Financing Corporation issued $645.0 million aggregate principal amount of 11.375% senior notes due 2018 (the “11.375% notes”). As of March 31, 2014, after giving effect to the 2012 Change in Control Transaction, the 11.375% notes are recorded at $736.4 million due to a purchase accounting fair value adjustment in connection with the 2012 Change in Control Transaction. See “Description of Other Indebtedness.” On May 9, 2014, the $645.0 million outstanding balance of the 11.375% notes issued by TransUnion Financing Corp and Trans Union LLC including unpaid accrued interest and a prepayment premium were repaid in full. See footnote 7 below.

(7)
On April 9, 2014, TransUnion Corp. and Trans Union LLC refinanced and amended the senior secured credit facility. The refinancing resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million. The amendment, among other things, reduced the interest rate floor and margins, reduced the amount available under the revolving line of credit from $210.0 million to $190.0 million, extended the maturity dates, and changed certain covenant requirements. The additional borrowings were used in part to repay all amounts outstanding under the existing revolving line of credit and pay fees and expenses associated with the refinancing transaction and, on May 9, 2014, redeem the entire $645.0 million outstanding balance of the 11.375% notes issued by TransUnion Financing Corp and Trans Union LLC including unpaid accrued interest and a prepayment premium.

Our Sponsors
Goldman, Sachs & Co.
Since 1986, the Principal Investment Area of Goldman, Sachs & Co. (“GS PIA”) and its predecessor business areas have raised 18 private equity and principal debt investment funds aggregating over $82 billion of capital (including leverage). A global leader in private corporate equity investing, GS PIA focuses on large, high quality companies with strong management in order to fund acquisition or expansion across a range of industries and geographies. Since 1986, GS PIA and its predecessor business areas have invested approximately $90 billion through a combination of external investment funds and firm capital. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.
Advent International Corp.
Founded in 1984, Advent International Corp. is a global private equity firm that has been at the forefront of international investing for over 25 years and has raised over $26 billion in cumulative equity. In 2008, Advent raised its largest fund, a $10.4 billion fund (Global Private Equity VI) for investments in North America and Western Europe. Advent has invested in over 600 companies in 41 countries. Advent focuses on building long-term value in partnership with management teams through revenue growth, acquisitions and profit improvement. Advent has invested more than $5.7 billion in Business & Financial Services transactions, including investments in Oberthur Technologies, WorldPay (formerly RBS WorldPay), CETIP (Bovespa: CTIP3), Vantiv (NYSE: VNTV), BondDesk Group, GFI Group (Nasdaq: GFIG), CAMS, Datek Online, The Island ECN, Sophis, Equiniti (formerly Lloyds TSB Registrars), Domestic & General, Euronet and Dolex.

Corporate Information
Our principal executive offices are located at 555 West Adams Street, Chicago, Illinois 60661. Our telephone number is (312) 985-2000. Our website address is www.transunion.com. The information on, or that may be accessed through, our website is not a part of this prospectus.
This prospectus includes our trademarks such as “TransUnion,” which are protected under applicable intellectual property laws and are the property of TransUnion Holding Company, Inc. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or TM symbols, but the absence of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

Summary of Terms of the Notes

Issuer	TransUnion Holding Company, Inc., a Delaware corporation.
Notes Offered
9.625% notes	$600,000,000 principal amount of 9.625%/10.375% Senior PIK Toggle Notes due 2018.
8.125% notes	$400,000,000 principal amount of 8.125%/8.875% Senior PIK Toggle Notes due 2018.
Maturity	June 15, 2018.
Interest
To date, interest payments on the 9.625% notes and the 8.125% notes have been made in cash. For each interest payment thereafter (other than the final interest payment ending at stated maturity, which will be made in cash), the Issuer will be required to pay interest on the 9.625% notes and the 8.125% notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case the Issuer will be entitled to pay, to the extent described herein, interest for such interest period by increasing the principal amount of the 9.625% notes or the 8.125% notes, as applicable, or issuing new notes (such increase or issuance being referred to herein as “PIK Interest”). For additional information on the requirement to pay cash interest or a combination of cash interest and PIK Interest, see “Description of the Notes—Principal, Maturity and Interest.”

Cash interest on the 9.625% notes will accrue at a rate of 9.625% per annum. PIK interest on the 9.625% notes will accrue at the rate of 10.375% per annum.
Cash interest on the 8.125% notes will accrue at a rate of 8.125% per annum. PIK interest on the 8.125% notes will accrue at the rate of 8.875% per annum.

If the Issuer pays any PIK Interest, it will increase the principal amount of the 9.625% notes or the 8.125% notes, as applicable, or issue new notes in an amount equal to the interest payment for the applicable interest period (rounded up to the nearest $1) to holders of notes on the relevant record date.

Interest Payment Dates
9.625% notes	March 15 and September 15 of each year, commencing September 15, 2012.
8.125% notes	June 15 and December 15 of each year, commencing June 15, 2013.
Guarantees
The notes were not guaranteed as of their respective issue dates or the date hereof, and will only be guaranteed in the future under certain limited circumstances. See “Description of the Notes—Certain Covenants—Future Guarantees.”

Ranking	The notes constitute senior unsecured debt of the Issuer and will rank:

- pari passu in right of payment with all of the Issuer’s future senior debt;
- senior in right of payment to all of the Issuer’s future subordinated debt;
- effectively subordinated to all of the Issuer’s future secured indebtedness, to the extent of the value of the collateral securing such obligations; and
- structurally subordinated to all existing and future indebtedness (including Trans Union LLC’s senior secured credit facility) of, and other obligations and preferred stock of, the Issuer’s subsidiaries (other than indebtedness and other obligations owed to the Issuer).

As of March 31, 2014:

- the Issuer had no indebtedness other than the 9.625% notes and the 8.125% notes; and
- the Issuer’s subsidiaries had $1,893.1 million book value of indebtedness (excluding the remaining $181.5 million of borrowing capacity under Trans Union LLC’s senior secured revolving credit facility), all of which is structurally senior to the 9.625% notes and the 8.125% notes.

On April 9, 2014, TransUnion Corp. and Trans Union LLC refinanced and amended the senior secured credit facility. The refinancing resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million. The amendment, among other things, reduced the interest rate floor and margins, reduced the amount available under the revolving line of credit from $210.0 million to $190.0 million, extended the maturity dates, and changed certain covenant requirements. The additional borrowings were used in part to repay all amounts outstanding under the existing revolving line of credit, pay fees and expenses associated with the refinancing transaction and redeem the entire $645.0 million outstanding balance of the 11.375% notes issued by TransUnion Financing Corp and Trans Union LLC including unpaid accrued interest and a prepayment premium.

Optional Redemption
From and after June 15, 2014, the Issuer may redeem some or all of the 9.625% notes or the 8.125% notes at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Mandatory Principal Redemption
If the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Exchange Notes’ issuance (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each note then outstanding equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each note redeemed pursuant to any Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “Mandatory Principal Redemption Amount” means, as of each AHYDO redemption date, the portion of a note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to any AHYDO redemption date pursuant to any other provision of the indenture governing the notes will alter the Issuer’s obligation to make any Mandatory Principal Redemption with respect to any notes that remain outstanding on such AHYDO redemption date.

Change of Control
If a change of control occurs, the Issuer must give holders of the notes the opportunity to sell to the Issuer their notes at 101% of the principal amount thereof, plus accrued and unpaid interest. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indentures governing the notes, among other things, limit the ability of the Issuer and its restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	merge, consolidate or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to the Issuer.

These covenants are subject to important exceptions and qualifications. During any period in which the notes have an investment grade rating from both Rating Agencies (as defined in this prospectus) and no default has occurred and is continuing under the indentures governing the notes, the Issuer will not be subject to certain of these covenants. See “Description of the Notes—Certain Covenants.”

No prior market
There is no established trading market for the notes. We do not intend to list the notes on any national securities exchange or automated quotation system. Accordingly, we cannot assure you that an active public or other market will develop for the notes or as to the liquidity of the trading market for the notes. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. If a market for the notes develops, any such market may be discontinued at any time. Accordingly, you may have to bear the financial risks of investing in the notes for an indefinite period of time. The Issuer does not intend to apply for a listing of the notes on any securities exchange or automated dealer quotation system. See “Plan of Distribution.”

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the notes.
Plan of Distribution and Use of Proceeds
This prospectus is to be used by Goldman, Sachs & Co. and its affiliates in connection with offers and sales of the notes (and any PIK Interest) in market-making transactions effected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Risk Factors
You should consider carefully the risks and uncertainties described below and the other information in this prospectus and the documents incorporated herein by reference before investing in the securities offered hereby. The following risks and uncertainties could materially affect our business, financial condition or results of operations. Additional risks and uncertainties not presently known or currently believed to be significant may also adversely affect our business and your investment.
Risks Related to the Notes and Our Indebtedness
Because there is no established trading market for the notes, you may not be able to resell your notes.
The notes have been registered under the Securities Act, but there is no established trading market for the notes, and we cannot assure you:

•	whether any trading market that may develop will be liquid;

•	whether you will be able to sell your notes; or

•	of the price at which you would be able to sell your notes.
If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.
Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries.
The notes are not guaranteed by any of our subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries, including trade creditors. All obligations of our subsidiaries will haveto be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or our creditors, including the holders of the notes.
As of March 31, 2014, the book value of our debt was approximately $2,891.5 million, which includes $645 million aggregate principal amount of Trans Union LLC’s senior notes recorded at $736.4 million due to a purchase accounting fair value adjustment in connection with the 2012 Change in Control Transaction. Our subsidiaries also had an additional $181.5 million available for borrowing as of March 31, 2014, under Trans Union LLC’s senior secured revolving credit facility.
TransUnion Holding is the sole obligor of the notes and its direct and indirect subsidiaries do not guarantee its obligations under the notes and do not have any obligation with respect to the notes.
The Issuer is a holding company with no business operations or assets other than the capital stock of TransUnion Corp. Operations are conducted through TransUnion Corp and its subsidiaries. Consequently, the Issuer will be dependent on loans, dividends and other payments from TransUnion Corp, and, indirectly, its subsidiaries, to make payments of principal and interest in cash on the notes. However, the Issuer’s subsidiaries are separate and distinct legal entities, and they will have no obligation, contingent or otherwise, to pay the amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. You will not have any direct claim on the cash flows or assets of the Issuer’s direct and indirect subsidiaries.
The ability of the Issuer’s subsidiaries to pay dividends and make other payments to the Issuer will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed in “—Risks Related to Our Business” below. The ability of the Issuer’s direct and indirect subsidiaries to pay dividends and make distributions to the Issuer may be restricted by, among other things, applicable laws and regulations and by the terms of the agreements into which they enter. If the Issuer is unable to obtain funds from its direct and indirect subsidiaries as a result of restrictions under their debt or other agreements, applicable laws and regulations or otherwise, the Issuer may not be able to pay cash interest or principal on the notes when due. The terms of the credit agreement governing Trans Union LLC’s senior secured credit facility significantly restrict the Issuer's subsidiaries from paying dividends and otherwise transferring assets to the Issuer, except for administrative, legal and accounting services. As of March 31, 2014, the Issuer's subsidiaries would have been permitted to make approximately $125.0 million of distributions to the Issuer under those agreements. We cannot assure you that the agreements governing the current and future indebtedness of the Issuer’s direct and indirect subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to pay cash interest or principal on the notes when due.
We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.
We have a substantial amount of indebtedness. As of March 31, 2014, the book value of our debt was approximately $2,891.5 million consisting of $400.0 million aggregate principal amount of the 8.125% notes, recorded at $398.4 million net of original issue discounts; $600.0 million aggregate principal amount of 9.625% notes; $1,149.1 million of borrowings under

Trans Union LLC’s senior secured credit facility; $645.0 million aggregate principal amount of senior notes issued by Trans Union LLC recorded at $736.4 million due to a purchase accounting fair value adjustment in connection with the 2012 Change in Control Transaction; and $7.6 million of other debt. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including with respect to the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	expose us to the risk of increased interest rates as certain of our borrowings, including Trans Union LLC’s senior secured credit facility, are at variable rates of interest;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.
In addition, the credit agreement governing Trans Union LLC’s senior secured credit facility and the indentures governing the notes contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our debt.
Despite our current level of indebtedness, we may still be able to incur additional indebtedness. This could exacerbate the risks associated with our substantial indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business, subject to collateral arrangements. This may have the effect of reducing the amount of proceeds paid to you. These restrictions will also not prevent us from incurring obligations that do not constitute indebtedness. In addition, the capacity under the Trans Union LLC senior secured credit facility may be increased by an additional $450.0 million, plus an additional amount of indebtedness under the senior secured credit facility or separate facilities permitted by the senior secured credit facility so long as certain financial conditions are met, subject, in each case, to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders, which would be secured indebtedness and therefore effectively senior to the notes. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See “Description of Other Indebtedness” and “Description of the Notes.”
The notes are unsecured and effectively subordinated to our existing and future secured indebtedness.
The notes are general unsecured obligations ranking effectively junior in right of payment to all of the Issuer’s future secured indebtedness. While the Issuer does not currently have any existing secured indebtedness, the indentures governing the notes permit the Issuer to incur additional secured indebtedness in the future. In the event that the Issuer is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes will be entitled to be paid in full from the Issuer’s assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of the Issuer’s unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of the Issuer’s other general creditors, based upon the respective amounts owed to each holder or creditor, in the Issuer’s remaining assets.
We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments due on our debt obligations or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, including those factors discussed under “—Risks Related to Our Business” below. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.
If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing Trans Union LLC’s senior secured credit facility and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. In addition, under the covenants of the credit agreement governing our senior secured credit facility, TransUnion Corp is restricted from making certain payments, including dividend payments to TransUnion Holding.

Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.
If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under Trans Union LLC’s senior secured credit facility could terminate their commitments to loan money, Trans Union LLC’s secured lenders (including the lenders under Trans Union LLC’s senior secured credit facility) could foreclose against the assets securing their borrowings and we or TransUnion Corp could be forced into bankruptcy or liquidation. All of these events could result in your losing some or all of your investment in the notes.
If we do not have sufficient funds to pay cash interest on the notes, interest on the notes may be paid in PIK Interest. If we pay PIK Interest on the notes, the notes will become original issue discount instruments for U.S. federal income tax purposes.
We will be required to pay interest on the notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case we will be entitled to pay, to the extent described herein, PIK Interest. See “Description of the Notes—Principal, Maturity and Interest.” The terms of the notes will not restrict our ability to use our dividend payment capacity for such alternative uses. In addition, the credit agreement governing Trans Union LLC’s senior secured credit facility and the indentures governing the notes allow our subsidiaries to utilize amounts that would otherwise be available to pay cash dividends to us for purposes such as making restricted investments, capital expenditures and prepaying subordinated indebtedness and, subject to certain limitations, making cash dividends to and other payments in respect of equityholders, and such uses would reduce the amounts available to pay dividends to us in order to pay cash interest on the notes. The indentures governing the notes do not restrict the Issuer’s ability to use its dividends payment capacity for such alternative uses. See “Description of Other Indebtedness” and “Description of the Notes—Principal, Maturity and Interest.” As a result, we cannot assure you that we will be required (or able) to make cash interest payments on the notes. The payment of interest through PIK Interest will increase the amount of our indebtedness and would exacerbate the risks associated with our high level of indebtedness.
In addition, if we elect to pay PIK Interest on the notes, the notes will become original issue discount instruments for U.S. federal income tax purposes. Alternatively, the notes may become original issue discount instruments at the time we become entitled to exercise our right to pay PIK Interest. It is also possible that the IRS could assert that the notes were issued initially with original issue discount merely because of our right to pay PIK Interest if the conditions described in this prospectus are satisfied. If the notes are or become original issue discount instruments, a U.S. holder (as defined in “Material United States Federal Income Tax Considerations”) would be required to include any original issue discount (other than de minimis original issue discount) in gross income as it accrues, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”
Your ability to transfer the notes will be limited by the absence of an established trading market.
The notes have been registered under the Securities Act but there is no established trading market for the notes. An active market for the notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.
Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes.
Changes in credit ratings issued by statistical rating organizations could adversely affect our cost of financing and the market price of the notes.
Credit rating agencies rate the notes and our other indebtedness on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the notes or our other indebtedness or placing us on a watch list for possible future downgrading could limit our ability to refinance maturing liabilities, access the capital markets to meet liquidity needs, increase our cost of financing and lower the market price of the notes.
Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes at a favorable price or at all.
We may not be able to repurchase the notes upon a change of control.
Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes at 101% of their outstanding principal amount, plus accrued and unpaid interest to the purchase date, if any, unless the notes have been previously called for redemption. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources. The source of funds for any purchase of the notes and repayment of borrowings under Trans Union LLC’s senior secured credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The terms of Trans Union LLC’s senior secured credit facility and the indentures governing the notes may prohibit our subsidiaries from funding a repurchase of the notes upon a change of control. In the event we need to rely on additional financing from third parties to fund any such purchases, we may be unable to obtain financing on satisfactory terms or at all. Additionally, under Trans Union LLC’s senior secured credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend, which may negatively impact our ability to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches under Trans Union LLC’s senior secured credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.
In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indentures governing the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings, financial condition or the value of the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”
Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.
The definition of change of control in the indentures governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.
Covenants in our and our subsidiaries’ debt agreements restrict our business in many ways.
The indentures governing the notes and the credit agreement governing Trans Union LLC’s senior secured credit facility contain various covenants that limit our ability and/or our subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.
A breach of any of these covenants could result in a default under Trans Union LLC’s senior secured credit facility and/or the indentures governing the notes. Upon the occurrence of an event of default under Trans Union LLC’s senior secured credit facility and/or the indentures governing the notes, Trans Union LLC’s lenders could elect to declare all amounts outstanding under the applicable indebtedness to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against any collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under Trans Union LLC’s senior secured credit facility. If the lenders under Trans Union LLC’s senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay Trans Union LLC’s senior secured credit facility and our other indebtedness, including the notes. See “Description of Other Indebtedness.” Our borrowings under Trans Union LLC’s senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.
The restrictions contained in the credit agreement governing Trans Union LLC’s senior secured credit facility and the indentures governing the notes could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into joint ventures;

•	withstand a future downturn in our business, the industry or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.
These restrictions may affect our ability to grow or even maintain current operating levels.
If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would have been entitled to receive under the indentures governing the notes.
If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code, your claim for the principal amount of your notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	any amount of interest that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.
Accordingly, under these circumstances, you may receive a lesser amount than you would be entitled to under the terms of the indentures governing the notes, even if sufficient funds are available.
Federal and state fraudulent transfer laws may permit a court to void the notes and, if that occurs, you may not receive any payments on the notes.
Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if we (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left us with an unreasonably small amount of capital or assets to carry on the business;

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if the judgment is unsatisfied after final judgment.
As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.
We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, were greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.
If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes and could subordinate the notes to presently existing and future indebtedness of ours. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.
In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outside party more than such creditors would have received in a distribution under the U.S. Bankruptcy Code.
Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.
Contractual obligations in the indentures governing the notes, which require us to file periodic reports as “voluntary filers,” may be amended without your consent.
TransUnion Holdings’s obligation to file periodic reports pursuant to Section 15(d) of the Exchange Act may be automatically suspended if the notes were to be held by fewer than 300 persons. Notwithstanding this automatic suspension of our reporting obligations pursuant to Section 15(d) of the Exchange Act, we intend to continue filing periodic reports with the SEC and to provide holders of the notes with copies of any filed reports as “voluntary filers” in compliance with the indentures governing the notes. We expect that such periodic reports filed by us as voluntary filers will comply fully with all applicable rules and regulations of the SEC. However, we could eliminate the periodic reporting covenant in the indentures governing the notes with the consent of the holders of at least a majority of the notes, in which case we would no longer be obligated to file periodic reports with the SEC and may cease doing so.
Risks Related to Our Business
Our revenues are concentrated in the U.S. consumer credit and financial services industries. When these industries or the broader financial markets experience a downturn, demand for our services, our revenues and the collectability of receivables may be adversely affected.
Our largest customers depend on favorable macroeconomic conditions and are impacted by the availability of credit, the level and volatility of interest rates, inflation, employment levels, consumer confidence and housing demand. Our customer base suffers when financial markets experience volatility, illiquidity and disruption, which has occurred in the past and which could result from concerns regarding the debt ceiling and government spending debate in the United States. Such market developments, and the potential for increased and continuing disruptions going forward, present considerable risks to our businesses and operations. Changes in the economy have resulted, and may continue to result, in fluctuations in demand, and the volumes, pricing and operating margins for our services. For example, the banking and financial market downturn that began to affect our business in 2008 caused a greater focus on expense reduction by our customers and led to a decline in their account acquisition mailings, which resulted in reduced revenues from our credit marketing programs. In addition, financial institutions tightened lending standards and granted fewer mortgage loans, student loans, automobile loans and other consumer loans. As a result, we experienced a reduction in our credit report volumes. If businesses in these industries experience economic hardship, we cannot assure you that we will be able to generate future revenue growth or collect our receivables. In addition, if consumer demand for financial services and products and the number of credit applications decrease, the demand for our services could also be materially reduced. These types of disruptions could lead to a decline in the volumes of services we provide our customers and could negatively impact our revenue and results of operations.
Data security and integrity are critically important to our business, and breaches of security, unauthorized disclosure of confidential information, denial of service attacks or the perception that confidential information is not secure, could result in a material loss of business, substantial legal liability or significant harm to our reputation.
We own and host a large amount of highly sensitive and confidential consumer information including financial information, personally identifiable information and protected health information. This data is often accessed through secure transmissions over public and private networks, including the internet. Despite our physical security, implementation of technical controls and contractual precautions to identify, detect and prevent the unauthorized access to and alteration and disclosure of our data, we cannot assure you that systems that access our services and databases will not be compromised, whether as a result of criminal conduct, advances in computer hacking or otherwise. Several recent, highly publicized data security breaches or denial of service ("DDoS") attacks have heightened consumer awareness of this issue and may embolden individuals or groups to target our systems. Unauthorized disclosure, loss or corruption of our data or inability of our customers to access our systems could disrupt our operations, subject us to substantial legal liability, result in a material loss of business, and significantly harm our reputation.
As a nationwide consumer credit reporting company in the United States, we maintain files on over 200 million active consumer credit participants. These files contain non-public personal information and we have implemented technical and physical security policies, procedures and systems we believe are reasonably designed to protect this information from unauthorized access. Due to the sensitive nature of the information we maintain, it is not unusual for efforts to occur (coordinated or otherwise) by unauthorized persons to attempt to obtain access to our systems or data, or to inhibit our ability to deliver products or services to a consumer or a business customer. We, with other United States nationwide consumer credit reporting companies, from time-to-time share events that may be targeted at our industry to better understand and monitor our systems and our connectivity to our customers, as well as how specific solutions that were implemented to protect against such attacks are performing.
In May 2013, we were subjected to a DDoS attack on the network connectivity that we use to service our consumer customers and deliver products in North America. A DDoS attack is an attempt to intentionally paralyze a computer network by flooding it with data sent simultaneously from many individual computers. While the incident lasted for approximately 24 hours, our mitigation strategy was effective and the impact on our business was minimal. We did not experience any loss of data as a result of the attack. In March 2013, one or more individuals illegally accessed several celebrities' individual consumer files by obtaining considerable amounts of non-public personal information about those celebrities from other sources unaffiliated with TransUnion. With that information, the perpetrators were able to successfully impersonate these celebrities in online connections and fraudulently obtained their credit reports, principally from AnnualCreditReport.com, the website maintained by TransUnion and the other nationwide consumer credit reporting agencies through which consumers may obtain their free credit report once every twelve months from each of the nationwide consumer credit reporting companies. As a result of this incident, we added additional controls that strengthened our authentication parameters.
Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event that consumer information is accessed by unauthorized persons and additional regulations regarding the use, access, accuracy and security of such data are possible. In the United States, federal and state laws provide for over 40 disparate notification regimes, all of which we are subject to. Complying with such numerous and complex regulations in the event of unauthorized access would be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability.
If we experience system failures, personnel disruptions or capacity constraints, or our customers do not modify their systems to accept new releases of our distribution programs, the delivery of our services to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of revenues or customers.
Our ability to provide reliable service largely depends on our ability to maintain the efficient and uninterrupted operation of our computer network, systems and data centers, some of which have been outsourced to third-party providers. In addition, we generate a significant amount of our revenues through channels that are dependent on links to telecommunications providers. Our systems, personnel and operations could be exposed to damage or interruption from fire, natural disasters, power loss, war, terrorist acts, civil disobedience, telecommunication failures, computer viruses, DDoS attacks or human error. For example, in 2007, a service interruption occurring during a routine maintenance visit by one of our hardware vendors resulted in a disruption in our ability to deliver data and services for almost 24 hours. We may not have sufficient redundant operations to cover a loss or failure of our systems in a timely manner. Any significant interruption could severely harm our business and reputation and result in a loss of revenue and customers.

We could lose our access to data sources which could prevent us from providing our services.
Our services and products depend extensively upon continued access to and receipt of data from external sources, including data received from customers, strategic partners and various government and public records depositories. In some cases, we compete with our data providers. Our data providers could stop providing data, provide untimely data, or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue or for regulatory or competitive reasons. We could also become subject to legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to this external data or if our access or use were restricted or were to become less economical or desirable, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.
Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.
Our business is subject to significant international, federal, state and local laws and regulations, including, but not limited to, privacy and consumer data protection, financial, tax and labor regulations. See “Business-Legal and Regulatory Matters” for a description of select regulatory regimes to which we are subject. These laws and regulations are complex, change frequently and have tended to become more stringent over time. We currently incur significant expenses in our attempt to ensure compliance with these laws. In the future we may be subject to significant additional expense to investigate, defend, or remedy violations of these laws and regulations. Any failure by us to comply with applicable laws or regulations could also result in significant liability to us, including liability to private plaintiffs as a result of individual or class-action litigation, or may result in the cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our services are sold into regulated industries, we must comply with additional regulations in marketing our services into these industries, including, but not limited to, state insurance laws and regulations and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).
Certain of the laws and regulations governing our business are subject to interpretation by judges, juries and administrative entities, creating substantial uncertainty for our business. We incurred liability in the past, for example, as a result of a determination by a federal consumer protection agency in the late 1990s that a particular marketing practice common to the industry was unlawful under the FCRA. In 2008, without admitting or denying liability, we agreed to settle the resulting private civil litigation that was based on that federal agency’s determination and paid $75.0 million to the settlement class. See “Business - Legal Proceedings-Privacy Litigation." We cannot predict what effect the interpretation of existing or new laws or regulations may have on our business.
The Dodd-Frank Act created the Consumer Financial Protection Bureau (the “CFPB”), which is authorized to adopt rules, supervise and examine certain non-banking companies and initiate enforcement actions with regard to federal consumer financial laws.
In 2010, the United States Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Title X of the Dodd-Frank Act establishes the CFPB, which has broad powers to regulate the offering and the provision of consumer financial products or services under the federal consumer financial laws. General powers of the CFPB include the authority to promulgate regulations and to enforce and administer federal consumer financial laws, including most aspects of the FCRA and other laws applicable to us and our financial customers. The CFPB is expressly charged with prohibiting unfair, deceptive or abusive acts or practices. Through its broad powers to regulate and enforce federal consumer financial laws, the CFPB could place restrictions on our business and the businesses of our financial customers, if the CFPB were to determine through rulemaking, authoritative guidance, supervisory or enforcement actions, for example, that particular acts or practices were unfair, deceptive or abusive to consumers.
The Dodd-Frank Act gives the CFPB authority to conduct examinations or investigations and otherwise supervise certain nondepository institutions that are larger participants of a market for other consumer financial products or services, as defined by rule. Noting that the consumer reporting market is of “fundamental importance to the market for consumer credit,” the CFPB announced that credit reporting companies like us are subject to the CFPB’s supervision program under the larger participant rule. The CFPB has broad enforcement powers with regard to federal consumer financial laws. The CFPB may conduct examinations and investigations, issue subpoenas and bring civil actions in federal court for violations of the federal consumer financial laws including the FCRA. In these proceedings, the CFPB can seek relief that includes: rescission or reformation of contracts, restitution, disgorgement of profits, payment of damages, limits on activities and civil money penalties of up to $1.0 million per day for knowing violations. The CFPB has initiated periodic examinations of us and the consumer credit reporting industry, which could result in new regulations or enforcement actions or proceedings. See "Business - Legal Proceedings."
Also, the Dodd-Frank Act empowers state attorneys general (or the equivalent thereof) to bring civil actions in federal district court (or a state court that is located in that state and that has jurisdiction over the defendant), to enforce Title X of the Dodd-Frank Act or regulations issued by the CFPB thereunder. Therefore, we could also be the subject of investigations and enforcement actions by the Federal Trade Commission (the “FTC”) or by state agencies (e.g., state attorneys general) with powers to enforce CFPB regulations and the FCRA.
Changes in legislation or regulations governing consumer credit reports, consumer privacy and identity theft may affect our ability to collect, manage and use personal information.
Public concern is high with regard to the operation of credit bureaus in the United States, as well as the collection, use, accuracy, correction and sharing of personal information, including Social Security numbers, dates of birth, financial information, medical information, and department of motor vehicle data, and other behavioral data. U.S. federal and state laws (as well as laws in many of the other countries where we do business) already regulate credit bureaus and the collection and use of personal data; but additional legislative or regulatory efforts, or an action by Executive Order of the President of the United States, could further regulate credit bureaus, the collection, use, access, accuracy, obsolescence, sharing, correction and security of this personal information.
Public concern regarding identity theft also has led to more transparency for consumers as to what is in their credit reports. We provide credit reports and scores and monitoring services to consumers for a fee, and this income stream could be reduced or restricted by legislation that requires us to provide these services to consumers free of charge. For example, under U.S. federal law today, we are required to provide consumers with one credit report per year free of charge. Legislation has been introduced from time to time that would require us to provide credit scores to consumers without charge. Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information, or that require us to provide services to customers or a segment of customers without charge, could adversely affect our business, financial position and results of operations.
The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we are involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.
Legal proceedings arise frequently as part of the normal course of our business. These may include individual consumer cases, class action lawsuits and inquiries, investigations, examinations, regulatory proceedings or other actions brought by federal (e.g., the CFPB and the FTC) or state (e.g., state attorneys general) authorities or by consumers. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts and the cost to defend such litigation may be significant. There may also be adverse publicity and uncertainty associated with investigations, litigation and orders (whether pertaining to us, our customers or our competitors) that could decrease customer acceptance of our services or result in material discovery expenses. In addition, a court-ordered injunction or an administrative cease-and-desist order or settlement may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. Many of the technical and complex statutes to which we are subject, including state and federal credit reporting, medical privacy, and financial privacy requirements, may provide for civil and criminal penalties and may permit consumers to maintain individual or class actions against us and obtain statutorily prescribed damages. While we do not believe that the outcome of any pending or threatened legal proceeding, investigation, examination or supervisory activity will have a material adverse effect on our financial position, such events are inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us. For example, in 2008, pursuant to the terms of a settlement agreement with respect to certain class action proceedings, which we refer to as the Privacy Litigation, we paid $75.0 million into a fund for the benefit of class members and offered approximately 600,000 individuals up to nine months of free credit monitoring services. Moreover, in 2009, pursuant to a settlement agreement we agreed with the other two defendants in a class action proceeding, which we refer to as the Bankruptcy Tradeline Litigation, to deposit $17.0 million, our share of the $51.0 million total settlement, into a settlement fund for the benefit of class members. Our insurance coverage may be insufficient to cover adverse judgments against us. See "Business - Legal Proceedings" for further information regarding material pending litigation and investigations.
We depend, in part, on strategic alliances, joint ventures and acquisitions to grow our business. If we are unable to make strategic acquisitions and develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.
An important focus of our business is to identify business partners who can enhance our services and enable us to develop solutions that differentiate us from our competitors. We have entered into several alliance agreements or license agreements with respect to certain of our data sets and services and may enter into similar agreements in the future. These arrangements may require us to restrict our use of certain of our technologies among certain customer industries, or to grant licenses on terms that ultimately may prove to be unfavorable to us, either of which could adversely affect our business, financial condition or results of operations. Relationships with our alliance agreement partners may include risks due to incomplete information regarding the marketplace and commercial strategies of our partners, and our alliance agreements or other licensing agreements may be the subject of contractual disputes. If we or our alliance agreements’ partners are not successful in commercializing the alliance agreements’ services, such commercial failure could adversely affect our business.
In addition, a significant strategy for our international expansion is to establish operations through strategic alliances or joint ventures with local financial institutions and other partners. We cannot provide assurance that these arrangements will be successful or that our relationships with our partners will continue to be mutually beneficial. If these relationships cannot be established or maintained it could negatively impact our business, financial condition and results of operations. Moreover, our ownership in and control of our foreign investments may be limited by local law.
We also selectively evaluate and consider acquisitions as a means of expanding our business and entering into new markets. We may not be able to acquire businesses we target due to a variety of factors such as competition from companies that are better positioned to make the acquisition. Our inability to make such strategic acquisitions could restrict our ability to expand our business and enter into new markets which would limit our ability to generate future revenue growth.
When we engage in acquisitions, investments in new businesses or divestitures of existing businesses, we will face risks that may adversely affect our business.
We may acquire or make investments in businesses that offer complementary services and technologies. Future acquisitions may not be completed on favorable terms and acquired assets, data or businesses may not be successfully integrated into our operations. Any acquisitions or investments will include risks commonly encountered in acquisitions of businesses, including:

•	failing to achieve the financial and strategic goals for the acquired business;

•	paying more than fair market value for an acquired company or assets;

•	failing to integrate the operations and personnel of the acquired businesses in an efficient and timely manner;

•	disrupting our ongoing businesses;

•	distracting management focus from our ongoing businesses;

•	acquiring unanticipated liabilities;

•	failing to retain key personnel;

•	incurring the expense of an impairment of assets due to the failure to realize expected benefits;

•	damaging relationships with employees, customers or strategic partners;

•	diluting the share value of existing stockholders; and

•	incurring additional debt or reducing available cash to service our existing debt.
Any divestitures will be accompanied by the risks commonly encountered in the sale of businesses, which may include:

•	disrupting our ongoing businesses;

•	reducing our revenues;

•	losing key personnel;

•	distracting management focus from our ongoing businesses;

•	indemnification claims for breaches of representations and warranties in sale agreements;

•	damaging relationships with employees and customers as a result of transferring a business to new owners; and

•	failure to close a transaction due to conditions such as financing or regulatory approvals not being satisfied.
These risks could harm our business, financial condition or results of operations, particularly if they occur in the context of a significant acquisition or a divestiture. Acquisitions of businesses having a significant presence outside the United States will increase our exposure to the risks of conducting operations in international markets.
If we are unable to develop successful new services in a timely manner, or if the market does not adopt our new services, our ability to maintain or increase our revenue could be adversely affected.
In order to keep pace with customer demands for increasingly sophisticated service offerings, to sustain expansion into growth industries and to maintain our profitability, we must continue to innovate and introduce new services to the market. The process of developing new services is complex and uncertain. Our industry solutions require extensive experience and knowledge from within the relevant industry. We must commit significant resources to this effort before knowing whether the market will accept new service offerings. We may not successfully execute on our new services because of challenges in planning or timing, technical hurdles, difficulty in predicting market demand, changes in regulation, or a lack of appropriate resources. Failure to successfully introduce new services to the market could adversely affect our reputation, business, financial condition and results of operations.
If we fail to maintain and improve our systems, our data matching technology, and our interfaces with data sources and customers, demand for our services could be adversely affected.
In our markets, there are continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data and deliver our services. Our future success will depend, in part, upon our ability to:

•	internally develop and implement new and competitive technologies;

•	use leading third-party technologies effectively;

•	respond to changing customer needs and regulatory requirements; and

•	transition customers and data sources successfully to new interfaces or other technologies.
We cannot provide assurance that we will successfully implement new technologies, cause customers or data furnishers to implement compatible technologies, or adapt our technology to evolving customer, regulatory and competitive requirements. If we fail to respond, or cause our customers or data furnishers to fail to respond, to changes in technology, regulatory requirements or customer preferences, the demand for our services, or the delivery of our services, could be adversely affected.
We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments due on our debt obligations or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control as discussed above. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing Trans Union LLC’s senior secured credit facility and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. In addition, under the covenants of the credit agreement governing our senior secured credit facility, TransUnion Corp. is restricted from making certain payments, including dividend payments to TransUnion Holding.
Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations.
If we cannot make our scheduled debt payments, we will be in default and all outstanding principal and interest on our debt may be declared due and payable, the lenders under Trans Union LLC’s senior secured credit facility could terminate their commitments to loan money and could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.
Changes in credit ratings issued by statistical rating organizations could adversely affect our cost of financing and the ability to obtain additional financing.
Credit rating agencies rate the Company and our debt on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the Company or our debt or placing us on a watch list for possible future downgrading could limit our ability to refinance maturing liabilities, access the capital markets to meet liquidity needs, increase our cost of financing and impact the market price of any of our outstanding debt.
Credit ratings are not recommendations to purchase, hold or sell any security. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of any security. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to us or our debt is subsequently lowered or withdrawn for any reason, holders of our debt may not be able to resell that debt at a favorable price or at all.
Our ability to expand our operations in, and the portion of our revenue derived from, markets outside the United States is subject to economic, political and other inherent risks, which could adversely impact our growth rate and financial performance.
Over the last several years, we have derived a growing portion of our revenues from customers outside the United States, and it is our intent to continue to expand our international operations. We have sales and technical support personnel in numerous countries worldwide. We expect to continue to add international personnel to expand our abilities to deliver differentiated services to our international customers. Expansion into international markets will require significant resources and management attention and will subject us to new regulatory, economic and political risks. Moreover, the services we offer in developed and emerging markets must match our customers’ demand for those services. Due to price, limited purchasing power and differences in the development of consumer credit markets, there can be no assurance that our services will be accepted in any particular developed or emerging market, and we cannot be sure that our international expansion efforts will be successful. The results of our operations and our growth rate could be adversely affected by a variety of factors arising out of international commerce, some of which are beyond our control. These factors include:

•	currency exchange rate fluctuations;

•	foreign exchange controls that might prevent us from repatriating cash to the United States;

•	difficulties in managing and staffing international offices;

•	increased travel, infrastructure, legal and compliance costs of multiple international locations;

•	foreign laws and regulatory requirements;

•	terrorist activity, natural disasters and other catastrophic events;

•	restrictions on the import and export of technologies;

•	difficulties in enforcing contracts and collecting accounts receivable;

•	longer payment cycles;

•	failure to meet quality standards for outsourced work;

•	unfavorable tax rules;

•	political and economic conditions in foreign countries, particularly in emerging markets;

•	varying business practices in foreign countries; and

•	reduced protection for intellectual property rights.
As we continue to expand our business, our success will partially depend on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks could adversely affect our business, financial condition and results of operations.
We are subject to significant competition in many of the markets in which we operate.
We may not be able to compete successfully against our competitors, which could impair our ability to sell our services. We compete on the basis of system availability, differentiated solutions, personalized customer service, breadth of services and price. Our regional and global competitors vary in size, financial and technical capability, and in the scope of the products and services they offer. Some of our competitors may be better positioned to develop, promote and sell their products. Larger competitors may benefit from greater cost efficiencies and may be able to win business simply based on pricing. We consistently face downward pressure on the pricing of our products, which could result in a reduced price for certain products, or a loss of market share. Our competitors may also be able to respond to opportunities before we do, taking advantage of new technologies, changes in customer requirements, or market trends.
Our Interactive segment experiences competition from emerging companies. For example, prior to January 2008, Equifax and Experian were our top competitors for direct-to-consumer credit services, such as credit reports and identity theft protection services. In the past few years, there has been an influx of non-bureau companies offering similar services, some leveraging the free services that we must provide by law. These developments have resulted in increased competition.
Many of our competitors have extensive customer relationships, including relationships with our current and potential customers. New competitors, or alliances among competitors, may emerge and gain significant market share. Existing or new competitors may develop products and services that are superior to ours or that achieve greater market acceptance. If we are unable to respond to changes in customer requirements as quickly and effectively as our competition, our ability to expand our business and sell our services may be adversely affected.
Our competitors may be able to sell services at lower prices than us, individually or as part of integrated suites of several related services. This ability may cause our customers to purchase from our competitors rather than us. Price reductions by our competitors could also negatively impact our operating margins or harm our ability to obtain new long-term contracts or renewals of existing contracts on favorable terms.
We cannot assure you that we will be able to compete effectively against current and future competitors. If we fail to successfully compete, our business, financial condition and results of operations may be adversely affected.
We are subject to losses from risks for which we do not insure.
For certain risks, we do not maintain insurance coverage because of cost and/or availability. Because we retain some portion of insurable risks, and in some cases retain our risk of loss completely, unforeseen or catastrophic losses in excess of insured limits could materially adversely affect our business, financial condition and results of operations.
We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices.
Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology and services. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market similar services, decreasing the demand for our services. We rely on the patent, copyright, trademark, trade secret and other intellectual property laws of the United States and other countries, as well as contractual restrictions, such as nondisclosure agreements, to protect and control access to our proprietary intellectual property. These measures afford limited protection, however, and may be inadequate. We may be unable to prevent third parties from using our proprietary assets without our authorization or breaching any contractual restrictions with us. Enforcing our rights could be costly, time-consuming, distracting and harmful to significant business relationships. Additionally, others may independently develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect and control our proprietary assets may harm our business and reduce our ability to compete.
We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain services.
There has been substantial litigation in the United States regarding intellectual property rights in the information technology industry. There is a risk that we may infringe on the intellectual property rights of third parties, including the intellectual property rights of third parties in other countries, which could result in a liability to us. Historically, patent applications in the United States and some foreign countries have not been publicly disclosed until eighteen months following submission of the patent application, and we may not be aware of currently filed patent applications that relate to our products or processes. If patents are later issued on these applications, we may be liable for infringement. In the event that claims are asserted against us, we may be required to obtain licenses from third parties (if available on acceptable terms or at all). Intellectual property infringement claims against us could subject us to liability for damages and restrict us from providing services or require changes to certain products or services. Although our policy is to obtain licenses or other rights where necessary, we cannot provide assurance that we have obtained all required licenses or rights. If a successful claim of infringement is brought against us and we fail to develop non-infringing products or services, or to obtain licenses on a timely and cost-effective basis, our reputation, business, financial condition and results of operations could be adversely affected.
If our outside service providers and key vendors are not able to or do not fulfill their service obligations, our operations could be disrupted and our operating results could be harmed.
We depend on a number of service providers and key vendors such as telecommunication companies, software engineers, data processors, software and hardware vendors and providers of credit score algorithms, who are critical to our operations. These service providers and vendors are involved with our service offerings, communications and networking equipment, computer hardware and software and related support and maintenance. Although we have implemented service-level agreements and have established monitoring controls, our operations could be disrupted if we do not successfully manage relationships with our service providers, if they do not perform or are unable to perform agreed upon service levels, or if they are unwilling to make their services available to us at reasonable prices. If our service providers and vendors do not perform their service obligations, it could adversely affect our reputation, business, financial condition and results of operations.

Our access to the capital and credit markets could be adversely affected by economic conditions.
We rely primarily on cash from operations to fund our working capital and business growth. We may require additional capital from equity or debt financing in the future, the availability of which is dependent on, among other things, market and general economic conditions. Our access to funds under short-term credit facilities is dependent on the ability of the participating banks to meet their funding commitments. Those banks may not be able to meet their funding commitments if they experience shortages of capital and liquidity, or due to changing or increased regulations.
Our relationships with key long-term customers may be materially diminished or terminated.
We have long-standing relationships with a number of our customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition, and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. Our customer agreements relating to our core credit reporting service offered through our USIS segment are terminable upon advance written notice (ranging from 30 days to six months) by either us or the customer, which provides our customers with the opportunity to renegotiate their contracts with us or to award more business to our competitors. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.
There may be further consolidation in our end customer markets, which may adversely affect our revenues.
There has been, and we expect there will continue to be, merger, acquisition and consolidation activity in our customer markets. If our customers merge with, or are acquired by, other entities that are not our customers, or that use fewer of our services, our revenue may be adversely impacted. In addition, industry consolidation could affect the base of recurring transaction-based revenue if consolidated customers combine their operations under one contract, since most of our contracts provide for volume discounts.
To the extent the availability of free or relatively inexpensive consumer information increases, the demand for some of our services may decrease.
Public sources of free or relatively inexpensive consumer information have become increasingly available, particularly through the internet, and this trend is expected to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or relatively inexpensive consumer information may reduce demand for our services. To the extent that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public sources, our business, financial condition and results of operations may be adversely affected.
If we experience changes in tax laws or adverse outcomes resulting from examination of our income tax returns, it could adversely affect our results of operations.
We are subject to federal, state and local income taxes in the United States and in foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.
We may not be able to attract and retain the skilled employees that we need to support our business.
Our success depends on our ability to attract and retain experienced management, sales, research and development, analytics, marketing and technical support personnel. If any of our key personnel were unable or unwilling to continue in their present positions, it may be difficult to replace them and our business could be seriously harmed. If we are unable to find qualified successors to fill key positions as needed, our business could be seriously harmed. The complexity of our services requires trained customer service and technical support personnel. We may not be able to hire and retain such qualified personnel at compensation levels consistent with our compensation structure. Some of our competitors may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expense replacing employees and our ability to provide quality services could diminish, resulting in a material adverse effect on our business. See “Management” for additional information.
Affiliates of our Sponsors own substantially all of the equity interests in us and may have conflicts of interest with us or the holders of our debt.

As a result of the 2012 Change in Control Transaction, investment funds affiliated with our Sponsors control our company interests and a majority of the seats on our board of directors. As a result, and pursuant to the Major Stockholders’ Agreement, dated April 30, 2012 (the "Major Stockholders' Agreement"), by and among TransUnion Holding Company, Inc., Advent-TransUnion Acquisition Limited Partnership, and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P. and Spartan Shield Holdings, affiliates of our Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of the board of directors regardless of whether our management or the holders of our debt, including the notes, believe that any such transaction is in their own best interests. For example, affiliates of our Sponsors could collectively cause us to make acquisitions that increase the amount of our indebtedness or to sell assets, or could cause us to issue additional capital stock or declare dividends. So long as investment funds affiliated with our Sponsors continue to own a significant amount of our equity interests or otherwise control a majority of our board of directors, the Sponsors will continue to be able to strongly influence or effectively control our decisions. In addition, we are permitted and expect to pay, from time to time, advisory and other fees, pay dividends and make other restricted payments to the Sponsors under certain circumstances and the Sponsors or their affiliates may have an interest in our doing so. In addition, the Sponsors have no obligation to provide us with any additional debt or equity financing.
The Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. The Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Holders of our notes should consider that the interests of the Sponsors may differ from their interests in material respects.

Use of Proceeds
This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. and its affiliates in market-making transactions. We will not receive any of the proceeds from such transactions.

Unaudited Pro Forma Consolidated Financial Data
The following unaudited pro forma consolidated financial data of TransUnion has been prepared by applying pro forma adjustments to the historical financial statements appearing elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet data as of March 31, 2014, gives effect to the 2014 Refinancing Transaction as if it occurred on March 31, 2014. The unaudited pro forma consolidated statement of income data for the three months ended March 31, 2014, gives effect to the 2014 Refinancing Transaction as if it occurred on January 1, 2013. The unaudited pro forma consolidated statement of income data for the twelve months ended December 31, 2013, gives effect to the 2014 Refinancing Transaction and the acquisition of certain assets from TLO, LLC ("TLO") as if they occurred on January 1, 2013. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma consolidated financial data.
The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial data is presented for informational purposes only. The unaudited pro forma consolidated financial data does not purport to represent what TransUnion's results of operations would have been had the 2014 Refinancing Transaction or the acquisition of certain assets from TLO actually occurred on the date indicated, nor do they purport to project TransUnion's results of operations for any future period or as of any future date. The unaudited pro forma consolidated financial data should be read in conjunction with the information included under the heading “Selected Historical Consolidated Financial Data”, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the audited and unaudited consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma consolidated statement of income and consolidated balance sheet data.
The pro forma information presented is based on estimates, available information and certain assumptions. We have no material non-recurring charges or gains, nor are we aware of any, that have not been recorded in connection with the 2014 Refinancing Transaction or the acquisition of certain assets from TLO.

Unaudited Pro Forma Consolidated Balance Sheet Data
As of March 31, 2014
 (in millions)

	Historical	2014 Refinancing Transaction		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$59.4	$10.5	(a)	$69.9
Trade accounts receivable, net of allowance	182.1	—		182.1
Other current assets	62.0	1.1	(b)	63.1
Total current assets	303.5	11.6		315.1
Property, plant and equipment, net of accumulated depreciation	149.3	—		149.3
Marketable securities	10.8	—		10.8
Goodwill	1,917.2	—		1,917.2
Other intangibles, net of accumulated amortization	1,903.6	—		1,903.6
Other assets	168.3	3.7	(b)	172.0
Total assets	$4,452.7	$15.3		$4,468.0
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$94.2	$0.4	(c)	$94.6
Current portion of long-term debt	45.7	(21.1)	(d)	24.6
Other current liabilities	116.0	(21.7)	(e)	94.3
Total current liabilities	255.9	(42.4)		213.5
Long-term debt	2,845.8	30.9	(f)	2,876.7
Deferred taxes	621.6	—		621.6
Other liabilities	19.7	—		19.7
Total liabilities	3,743.0	(11.5)		3,731.5
Redeemable noncontrolling interests	17.5	—		17.5
Stockholders’ equity:
Common stock	1.1	—		1.1
Additional paid-in capital	1,123.1	—		1,123.1
Treasury stock at cost	(4.1)	—		(4.1)
Retained earnings (accumulated deficit)	(432.4)	32.7 (5.9)	(g) (h)	(405.6)
Accumulated other comprehensive income (loss)	(81.2)	—		(81.2)
Total TransUnion Holding Company, Inc. stockholders’ equity	606.5	26.8		633.3
Noncontrolling interests	85.7	—		85.7
Total stockholders’ equity	692.2	26.8		719.0
Total liabilities and stockholders’ equity	$4,452.7	$15.3		$4,468.0

Notes to Unaudited Pro Forma Consolidated Balance Sheet Data

(a)	Reflects net increase to cash and cash equivalents as a result of the 2014 Refinancing Transaction.

(b)	Reflects net increase in current and long-term portion of deferred financing fees as a result of the 2014 Refinancing Transaction.

(c)	Reflects accrued financing fees as a result of the 2014 Refinancing Transaction.

(d)
Reflects a $28.5 million pay off of the balance of the revolving line of credit, offset by a $7.4 million increase in the current portion of the term loan as a result of the 2014 Refinancing Transaction.

(e)
Reflects a $21.4 million payment of accrued interest on the senior unsecured 11.375% notes ("11.375% notes") and a $0.3 million payment of accrued interest on the term loan and revolving line of credit made as a result of the 2014 Refinancing Transaction.

(f)
Reflects a $767.3 million increase in the long-term portion of the term loan, offset by a $645.0 million pay off of the 11.375% notes and a $91.4 million write-off of the fair value adjustment on the 11.375% notes, all as a result of the 2014 Refinancing Transaction.

(g)
Reflects net gain on 2014 Refinancing Transaction consisting of the write-off of fair value adjustment on the 11.375% notes less an early redemption premium and other costs totaling $44.0 million, and $12.7 million of refinancing fees and other costs expensed as a result of refinancing our senior secured credit facility.

(h)
Reflects additional interest totaling $7.9 million from April 1, 2014 to May 9, 2014 that would have been paid and expensed had the 2014 Refinancing Transaction occurred on March 31, 2014, less the reversal of $2.0 million in amortization of fair value adjustment.

Unaudited Pro Forma Consolidated Statement of Income Data
For the Three Months Ended March 31, 2014

(in millions)	Historical	2014 Refinancing Transaction		Pro Forma
Revenue	$303.4	$—		$303.4
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	120.9	—		120.9
Selling, general and administrative	96.2	—		96.2
Depreciation and amortization	51.5	—		51.5
Total operating expenses	268.6	—		268.6
Operating income (loss)	34.8	—		34.8
Non-operating income and expense
Interest expense	(50.8)	6.9	(a)	(43.9)
Interest income	0.5	—		0.5
Earnings from equity method investments	3.6	—		3.6
Other income and expense, net	(1.7)	(0.1)	(b)	(1.8)
Total non-operating income and expense	(48.4)	6.8		(41.6)
Income (loss) from operations before income taxes	(13.6)	6.8		(6.8)
(Provision) benefit for income taxes	0.1	(2.5)	(c)	(2.4)
Income (loss) from continuing operations	$(13.5)	$4.3		$(9.2)

Notes to Unaudited Pro Forma Consolidated Statement of Income Data
For the Three Months Ended March 31, 2014

(a)	Reflects adjustments to interest expense as if the 2014 Refinancing Transaction occurred on January 1, 2013. Adjustments to interest expense are as follows:

(in millions)
Reduction in interest expense on 11.375% notes	$18.3
Increase in interest expense on term loan	(6.9)
Elimination of amortization of fair value adjustment on 11.375% notes	(4.5)
Adjustment to interest expense	$6.9

(b)	Reflects additional amortization of deferred finance fees allocated to unused portion of revolving line of credit.

(c)	Reflects the change in tax as a result of the additional interest expense and finance fees at a tax rate of 36.0%.

Unaudited Pro Forma Consolidated Statement of Income Data
For the Twelve Months Ended December 31, 2013

(in millions)	Historical	2014 Refinancing Transaction		Historical TLO	Adjustments		Pro Forma
Revenue	$1,183.2	$—		$25.6	$—		$1,208.8
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	472.4	—		15.1	—		487.5
Selling, general and administrative	354.8	—		24.1	—		378.9
Depreciation and amortization	186.8	—		3.6	8.8	(d)	199.2
Total operating expenses	1,014.0	—		42.8	8.8		1,065.6
Operating income (loss)	169.2	—		(17.2)	(8.8)		143.2
Non-operating income and expense
Interest expense	(197.6)	20.9	(a)	(3.0)	—		(179.7)
Interest income	1.7	—		—	—		1.7
Earnings from equity method investments	13.7	—		—	—		13.7
Other income and expense, net	(12.9)	(0.4)	(b)	—	—		(13.3)
Total non-operating income and expense	(195.1)	20.5		(3.0)	—		(177.6)
Income (loss) from operations before income taxes	(25.9)	20.5		(20.2)	(8.8)		(34.4)
(Provision) benefit for income taxes	(2.3)	(7.4)	(c)	7.3	3.2	(e)	0.8
Income (loss) from continuing operations	$(28.2)	$13.1		$(12.9)	$(5.6)		$(33.6)

Notes to Unaudited Pro Forma Consolidated Statement of Income Data
For the Twelve Months Ended December 31, 2013

(a)	Reflects adjustments to interest expense as if the 2014 Refinancing Transaction occurred on January 1, 2013. Adjustments to interest expense are as follows:

(in millions)
Reduction in interest expense on 11.375% notes	$73.4
Increase in interest expense on term loan	(34.7)
Elimination of amortization of fair value adjustment on 11.375% notes	(17.4)
Other	(0.4)
Adjustment to interest expense	$20.9

(b)	Reflects additional amortization of deferred finance fees allocated to unused portion of revolving line of credit.

(c)	Reflects the change in tax as a result of the additional interest expense and finance fees at a tax rate of 36.0%.

(d)
Reflects twelve months of amortization expense from the step-up in basis of intangible assets as a result of the preliminary allocation of the purchase price assuming an average life of approximately 11.4 years.

(e)	Reflects the change in tax as a result of additional amortization expense at a tax rate of 36.0%.

Selected Historical Consolidated Financial Data
The following tables set forth the selected historical consolidated financial data of TransUnion Corp and TransUnion Holding for the periods ended and as of the dates indicated below.
The historical financial information included below for the years ended December 31, 2009 and 2010, is derived from the audited consolidated financial statements of TransUnion Corp, which are not included in this prospectus. The historical financial information included below for the year ended December 31, 2011, each of the periods in the year ended December 31, 2012, the year ended December 31, 2013, and as of December 31, 2013 and 2012, in each case as indicated, is derived from the audited consolidated financial statements of TransUnion Holding and TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included below for the three months ended March 31, 2013 and 2014, is derived from the unaudited consolidated financial statements of TransUnion Holding appearing elsewhere in this prospectus. The historical financial information included in this prospectus for TransUnion Holding and TransUnion Corp is not necessarily indicative of the results expected for any future period.
You should read the following financial data together with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TransUnion Holding’s and TransUnion Corp’s audited and unaudited financial statements and related notes appearing elsewhere in this prospectus.

	TransUnion Corp. Predecessor				TransUnion Corp. Successor	TransUnion Holding Company, Inc.
	Twelve Months Ended December 31,			Four Months Ended April 30, 2012	Eight Months Ended December 31, 2012	From Date of Inception Through December 31, 2012	Twelve Months Ended December 31, 2013	Three Months Ended March 31, 2013	Three Months Ended March 31, 2014
(in millions)	2009	2010	2011
Income Statement Data:
Revenue	$924.8	$956.5	$1,024.0	$373.0	$767.0	$767.0	$1,183.2	$290.5	$303.4
Cost of services	404.2	395.8	421.5	172.0	298.2	298.2	472.4	117.7	120.9
Selling, general and administrative	234.6	263.0	264.5	172.0	211.7	212.6	354.8	83.3	96.2
Depreciation and amortization	81.6	81.6	85.3	29.2	115.0	115.0	186.8	45.3	51.5
Total operating expense(1)	720.4	740.4	771.3	373.2	624.9	625.8	1,014.0	246.3	268.6
Operating income (loss)	204.4	216.1	252.7	(0.2)	142.1	141.2	169.2	44.2	34.8
Non-operating income and expense(2)	1.3	(133.1)	(185.6)	(63.7)	(69.9)	(138.5)	(195.1)	(50.1)	(48.4)
Income (loss) from continuing operations before income tax	205.7	83.0	67.1	(63.9)	72.2	2.7	(25.9)	(5.9)	(13.6)
(Provision) benefit for income tax	(73.4)	(46.3)	(17.8)	11.5	(24.3)	(6.6)	(2.3)	0.9	0.1
Income (loss) from continuing operations	132.3	36.7	49.3	(52.4)	47.9	(3.9)	(28.2)	(5.0)	(13.5)
Discontinued operations, net of tax	1.2	8.2	(0.5)	—	—	—	—	—	—
Net income (loss)	133.5	44.9	48.8	(52.4)	47.9	(3.9)	(28.2)	(5.0)	(13.5)
Less: net income attributable to noncontrolling interests	(8.1)	(8.3)	(8.0)	(2.5)	(4.9)	(4.9)	(6.9)	(1.3)	(1.2)
Net income (loss) attributable to TransUnion Corp or TransUnion Holding	$125.4	$36.6	$40.8	$(54.9)	$43.0	$(8.8)	$(35.1)	$(6.3)	$(14.7)

	Trans Union Corp. Predecessor As of December 31, 2011	TransUnion Holding Company, Inc.
(in millions)		As of December 31, 2012	As of December 31, 2013	As of March 31, 2013	As of March 31, 2014
Balance Sheet Data
Cash and cash equivalents	$107.8	$154.3	$111.2	$117.4	$59.4
Total assets(3)	1,005.8	4,378.8	4,492.3	4,329.5	4,452.7
Total debt(3)	1,601.2	2,680.9	2,866.9	2,674.4	2,891.5
Total stockholders’ equity	(824.4)	796.1	714.5	770.5	692.2

(1)
For the twelve months ended December 31, 2010, total operating expenses included $21.4 million of accelerated stock-based compensation and related expenses resulting from the 2010 Change in Control Transaction and a gain of $3.9 million on the trade in of mainframe computers. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction. For the twelve months ended December 31, 2011, total operating expenses included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. For the four months ended April 30, 2012, TransUnion Corp Predecessor total operating expenses included $90.7 million of accelerated stock-based compensation and related expenses resulting from the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction. For the twelve months ended December 31, 2013, total operating expenses included a $3.8 million legal accrual, a $2.4 million loss on the disposal of a small operating company, a $1.1 million gain on the disposal of a healthcare product line and a $2.9 million adjustment for a transaction tax related to prior years. For the three months ended March 31, 2013, total operating expenses included a $1.1 million gain on the disposal of a product line.

(2)
For the twelve months ended December 31, 2010, non-operating income and expense included $90.1 million of interest expense, $28.7 million of acquisition fees and $20.5 million of loan fees, primarily related to the 2010 Change in Control Transaction. See Note 2, “Change in Control Transactions,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction. See Note 13, “Debt,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for further information about interest expense and the refinancing. For the twelve months ended December 31, 2011, non-operating income and expense included $126.4 million of interest expense and, as a result of refinancing our senior secured credit facility in February 2011, a $9.5 million prepayment premium and $49.8 million write-off of unamortized loan costs incurred in connection with financing the 2010 Change in Control Transaction in June 2010. For the four months ended April 30, 2012, TransUnion Corp Predecessor non-operating income and expense included $40.5 million of interest expense and $24.5 million of acquisition expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process. From inception through December 31, 2012, TransUnion Holding’s non-operating income and expense included $125.0 million of interest expense and $15.2 million of acquisition expenses related to the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for additional information about the impact of the 2012 Change in Control Transaction. For the eight months ended December 31, 2012, TransUnion Corp Successor non-operating income and expense included $72.8 million of interest expense and $2.4 million of acquisition expenses. For the twelve months ended December 31, 2013, TransUnion Holding's non-operating income and expense included $197.6 million of interest expense and $10.5 million of acquisition expenses. For the three months ended March 31, 2013, TransUnion Holding’s non-operating income and expense included $49.8 million of interest expense and $1.6 million of acquisition expenses. For the three months ended March 31, 2014, TransUnion Holding's non-operating income and expense included $50.8 million of interest expense and $0.5 million of acquisition expenses.

(3)
The increase in total assets, total debt and stockholders’ equity at December 31, 2012 reflects the impact of the 2012 Change in Control Transaction, including fair value adjustments to assets and liabilities and the additional debt incurred to partially fund the transaction, as well as additional debt incurred to fund a dividend to our shareholders in November 2012. See Note 2, “Change in Control Transactions,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for additional information about the impact of the 2012 Change in Control Transaction.

Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of financial condition and results of operations is a supplement to, and should be read in conjunction with, “Selected Historical Consolidated Financial Data,” “Risk Factors,” the audited and unaudited consolidated financial statements and the accompanying combined notes appearing elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those discussed in “Forward-Looking Statements” and “Risk Factors.”
References in this discussion and analysis to "TransUnion," the “Company,” “we,” “us,” and “our” refer to TransUnion Holding Company, Inc. ("TransUnion Holding") with its direct and indirect subsidiaries, including TransUnion Corp. ("TransUnion Corp"), or to TransUnion Corp and its subsidiaries for periods prior to the formation of TransUnion Holding. When appropriate, TransUnion Holding and TransUnion Corp are named explicitly for their specific related disclosures.
Overview
We are a leading global provider of information and risk management solutions. We provide these solutions to businesses across multiple industries and to individual consumers. Our technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, integrated with analytics and decision-making capabilities. Our interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. Over a million unique consumers visit our website each month. We have operations in the United States, Africa, Canada, Latin America, Asia Pacific and India and provide services in 33 countries. Since our founding in 1968, we have built a diversified and stable customer base of approximately 45,000 businesses in multiple industries, including financial services, insurance, healthcare, automotive, retail and communications.
We generate revenues primarily from the sale of credit reports, credit marketing services, portfolio reviews and other credit-related services to qualified businesses both in the U.S. and internationally through direct and indirect channels. We maintain long-standing relationships with many of our largest customers, including relationships of over ten years with each of our top ten global financial services customers. We attribute the length of our customer relationships to the critical nature of the services we provide, our consistency and reliability, and our innovative and collaborative approach to developing integrated solutions that meet our customers’ continually changing needs. We also generate revenues by providing subscription-based interactive services to consumers that help them understand and manage their personal finances and that protect them from identity theft.
Segments
We manage our business and report our financial results in three operating segments: U.S. Information Services (“USIS”), International and Interactive.

•
USIS provides credit reports, credit scores, identity authentication and verification services, analytical services, decisioning technology and other services to businesses in the United States through both direct and indirect channels. USIS also provides healthcare insurance-related information to medical care providers, facilities and insurers. In addition, USIS fulfills mandated consumer services such as dispute investigations and free annual credit reports as required by the FCRA and other credit-related legislation. In this segment, we intend to continue to focus on expansion into underpenetrated and growth industries, such as healthcare and insurance, and the introduction of innovative and differentiated solutions in the financial services and other industries.

•
International provides services similar to our USIS and Interactive segments in several countries outside the United States. We believe our International segment represents a significant opportunity for growth as many of the countries in which we operate, such as India, Mexico and Brazil, continue to develop their economies and credit markets. We also seek to enter into and develop our business in new geographies.

•
Interactive provides primarily subscription-based services to consumers, including credit reports, credit scores and credit and identity monitoring, through both direct and indirect channels. As consumers become increasingly aware of their credit profiles and show heightened concerns over identity theft, we expect the Interactive segment to grow and represent an increasing portion of our overall revenue.

In addition, Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.
Factors Affecting Our Results of Operations
The following are certain key factors that affect, or have recently affected, our results of operations:
Macroeconomic and Industry Trends
Our revenues are significantly influenced by general macroeconomic conditions, including the availability of affordable credit and capital, interest rates, inflation, employment levels, consumer confidence and housing demand. For the past few years, economic conditions have remained relatively stable, however confidence about economic conditions continues to be a concern that has limited consumer spending. Mortgage rates in the United States have increased since the first quarter of 2013, resulting in fewer mortgage refinancings year-over-year and restrained growth in our USIS segment. In addition, the continued strengthening of the US dollar has diminished the reported operating results of our International segment.
Our revenues are also significantly influenced by industry trends, including the demand for information services in the financial services, insurance, healthcare and other industries we serve. Companies increasingly rely on data and analytics to make more informed decisions, operate their businesses more effectively and manage risk. Similarly, consumers seek information to help them understand and proactively manage their personal finances and to better protect themselves against identity theft. We expect that increased demand for targeted data and sophisticated analytical tools will drive revenue growth in all of our segments.
2012 Change in Control Transaction
In connection with the 2012 Change in Control Transaction, the Company recognized a significant increase in stock-based compensation expense due to the accelerated vesting of outstanding options and a significant increase in depreciation and amortization expense as a result of the step-up in basis to fair value of the assets and liabilities of the Company. See Note 2 “Change in Control Transaction,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus and the operating expense discussion below for additional information.
Debt Transactions
On April 9, 2014, we refinanced and amended our senior secured credit facility. The refinancing resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million. The refinancing resulted in a net gain of $32.7 million that was recorded in the consolidated statement of income and $5.0 million of additional deferred financing fees that was recorded on the consolidated balance sheet in the second quarter of 2014. See Note 12, "Subsequent Event," of our unaudited financial statements for the three months ended March 31, 2014, appearing elsewhere in this prospectus and the Liquidity and Capital Resources discussion below for additional information.
On December 16, 2013, the Company signed amendment No. 6 to the credit facility and borrowed $145.0 million against the senior secured term loan to partially fund the acquisition of assets from TLO, LLC ("TLO"). On September 3, 2013, the Company borrowed $65.0 million against the senior secured revolving line of credit to partially fund the eScan Data Systems, Inc. ("eScan") acquisition. On November 22, 2013, the Company signed amendment No. 5 to the credit facility, borrowed $65.0 million against the senior secured term loan and used the proceeds to repay the revolving line of credit.
On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of 8.125% notes, the proceeds of which were used primarily to pay a dividend to our shareholders. On March 21, 2012, TransUnion Holding issued $600.0 million principal amount of 9.625% notes to partially fund the 2012 Change in Control Transaction. On February 10, 2011, TransUnion Corp refinanced its senior secured credit facility, which resulted in a significant loss on the early extinguishment of debt. These debt transactions had a significant impact on incremental interest expense and other income and expense in 2013 and 2012 compared to 2011. See Note 2, “Change in Control Transaction” and Note 12, “Debt,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus and the non-operating income and expense discussion below for additional information.
Recent Acquisitions and Partnerships
We selectively evaluate acquisitions and partnerships as a means to expand our business and international footprint and to enter new markets.

•
During the first quarter of 2014, we increased our equity interest in Credit Information Bureau (India) Limited (“CIBIL”), from 27.5% to 47.5% and entered into agreements to acquire an additional 7.5%. In May 2014, we increased our ownership interest to 55.0% and began consolidating the results of operations of CIBIL in the International segment in our consolidated statements of income at that time.

•
Effective January 1, 2014, we acquired the remaining 30% equity interest in our Guatemala subsidiary, Trans Union Guatemala, S.A. (TransUnion Guatemala) from the minority shareholders. As a result of this acquisition, the Company no longer records net income attributable to noncontrolling interests for this subsidiary.

•
On December 16, 2013, we acquired a 100% ownership interest in certain assets of TLO. TLO provides data solutions for due diligence, threat assessment, identity authentication, fraud prevention, and debt recovery. The results of operations of TLO, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

•
On September 4, 2013, we acquired a 100% equity interest in e-Scan. eScan provides data solutions for hospitals and healthcare providers to efficiently capture uncompensated care costs in their revenue management cycle programs. The results of operations of eScan, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

•
On March 1, 2013, we acquired an 80% equity interest in Data Solutions Serviços de Informática Ltda. (“ZipCode”). ZipCode provides data enrichment and registry information solutions for companies in Brazil’s information management, financial services, marketing and telecommunications industries. The results of operations of ZipCode, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of the acquisition.

•
On May 29, 2012, we acquired an 85% equity interest in Credit Reference Bureau (Holdings) Limited (“CRB”). During the third quarter of 2013, we acquired the remaining 15% ownership interest. CRB operates collections and credit bureau businesses and has locations in eight African countries, giving us a strategic presence in seven new African countries. The results of operations of CRB, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of acquisition.

•
On December 28, 2011, we acquired an 80% equity interest in Crivo Sistemas em Informática S.A. (“Crivo”), a Brazilian company. During the fourth quarter of 2012, we acquired an additional 6.67% ownership interest. Crivo provides software and services to companies in Brazil to help them make credit, risk and fraud-related decisions. The results of operations of Crivo, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of the acquisition.

•	On December 20, 2011, we acquired an additional 7.51% equity interest in CIBIL bringing our total ownership to 27.5%.

•
On October 13, 2011, we acquired a 100% equity interest in Financial Healthcare Systems, LLC (“FHS”), a Colorado limited liability company. FHS provides software-as-a-service solutions to the healthcare industry that helps healthcare providers inform patients about their out-of-pocket costs prior to providing healthcare services. The results of operations of FHS, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

Key Components of Our Results of Operations
Revenue
We derive our USIS segment revenue from three operating platforms: Online Data Services, Credit Marketing Services and Decision Services. Revenue in Online Data Services is driven primarily by the volume of credit reports that our customers purchase. Revenue in Credit Marketing Services is driven primarily by demand for customer acquisition and portfolio review services. Revenue in Decision Services is driven primarily by demand for services that provide our customers with online, real-time, automated decisions at the point of consumer interaction.
We report our International segment revenue in two categories: developed markets and emerging markets. Our developed markets are Canada, Hong Kong and Puerto Rico. Our emerging markets include Africa, Latin America, Asia Pacific and India.
We derive our Interactive segment revenue from both direct and indirect channels. Our Interactive revenue is primarily subscription based.
Cost of Services

Costs of services include data acquisition and royalty fees, costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses and occupancy costs associated with the facilities where these functions are performed.
Selling, General and Administrative
Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and the occupancy and facilities expenses of these functions.
Non-Operating Income and Expense
Non-operating income and expense includes interest expense, interest income, earnings from equity-method investments, dividends from cost-method investments, expenses related to successful and unsuccessful business acquisitions and other non-operating income and expense.
Results of Operations for the Three Months Ended March 31, 2014 and 2013
Key Performance Measures
Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted Operating Income and Adjusted EBITDA, and the GAAP measures of revenue, cash provided by operating activities and capital expenditures. For the three months ended March 31, 2014 and 2013, these indicators were as follows:

	Three Months Ended March 31,
(dollars in millions)	2014	2013	$ Change	% Change
Revenue	$303.4	$290.5	$12.9	4.4%
Reconciliation of operating income to Adjusted Operating Income:
Operating income	$34.8	$44.2	$(9.4)	(21.3)%
Adjustments(1)	—	(1.1)	1.1	—
Adjusted Operating Income(2)	$34.8	$43.1	$8.3	19.3%
Reconciliation of net income (loss) attributable to TransUnion Holding Company, Inc. to Adjusted EBITDA:
Net income (loss) attributable to the TransUnion Holding Company, Inc.	$(14.7)	$(6.3)	$(8.4)	(133.3)%
Net interest expense	50.3	49.5	0.8	1.6%
Income tax (benefit) provision	(0.1)	(0.9)	0.8	(88.9)%
Depreciation and amortization	51.5	45.3	6.2	13.7%
Stock-based compensation	2.0	1.9	0.1	5.3%
Other (income) and expense(3)	1.6	3.8	(2.2)	(57.9)%
Adjustments(1)	—	(1.1)	1.1	100.0%
Adjusted EBITDA(2)	$90.6	$92.2	$(1.6)	(1.7)%
Other metrics:
Cash (used in) provided by operating activities	$(6.1)	$13.5	$(19.6)	(145.2)%
Capital expenditures	$38.8	$16.4	$22.4	136.6%

(1)	For the three months ended March 31, 2013, adjustments consisted of a $1.1 million gain on the disposal of a product line recorded in our USIS segment.

(2)
Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Adjusted Operating Income does not reflect certain other income and expense. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation and certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.

(3)
Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for dividends received from cost method investments. For the three months ended March 31, 2014, other income and expense included $0.5 million of acquisition-related expenses and a net $1.1 million of other expense. For the three months ended March 31, 2013, other income and expense included $1.6 million of acquisition-related expenses and a net $2.2 million of other expense.

Revenue
Total revenue increased $12.9 million for the three months ended March 31, 2014, compared to the prior year, due to an increase in revenue in our USIS segment from our eScan and TLO acquisitions and an increase in revenue in our Interactive segment, partially offset by a decrease in revenue in our International segment due primarily to the impact of weakening foreign currencies. Acquisitions accounted for an increase in revenue of 5.3%. The impact of weakening foreign currencies accounted for a decrease in revenue of 2.0%. Revenue by segment for the three-month periods was as follows:

	Three Months Ended March 31,
(dollars in millions)	2014	2013	$ Change	% Change
U.S. Information Services:
Online Data Services	$131.2	$127.1	$4.1	3.2%
Credit Marketing Services	30.9	31.8	(0.9)	(2.8)%
Decision Services	32.1	24.8	7.3	29.4%
Total U.S. Information Services	194.2	183.7	10.5	5.7%

International:
Developed markets	21.5	22.0	(0.5)	(2.3)%
Emerging markets	32.6	33.7	(1.1)	(3.3)%
Total International	54.1	55.7	(1.6)	(2.9)%

Interactive	55.1	51.1	4.0	7.8%
Total revenue	$303.4	$290.5	$12.9	4.4%
U.S. Information Services Segment
USIS revenue increased $10.5 million for the three months ended March 31, 2014, compared to the prior year, with increases in Online Data Services and Decision Services offset by a decrease in Credit Marketing Services.
Online Data Services - Online Data Services revenue increased $4.1 million compared to the prior year due to revenue from the acquisition of TLO and a 0.2% increase in online credit report unit volume, partially offset by a slight decrease in average pricing for online credit reports. Increases in credit report unit volume in the insurance, financial services and other markets were mostly offset by a decrease in volume in the resellers market due to higher mortgage interest rates and the resulting decline in refinancings.
Credit Marketing Services - Credit Marketing Services revenue decreased $0.9 million compared to the prior year due to a decrease in demand for custom data sets and archive information in the financial services market.
Decision Services - Decision Services revenue increased $7.3 million compared to the prior year due primarily to revenue from our acquisition of eScan and other increases in the healthcare market.
International Segment
International revenue decreased $1.6 million, or 2.9%, compared to the prior year. Higher local currency revenue from increased volumes in most regions was more than offset by a 10.6% decrease in revenue due to the impact of weakening foreign currencies. Excluding the impact of foreign currencies, revenue increased 8.6%. Incremental revenue from our acquisition of ZipCode accounted for a 1.4% increase in International revenue.
Developed Markets - Developed markets revenue decreased $0.5 million, or 2.3%, compared to the prior year due primarily to an increase in revenue from increased volumes that was more than offset by a 4.1% decrease in revenue from the impact of a weakening Canadian dollar.
Emerging Markets - Emerging markets revenue decreased $1.2 million, or 3.3%, compared to the prior year. An increase in volumes in all regions was more than offset by a 14.8% decrease in revenue from the impact of weakening foreign currencies, primarily the South African rand. Excluding the impact of foreign currencies, emerging markets revenue increased 13.6%. Incremental revenue from our acquisition of ZipCode accounted for a 2.4% increase in emerging markets revenue.
Interactive Segment
Interactive revenue increased $4.0 million compared to the prior year. This increase was due primarily to an increase in the average number of subscribers and volume in our indirect channel, partially offset by a decrease in the number of subscribers in our direct channel.
Operating Expenses
Total operating expenses increased $22.3 million for the three months ended March 31, 2014, compared to the prior year. The increase was due primarily to expansion costs including labor and other operating costs from our ZipCode, eScan and TLO acquisitions and an increase in depreciation and amortization, partially offset by the impact of weakening foreign currencies on the expenses of our International segment. Operating expenses for the three-month periods were as follows:

	Three Months Ended March 31,
(dollars in millions)	2014	2013	$ Change	% Change
Cost of services	$120.9	$117.7	$3.2	2.7%
Selling, general and administrative	96.2	83.3	12.9	15.5%
Depreciation and amortization	51.5	45.3	6.2	13.7%
Total operating expenses	$268.6	$246.3	$22.3	9.1%
Cost of Services
Cost of services increased $3.2 million compared to the prior year due primarily to an increase in labor costs, variable product costs and other operating costs in our USIS segment from our eScan and TLO acquisitions, partially offset by the impact of weakening foreign currencies on our International segment.
Selling, General and Administrative
Selling, general and administrative expenses increased $12.9 million compared to the prior year due primarily to an increase in labor and other operating costs in our USIS segment from our eScan and TLO acquisitions, an increase in litigation expense in our USIS segment, and an increase in labor in Corporate due to increased headcount, partially offset by the impact of weakening foreign currencies on our International segment and lower advertising expense in our Interactive segment.
Depreciation and Amortization
Depreciation and amortization increased $6.2 million compared to the prior year due primarily to business acquisitions and additional capital expenditures made subsequent to the end of the first quarter of 2013, primarily in our USIS segment.

Operating Income and Operating Margins

	Three Months Ended March 31,
(dollars in millions)	2014	2013	$ Change	% Change
Operating Income(1)
U.S. Information Services	$32.4	$43.1	$(10.7)	(24.8)%
International	2.2	2.4	(0.2)	(8.3)%
Interactive	19.0	15.4	3.6	23.4%
Corporate	(18.8)	(16.7)	(2.1)	(12.6)%
Total operating income	$34.8	$44.2	$(9.4)	(21.3)%

Operating Margin
U.S. Information Services	16.7%	23.5%		(6.8)%
International	4.1%	4.3%		(0.2)%
Interactive	34.5%	30.1%		4.4%
Total operating margin	11.5%	15.2%		(3.7)%

Adjusted Operating Income(2)
U.S. Information Services	$32.4	$42.0	$(9.6)	(22.9)%
International	2.2	2.4	(0.2)	(8.3)%
Interactive	19.0	15.4	3.6	23.4%
Corporate	(18.8)	(16.7)	(2.1)	(12.6)%
Total Adjusted Operating Income	$34.8	$43.1	$(8.3)	(19.3)%

Adjusted Operating Margin
U.S. Information Services	16.7%	22.9%		(6.2)%
International	4.1%	4.3%		(0.2)%
Interactive	34.5%	30.1%		4.4%
Total adjusted operating margin	11.5%	14.8%		(3.3)%

(1)	For the three months ended March 31, 2013, operating income included a $1.1 million gain on the disposal of a product line recorded in our USIS segment.

(2)
See footnote 2 to the "Key Performance Measures" table for a discussion about Adjusted Operating Income, why we use it, its limitations, and the reconciliation to its most directly comparable GAAP measure, operating income.

Total operating income decreased $9.4 million for the three months ended March 31, 2014, compared to the prior year. The decrease was due primarily to the operating costs of our ZipCode, eScan and TLO acquisitions, an increase in litigation, depreciation and amortization in our USIS segment, and the impact of weakening foreign currencies on the 2014 results of our International segment, partially offset by the increase in consolidated revenue.
Margins for the USIS segment decreased due primarily to the operating and integration expenses of our eScan and TLO acquisitions including amortization and depreciation. Margins for the International segment were relatively flat. Margins for the Interactive segment increased due to the increase in revenue and decrease in advertising expense.

Non-Operating Income and Expense

	Three Months Ended March 31,
(dollars in millions)	2014	2013	$ Change	% Change
Interest expense	$(50.8)	$(49.8)	$(1.0)	(2.0)%
Interest income	0.5	0.3	0.2	66.7%
Earnings from equity method investments	3.6	3.2	0.4	12.5%
Other income and expense, net:
Acquisition fees	(0.5)	(1.6)	1.1	68.8%
Loan fees	(0.6)	(2.7)	2.1	77.8%
Dividends from cost method investments	—	—	—	—%
Other	(0.6)	0.5	(1.1)	(220.0)%
Total other income and expense, net	$(1.7)	$(3.8)	$2.1	55.3%
Non-operating income and expense	$(48.4)	$(50.1)	$1.7	3.4%
Interest expense increased $1.0 million compared to the prior year due to a higher outstanding principal balance on the term loan in the first quarter of 2014 compared to the first quarter of 2013. See Note 9, “Debt,” of our unaudited financial statement for the three months ended March 31, 2014, appearing elsewhere in this prospectus for additional information on our interest expense.
Acquisition fees represent costs we have incurred for acquisition-related efforts.
For the three months ended March 31, 2013, loan fees included $2.4 million related to the modification of the senior secured term loan in March 2013. Loan fees in all periods also include the amortization of deferred financing fees allocated to debt and the payment of fees for the unused revolving line of credit.
Provision for Income Taxes
Over the last three years, what is referred to as the “look-through rule” exception has been allowed to expire and has been retroactively reinstated, impacting TransUnion’s effective tax rate. The Internal Revenue Code requires U.S. corporate shareholders to recognize current U.S. taxable income from passive income, such as dividends earned, at certain foreign subsidiaries regardless of whether that income is remitted to the U.S. The look-through rule provides an exception to this recognition for subsidiary passive income attributable to an active business. When the look-through rule is not in effect, we are required under ASC 740-30 to accrue a tax liability for certain foreign earnings as if those earnings were distributed and when the look-through rule is reinstated, we reverse this accrual.
For the three months ended March 31, 2014, we reported a loss before income taxes and an effective tax rate benefit of 0.7%. The effective tax rate was lower than the 35% U.S. federal statutory rate due primarily to the expiration of the look-through rule effective January 1, 2014, and the application of ASC 740-30 to our unremitted foreign earnings, along with a change in state tax rates.
For the three months ended March 31, 2013, we reported a loss before income taxes and an effective tax rate benefit of 15.3%. The effective tax rate was lower than the 35% U.S. federal statutory rate due primarily to the retroactive reinstatement of the look-through rule effective January 1, 2013, and a change in state tax rates, partially offset by a reduced rate of tax on our foreign earnings.
Significant Changes in Assets and Liabilities
There were no significant changes in assets or liabilities between December 31, 2013, and March 31, 2014.
Results of Operations-Twelve Months Ended December 31, 2013, 2012 and 2011
TransUnion Holding was formed on February 15, 2012, as a vehicle to acquire TransUnion Corp. For 2012, TransUnion Holding’s consolidated results include the stand-alone results of TransUnion Holding from the date of inception through December 31, 2012, and the consolidated results of TransUnion Corp and subsidiaries after April 30, 2012, the date of acquisition. TransUnion Corp’s historical financial statements are presented on a Successor and Predecessor basis. Periods prior to May 1, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp prior to the 2012 Change in Control Transaction (the “Predecessor”) and periods after April 30, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp after the 2012 Change in Control Transaction (the

“Successor”).
The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value to reflect the purchase price. Periods after the 2012 Change in Control Transaction are not comparable to prior periods due primarily to the additional amortization of intangibles resulting from the fair value adjustments of the assets acquired and liabilities assumed and interest expense resulting from the additional debt incurred to finance the transaction. In addition, TransUnion Corp Predecessor incurred significant stock-based compensation expense and acquisition costs related to the 2012 Change in Control Transaction.
We operate TransUnion Holding and TransUnion Corp as one business. To facilitate comparability of 2013 to 2012, and comparability of 2012 to 2011, we present below the combination of TransUnion Holding consolidated results from inception through December 31, 2012, and TransUnion Corp Predecessor consolidated results for the four months ended April 30, 2012 (combined results for the year ended December 31, 2012), and compare those combined results to the consolidated TransUnion Holding 2013 results and the consolidated TransUnion Corp Predecessor 2011 results. We present the information in this format to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations for 2013, 2012 and 2011, than a presentation of separate historical results for TransUnion Holding and TransUnion Corp Predecessor and Successor periods would provide. The following table sets forth our historical results of operations for the periods indicated below:

	TransUnion Holding Twelve Months Ended December 31, 2013	TransUnion Holding Date of Inception Through December 31, 2012	TransUnion Corp Predecessor Four Months Ended April 30, 2012	Combined Twelve Months Ended December 31, 2012	TransUnion Corp Predecessor Twelve Months Ended December 31, 2011	Change
						2013 vs. 2012		2012 vs. 2011
(dollars in millions)						$	%	$	%
Revenue	$1,183.2	$767.0	$373.0	$1,140.0	$1,024.0	$43.2	3.8%	$116.0	11.3%
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	472.4	298.2	172.0	470.2	421.5	2.2	0.5%	48.7	11.6%
Selling, general and administrative	354.8	212.6	172.0	384.6	264.5	(29.8)	(7.7)%	120.1	45.4%
Depreciation and amortization	186.8	115.0	29.2	144.2	85.3	42.6	29.5%	58.9	69.1%
Total operating expenses	1,014.0	625.8	373.2	999.0	771.3	15.0	1.5%	227.7	29.5%
Operating income (loss)	169.2	141.2	(0.2)	141.0	252.7	28.2	20.0%	(111.7)	(44.2)%
Non-operating income and expense
Interest expense	(197.6)	(125.0)	(40.5)	(165.5)	(126.4)	(32.1)	(19.4)%	(39.1)	(30.9)%
Interest income	1.7	0.8	0.6	1.4	0.7	0.3	21.4%	0.7	100.0%
Earnings from equity method investments	13.7	8.0	4.1	12.1	11.4	1.6	13.2%	0.7	6.1%
Other income and (expense), net	(12.9)	(22.3)	(27.9)	(50.2)	(71.3)	37.3	74.3%	21.1	29.6%
Total non-operating income and expense	(195.1)	(138.5)	(63.7)	(202.2)	(185.6)	7.1	3.5%	(16.6)	(8.9)%
Income (loss) from continuing operations before income taxes	(25.9)	2.7	(63.9)	(61.2)	67.1	35.3	57.7%	(128.3)	nm
(Provision) benefit for income taxes	(2.3)	(6.6)	11.5	4.9	(17.8)	(7.2)	nm	22.7	nm
Income (loss) from continuing operations	(28.2)	(3.9)	(52.4)	(56.3)	49.3	28.1	49.9%	(105.6)	nm
Discontinued operations, net of tax	—	—	—	—	(0.5)	—	nm	0.5	100.0%
Net income (loss)	(28.2)	(3.9)	(52.4)	(56.3)	48.8	28.1	49.9%	(105.1)	nm
Less: net income attributable to noncontrolling interests	(6.9)	(4.9)	(2.5)	(7.4)	(8.0)	0.5	6.8%	0.6	7.5%
Net income (loss) attributable to the Company	$(35.1)	$(8.8)	$(54.9)	$(63.7)	$40.8	$28.6	44.9%	$(104.5)	nm
nm: not meaningful

Key Performance Measures
Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted Operating Income and Adjusted EBITDA, and the GAAP measures revenue, cash provided by operating activities and cash paid for capital expenditures. For the twelve months ended December 31, 2013, 2012 and 2011, these key indicators were as follows:

				Change
	Twelve months ended December 31,			2013 vs. 2012		2012 vs. 2011
(dollars in millions)	2013	2012	2011	$	%	$	%
Revenue	$1,183.2	$1,140.0	$1,024.0	$43.2	3.8%	$116.0	11.3%
Reconciliation of operating income to Adjusted Operating Income:
Operating income	169.2	141.0	252.7	28.2	20.0%	(111.7)	(44.2)%
Adjustments(1)	8.0	90.7	6.3	(82.7)	(91.2)%	84.4	nm
Adjusted Operating Income (2)	$177.2	$231.7	$259.0	$(54.5)	(23.5)%	$(27.3)	(10.5)%
Reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA:
Net income (loss) attributable to the Company	$(35.1)	$(63.7)	$40.8	$28.6	44.9%	$(104.5)	nm
Discontinued operations	—	—	0.5	—	nm	(0.5)	(100.0)%
Net income (loss) from continuing operations attributable to the Company	$(35.1)	$(63.7)	$41.3	$28.6	44.9%	$(105.0)	nm
Net interest expense	195.9	164.1	125.7	31.8	19.4%	38.4	30.5%
Income tax provision (benefit)	2.3	(4.9)	17.8	7.2	nm	(22.7)	nm
Depreciation and amortization (3)	186.8	144.2	85.3	42.6	29.5%	58.9	69.1%
Stock-based compensation	6.3	4.3	4.6	2.0	46.5%	(0.3)	(6.5)%
Other (income) and expense (4)	13.7	50.8	71.8	(37.1)	(73.0)%	(21.0)	(29.2)%
Adjustments(1)	8.0	90.7	6.3	(82.7)	(91.2)%	84.4	nm
Adjusted EBITDA (2)	$377.9	$385.5	$352.8	$(7.6)	(2.0)%	$32.7	9.3%
Other metrics:
Cash provided by operating activities of continuing operations	$143.4	$99.4	$204.5	$44.0	44.3%	$(105.1)	(51.4)%
Cash paid for capital expenditures (5)	$81.7	$69.2	$74.0	$12.5	18.1%	$(4.8)	(6.5)%
nm: not meaningful

(1)
For the twelve months ended December 31, 2013, adjustments included a $3.8 million legal accrual and a $2.4 million loss on the disposal of a small operating company recorded in our International segment, a $1.1 million gain on the disposal of a healthcare product line recorded in our USIS segment and a $2.9 million adjustment for a transaction tax related to prior years that was recorded in each segment and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million. For the twelve months ended December 31, 2012, adjustments included $90.7 million of accelerated stock-based compensation and related expense resulting from the 2012 Change in Control Transaction that were recorded in each segment and Corporate as follows: USIS $41.0 million; International $14.4 million; Interactive $2.3 million; and Corporate $33.0 million. See Note 2, “Change in Control Transaction,” and Note 14, “Stock-Based Compensation,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction. For the twelve months ended December 31, 2011, adjustments included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. Both of these expenses were recorded in our USIS segment.

(2)
Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. Adjusted Operating Income does not reflect certain stock-based compensation and certain other income and expense. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.

(3)	Operating income included additional depreciation and amortization beginning May 1, 2012, as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction.

(4)
Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for dividends received from cost method investments. For the twelve months ended December 31, 2013, other income and expense included $10.5 million of acquisition-related expenses and $3.1 million of other expenses. For the twelve months ended December 31, 2012, other income and expense included $42.2 million of acquisition-related expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process, and $8.6 million of other income and expense. Of the $42.2 million of acquisition-related expenses, $15.2 million was incurred by TransUnion Holding and $27.0 million was incurred by TransUnion Corp. For the twelve months ended December 31, 2011, other income and expense included a $59.3 million loss on the early extinguishment of debt consisting of a write-off of $49.8 million of previously unamortized deferred financing fees and a prepayment premium of $9.5 million as a result of refinancing our senior secured credit facility in February 2011, and $12.5 million of other income and expense. See Note 12, “Debt,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for further information about the refinancing.

(5)
Capital expenditures for the twelve months ended December 31, 2013, included $14.6 million paid in the first quarter of 2014 for assets received and accrued for in the fourth quarter of 2013. Capital expenditures for the twelve months ended December 31, 2012, included $2.6 million paid in the first quarter of 2013 for assets received and accrued for in the fourth quarter of 2012. Capital expenditures for the 2012 combined period consisted of $20.4 million for TransUnion Corp Predecessor for the four months ended April 30, 2012, and $48.8 million for TransUnion Corp Successor for the eight months ended December 31, 2012. Capital expenditures for the twelve months ended December 31, 2011, included $18.8 million paid in the first quarter of 2011 for assets received and accrued for in the fourth quarter of 2010.

Revenue
For 2013, revenue increased $43.2 million compared to 2012 due to increases in all operating segments as a result of improving economic conditions and increases in the USIS and International segments from our 2012 and 2013 acquisitions, partially offset by the impact of weakening foreign currencies in our International segment. For 2012, revenue increased $116.0 million compared to 2011 due to increases in revenue in all operating segments as a result of improving economic conditions and increases in the USIS and International segments from our 2011 and 2012 acquisitions, partially offset by the impact of weakening foreign currencies in our International segment. Revenue by segment and a more detailed explanation of revenue within each segment follows:

				Change
	Twelve months ended December 31,			2013 vs. 2012		2012 vs. 2011
(dollars in millions)	2013	2012	2011	$	%	$	%
U.S. Information Services:
Online Data Services	$505.9	$495.6	$451.2	$10.3	2.1%	$44.4	9.8%
Credit Marketing Services	126.0	132.3	127.1	(6.3)	(4.8)%	5.2	4.1%
Decision Services	108.7	97.6	81.8	11.1	11.4%	15.8	19.3%
Total U.S. Information Services	740.6	725.5	660.1	15.1	2.1%	65.4	9.9%

International:
Developed Markets	94.8	91.4	88.9	3.4	3.7%	2.5	2.8%
Emerging Markets	144.1	143.0	127.2	1.1	0.8%	15.8	12.4%
Total International	238.9	234.4	216.1	4.5	1.9%	18.3	8.5%

Interactive	203.7	180.1	147.8	23.6	13.1%	32.3	21.9%
Total revenue	$1,183.2	$1,140.0	$1,024.0	$43.2	3.8%	$116.0	11.3%
USIS Segment
For 2013, USIS revenue increased $15.1 million compared to 2012, with increases in online credit reports and decision services due to improved market conditions and a 1.4% increase due to revenue from our acquisitions of eScan in September of 2013 and and TLO in December of 2013, offset by a decrease in credit marketing services. For 2012, USIS revenue increased $65.4 million compared to 2011, with increases in all platforms due to improved market conditions and revenue from our acquisition of FHS in October 2011.
Online Data Services - For 2013 and 2012, online data services revenue increased $10.3 million and $44.4 million, respectively. The increases were due to an increase in average pricing and a 1.5% and 13.4% increase in online credit report unit volume in each respective year, primarily in the financial services and resellers markets, as conditions in the consumer and housing credit markets continued to improve.

Credit Marketing Services - Credit marketing services revenue decreased $6.3 million in 2013 and increased $5.2 million in 2012. For 2013, the decrease was due primarily to a decrease in demand for custom data sets and archive information and lower batch revenue. For 2012, the increase was due primarily to an increase in demand for custom data sets and archive information.
Decision Services - For 2013 and 2012, decision services revenue increased $11.1 million and $15.8 million, respectively. The increase in 2013 was due primarily to an increase of 9.1% from our acquisition of eScan. The increase in 2012 was due primarily to an increase in healthcare insurance eligibility verification revenue, an increase of 6.6% from our acquisition of FHS, and an increase in the financial services market.
International Segment
For 2013, International revenue increased $4.5 million, or 1.9%, compared to 2012, due to higher local currency revenue from increased volumes in most regions, substantially offset by a decrease of 7.6% from the impact of weakening foreign currencies. Incremental revenue from our acquisitions of ZipCode in March 2013 and CRB in May 2012 accounted for an increase in revenue of 2.9%. Excluding the impact of foreign currencies, revenue increased 10.2% between years. For 2012, International revenue increased $18.3 million, or 8.5%, compared to 2011, due to higher local currency revenue from increased volumes in all regions, partially offset by a decrease of 6.2% from the impact of weakening foreign currencies. Incremental revenue from our acquisitions of Crivo in December 2011 and CRB in May 2012 accounted for an increase in revenue of 10.5%. Excluding the impact of foreign currencies, revenue increased 15.7% between years.
Developed Markets - For 2013, developed markets revenue increased $3.4 million, or 3.7%, compared to 2012, due to higher volumes in all regions, partially offset by a decrease of 1.0% from the impact of the weakening Canadian dollar. For 2012, developed markets revenue increased $2.5 million, or 2.8%, compared to 2011, due to higher volumes in Canada and Hong Kong, partially offset by a decrease of 0.8% from the impact of weakening foreign currencies, primarily the Canadian dollar.
Emerging Markets - For 2013, emerging markets revenue increased $1.1 million, or 0.8%, compared to 2012, due to increased volumes in all regions, substantially offset by a decrease of 8.3% from the impact of weakening foreign currencies, primarily the South African rand. Incremental revenue from our acquisitions of ZipCode and CRB accounted for an increase in revenue of 4.7%. Excluding the impact of foreign currencies, revenue increased 9.8% between years. For 2012, emerging markets revenue increased $15.8 million, or 12.4%, compared to 2011, due to increased volumes in all regions, partially offset by a decrease of 9.9% from the impact of weakening foreign currencies, primarily the South African rand. Revenue increased 17.8% from our acquisitions of Crivo and CRB. Excluding the impact of foreign currencies, revenue increased 24.8% between years.
Interactive Segment
For 2013 and 2012, Interactive revenue increased $23.6 million and $32.3 million, respectively. These increases were due to an increase in the average number of subscribers and volume in our indirect channel, and an increase in our average revenue per subscriber in our direct channel.
Operating Expenses
For 2013, total operating expenses increased $15.0 million compared to 2012, due primarily to $42.6 million of additional depreciation and amortization primarily resulting from the purchase accounting fair value adjustments, an increase in labor costs for investments in strategic initiatives primarily in our USIS and International segments, an increase in variable product costs and advertising in our Interactive segment, an increase in litigation in our USIS segment, and expansion costs including incremental operating costs of CRB, ZipCode, eScan and TLO. These increases were partially offset by $90.7 million of accelerated stock-based compensation expense recorded by TransUnion Corp Predecessor in 2012 as a result of the 2012 Change in Control Transaction and the impact of weakening foreign currencies on the 2013 expenses of our International segment. For 2012, total operating expenses increased $227.7 million compared to 2011, due primarily to the $90.7 million of accelerated stock-based compensation expense, $58.9 million of additional depreciation and amortization primarily resulting from the purchase accounting fair value adjustments, the inclusion of $30.3 million of incremental operating costs from FHS, Crivo and CRB and an increase in labor and product costs resulting from the growth in revenue. These increases were partially offset by cost reductions from our operational excellence program and the impact of weakening foreign currencies on the 2012 expenses of our International segment. See Note 2, “Change in Control Transaction,” and Note 14, “Stock-Based Compensation,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction.

Operating expenses for the period reported are as follows:

				Change
	Twelve months ended December 31,			2013 vs. 2012		2012 vs. 2011
(dollars in millions)	2013	2012	2011	$	%	$	%
Cost of services	$472.4	$470.2	$421.5	$2.2	0.5%	$48.7	11.6%
Selling, general and administrative	354.8	384.6	264.5	(29.8)	(7.7)%	120.1	45.4%
Depreciation and amortization	186.8	144.2	85.3	42.6	29.5%	58.9	69.1%
Total operating expenses	$1,014.0	$999.0	$771.3	$15.0	1.5%	$227.7	29.5%
Cost of Services
For 2013, cost of services increased $2.2 million compared to 2012. The increase was due primarily to an increase in variable product costs in our Interactive segment resulting from the increase in revenue, labor costs for investments in strategic initiatives primarily in our USIS segment, and expansion costs including the incremental operating costs of CRB, ZipCode, eScan and TLO. These increases were substantially offset by $21.5 million of accelerated stock-based compensation expense recorded in 2012 by TransUnion Corp Predecessor resulting from the 2012 Change in Control Transaction and the impact of weakening foreign currencies on the 2013 expenses of our International segment.
For 2012, cost of services increased $48.7 million compared to 2011. The increase was due primarily to a $48.6 million increase in labor-related costs, including the $21.5 million of additional stock-based compensation expense and additional variable compensation costs resulting from the increase in revenue, a $21.7 million increase in variable product costs due to increased volumes primarily in our Interactive and USIS segments, and expansion costs including the incremental operating costs of FHS, Crivo and CRB. These increases were partially offset by a $20.7 million decrease in data center operating and maintenance costs in our USIS segment due to insourcing these operations and the impact of weakening foreign currencies on the 2012 expenses of our International segment.
Selling, General and Administrative
For 2013, selling, general and administrative expenses decreased $29.8 million compared to 2012. The decrease was due primarily to $69.2 million of additional stock-based compensation expense recorded in 2012 by TransUnion Corp Predecessor resulting from the 2012 Change in Control Transaction and the impact of weakening foreign currencies on the 2013 expenses of our International segment. These decreases were partially offset by an increase in labor costs for investments in strategic initiatives primarily in our USIS and International segments, an increase in advertising expense in our Interactive segment, expansion costs including the incremental operating costs of CRB, ZipCode, eScan and TLO, and an increase in litigation expense in our USIS segment.
For 2012, selling, general and administrative expenses increased $120.1 million compared to 2011. The increase was due primarily to a $97.7 million increase in labor-related costs, including the $69.2 million of additional stock-based compensation expense, additional variable compensation costs resulting from the increase in revenue and expansion costs including the incremental operating costs of FHS, Crivo and CRB. Selling, general and administrative costs also increased due to the inclusion of other costs associated with our acquisitions. These increases were partially offset by the impact of weakening foreign currencies in our International segment.
Depreciation and amortization
For 2013 and 2012, depreciation and amortization increased $42.6 million and $58.9 million, respectively. These increases were due primarily to additional depreciation and amortization resulting from the fair value basis adjustments to the tangible and intangible assets made in connection with the 2012 Change in Control Transaction. See Note 2, “Change in Control Transaction,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for further information about the portion of the purchase price allocated to tangible and intangible assets and their estimated useful lives.

Operating Income and Operating Margins

				Change
	Twelve months ended December 31,			2013 vs. 2012		2012 vs. 2011
(dollars in millions)	2013	2012	2011	$	%	$	%
Operating income (1)
U.S. Information Services	$154.7	$155.1	$185.8	$(0.4)	(0.3)%	$(30.7)	(16.5)%
International	19.5	24.4	66.7	(4.9)	(20.1)%	(42.3)	(63.4)%
Interactive	65.6	61.7	56.5	3.9	6.3%	5.2	9.2%
Corporate	(70.6)	(100.2)	(56.3)	29.6	29.5%	(43.9)	(78.0)%
Total operating income	$169.2	$141.0	$252.7	$28.2	20.0%	$(111.7)	(44.2)%

Operating margin
U.S. Information Services	20.9%	21.4%	28.1%		(0.5)%		nm
International	8.2%	10.4%	30.9%		(2.2)%		nm
Interactive	32.2%	34.3%	38.2%		(2.1)%		nm
Total operating margin	14.3%	12.4%	24.7%		1.9%		nm

Adjusted Operating Income (2)
U.S. Information Services	$156.3	$196.1	$192.1	$(39.8)	(20.3)%	$4.0	2.1%
International	25.7	38.8	66.7	(13.1)	(33.8)%	(27.9)	(41.8)%
Interactive	65.6	64.0	56.5	1.6	2.5%	7.5	13.3%
Corporate	(70.4)	(67.2)	(56.3)	(3.2)	(4.8)%	(10.9)	(19.4)%
Total Adjusted Operating Income	$177.2	$231.7	$259.0	$(54.5)	(23.5)%	$(27.3)	(10.5)%

Adjusted Operating Margin
U.S. Information Services	21.1%	27.0%	29.1%		(5.9)%		(2.1)%
International	10.8%	16.6%	30.9%		(5.8)%		(14.3)%
Interactive	32.2%	35.5%	38.2%		(3.3)%		(2.7)%
Total adjusted operating margin	15.0%	20.3%	25.3%		(5.3)%		(5.0)%

(1)
For 2013, operating income included additional depreciation and amortization resulting from the fair value basis adjustments to the tangible and intangible assets made in connection with the 2012 Change in Control Transaction. The $42.6 million increase in depreciation and amortization, which is primarily related to the purchase accounting fair value adjustments, was recorded in each segment and in Corporate as follows: USIS $28.1 million; International $10.4 million; Interactive $2.4 million; and Corporate $1.7 million. For 2012, operating income included $90.7 million of accelerated stock-based compensation and related expense recorded primarily by TransUnion Corp Predecessor as a result of the 2012 Change in Control Transaction that were recorded in each segment and in Corporate as follows: USIS $41.0 million; International $14.4 million; Interactive $2.3 million; and Corporate $33.0 million. For 2012, operating income also included additional depreciation and amortization as a result of the 2012 Change in Control Transaction fair value adjustments. The $58.9 million increase in depreciation and amortization was recorded in each segment and in Corporate as follows: USIS $34.3 million; International $21.8 million; Interactive $2.2 million; and Corporate $0.6 million. See Note 2, “Change in Control Transaction,” and Note 14, “Stock-Based Compensation,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction.

(2)
See footnote 2 to the “Key Performance Measures” table above for a discussion about Adjusted Operating Income, why we use it, its limitations, and the reconciliation to its most directly comparable GAAP measure, operating income.

For 2013, consolidated operating income increased $28.2 million. This increase was due primarily to the $90.7 million of accelerated stock-based compensation expense recorded in 2012, partially offset by additional depreciation and amortization, an increase in labor costs for investments in strategic initiatives primarily in our USIS and International segments, an increase in variable product costs and advertising in our Interactive segment, the impact of weakening foreign currencies on the 2013 results of our International segment and and increase in litigation costs in our USIS segment.
For 2013, margins for the USIS segment decreased due primarily to the increase in depreciation and amortization, an increase in labor costs for investments in strategic initiatives including integration costs of eScan and TLO, and an increase in litigation costs, partially offset by the accelerated stock-based compensation expense recorded in 2012. Margins for the International segment decreased due primarily to the increase in depreciation and amortization and an increase in labor costs for investments in strategic initiatives including integration costs for our CRB and ZipCode acquisitions, partially offset by the accelerated stock-based compensation expense recorded in 2012. Margins for the Interactive segment decreased due primarily to the increase in advertising, depreciation and amortization, partially offset by the accelerated stock-based compensation recorded in 2012.
For 2012, consolidated operating income decreased $111.7 million, resulting in a significant decrease in our operating margin compared to 2011. This decrease was due primarily to the increase in stock-based compensation and related expenses, the additional depreciation and amortization, and the increase in labor costs from revenue growth and expansion, partially offset by the increase in revenue discussed above.
For 2012, margins for the USIS segment decreased due primarily to the increase in stock-based compensation and related expense, depreciation and amortization, and an increase in labor costs resulting from the growth in revenue and expansion, partially offset by the increase in revenue and cost reductions from our operational excellence program. Margins for the International segment decreased due primarily to increases in stock-based compensation and related expenses, depreciation, amortization, and labor and product costs, including integration costs for our acquisitions of Crivo and CRB and investments in start-up operations such as those in the Philippines, partially offset by the increase in revenue. Margins for the Interactive segment decreased due primarily to the increase in stock-based compensation and related expenses, data costs, depreciation and amortization, partially offset by the increase in revenue.
Non-Operating Income and Expense

				Change
	Twelve months ended December 31,			2013 vs. 2012		2012 vs. 2011
(dollars in millions)	2013	2012	2011	$	%	$	%
Interest expense	$(197.6)	$(165.5)	$(126.4)	$(32.1)	19.4%	$(39.1)	30.9%
Interest income	1.7	1.4	0.7	0.3	21.4%	0.7	100.0%
Other income and expense, net:
Loan fees	(3.8)	(5.0)	(60.9)	1.2	(24.0)%	55.9	(91.8)%
Acquisition fees	(10.5)	(42.2)	(8.5)	31.7	(75.1)%	(33.7)	396.5%
Earnings from equity method investments	13.7	12.1	11.4	1.6	13.2%	0.7	6.1%
Dividends from cost method investments	0.7	0.6	0.6	0.1	16.7%	—	—%
Other	0.7	(3.6)	(2.5)	4.3	(119.4)%	(1.1)	44.0%
Total other income and expense, net	0.8	(38.1)	(59.9)	38.9	(102.1)%	21.8	(36.4)%
Non-operating income and expense	$(195.1)	$(202.2)	$(185.6)	$7.1	(3.5)%	$(16.6)	8.9%
Other income and expense, net, was significantly impacted by the 2012 Change in Control Transaction, additional debt incurred in 2012 and 2013, and the refinancing of Trans Union LLC’s senior secured credit facility in February, 2011. See Note 2, “Change in Control Transaction,” and Note 12, “Debt,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for additional information.
For 2013, interest expense increased $32.1 million compared to 2012, due primarily to interest on the 9.625% notes issued in March 2012 and 8.125% notes issued in November 2012, and interest on the additional borrowings under the TransUnion LLC senior secured term loan in 2013. For 2012, interest expense increased $39.1 million compared to 2011, due primarily to interest on the 9.625% notes and 8.125% notes. See Note 12, "Debt," of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for additional information about our interest expense.
For 2013 loan fees included the amortization of deferred financing fees allocated to our revolving line of credit and the payment of fees for the unused revolving line of credit. For 2012, loan fees included a $2.7 million fee for a bridge loan commitment for the 2012 Change in Control Transaction, the amortization of deferred financing fees allocated to our revolving line of credit, and the payment of fees for the unused revolving line of credit. For 2011, loan fees included a $59.3 million loss on the early extinguishment of debt, consisting of a write-off of $49.8 million of previously unamortized deferred financing fees and a prepayment premium of $9.5 million as a result of refinancing our senior secured credit facility, the amortization of deferred financing fees allocated to our revolving line of credit, and the payment of fees for the unused revolving line of credit.
Acquisition fees represent costs we have incurred for various acquisition-related efforts. For 2013, acquisition fees included costs related to our acquisitions of ZipCode, eScan and TLO along with other unsuccessful acquisition efforts. For 2012, acquisition fees include $36.5 million of costs related to the 2012 Change in Control Transaction and $3.0 million of initial public offering related expenses that were previously capitalized but written off in the first quarter of 2012 as we formally withdrew our registration statement on Form S-1 as a result of the 2012 Change in Control Transaction along with costs of other acquisition efforts.
Provision for Income Taxes
Effective January 1, 2012, the look-through rule under subpart F of the U.S. Internal Revenue Code expired. Beginning in 2012, under ASC 740-30, we recorded tax expense for the income tax we would incur if our foreign earnings were distributed up our foreign chain of ownership, but not remitted to the U.S. As part of the American Taxpayer Relief Act of 2012 enacted into law on January 2, 2013, the look-through rule was retroactively reinstated to January 1, 2012, and we reversed the tax expense we recorded for subpart F in 2012 during the first quarter of 2013.
As a result of the 2012 Change in Control Transaction and increased debt service requirements resulting from the additional debt incurred, we asserted under ASC 740-30 that all unremitted foreign earnings of TransUnion Corp accumulated as of April 30, 2012, were not indefinitely reinvested outside the U.S. Accordingly, in 2012 we recorded a deferred tax liability for the full estimated U.S. tax cost, net of related foreign tax credits, associated with remitting these earnings back to the U.S.
For 2013, we reported a loss before income taxes with an income tax expense, resulting in a negative effective tax rate for this period that is not meaningful. The increase in tax expense, compared to a statutory-rate tax benefit, was due to the tax on our unremitted foreign earnings that are not considered indefinitely reinvested outside the U.S.
For the combined twelve months ended December 31, 2012, we reported a loss before income taxes. The effective tax benefit rate for this period of 8.0% was lower than the statutory rate due primarily to the lapse of the look-through rule, the impact of recording tax expense on our unremitted foreign earnings, the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.
For 2011, the effective tax rate of 26.5% was lower than the statutory rate due primarily to the additional tax-deductible transaction costs resulting from our analysis of the fees incurred in the 2010 Change in Control Transaction and lower tax rates in foreign countries, primarily Canada and Puerto Rico, partially offset by the impact of foreign dividends and foreign tax credits.
Significant Changes in Assets and Liabilities
Goodwill increased $105.5 million at December 31, 2013, as compared to December 31, 2012, due primarily to the purchase price allocations for the ZipCode, eScan and TLO acquisitions and the final purchase accounting adjustments for the 2012 Change in Control Transaction. Total debt increased $186.0 million at December 31, 2013, as compared to December 31, 2012, due primarily to additional borrowings to fund the eScan and TLO acquisitions. See Note 3, “Business Acquisitions” and Note 12, "Debt," of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for additional information.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity are cash flows provided by operating activities, cash and cash equivalents on hand, and our senior secured revolving credit facility. Our principal uses of liquidity are working capital, capital expenditures, debt service and other general corporate purposes. We believe our cash on hand, cash generated from operations, and funds available under the senior secured revolving credit facility will be sufficient to finance our liquidity requirements for the foreseeable future. We may, however, elect to raise funds through debt or equity financing in the future to fund significant investments or acquisitions that are consistent with our growth strategy.
Cash and cash equivalents totaled $59.4 million and $111.2 million at March 31, 2014, and December 31, 2013, respectively, of which $48.4 million and $80.6 million was held outside the United States. As of March 31, 2014, we had $28.5 million of outstanding borrowings against the senior secured revolving credit facility and could have borrowed up to an additional $181.5 million. Beginning in 2015, under the amended senior secured term loan we will be required to make additional principal payments based on the previous year’s excess cash flows. See Note 9 “Debt,” and Note 12, "Subsequent Events," of our unaudited financial statements for the three months ended March 31, 2014, appearing elsewhere in the prospectus for additional information about our debt.
The Company intends to keep all foreign earnings recognized after the 2012 Change in Control Transaction permanently reinvested in operations outside of the United States as these earnings are not needed to fund our current or expected domestic operations. In connection with the 2012 Change in Control Transaction, the Company has asserted that undistributed foreign earnings recognized prior to the transaction are not permanently reinvested outside of the United States. Accordingly, under ASC 740-30 we recorded a liability for the increase in tax that would result from a distribution to the

United States of the accumulated foreign earnings as of April 30, 2012.
Sources and Uses of Cash for the Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31,
(in millions)	2014	2013	$ Change
Cash (used in) provided by operating activities	$(6.1)	$13.5	$(19.6)
Cash used in investing activities	(69.9)	(40.7)	(29.2)
Cash provided by (used in) financing activities	24.8	(7.7)	32.5
Effect of exchange rate changes on cash and cash equivalents	(0.6)	(2.0)	1.4
Net change in cash and cash equivalents	$(51.8)	$(36.9)	$(14.9)
Operating Activities
Cash used in operating activities increased $19.6 million, from a source of cash of $13.5 million for the three months ended March 31, 2013, to a use of cash of $6.1 million for the three months ended March 31, 2014. The increase in cash used was due primarily to an increase in working capital.
Investing Activities
Cash used in investing activities increased $29.2 million, from $40.7 million for the three months ended March 31, 2013, to $69.9 million for the three months ended March 31, 2014. The increase was due primarily to an increase in cash paid for capital expenditures and acquisitions.
Financing Activities
Cash provided by financing activities increased $32.5 million, from a use of cash of $7.7 million for the three months ended March 31, 2013, to a source of cash of $24.8 million for the three months ended March 31, 2014. The increase was due primarily to proceeds from the senior secured revolving line of credit, a decrease in debt financing fees paid and a decrease in treasury stock purchases.
Sources and Uses of Cash for the Years Ended December 31, 2013, 2012 and 2011

	TransUnion Holding Twelve Months Ended December 31, 2013	TransUnion Holding Date of Inception Through December 31, 2012 (1)	TransUnion Corp Predecessor Four Months Ended April 30, 2012	Combined Twelve Months Ended December 31, 2012	TransUnion Corp Predecessor Twelve Months Ended December 31, 2011	2013 vs. 2012 Change	2012 vs. 2011 Change

(dollars in millions)
Cash provided by operating activities of continuing operations	$143.4	$47.0	$52.4	$99.4	$204.5	$44.0	$(105.1)
Cash used in operating activities of discontinued operations	—	—	—	—	(1.3)	—	1.3
Cash (used in) provided by investing activities	(367.0)	(1,547.1)	(19.6)	(1,566.7)	(181.6)	1,199.7	(1,385.1)
Cash (used in) provided by financing activities	187.3	1,655.1	(45.0)	1,610.1	(41.2)	(1,422.8)	1,651.3
Effect of exchange rate changes on cash and cash equivalents	(6.8)	(0.7)	0.8	0.1	(3.8)	(6.9)	3.9
Net change in cash and cash equivalents	$(43.1)	$154.3	$(11.4)	$142.9	$(23.4)	$(186.0)	$166.3

(1)
Cash used in investing activities for TransUnion Holding date of inception through December 31, 2012, is net of the cash of TransUnion Corp Predecessor on April 30, 2012, acquired by TransUnion Holding in connection with the 2012 Change in Control Transaction.

Operating Activities
For 2013, cash provided by operating activities increased $44.0 million, from $99.4 million in 2012 to $143.4 million in 2013. The increase was due primarily to cash used in 2012 to pay option holders cash consideration based on the value of their options in connection with the 2012 Change in Control Transaction, partially offset by the increase in interest expense. For 2012, cash provided by operating activities decreased $105.1 million, from $204.5 million in 2011 to $99.4 million in 2012.

The decrease was due primarily to cash used in 2012 to pay option holders cash consideration based on the value of their options and an increase in interest expense.
Investing Activities
For 2013, cash used in investing activities decreased $1,199.7 million, from $1,566.7 million in 2012 to $367.0 million in 2013. The decrease was due primarily to cash used in 2012 to fund the 2012 Change in Control Transaction, partially offset by cash used for acquisitions in 2013. For 2012, cash used in investing activities increased $1,385.1 million, from $181.6 million in 2011 to $1,566.7 million in 2012. The increase was due primarily to cash used in 2012 to fund the 2012 Change in Control Transaction, partially offset by cash used for acquisitions in 2011.
Financing Activities
For 2013, cash provided by financing activities decreased $1,422.8 million, from $1,610.1 million in 2012 to $187.3 million in 2013. The decrease was due primarily to equity and debt proceeds received in 2012 to fund the 2012 Change in Control Transaction, partially offset by the dividend paid in 2012 and proceeds from borrowings against our senior secured credit facility in 2013. For 2012, cash provided by financing activities increased $1,651.3 million, from a use of cash of $41.2 million in 2011 to a source of cash of $1,610.1 million in 2012. The increase was due to equity and debt proceeds received in 2012 to fund the 2012 Change in Control Transaction, partially offset by the dividend paid in 2012.
Capital Expenditures
Capital expenditures are made to grow our business by developing new and enhanced capabilities, to increase the effectiveness and efficiency of the organization, and to reduce risk. Expenditures are made primarily for product development, disaster recovery, security enhancements, regulatory compliance, and the replacement and upgrade of existing equipment at the end of its useful life. During the third quarter of 2013 we began a strategic initiative to upgrade our technology platform to enable growth, provide additional redundancy, promote innovation and to provide a competitive advantage. We also are in the process of making improvements to our corporate headquarters facility.
For the three months ended March 31, 2014, cash paid for capital expenditures increased $22.4 million, from $16.4 million for the three months ended March 31, 2013, to $38.8 million for the three months ended March 31, 2014. We expect total capital expenditures for the remainder of 2014 to be higher than 2013 as a percent of revenue due to strategic initiatives, including the upgrade of our technology platform and improvements to our corporate headquarters.
For 2013, cash paid for capital expenditures increased $12.5 million, from $69.2 million in 2012 to $81.7 million in 2013. On an accrual basis, our capital expenditures were $96.3 million in 2013 compared to $66.7 million in 2012. For 2012, cash paid for capital expenditures decreased $4.8 million, from $74.0 million in 2011 to $69.2 million in 2012. On an accrual basis, our capital expenditures were $66.7 million in 2012 compared to $66.9 million in 2011.
Debt
Senior Secured Credit Facility
On April 9, 2014, we refinanced and amended our senior secured credit facility. The refinancing resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million. The amendment, among other things, reduced the interest rate floor and margins, reduced the amount available under the revolving line of credit from $210.0 million to $190.0 million, extended the maturity dates, and changed certain covenant requirements. The additional borrowings were used to in part repay all amounts outstanding under the existing revolving line of credit and pay fees and expenses associated with the refinancing transaction. On May 9, 2014, the remaining borrowings were used to redeem the entire $645.0 million outstanding balance of the 11.375% notes issued by TransUnion Financing Corp and Trans Union LLC including unpaid accrued interest and a prepayment premium. We refer to these transactions collectively as the "2014 Refinancing Transaction." The 2014 Refinancing Transaction resulted in a net gain of $2.7 million that was recorded in the consolidated statement of income and $5.0 million of additional deferred financing fees that was recorded on the consolidated balance sheet in the second quarter of 2014. The 2014 Refinancing Transaction is also expected to result in a reduction of cash paid for interest of approximately $45 million annually at current interest rates beginning in May, 2014.
During 2013, the Trans Union LLC borrowed an additional $210.0 million under the term loan to fund various acquisitions and made principal repayments of $10.0 million. As of March 31, 2014, the Company could have borrowed up to an additional $181.5 million under the revolving line of credit.
Under the term loan, the Company is required to make principal payments of 0.25% of the original principal balance after the amendments at the end of each quarter, with the remaining principal balance due April 9, 2021. The Company is also required to make additional principal payments based on excess cash flows of the prior year. Depending on the senior secured net leverage ratio for the year, a principal payment of between zero and fifty percent of the excess cash flows will be due the following year. After the most recent amendment, no payment will be due in 2014 based on 2013 excess cash flows. Under the revolving line of credit, the $190.0 million commitment expires on April 9, 2019.
With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including its investments in subsidiaries. The credit facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test that only applies to periods in which we have outstanding amounts borrowed against the revolving line of credit. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements.
9.625% notes
In connection with the acquisition of TransUnion Corp, on March 21, 2012, we issued $600.0 million principal amount of 9.625%/10.375% senior unsecured PIK toggle notes (“9.625% notes”) due June 15, 2018, in a private placement to certain investors. Pursuant to an exchange offer completed in October 2012, these notes were registered with the SEC. We are required to pay interest on the 9.625% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case we will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes (such increase being referred to as “PIK,” or paid-in-kind interest) to the extent described in the indenture.
The indenture governing the 9.625% notes contains nonfinancial covenants that include restrictions on our ability to pay dividends or distributions, repurchase equity, prepay junior debt, make certain investments, incur additional debt, issue certain stock, incur liens on property, merge, consolidate or sell certain assets, enter into transactions with affiliates, and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to TransUnion Holding. We are in compliance with all covenants under the indenture.
8.125% notes
On November 1, 2012, we issued $400.0 million principal amount of 8.125%/8.875% senior unsecured PIK toggle notes (“8.125% notes”) due June 15, 2018, at an offering price of 99.5% in a private placement to certain investors. The proceeds were used to pay a $373.8 million dividend to our shareholders and to pay various costs associated with issuing the debt and obtaining consents from our existing debt holders. Pursuant to an exchange offer completed in August 2013, these notes were registered with the SEC. We are required to pay interest on the 8.125% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case we will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes to the extent described in the indenture.
The indenture governing the 8.125% notes and the nonfinancial covenants are substantially identical to those governing the 9.625% notes. We are in compliance with all covenants under the indenture.
11.375% notes
In connection with the 2010 Change in Control Transaction, on June 15, 2010, Trans Union LLC and its wholly-owned subsidiary TransUnion Financing Corporation, issued $645.0 million principal amount of 11.375% senior unsecured notes ("11.375% notes") due June 15, 2018, in a private placement to certain investors. Pursuant to an exchange offer completed in April 2011, these notes were registered with the SEC. As a result of the 2012 Change in Control Transaction, a purchase accounting fair value adjustment increase of $124.2 million was allocated to the 11.375% notes. These notes were repaid in full on May 9, 2014.
Effect of Certain Debt Covenants
Effective with the 2014 Refinancing Transaction, certain covenant requirements, including TransUnion Corp's capacity to make dividend distributions to TransUnion Holding, were amended. See Note 12, "Subsequent Event," of our unaudited financial statements for the three months ended March 31, 2014, appearing elsewhere in this prospectus for additional information.
The Company's senior secured revolving line of credit includes a senior secured net leverage ratio covenant as a condition to borrowing and as of the end of any fiscal quarter for which we have line of credit borrowings outstanding. On March 31, 2014, the Company had borrowings of $28.5 outstanding against the revolving line of credit and was subject to the net leverage ratio covenant. As of March 31, 2014, this covenant required us to maintain a senior secured net leverage ratio on a pro forma basis equal to, or less than, 4.00-to-1. The senior secured net leverage ratio as of March 31, 2014, was 2.63 to 1. The senior secured net leverage ratio is the ratio of TransUnion Corp's consolidated senior secured net debt to TransUnion Corp's consolidated EBITDA for the trailing twelve months as defined in the credit agreement governing our senior secured credit facility (“Covenant EBITDA”). Covenant EBITDA for the trailing twelve-month period ended March 31, 2014, totaled $417.7 million. Covenant EBITDA was higher than Adjusted EBITDA by $41.4 million for the trailing twelve-month period ended March 31, 2014, due to adjustments for noncontrolling interests, equity investments and other adjustments as defined in the credit agreement governing our senior secured credit facility.
The indentures governing the senior notes contains nonfinancial covenants that include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The covenants also restrict TransUnion Corp from making certain payments, including dividend payments to TransUnion Holding. As of March 31, 2014, and December 31, 2013, TransUnion Corp’s capacity to make these dividend distributions was restricted to approximately $125 million and $140 million, respectively. All covenants exclude the impact of the purchase accounting fair value adjustments and the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all covenants under the indentures.
On April 30, 2012, we entered into swap agreements that effectively fixed the interest payments on a portion of the term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest of 2.033% and receive a variable rate of interest equal to the greater of 1.50% or the 3-month LIBOR. The net amount to be paid or received will be recorded as an adjustment to interest expense. As a result of the April 9, 2014, senior secured credit facility amendment, this hedge is no longer expected to be highly effective and no longer qualifies for hedge accounting. Changes in the fair value of the swap after April 9, 2014, will be recorded in other income and expense.

Quantitative and Qualitative Disclosures About Market Risk
In the normal course of business we are exposed to market risk, primarily from changes in variable interest rates and foreign currency exchange rates, which could impact our results of operations and financial position. We manage the exposure to this market risk through our regular operating and financing activities. We may use derivative financial instruments, such as foreign currency and interest rate hedges, but only as a risk management tool and not for speculative or trading purposes.
Interest Rate Risk
Our senior secured credit facility consists of a seven-year senior secured term loan ("term loan") and a $210.0 million senior secured revolving line of credit ("revolving line of credit"). Interest rates on these borrowings are based, at Trans Union LLC’s election, on LIBOR or an alternate base rate, subject to a floor, plus an applicable margin based on the senior secured net leverage ratio. As of December 31, 2013, 39.2% of TransUnion Holding’s outstanding debt was variable-rate debt. As of December 31, 2013, 60.1% of TransUnion Corp’s outstanding debt was variable-rate debt. As of December 31, 2013, our variable-rate debt had a weighted-average interest rate of 4.25% and a weighted-average life of 5.11 years. For all of 2013, the variable rate on our senior secured term loan was below the floor, and a 10% change in the interest rate on that loan would not have changed our interest expense. During 2013, we borrowed and repaid $65.0 million on our senior secured revolving line of credit. During the time the revolving line of credit had an outstanding balance, the variable rate was below the floor, and a 10% change in the interest rate on that loan would not have changed our interest expense.

On April 30, 2012, we entered into swap agreements that effectively fixed the interest payments on a portion of the term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest of 2.033% and receive a variable rate of interest equal to the greater of 1.50% or the 3-month LIBOR. The net amount paid or received be recorded as an adjustment to interest expense. As a result of the April 9, 2014, senior secured credit facility amendment, this hedge is no longer expected to be highly effective and no longer qualifies for hedge accounting. Changes in the fair value of the swap after April 9, 2014, are being recorded in other income and expense. We recorded a loss of $0.7 million on the swap in the second quarter of 2014.
Based on the amount of outstanding variable-rate debt, we have a material exposure to interest rate risk. In the future our exposure to interest rate risk may change due to changes in the amount borrowed, changes in interest rates, or changes in the amount we have hedged. The amount of our outstanding debt, and the ratio of fixed-rate debt to variable-rate debt, can be expected to vary as a result of future business requirements, market conditions or other factors.
Foreign Currency Exchange Rate Risk
A substantial majority of our revenue, expense and capital expenditure activities are transacted in U.S. dollars. However, we do transact business in a number of foreign currencies, including the South African rand and Canadian dollar. We have minimal euro-based transactions. In reporting the results of our foreign operations, we benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to the foreign currencies.

We are required to translate the assets and liabilities of our foreign subsidiaries that are measured in foreign currencies at the applicable period-end exchange rate on our consolidated balance sheets. We are required to translate revenue and expenses at the average exchange rates prevailing during the year in our consolidated statements of income. The resulting translation adjustment is included in other comprehensive income, as a component of stockholders’ equity. We include transactional foreign currency gains and losses in other income and expense on our consolidated statements of income.
In 2013, revenue from foreign operations was $238.9 million, and foreign pre-tax income was $19.5 million. A 10% change in the value of the U.S. dollar relative to a basket of the currencies for all foreign countries in which we had operations during 2013 would have changed our revenue by $23.9 million and our pre-tax income by $2.0 million.
A 10% change in the value of the U.S. dollar relative to a basket of currencies for all foreign countries in which we had operations would not have had a significant impact on our 2013 realized foreign currency transaction gains and losses.

Ratio of Earnings to Fixed Charges
The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	TransUnion Holding Company, Inc.			TransUnion Corp.
	Three months ended March 31, 2014	Twelve months ended December 31, 2013	From Date of Inception Through December 31, 2012	Predecessor and Successor Combined December 31, 2012	Twelve months ended December 31, 2011	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009
Ratio of earnings to fixed charges(1)(2)	0.6	0.8	1.0	1.0	1.4	1.8	46.7

(1)
We have derived the ratio of earnings to fixed charges of TransUnion Holding for the three months ended March 31, 2014, from TransUnion Holding’s unaudited consolidated financial statements appearing elsewhere in this prospectus. We have derived the ratio of earnings to fixed charges of TransUnion Holding for the year ended December 31, 2013, and for the period from the date of inception through December 31, 2012, from TransUnion Holding’s audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the ratio of earnings to fixed charges of TransUnion Corp Predecessor and Successor for the combined year ended December 31, 2012, and of TransUnion Corp for the year ended December 31, 2011 from TransUnion Corp's audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the ratio of earnings to fixed charges of TransUnion Corp. for the years ended December 31, 2010 and 2009 from TransUnion Corp’s audited consolidated financial statements for such periods, which are not included in this prospectus. TransUnion Holding’s and TransUnion Corp’s historical results are not necessarily indicative of the results expected for any future period.

(2)
The ratio of earnings to fixed charges in the three months ended March 31, 2014 and twelve months ended December 31, 2013 is less than one-to-one coverage. The earnings are less than the fixed charges by $18.2 million and $36.9 million for the three months ended March 31, 2014, and twelve months ended December 31, 2013, respectively.

Business
Overview
We are a leading global provider of information and risk management solutions. We provide these solutions to businesses across multiple industries and to individual consumers. Our technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, integrated with analytics and decisioning capabilities. Our interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. We have operations in the United States, Africa, Canada, Latin America, Asia Pacific and India and provide services in 33 countries. Since our founding in 1968, we have built a diversified and stable customer base in multiple industries, including financial services, insurance, healthcare, automotive, retail and communications.
Businesses use our data for their daily risk-management processes. Consumers use our data to help them understand their credit profile and protect themselves against identity theft. We obtain financial, credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from thousands of sources, including credit-granting institutions, private databases and public records depositories, much of which is provided to us at little or no cost. We refine and enhance this data to create proprietary databases, processing approximately two billion updates monthly in the United States. We combine our data with our analytics and decisioning technology to deliver additional value to our customers. Our analytics, such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enable businesses and consumers to efficiently monitor and manage risk. Our decisioning technology, which is delivered on a software-as-a-service platform, enables businesses to interpret data and scores and apply their specific qualifying criteria to make real-time decisions at the point of interaction with their customers. Collectively, our data, analytics and decisioning technology allow businesses to more effectively identify and acquire new customers, manage risk associated with existing customers, generate cross-selling opportunities and reduce loss from fraud and identity theft.
We have a global customer base that includes many of the largest companies in each of the primary industries we serve. For example, in the United States, we contract with nine of the ten largest banks, all of the major credit card issuers, nine of the ten largest property and casualty insurance carriers and we provide services to thousands of healthcare providers. In addition, we provide subscription-based interactive services directly and indirectly to a growing base of millions of consumers.
We manage our business through three operating segments: U.S. Information Services (“USIS”), International and Interactive.

•
USIS, which represented approximately 63% of our revenue in 2013 and 64% of our revenue for the three months ended March 31, 2014, provides consumer reports, credit scores, verification services, analytical services, revenue management and decisioning technology to businesses in the United States. USIS offers these services to customers in the financial services, insurance, healthcare and other industries, and delivers them through both direct and indirect channels.

•
International, which represented approximately 20% of our revenue in 2013 and 18% of our revenue for the three months ended March 31, 2014, provides services similar to our USIS and Interactive segments, and provides services in 32 countries outside the United States. Our International segment also provides automotive information and commercial data to our customers in select geographies.

•
Interactive, which represented approximately 17% of our revenue in 2013 and 18% of our revenue for the three months ended March 31, 2014, provides services to consumers that help them understand and proactively manage their personal finances and protect them from identity theft. We sell our subscription-based interactive services primarily through our website, www.transunion.com, as well as on a wholesale basis through partnerships.

Our Industry
Evolution to Mission Critical Role
Credit bureaus were formed in the nineteenth century to help provide better credit information to local and regional lenders so they could make more informed credit decisions. As consumer lending expanded, credit bureaus became an integral part of the lending process and now play a critical role in the intermediation between lenders and borrowers. Credit bureaus developed a variety of methods to collect, maintain and analyze information concerning the ability of consumers and businesses to meet their obligations. Consumers and commercial lenders have increasingly used these services to make more informed credit decisions. As a result, credit bureaus have positioned themselves as mission critical partners to financial services institutions around the world.
Three Major Providers with Sustainable Competitive Advantage
As financial services institutions grew in scale and geographic scope, credit bureaus extended their reach by coordinating and forming strategic alliances with other credit reporting providers to share data across large territories through a “hub and spoke” system. Three credit bureaus have since consolidated into large, international organizations that can provide a wide range of data services and analytical applications to their larger and increasingly demanding financial services customers. As a result of this consolidation, TransUnion, Equifax and Experian have emerged as the global leaders in the industry. The largest U.S. customers of these global credit bureaus typically use the services of all three providers to validate consistency and ensure reliability.
Development of the Business Information Service Providers
Over the past decade, credit bureaus have devoted significant resources to enhance the quality of their data sets by developing a variety of proprietary information databases. Credit bureaus have evolved from being collectors and sellers of credit information to providers of more advanced information services. Given the increased consumer demand for monitoring their own credit, the credit bureaus have also begun to market and sell these services directly to consumers. The development of these more advanced services has enabled credit bureaus to diversify their revenue base, accelerate growth and evolve into business information service providers.
Market Opportunity
We believe several important trends in the global macroeconomic environment, as well as within the key industries we serve, are driving development of the market for information and risk management solutions.
Large and Growing Market for Data and Analytics
We believe that the business information services market is large and growing. We believe that the demand for targeted data and sophisticated analytical tools will continue to grow meaningfully as businesses seek real time access to more granular data in order to better understand their customers.
Focus on Risk Management
As a result of the economic downturn, new regulatory requirements and a heightened focus on reducing fraud and losses, we believe there is a growing demand for risk-based pricing and underwriting strategies as well as ongoing reviews of existing customers’ risk profiles. In addition, financial institutions continually seek to improve account and portfolio management strategies in order to better manage losses within their existing customer base and credit card issuers seek more advanced customer segmentation and scoring tools to provide their customers with more appropriate and timely products.
Growth Driven by Non-traditional Users of Consumer Data
Non-traditional users of consumer data are recognizing the value of credit information and analytical tools. Healthcare companies use these tools to manage their revenue cycle, capital markets participants use them to develop better valuations of securitized loan portfolios, and residential property managers use them to assess tenant qualifications and assist in leasing decisions. For example, to reduce collection risks healthcare providers are seeking information about their patients insurance coverage and ability to pay at the time of registration. We believe companies that can offer real-time, reliable data and technology will be best positioned to benefit from the increasing demand for and use of consumer data by non-traditional users.
Growth in Emerging International Markets
As economies in emerging markets continue to develop and mature, we believe there will continue to be a rise in favorable socio-economic trends, such as an increase in the size of middle and affluent classes, and a significant increase in the use of financial services. In addition, credit penetration is relatively low in emerging markets when compared to developed markets. For example, using our database of information compiled from financial institutions as a benchmark of credit activity, we estimate that less than 20% of the adult population in India is currently credit active. We expect the populations in emerging markets to become more credit active, resulting in increased demand for our services.
Increased Consumer Focus on Managing Personal Finances and Protecting Against Identity Theft
Consumers are increasingly focused on proactively managing their finances and protecting their identities. According to a press release by the Federal Trade Commission in February 2014, identity theft was the top consumer complaint received by the agency in 2013. Tighter availability of credit and stricter lending practices are prompting individual consumers to seek a better understanding of their credit profile. As a result of these factors, an increasing number of consumers are accessing their credit reports and purchasing credit monitoring services.
Our Competitive Strengths
Global Leader in Information Management Solutions
We are one of only three leading global participants in the consumer credit and information management industry. Over the past 40 years, we have accumulated and built comprehensive proprietary databases and information management solutions. We believe that establishing an infrastructure to source, maintain and reliably deliver high quality consumer credit information in large volumes would be difficult, costly and take a new market entrant numerous years to complete. Together with our unconsolidated subsidiaries, we maintain credit files on over 500 million consumers and businesses worldwide. We have a diverse and stable global customer base, which includes many of the largest companies in each of the primary industries we serve, including financial services, insurance and healthcare. We believe that our scale, global footprint, credibility and strong position within these markets will allow us to capitalize on business opportunities in many countries and regions around the world and contribute to our long-term growth.
Innovative and Differentiated Information Solutions
We have consistently focused on innovation to develop new and enhanced service offerings that meet the evolving needs of our customers. We believe our specialized data, analytics and decisioning services and collaborative approach with our customers differentiate us from our competitors. Examples of our innovative and differentiated solutions include:

•
Triggers-Our industry-leading platform notifies businesses of changes to consumer profiles on a daily basis. These notifications allow our customers to take more timely action to offer new services, retain existing accounts, improve collection efficiency or monitor risk exposure in their portfolios. We believe that our investments in infrastructure and predictive capabilities distinguish us from our competitors;

•
CreditVision-We continue to enhance our credit data, including new data fields, enriched values in existing data fields, and expanded account history. This enhanced credit data has been combined with hundreds of algorithms to produce our CreditVision solution.This market-leading solution provides more granularity and evaluates consumer behavior patterns over time, resulting in a more predictive view of the consumer;

•
Decisioning Technology-Our decisioning technology helps businesses interpret both data and predictive model results, and applies customer-specific criteria to facilitate real-time, automated decisions at the point of consumer interaction. We offer our decisioning applications across our key industries including financial services, retail, insurance and healthcare, helping these customers to more effectively acquire accounts and reduce fraud. For example, our financial services customers use decisioning to authenticate consumer identity and determine optimal product offerings, such as credit cards, based on customer supplied criteria. Our healthcare customers use decisioning to determine available sources of payment for their patients at the time of patient registration. We believe the integration of our data and our decisioning technology differentiates us in the market place; and

•
Market Intelligence-We develop and offer industry studies and provide a source of market intelligence for customers to benchmark and forecast their own portfolio performance. For example, our Trend Data application leverages our database of approximately 27 million anonymized U.S. consumer records, sampled quarterly since 1992. We believe businesses using our Trend Data can obtain a more holistic historical perspective on macroeconomic and market trends than by using comparable offerings of our competitors.

We have made significant investments in our technology platforms to enable greater availability, better redundancy, improved data matching and advanced platform flexibility, to ensure continued improvement in our overall services to our customers and to ensure we are well positioned to differentiate our data sets. We believe our investments in technology allow us to better respond to our customers’ needs. We believe our customers value our ability to deliver innovative solutions to their particular complex problems with minimal technical disruptions. Many of these value-added solutions can be applied across industries and geographies and can be integrated into a customer’s core operations.
Deep and Specialized Industry Expertise
We have developed an expertise in a number of industries, including financial services, insurance and healthcare, and have placed industry experts in key leadership positions throughout our organization. We believe that our published studies, which we base on behavioral research supported by predictive data sets, have enhanced our reputation within these industries. In addition, we have been able to apply our industry knowledge and data assets to form strategic partnerships with other leading companies in key industries to develop new solutions and revenue opportunities. For example, we have strengthened our position as a leading provider of credit information and analytic services to the personal property and casualty insurance industry by partnering with a vehicle history data provider to launch a vehicle history score that helps insurance carriers further segment risk based on the attributes of a specific automobile, such as the number of owners, odometer readings and vehicle condition. In the healthcare industry, we believe our insight into patient identity verification, credit, insurance eligibility, charity eligibility and payment estimation differentiates our revenue cycle management offerings for healthcare providers and payers relative to our competitors.
We believe that our industry knowledge, coupled with our collaborative customer approach, has made it possible for us to anticipate and address our customers’ needs and enables us to offer additional proprietary value-added services.
Strong Presence in Attractive International Markets
We currently provide services in 32 countries outside the United States in both developed and emerging markets with significant growth potential. In our developed markets, we have a strong presence in Canada, where we are one of only two significant consumer reporting agencies in the market, and in Hong Kong, where we are the only global consumer credit reporting company. We are also well-positioned as a first mover in several fast-growing emerging markets, such as India, where we partnered with Indian financial institutions to create the first credit bureau in 2003, and the Philippines, where we partnered with the top-five credit card issuers to form the first consumer credit bureau in that country in 2011. Since 1993, we have hosted the most extensive credit database in South Africa, which positions us well for further expansion in Africa. In 2012 we completed an acquisition that expands our presence into seven new African markets. In addition, we are a significant credit information and analytics provider in Latin America, where we own 25.69% of the largest credit bureau in Mexico, we are the majority owners of a credit bureau in Chile and we have a majority interest in both a credit decisioning services provider and a data enrichment and registry information servicer provider in Brazil. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain markets ahead of our major competitors. We believe that our presence in international markets helps foster the growth and development of credit-based economies in these markets, resulting in accelerated demand for credit information services and analytics.
Strategic Initiatives
During 2012 and 2013 we launched various strategic initiatives that leverage our core capabilities and enhance our technology to diversify our revenue base and enable growth with strong margins. During the third quarter of 2013, we began a strategic initiative to upgrade our technology platform to enable growth, promote innovation and to provide a competitive advantage.
Attractive Business Model
We believe we have an attractive business model that has strong and stable cash flows from operations, diversified revenue streams, low capital requirements and favorable operating leverage. We own 100% of our U.S. consumer credit database and we typically obtain updated information at little or no cost, which provides us with an efficient cost structure and allows us to benefit from economies of scale. The integral role that our analytics play in our customers’ decision-making processes and the proprietary and embedded nature of our solutions have historically translated into high customer retention and revenue visibility. We have enjoyed long-standing relationships with our customers, including relationships over ten years with each of our top ten USIS financial services customers.
Our significant investments to upgrade and improve our technology provide us with the ability to address our customers’ needs with predictable continuing capital investments. Additionally, our ongoing operational excellence program, which is aimed at creating a long-term competitive and efficient cost structure, has institutionalized our cost-management practices. We believe that as a result of operating efficiencies and controlled capital investments, we will continue to generate strong and consistent cash flows from operations.
Proven and Experienced Management Team
Our experienced senior management team has a track record of strong performance and significant expertise in the markets we serve. This team has overseen our expansion into new industries and geographies while managing ongoing cost-saving initiatives. As a result of the sustained focus of our management team, we maintained stable operating performance throughout the economic downturn and have grown the business as conditions have improved. See “Management” for additional information.
Business Strategy
To promote sustainable growth, diversification and a strong global brand, we align our resources and efforts to achieve the following outcomes:

Develop Innovative Solutions to Meet Market Challenges
We have a culture of innovation. Our industry expertise and collaborative approach allow us to prioritize investments in new data sources and the development of additional services to provide integrated solutions to meet our customers’ needs. We enhance our analytics and decisioning services to deliver stronger account management, risk management and fraud protection services to our customers across several industries. For example, our pre-foreclosure notifications use our triggers platform to identify consumers that are at an increased risk for foreclosure, allowing insurance carriers to monitor occupancy status and manage the risk of property damage. We take advantage of strategic partnerships to develop innovative services that differentiate us from our competitors. For consumers, we recently improved our offerings by introducing instant alerts to notify members of critical changes to their credit reports. As the needs of our customers evolve, we plan to continue to provide creative solutions to manage their credit information.
Expand Internationally
We believe international markets present a significant opportunity for growth, as these economies continue to develop and their populations become more credit active. We plan to:
Expand in Existing Markets. In emerging markets where we are currently present and a substantial portion of the population is not yet credit active, such as Mexico and India, we expect significant expansion of consumer credit. Given our incumbent position, we are well positioned to benefit from this trend. In developed markets, such as Canada and Hong Kong, we will continue to improve our core services and seek to expand our service offerings.
Introduce New Service Offerings. We will continue to focus on generating revenue from new offerings across all markets, including value added services and new lines of business. The common nature of our customers’ risk and information management needs allows us to take offerings from developed markets to emerging markets. This further results in the faster development and introduction of solutions for emerging markets as we are able to leverage our global knowledge, technology and expertise to meet local market needs.
Enter New Geographic Markets. We will continue to expand by forming alliances with financial services institutions, industry associations, and other local partners, and by pursuing strategic acquisitions. From our bases in Hong Kong, Latin America and South Africa we seek to expand to other countries in those regions. For example, in 2011, we launched the first consumer credit bureau in the Philippines in partnership with the top-five credit card issuers in that market. In 2011, we acquired an 80% ownership interest in Crivo, marking our entry into Brazil. In 2012, we completed an acquisition of an 85% interest in a credit information and collections business that further expanded our presence into seven additional African countries. In 2013 we acquired an 80% ownership interest in Data Solutions Serviços de Informática Ltda. (“ZipCode”), further expanding our footprint in Brazil. We expect to continue to develop operations in new markets around the world.
Focus on Underpenetrated and Growth Industries
We will evaluate and pursue strategic acquisitions in order to accelerate growth within our existing businesses, and diversify into new businesses. We are focused on opportunities that expand our geographic footprint and the breadth and depth of services we offer, including acquiring proprietary datasets and industry expertise in our key industries. For example, we expanded into Brazil and Chile and enhanced our domestic healthcare offerings through various acquisitions. The most recent example was our December 2013 acquisition of TLO, LLC ("TLO"), an information management company providing data solutions for identity authentication, fraud prevention and debt recovery. We will also seek to increase our investments in foreign entities where we hold a minority interest as we did in 2014, increasing our ownership in the India credit Bureau CIBIL from 27.5% to a controlling 55.0% ownership. We will continue to pursue acquisitions that provide opportunities for long-term value creation by expanding our capabilities, expertise and geographic reach. We plan to maintain our disciplined approach to any acquisition.
Expand Interactive Business
Consumers are becoming increasingly aware of the need to proactively manage their personal finances. They also recognize the need to protect their identities in the face of many highly publicized data breaches. In order to meet the growing market demand for credit monitoring and identity fraud protection services and deepen customer loyalty, we will continue to invest in consumer-driven product enhancements. We have developed a data-driven customer acquisition strategy and have expanded into new channels such as mobile and social media. In addition to our direct to consumer offering, we will continue to make our services available on a wholesale basis to strategic partners who combine our services with their own offerings. This strategy allows us to test market new product enhancements and configurations with minimal investment.

Pursue Strategic Acquisitions
We will evaluate and pursue strategic acquisitions in order to accelerate growth within our existing businesses, and diversify into new businesses. We are focused on opportunities that expand our geographic footprint and the breadth and depth of services we offer, including acquiring proprietary datasets and industry expertise in our key industries. For example, we expanded into Brazil and Chile and enhanced our domestic healthcare offerings through various acquisitions. The most recent example was our December 2013 acquisition of TLO, an information management company providing data solutions for identity authentication, fraud prevention and debt recovery. We will also seek to increase our investments in foreign entities where we hold a minority interest as we did in 2014, increasing our ownership in the India credit Bureau CIBIL from 27.5% to a controlling 55.0% ownership. We will continue to pursue acquisitions that provide opportunities for long-term value creation by expanding our capabilities, expertise and geographic reach. We plan to maintain our disciplined approach to any acquisition.
Segment Overview
We manage our business and report our financial results in three operating segments: USIS, International and Interactive. We also report expenses for Corporate, which provides shared services and conducts enterprise functions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 16, “Operating Segments,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus for further information about our segments.
U.S. Information Services
USIS provides consumer credit and data reports, credit scores, analytical services and decisioning technology to businesses. We offer these services to customers in the financial services, insurance, healthcare and other industries, and deliver them through both direct and indirect channels. These businesses use our services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt and manage fraud. USIS also provides healthcare insurance-related information to medical care facilities and insurers. In addition, USIS fulfills mandated consumer services such as dispute investigations and free annual credit reports, as required by the FCRA, as amended, and other credit-related legislation. USIS provides solutions to its customers through the following three service lines:
Online Data Services
Online Data Services are delivered in real-time to qualified businesses to help them assess the financial viability and capacity, or risk, of prospective consumers seeking to access credit. The primary source for these services is our consumer credit database. This database contains the name and address of most U.S. adults, a listing of their existing credit relationships and their timeliness in repaying debt obligations. The information in our database is voluntarily provided by thousands of credit-granting institutions and other data furnishers, such as public utilities. We also actively collect, directly and through vendors, information from courts, government agencies and other public records. This data is updated, audited and monitored on a regular basis. Information such as credit reports, credit characteristics, predictive scores and identity authentication services are created from the primary underlying data. Collectively, the reports, characteristics and scores, with variations tailored for specific industries, form the basis of Online Data Services.
Online Data Services revenue is driven by consumers initiating transactions with businesses. Our customers most frequently use the information and scores to underwrite or otherwise manage risk in connection with the establishment of a new account for a consumer, such as a credit card, home loan, auto loan or insurance policy. Our customers also use our services to evaluate risks and make risk-related decisions in connection with existing accounts.
We also provide online service to help businesses manage fraud and authenticate a consumer’s identity when they initiate a new business relationship. Our fraud database, which is updated daily, contains data elements such as addresses and Social Security numbers from multiple sources that alert businesses to identities associated with known or suspected fraudulent activity. We also provide data to businesses to help them satisfy “know your customer” compliance requirements.
Credit Marketing Services
Credit Marketing Services help businesses proactively acquire new customers, cross-sell to existing customers and monitor and manage risk in their existing portfolios. We provide information extracted from the consumer credit database according to specific customer criteria and deliver it in the form of a batch dataset. These services are delivered on an ad hoc or regularly scheduled basis.
We have a variety of Credit Marketing Services to help customers market to prospects and manage risks of new and existing accounts in an efficient and effective manner. We provide portfolio review services, which are periodic reviews of our customers’ existing accounts, to help our customers develop cross-selling offers to their existing customers and monitor and manage risk in their existing consumer portfolios. Prescreen services are marketing lists our customers use on a one-time basis to extend firm offers of credit or insurance to consumers. Prospect databases are used by our customers to contact individuals multiple times to extend firm offers of credit or insurance. We also provide trigger services which are daily notifications of credit data sent to our customers to notify them of changes in their customers’ credit and risk profiles. The information we provide also helps businesses manage and assess various risks associated with their customers, such as the ability to repay debt, the likelihood of a credit or insurance loss and the potential for fraud.
Decision Services
Decision Services, our software-as-a-service offering, includes a number of platforms that help businesses interpret data and predictive model results, and apply their customer-specific criteria to facilitate real-time automated decisions at the time of consumer interaction. Decisions may be based on a generic logical formula or customized to fit specific customer business rules. The data used in the decisioning process is derived from our consumer credit database, other sources of data we own or external suppliers. Our customers use Decision Services to evaluate business risks and opportunities, including those associated with new consumer credit and checking accounts, insurance applications, account collection, patient registrations and apartment rental requests.
International
The International segment provides services similar to our USIS segment to businesses in select regions outside the United States. Depending on the maturity of the credit economy in each country, services may include credit reports, analytical and decision services and risk management services. In addition, we have commercial and automotive databases in select geographies. These services are offered to customers in a number of industries including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered by our Interactive segment that help consumers proactively manage their personal finances. The two market groups in the International segment are as follows:
Developed Markets
We offer online data services, credit marketing services and decision services in developed markets other than the United States, which include Canada, Hong Kong and Puerto Rico. Revenue from developed markets accounted for approximately 40% of our International revenue in 2013.
Canada-We have operated in Canada since 1989 and are one of only two significant consumer reporting agencies in the Canadian market. Revenue from these operations accounted for approximately 64% of our developed markets revenue in 2013.
Hong Kong-We have had a majority ownership interest in the principal consumer credit reporting company in Hong Kong since 1998. Revenue from these operations accounted for approximately 28% of our developed markets revenue in 2013.
Puerto Rico-We entered the Puerto Rican market in 1985 through an acquisition. Revenue from these operations accounted for approximately 8% of our developed markets revenue in 2013.
Emerging Markets
Together with our unconsolidated subsidiaries, we also provide online data services, credit marketing services and decision services in emerging markets, such as South Africa, Mexico, India, Brazil, and other countries in the Africa, Latin American and Asia-Pacific regions. Once credit databases are established in these markets, we can introduce services that have demonstrated success in developed markets. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain emerging markets where our major competitors have not, such as Mexico and the Philippines. We also believe that our presence in emerging markets helps foster the growth and development of credit-based economies in these markets, thereby resulting in an accelerated demand for credit information services and analytics. Revenue from emerging markets accounted for approximately 60% of our International revenue in 2013.
Africa-Since 1993, we have hosted the most extensive credit database in South Africa, which positions us well for expansion into the rest of the African continent. In addition to our traditional credit reporting services, we offer auto information solutions and commercial credit information services. South Africa accounted for approximately 49% of our emerging markets revenue in 2013. Our presence in South Africa has allowed us to expand into surrounding countries including Kenya, Namibia, Swaziland, Botswana, Zimbabwe, Mozambique, Zambia, Rwanda, Malawi, Tanzania and Uganda.
Latin America-We have been active in Latin America since 1996 and have operations in several Central and South American countries, including a strong presence in the Dominican Republic, and a 25.69% ownership interest in TransUnion de México, S.A., the primary credit bureau in Mexico. In Guatemala, we maintain a centralized database that services Guatemala,

Honduras, Nicaragua, El Salvador and Costa Rica. We expanded our footprint in Latin America through our acquisition of majority interests in a Chilean credit bureau in 2010, a Brazilian decisioning services provider in 2011 and a Brazilian data enrichment and registry information services provider in 2013.
India-In 2003, we partnered with prominent Indian financial institutions to create Credit Information Bureau (India) Limited (“CIBIL”), the first consumer and commercial credit bureau in India. We currently own a 55.0% stake in CIBIL and are its sole technology, analytics and decision service provider for its consumer business. We derive revenue from royalties paid by CIBIL for the use of our technology, credit scores and other value-added services. In the absence of a national identification number, we created an innovative matching algorithm that allowed us to provide consumer credit reporting services for the Indian population.
Asia Pacific-Asia Pacific includes markets such as Thailand, Singapore, China and the Philippines. We provide credit risk scores to Thailand National Credit Bureau, in which we have a 12.25% ownership interest, and to the Credit Bureau of Singapore. In China, we currently provide fraud and authentication solutions to financial institutions. In the Philippines, we partnered with the top-five credit card issuers to launch the first consumer credit bureau in 2011.
Interactive
Interactive offers services that help consumers manage their personal finances and protect against identity theft. Services in this segment include credit reports, credit scores, credit monitoring services and fraud management services. Our Interactive segment provides services through both direct and indirect channels.
Direct-We offer services directly to consumers, primarily on a subscription basis through our website, www.transunion.com, to help consumers manage their personal finances and protect them against identity theft. These services include: credit reports, credit scores and analysis, identity risk score and alerts, alerts to changes in credit reports and scores, debt analysis, scores specific to the insurance industry and the ability to restrict third-party access to a consumer’s credit report. We complement these features with personalized content that explains how credit and financial data is used in various industries to evaluate consumers and how a consumer’s financial choices impact this evaluation. Our objective is to acquire and retain quality customers in an efficient manner. We acquire customers primarily through performance-based, data-driven advertising channels, including paid search and online display, where we can precisely measure the return on our advertising spend. We continually enhance our content and add new features to increase the value of our services to our customers.
Indirect-We offer our services wholesale to strategic partners who combine them with their own offerings and sell them to consumers and businesses in such areas as financial services, commercial insurance and online membership clubs. Through these partnerships we are able to test new content and product features with minimal investment.
Corporate
Corporate provides support services to each operating segment, holds investments and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are primarily enterprise-level costs and are administrative in nature.
Markets and Customers
We have a highly diversified customer base, with our largest customer accounting for approximately 2.9% of revenue in 2013. Our top ten customers accounted for approximately 20.1% of revenue in 2013. A substantial portion of our revenue is derived from companies in the financial services industry.
We have operations in 33 countries including the United States, South Africa, Canada, Hong Kong, Puerto Rico, Mexico, the Dominican Republic, India, Brazil, Trinidad and Tobago, Guatemala, Chile, Costa Rica, Honduras, Nicaragua, El Salvador, Kenya, Botswana, and the Philippines. The following table summarizes our revenue based on the country where the revenue was earned:

	Approximate percent of consolidated revenue
Country	2011	2012	2013
United States	79%	79%	80%
South Africa	9%	7%	6%
Canada	6%	5%	5%
Other	6%	9%	9%
The following table summarizes long-lived assets, other than financial instruments and deferred tax assets, based on the location of the legal entity that owns the asset:

	Approximate percent of long-lived assets
Country	2011	2012	2013
United States	80%	81%	85%
South Africa	5%	5%	3%
Canada	2%	4%	3%
Other	13%	10%	9%
For additional information about geographical information see Note 16, “Operating Segments,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospectus. For additional information about risks related to our foreign operations see “Risk Factors.”
We market our services primarily through our own sales force. We have dedicated sales teams for our largest customers focused by industry group and geography. These dedicated sales teams provide strategic account management and direct support to customers to develop comprehensive solutions. We use shared sales teams to sell our services to mid-size customers. These sales teams are based in our headquarters office and in field offices strategically located throughout the United States and abroad. Smaller customers’ sales needs are serviced primarily through call centers. We also market our services through indirect channels such as resellers, who sell directly to businesses and consumers. Our interactive direct-to-consumer services are sold through our website, www.transunion.com.
Seasonality
Seasonality in the USIS segment is correlated to volumes of online credit data purchased by our financial services and mortgage customers, and our sales have generally been higher during the second and third quarters. Seasonality in our International segment is driven by local economic conditions and relevant macroeconomic market trends. In our Interactive segment, demand for our products generally relates to our advertising spend, which is usually higher during the first half of the year.
Competition
The markets for our services are highly competitive. We primarily compete on the basis of differentiated solutions, datasets, services, innovation and price. Our competitors vary in size and in the scope of the services they offer. We are one of three global consumer credit and information management companies, which each have similar market share in the United States. The other two companies are Equifax Inc. and Experian plc, both of which offer a similar range of consumer credit and information management services. We also compete with a number of smaller, specialized companies, all of which offer a subset of the services we provide.
We believe the services we provide to our customers reflect our understanding of our customers’ businesses, the depth and breadth of our data, and the quality of our decisioning technology and advanced analytics. By integrating our services into our customers’ business processes we ensure efficiency, continuous improvement and long-lasting relationships.
Information Technology
Technology
The continuous operation of our information technology systems is fundamental to our business. Our information technology systems collect, access, process, deliver and store the data that is used to provide services to, and develop solutions for, our customers. Customers connect to our systems using a number of different technologies, including secured internet connections, virtual private networks and dedicated network connections. We contract with various third-party providers to help us maintain and support our systems, as well as to modify existing, and develop new, applications to be used in our businesses.
Our control and understanding of the technology that operates our business is critical to our success. Knowledge transfer is a key component of our relationships with third-party providers who support our systems or implement emerging technologies. When we contract for third-party support or incorporate new technology into our systems, we use dedicated employee teams to manage these relationships in order to drive the development of the strategy in these areas.
Data Centers and Business Continuity
We are a global operation and have data centers located throughout the world. We generally employ similar technologies and infrastructures in each data center to enable the optimal sharing of technical resources across geographies.
We maintain a framework for business continuity that includes written policies requiring each business and operating unit to identify critical functions. Our businesses and operating units have processes in place that are designed to maintain such functions in case there is a disruptive event. We also have a specific disaster recovery plan that will take effect if critical infrastructure or systems fail or become disabled.
As part of our program, a business unit’s continuity plan is periodically updated and stored in a centralized database. These plans are monitored and reviewed by our compliance team. From time to time, our compliance team tests one or more of these plans using desktop exercises or in connection with actual events (for example, extreme winter weather events in Chicago, Illinois). We also periodically test the state of preparedness of our most critical disaster recovery procedures. For our primary U.S. data center we have system redundancy plans that allow for the transfer of capacity in the event there is a failure of computer hardware or a loss of our primary telecommunications line or power source. We also maintain a recovery site in Gaithersburg, Maryland that is managed by a third-party to recover the majority of our operational capacity should our redundancy program fail.
Security
The security and protection of non-public consumer information is one of our highest priorities. We have a written information security program with dedicated personnel charged with overseeing that program. Our information security program incorporates continuous improvement methodology and evaluates threats, industry events and asset values to help us appropriately adjust security controls. We employ a wide range of physical and technical safeguards that are designed to provide security around the collection, storage, use and access of information we have in our possession. These safeguards include firewalls, intrusion protection and monitoring, anti-virus and malware protection, vulnerability threat analysis, management and testing, advanced persistent threat monitoring, forensic tools, encryption technologies, data transmission standards, contractual provisions, customer credentialing, identity and access management, data loss, access and anomaly reports, and training programs for associates. For additional information about risks related to security and protection of non-public consumer information see Part I, Item 1A, “Risk Factors.”
Intellectual Property and Licensing Agreements
Our intellectual property is a strategic advantage and protecting it is critical to our business. Because of the importance of our intellectual property, we treat our brand, software, technology, know-how, concepts and databases as proprietary. We attempt to protect our intellectual property rights under the trademark, copyright, patent, trade secret, and other intellectual property laws of the United States and other countries as well as through the use of licenses and contractual agreements, such as nondisclosure agreements. While we hold various patents, we do not rely primarily on patents to protect our core intellectual property. Through contractual arrangements, disclosure controls and continual associate training programs, our principal focus is to treat our key proprietary information and databases as trade secrets. Also, we have registered certain trademarks, trade names, service marks, logos, internet URLs and other marks of distinction in the United States and foreign countries, the most important of which is the trademark “TransUnion.” This trademark is used in connection with most of the services we sell and we believe it is a known mark in the industry.
We own proprietary software that we use to maintain our databases and to develop and deliver our services. We develop and maintain business critical software that transforms data furnished by various sources into databases upon which our services are built. We also develop and maintain software to manage our consumer interactions, including providing disclosures and resolving disputes. In all business segments we develop and maintain software applications that we use to deliver services to our customers, through an Application Service Provider (“ASP”) model. In particular, we develop and maintain decisioning technology platforms that we host and integrate into our customers’ workflow systems to improve the efficiency of their operations.
We license certain data and other intellectual property to other companies, many of which we have an ownership interest in, on arms-length terms that are designed to protect our rights to our intellectual property. We generally use standard licensing agreements and do not provide our intellectual property to third parties without a nondisclosure and license agreement in place.
We also license certain intellectual property that is important for our business from third parties. For example, we license credit-scoring algorithms and the right to sell credit scores derived from those algorithms from third parties for a fee.
Employees
As of March 31, 2014, we employed approximately 3,900 employees throughout the world. Other than employees in Chile and Brazil, none of our employees are currently represented by a labor union or have terms of employment that are subject to a collective bargaining agreement. We consider our relationships with our employees to be good and have not experienced any work stoppages.
Properties
Our corporate headquarters and main data center are located in Chicago, Illinois, in an office building that we own. We also own a data center building in Hamilton, Ontario, Canada. As of March 31, 2014, we lease space in approximately 75 other locations, including office space and additional data centers. These locations are geographically dispersed to meet our sales and operating needs. We anticipate that suitable additional or alternative space will be available at commercially reasonably terms for future expansion.
Regulatory Matters
Compliance with legal and regulatory requirements is a top priority. Numerous laws govern the collection, protection, dissemination and use of the non-public personal information we have in our possession. These laws are enforced by federal, state and local regulatory agencies, foreign regulatory authorities and, in some instances, through private civil litigation.
We proactively manage our compliance with laws and regulations through a dedicated legal and compliance team that generally is locally assigned yet tasked to ensure that enterprise standards are followed. To that end, we have legal and compliance personnel situated at business operations in the United States, Canada, Hong Kong and South Africa. All such personnel report directly to the leaders of these areas, who are located in our corporate offices in Chicago, Illinois. Through the legal and compliance functions, we provide training to our associates, monitor all material laws and regulations, manage our enterprise-wide “know your customer” process, routinely review internal processes to determine whether business practice changes are warranted, assist in the development of new services, and promote regular meetings with principal regulators and legislators to establish transparency of our operations and create a means to understand and react should any issues arise. In addition, as a controlled financial company of a United States bank holding company, we have committed to implement certain compliance programs as directed by that bank holding company pursuant to the stockholders’ agreement entered into by the Company and our principal shareholders.
U.S. Data and Privacy Protection
Our U.S. operations are subject to numerous laws that regulate privacy, data security and the use of consumer credit or an individual’s healthcare information. Certain of these laws provide for civil and criminal penalties for the unauthorized release of, or access to, this protected information. The laws and regulations that affect our U.S. business include, but are not limited to, the following:

•
FCRA-The United States Fair Credit Reporting Act (“FCRA”) applies to consumer credit reporting agencies, including us, as well as data furnishers and users of consumer reports. The FCRA promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating information relating to consumers for certain specified purposes. The FCRA limits what information may be reported by consumer reporting agencies, limits the distribution and use of consumer reports, establishes consumer rights to access and dispute their own credit files, requires consumer reporting agencies to make available to consumers a free annual credit report and imposes many other requirements on consumer reporting agencies, data furnishers and users of consumer report information. Violation of the FCRA can result in civil and criminal penalties. The law contains an attorney fee shifting provision to provide an incentive to consumers to bring individual or class action lawsuits against a consumer reporting agency for violations of the FCRA. Regulatory enforcement of the FCRA is under the purview of United States Federal Trade Commission (“FTC”), the Consumer Financial Protection Bureau (“CFPB”), and the State Attorney Generals’, acting alone or in concert with one another.

•
State Fair Credit Reporting Acts-Many states have enacted laws with requirements similar to the federal FCRA. Some of these state laws impose additional, or more stringent, requirements than the federal FCRA. The FCRA preempts some of these state laws but the scope of preemption continues to be defined by the courts.

•
The Dodd-Frank Act-The stated aim of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) is “To promote the financial stability of the United States by improving the accountability and transparency in the financial system, to end ‘too big to fail’, to protect the American taxpayer by ending bailouts, to protect consumers from abusive financial services practices, and for other purposes.” An important new regulatory body created by Title X of the Dodd-Frank Act is the CFPB. The CFPB, through rulemaking, confirmed that the Company is subject to the examination and supervision of the CFPB, and such examinations began in 2012.

•	The Financial Services Modernization Act of 1999, or Gramm-Leach-Bliley Act (“GLB Act”)-The GLB Act

regulates the receipt, use and disclosure of non-public personal financial information of consumers that is held by financial institutions, including us. Several of our data sets are subject to GLB Act provisions, including limitations on the use or disclosure of the underlying data and rules relating to the technological, physical and administrative safeguarding of non-public personal financial information. Violation of the GLB Act can result in civil and criminal liability. Regulatory enforcement of the GLB ACT is under the purview of by the FTC and State Attorney Generals’, acting alone or in concert with each other.

•
Data security breach laws-A majority of states have adopted data security breach laws that require notice be given to affected consumers in the event of a breach of personal information. Some of these laws require additional data protection measures over and above the GLB Act data safeguarding requirements. If data within our system is compromised by a breach, we may be subject to provisions of various state security breach laws.

•
Identity theft laws-In order to help reduce the incidence of identity theft, most states and the District of Columbia have passed laws that give consumers the right to place a security freeze on their credit reports to prevent others from opening new accounts or obtaining new credit in their name. Generally, these state laws require us to respond to requests for a freeze within a certain period of time, to send certain notices or confirmations to consumers in connection with a security freeze and to unfreeze files upon request within a specified time period.

•
The Federal Trade Commission Act (“FTC Act”)-The FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices. We must comply with the FTC Act when we market our services, such as consumer credit monitoring services through our Interactive segment. The security measures we employ to safeguard the personal data of consumers could also be subject to the FTC Act, and failure to safeguard data adequately may subject us to regulatory scrutiny or enforcement action. There is no private right of action under the FTC Act.

•
The Credit Repair Organizations Act (“CROA”)-The CROA regulates companies that claim to be able to assist consumers in improving their credit standing. There have been efforts to apply the CROA to credit monitoring services offered by consumer reporting agencies and others. CROA is a very technical statute that allows for a private right of action and permits consumers to recover all money paid for alleged “credit repair” services in the event of violation. We, and others in our industry, have settled purported consumer class actions alleging violations of CROA without admitting or denying liability.

•
The Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act of 2009 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”)-HIPAA and HITECH requires companies to implement reasonable safeguards to prevent intentional or unintentional misuse or wrongful disclosure of protected health information. In connection with receiving data from and providing services to healthcare providers, we may handle data subject to the HIPAA and HITECH requirements. We obtain protected health information from healthcare providers and payers of healthcare claims that are subject to the privacy, security and transactional requirements imposed by HIPAA. We are frequently required to secure HIPAA-compliant “business associate” agreements with the providers and payers who supply data to us. As a business associate, we are obligated to limit our use and disclosure of health-related data to certain statutorily permitted purposes, as outlined in our business associate agreements and the HIPAA regulations, and to preserve the confidentiality, integrity and availability of this data. HIPAA and HITECH also require, in certain circumstances, the reporting of breaches of protected health information to affiliated individuals and to the United States Department of Health and Human Services. A violation of any of the terms of a business associate agreement or noncompliance with the HIPAA or HITECH data security requirements could result in administrative enforcement action and/or imposition of statutory penalties by the United States Department of Health and Human Services or a state attorney general. The HIPAA and HITECH requirements supplement but do not preempt state laws regulating the use and disclosure of health-related information; state law remedies, which can include a private right of action, remain available to individuals affected by an impermissible use or disclosure of health-related data.

We are also subject to federal and state laws that are generally applicable to any United States business with national or international operations, such as antitrust laws, the Foreign Corrupt Practices Act, the Americans with Disabilities Act, state unfair or deceptive practices act and various employment laws. We continuously monitor federal and state legislative and regulatory activities that involve credit reporting, data privacy and security to identify issues in order to remain in compliance with all applicable laws and regulations.
International Data and Privacy Protection
We are subject to data protection, privacy and consumer credit laws and regulations in the foreign countries where we conduct business. These laws and regulations include, but are not limited to, the following:

•
South Africa: National Credit Act of 2005 (the “NCA”)-The NCA and its implementing regulations govern credit bureaus and consumer credit information. The NCA sets standards for filing, retaining and reporting consumer credit information. The Act also defines consumers’ rights with respect to accessing their own information and addresses the process for disputing information in a credit file. The NCA is enforced by The National Credit Regulator who has authority to supervise and examine credit bureaus.

•
Canada: Personal Information Protection and Electronic Documents Act of 2000 (“PIPEDA”)-The PIPEDA and substantially similar provincial laws govern how private sector organizations collect, use and disclose personal information in the course of commercial activities. The PIPEDA gives individuals the right to access and request correction of their personal information collected by such organizations. The PIPEDA requires compliance with the Canadian Standard Association Model Code for the Protection of Personal Information. Most Canadian provinces also have laws dealing with consumer reporting. These laws typically impose an obligation on credit reporting agencies to have reasonable processes in place to maintain the accuracy of the information, place limits on the disclosure of the information and give consumers the right to have access to, and challenge the accuracy of, the information.

•
India: Credit Information Companies Regulation Act of 2005 (“CICRA”)-The CICRA requires entities that collect and maintain personal credit information to ensure that it is complete, accurate and protected. Entities must adopt certain privacy principles in relation to collecting, processing, preserving, sharing and using credit information. The Indian parliament recently passed legislation that would allow individuals to sue for damages in the case of a data breach, if the entity negligently failed to implement “reasonable security practices and procedures” to protect personal data.

•
Mexico: Law on Credit Reporting Societies of 2002 (“LCRS”)-The LCRS regulates the operations of credit information companies that gather, manage, and release credit history information of individuals and businesses. The LCRS requires credit information companies to provide consumer reports to individuals upon request and addresses individuals’ right to challenge information in the report. The LCRS requires that credit reporting companies have adequate technology and internal controls for the security and validation of credit information. The LCRS also has provisions regarding fair information practices and the transfer of data between licensed credit bureaus.

•
Hong Kong: Personal Data (Privacy) Ordinance (“PO”) and The Code of Practice on Consumer Credit Data (“COPCCD”)-The PO and the COPCCD regulate the operation of consumer credit reference agencies. They prescribe the methods and security controls under which credit providers and credit reference agencies may collect, access and manage credit data. In April 2011, the COPCCD was amended to permit credit providers to share limited positive mortgage payment data. In June 2012, the PDPO was amended to increase penalties and create criminal liabilities for repeat contravention of PDPO under which enforcement notices have been served.

We are also subject to various laws and regulations generally applicable to all businesses in the other countries where we operate.
Legal Proceedings
General
We are involved in various legal proceedings resulting from our current or past business operations. Some of these proceedings seek business practice changes or large damage awards. These actions generally assert claims for violations of federal or state credit reporting, consumer protection or privacy laws, or common law claims related to privacy, libel, slander or the unfair treatment of consumers. We believe that most of these claims are either without merit or we have valid defenses to the claims, and we intend to vigorously defend these matters or seek non-monetary or small monetary settlements, if possible. However, due to the uncertainties inherent in litigation we cannot predict the outcome of each claim in each instance.
On a regular basis we accrue reserves for these claims based on our historical experience and our ability to reasonably estimate and ascertain the probability of any liability. See Note 18, “Contingencies,” of our audited financial statements for the year ended December 31, 2013, appearing elsewhere in this prospective for additional information about these reserves. However, for certain cases described below we are not able to reasonably estimate our exposure because damages have not been specified and (i) the proceedings are in early stages, (ii) there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iii) there is uncertainty as to the outcome of similar cases pending against our competitors, (iv) there are significant factual issues to be resolved, and/or (v) there are legal issues of a first impression being presented. However, for these cases we do not believe based on currently available information that the outcomes will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period.
To reduce our exposure to an unexpected significant monetary award resulting from an adverse judicial decision we maintain insurance that we believe is appropriate and adequate based on our historical experience. We regularly advise our insurance carriers of the claims (threatened or pending) against us and generally receive a reservation of rights letter from the carriers when such claims exceed applicable deductibles. We are not aware of any significant monetary claim that has been asserted against us that would not have some level of coverage by insurance after the relevant deductible, if any, is met.
Privacy Litigation
We are the defendant in sixteen purported class actions that arose from activities of our Performance Data Division that was discontinued over 12 years ago. Fifteen of these purported class actions alleging violations of federal law were consolidated for pre-trial purposes in the United States District Court for the Northern District of Illinois (Eastern Division) and are known as In Re TransUnion Corp. Privacy Litigation , MDL Docket No. 1350. We refer to these matters as the “Privacy Litigation.” A companion class action alleging violation of Louisiana state law was filed in 2002 (Andrews v. Trans Union LLC , case No. 02-18553, Civil District, Parish of Orleans, Louisiana), and we refer to this matter as the “Louisiana Action.”
The Privacy Litigation, which issues have been actively litigated by the Company for close to 20 years, was the result of our sale of information, including names and addresses of individuals, to businesses for marketing purposes. The FTC challenged our target marketing practice in 1992, which challenge resulted in a final decision rendered in 1999 holding that certain target marketing lists that we sold were consumer reports as defined in the FCRA, and were sold for purposes not permitted under the FCRA. Following that decision, the fifteen purported class actions were filed, alleging that each target marketing list was sold in willful violation of the FCRA and seeking statutory damages.
A settlement of the Privacy Litigation and the Louisiana Action was approved in September 2008 (the “Settlement”). The Louisiana Action was dismissed in connection with the Settlement. Pursuant to the terms of the Settlement, we paid $75.0 million into a fund for the benefit of class members in July 2008, and approximately 100,000 individuals took advantage of our offer of free credit monitoring services. All class members released their procedural rights to pursue the claims alleged in these matters through the pending, or any new, class action. However, all class members (other than the named plaintiffs in the Privacy Litigation and the Louisiana Action) did retain their right to bring a separate, individual claim against us for the violations alleged in these matters provided these claims were asserted on or before September 16, 2010 (the “PSCs”). The Settlement provides that any money remaining in the fund after payment of notice costs, class counsel fees and administrative expenses will be used to satisfy any such PSCs, with remaining funds distributed on a pro-rata basis to class members who elected to receive a potential cash payment in the Settlement as part of the consideration to release their procedural rights.
Through court monitored mediation with counsel representing the class members and the PSC claimants, we entered into agreements to settle substantially all of these PSCs for payments from the Settlement fund to bring this matter to conclusion. Payments from the Settlement fund have been made in accordance with the terms of the agreements entered into with the settling PSCs. After numerous hearings on this matter, the Court, in February 2013, issued a final order approving the distributions from the Settlement fund that was created by the Company and terminated the proceedings. This final order was agreed to by all class counsel except one, who sought a review of the final order and certain interlocutory orders in the United States Court of Appeals for the Seventh Circuit. In January 2014, the United States Court of Appeals affirmed the final order as well as orders approving the PSC settlements and our corresponding disbursements, effectively terminating this action.

Bankruptcy Tradeline Litigation
In a matter captioned White, et al v. Experian Information Solutions, Inc. (No. 05-cv-01070-DOC/MLG, filed in 2005 in the United States District Court for the Central District of California), plaintiffs sought class action status against Equifax, Experian and us in connection with the reporting of delinquent or charged-off consumer debt obligations on a consumer report after the consumer was discharged in a bankruptcy proceeding. The claims allege that each national consumer reporting company did not automatically update a consumer’s file after their discharge from bankruptcy and such non-action was a failure to employ reasonable procedures to assure maximum file accuracy, a requirement of the FCRA.
Without admitting any wrongdoing, we have agreed to a settlement of this matter. In August 2008, the Court approved an agreement whereby we and the other industry defendants voluntarily changed certain operational practices. These changes require us to update certain delinquent records when we learn, through the collection of public records, that the consumer has received an order of discharge in a bankruptcy proceeding. These business practice changes did not have a material adverse impact on our operations or those of our customers.
In 2009, we also agreed, with the other two defendants, to settle the monetary claims associated with this matter for $17.0 million each ($51.0 million in total), which amount will be distributed from a settlement fund to pay the class counsel’s attorney fees, all administration and notice costs of the fund to the purported class, and a variable damage amount to consumers within the class based on the level of harm the consumer is able to confirm. Our share of this settlement was fully covered by insurance. Final approval of this monetary settlement by the Court occurred in July 2011. Certain objecting plaintiffs appealed the Court’s final approval of the monetary settlement and, in April 2013, the United States Court of Appeals for the Ninth Circuit reversed the final approval order and remanded the matter to the District Court. The rationale provided by the United States Court of Appeals was not that the proposed settlement was unfair or defective, but that named class counsel and certain named plaintiffs did not adequately represent the interests of the class because of certain identified conflicts. Objecting counsel to the settlement has sought to become new class counsel and the District Court has denied this request. In July 2014, the United States Court of Appeals for the Ninth Circuit granted objecting counsel's motion seeking leave to appeal this ruling.
If the monetary settlement is not ultimately upheld, we expect to vigorously litigate this matter and to assert what we believe are valid defenses to the claims made by the plaintiffs. Regardless of what occurs next, we believe we have not violated any law, have valid defenses and are willing to aggressively litigate this matter. We do not believe any final resolution of this matter will have a material adverse effect on our financial condition.
Virginia Public Records
This purported class action (Donna K. Soutter v. Trans Union LLC, No. 3:10-cv-00514-HEH, United States District Court for the Eastern District of Virginia) was filed in 2010 and alleges that we fail to maintain reasonable procedures to assure maximum possible file accuracy with respect to the collection and reporting of the satisfaction, release, dismissal or appeal of judgments entered in the Virginia state court system. Similar cases are pending against our competitors. We, like our competitors, contract with a third-party vendor to collect public records on a timely basis. The plaintiff alleges that the diligence used to gather and report satisfactions, releases, dismissals or appeals is inadequate and that the established intervals between trips to the various Virginia state courthouses to gather this information is too infrequent. In January 2014, we agreed to settle this matter for a cash payment and six months of our Internet-based single bureau credit monitoring service for no charge. The settlement received final approval in June 2014.
OFAC Alert Service
As a result of a decision by the United States Third Circuit Court of Appeals in 2010 (Cortez v. Trans Union LLC), we modified one of our add-on services we offer to our business customers that was designed to alert our customer that the consumer, who was seeking to establish a business relationship with the customer, may potentially be on the Office of Foreign Assets Control, Specifically Designated National and Blocked Persons alert list (the “OFAC Alert”). The OFAC Alert service is meant to assist our customers with their compliance obligations in connection with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.
In Ramirez v. Trans Union LLC, (No. 3:12-cv-00632-JSC, United States District Court for the Northern District of California) that was filed in 2012, the plaintiff has alleged that: the OFAC Alert service does not comply with the Cortez ruling; we have willfully violated the FCRA and the corresponding California state-FCRA based on the Cortez ruling by continuing to offer the OFAC Alert service, and; there are one or more classes of individuals who should be entitled to statutory damages (i.e., $100 to $5,000 per person) based on the allegedly willful violations. In addition to the Ramirez action, the same lawyers representing Ramirez (who also represented the plaintiff in Cortez) have filed two additional alleged class actions in 2012 (Miller v. Trans Union, LLC , No. 12-1715-WJN, United States District Court for the Middle District of Pennsylvania; and Larson v. Trans Union, LLC , No. 12-5726-JSC, United States District Court for the Northern District of California) and one in 2014 (Amit Patel, et al. v. TransUnion LLC, TransUnion Rental Screening Solutions, Inc. and TransUnion Background Data Solutions , No. 14-cv-0522-LB, United States District Court for the Northern District of California) claiming that our process for disclosing OFAC information to consumers, or how we match OFAC information to a consumer's name or other identifying information, violates the FCRA and, in some instances, the corresponding California state-FCRA. Class action certification proceedings are progressing with respect to the Ramirez, Miller and Larson actions. With respect to the Patel action, in addition to the OFAC issue it seeks to collapse all TransUnion FCRA regulated entities into a single entity. This matter is at a very early stage in its proceedings.
We intend to vigorously defend these matters as we believe we have acted in a lawful manner.
AG Investigation
In 2012 the Columbus Dispatch, a daily newspaper in Columbus, Ohio, published a series of four articles allegedly exposing improper or questionable practices by the three nationwide consumer reporting agencies (TransUnion, Equifax and Experian). As a result of these articles, the Attorney General of the State of Ohio commenced a multi-state attorney general investigation into certain practices of the nationwide consumer reporting agencies. In addition, the Attorneys General for the State of New York and the State of Mississippi have commenced separate investigations into the same matters being reviewed by the multi-state attorney general investigation. We are currently responding to documentary requests in connection with this investigation. We do not believe we have violated any law and intend to vigorously defend any claim that may result from these investigations.
Guatemala Amparo
A constitutional action (Amparo 01161-2013-00084-OF. 3o. Juzgado Decimo Primero de Primera Instancia del Ramo Civil del Departamento de Guatemala, Constituido en Tribunal de Amparo ) was filed in Guatemala in February 2013, against Trans Union Guatemala, S.A. and five other unrelated consumer data information companies by a Guatemalan government official (in his official capacity) alleging that TransUnion and the other entities are violating the fundamental rights of privacy, freedom of action, and right to work of Guatemalan citizens because they may collect and use personal information without obtaining the consent of the individual to which that information pertains. On July 10, 2014, the amparo was granted with respect to the segment of our consumer database, if any, for which we have not obtained adequate consent from the individual consumer. We have appealed that decision. At this time, we are unable to reasonably estimate the liability, if any, that might arise as a result of this action. TransUnion believes that it is operating in full compliance with all laws of Guatemala and will continue to defend this matter vigorously.
Corporate Information
TransUnion Holding Company, Inc. ("TransUnion Holding") was incorporated in Delaware on February 15, 2012, and acquired TransUnion Corp. ("TransUnion Corp") on April 30, 2012. TransUnion Corp was incorporated in Delaware on December 2, 2004, and spun off from Marmon Holdings, Inc. on January 1, 2005. Our corporate headquarters are located at 555 West Adams Street, Chicago, Illinois, 60661. Our general telephone number is 312-985-2000.
Our website and Availability of SEC Reports and Other Information
The Company maintains a website at the following address: www.transunion.com. The information on the Company’s website is not incorporated by reference in this annual report. We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the Securities and Exchange Commission (“SEC”) pursuant to section 13(a) or 15(d) of the Exchange Act. These include our Annual Reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish to, the SEC.

Management
Directors and Executive Officers
Our directors and executive officers, and their positions and ages, are set forth below:

Name	Age	Position
George M. Awad	54	Director
Christopher Egan	37	Director
Siddharth N. (Bobby) Mehta	56	Director
Leo F. Mullin	71	Director
Rohan Narayan	33	Director
Andrew Prozes	68	Director
Sumit Rajpal	38	Director
Steven M. Tadler	54	Director
James M. Peck	51	Director, President & Chief Executive Officer
Samuel A. Hamood	46	Executive Vice President & Chief Financial Officer
Aaron Barlow	39	Executive Vice President-Global Strategy
John W. Blenke	58	Executive Vice President, Corporate General Counsel, and Corporate Secretary
Chris Cartwright	49	Executive Vice President-U.S. Information Services
John T. Danaher	50	Executive Vice President-Interactive
Mohit Kapoor	50	Executive Vice President & Chief Information and Technology Officer
David M. Neenan	48	Executive Vice President-International
Mary K. Krupka	58	Executive Vice President-Human Resources
The present and principal occupations and recent employment history of each of our directors and executive officers listed above is as follows:
George M. Awad created and is the principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. He is a highly accomplished executive with exceptional operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with focus on domestic and global markets. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA.
Christopher Egan is a Managing Director at Advent International, having joined the firm in 2000. He has co-led Advent’s investments in nine companies, including Equiniti, BondDesk Group, National Bankruptcy Services, Datek Online Holdings, CETIP, Sophis, RedPrarie, GFI Group and P2 Energy Group. Mr. Egan previously worked at UBS Warburg in the financial sponsors group.
Siddharth N. (Bobby) Mehta is a director and the former President and Chief Executive Officer of TransUnion. He joined the Company in August 2007 and served as the President & Chief Executive Officer until December 31, 2012. From May 2007 through July 2007, he was a consultant to our board of directors. From 1998 through February 2007, he held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc., including Chairman and Chief Executive Officer of HSBC Finance Corporate. He also serves on the board of directors of The Allstate Corporation, Piramal Enterprises Limited, DataCard Group, The Chicago Public Education Fund, The Field Museum, the Myelin Repair Foundation and The Lab School.
Leo F. Mullin is a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners (“GSCP”), including board service on companies in which GSCP has invested. Mr. Mullin retired from Delta Airlines in May 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Delta Airlines subsequently filed for bankruptcy protection in September 2005. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation, the nation’s tenth largest bank, from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He has also served as a senior vice president at Conrail for five years, and as a consultant with McKinsey and Company for nine years, the last three years as a partner. Mr. Mullin is a Director of the publicly held companies Johnson & Johnson,

ACE, Ltd., and Educational Management Corporation.
Rohan Narayan was appointed as a director in February 2014. Mr. Narayan is a Vice President in the Merchant Banking Division of Goldman, Sachs & Co. He joined Goldman Sachs in 2010. Mr. Narayan also serves as a director on the board of EdgeMarc Energy Holdings, LLC. Prior to joining Goldman Sachs, Mr. Narayan was a Vice President at Ripplewood Holdings, LLC, a private equity firm and before that was a member of the financial institutions group within the Investment Banking Division of Goldman, Sachs & Co.
Andrew Prozes was appointed as a director in January 2014. Mr. Prozes currently serves as Executive Chairman of Alert Global Media Holdings, LLC and Chairman of Scribestar Limited. Mr. Prozes served on the board of directors of Reed Elsevier PLC and Reed Elsevier NV from 2000 until December, 2010. He also served as the Chief Executive Officer of LexisNexis from 2000 until 2010. Today, he serves on the boards of Interactive Data Corporation, Asset International, Inc., Quality Solicitors and Ethoca Limited. He also serves as a director and chair of the Human Resources and Compensation Committee for Cott Corporation. Prior to joining Reed Elsevier, Mr. Prozes served as Executive Vice President and Chief Operating Officer of West Group, part of the Thomson Reuters Corporation, from 1997 to 2000. Mr. Prozes is a past Chairman of The US Information Industry Association and has served on the boards of the Information Technology Association of Canada and the Canadian Newspaper Association. He is also an Executive Committee Member of The Atlantic Council, and a Director of the National Executive Services Corporation. Mr. Prozes joined Southam Inc., Canada’s largest newspaper company, as President in 1988.
Sumit Rajpal is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co., where he leads the financial services investment practice globally. He joined Goldman Sachs in 2000 and became a Managing Director in 2007. Mr. Rajpal also serves as a director on the boards of Safe-Guard Products International LLC, Hastings Insurance Services Limited, ProSight Specialty Insurance Holdings, SKBHC Holdings, LLC (where he is an observer on the board), Enstar Group Limited and Alliance Atlantis Entertainment, Inc.
Steven M. Tadler is a Managing Partner at Advent International, having joined the firm in 1985 and becoming Managing Director of the North American buyouts group in 1994. From 1997 to 2006, Mr. Tadler headed Advent’s European Operations. Mr. Tadler also serves as a director on the boards of Skillsoft, Bojangles’, wTe Corporation, and Advent International.
James M. Peck joined the Company in December 2012 as President and Chief Executive Officer. From March 2004 through December 2012, he was the Chief Executive Officer for the risk solutions business of LexisNexis. Prior to that, he held a variety of strategy and product development roles at LexisNexis. He serves on the Board of Directors for the southeast region Boys & Girls Club of America as a trustee and on the Board of Directors for the metro-Atlanta Chamber of Commerce and the March of Dimes of Georgia.
Samuel A. Hamood joined the Company in February 2008. Since he joined he has served as Executive Vice President & Chief Financial Officer. From 2002 through January 2008, he held a variety of positions at Electronic Data Systems. From January 2007 to January 2008, he was the Chief Financial Officer for the U.S. Region. From April 2004 to December 2006, he was the Vice President of Investor Relations. From 2002 through March 2004, he was the Senior Director of Corporate Strategy and Planning. Prior to that, he spent six years with the Walt Disney Company in a variety of finance and strategy roles with increasing levels of responsibility. He also spent five years in the audit practice of Deloitte and Touche, LLP.
Aaron Barlow joined the Company in July 2013. Since he joined he has served as Executive Vice President, Global Strategy. From February 2007 through July 2013, he held a variety of positions at Equifax Inc., including Senior Vice President of Partnership Strategy & Marketing and Vice President of Strategy and Innovation. Prior to Equifax, he was a Project Leader with The Boston Consulting Group where he worked on growth strategies and innovation projects on behalf of his clients over a three-year period. Prior to The Boston Consulting Group, he held a variety of positions at Dell Inc. including product strategy, pricing, and corporate planning and strategy. Prior to Dell Inc., he served as a litigation consultant for Arthur Andersen.
John W. Blenke joined the Company in May 2003. Since he joined he has served as the Executive Vice President, Corporate General Counsel and Corporate Secretary. From 1989 through April 2003, he held a variety of positions with Household International, Inc. (predecessor to HSBC North America), including most recently the Vice President of Corporate Law, where he managed the corporate legal functions responsible for mergers and acquisitions, corporate finance and consumer finance branch-based and wholesale lending.
Chris Cartwright joined the Company in August 2013 as Executive Vice President-U.S. Information Services. From December 2010 through March 2013, he was the Chief Executive Officer of Decision Insight Information Group, a portfolio of independent businesses providing real property information, software and services to insurance, finance, legal and real estate professionals in the United States, Canada and Europe. From June 1997 through October 2010, he held a variety of positions at

Wolters Kluwer, a global information services and workflow solutions company, where he led the business services and software division. Prior to Wolters Kluwer, he was Senior Vice President, Strategic Planning & Operations for Christie’s Inc. and Strategy Consultant for Coopers and Lybrand.
John T. Danaher joined the Company in November 2002. Since August 2013, he has served as the Executive Vice President of the Interactive segment. He has served as President of TransUnion Interactive, the consumer subsidiary of TransUnion, since 2004 and manages the day-to-day operations as well as strategic direction of the business. Mr. Danaher was Chief Operating Officer of TrueLink, Inc. from 2001 through 2004, and assisted in managing the merger of TrueLink, Inc. with TransUnion. He has more than 25 years of experience in the financial services industry, including mortgage and home equity originations and servicing. Mr. Danaher joined TrueLink, Inc. from Citibank, where he designed and launched the home equity Web site. During his tenure at Citibank, he was responsible for Web design and development, strategic planning, systems integration, process design, project management, and training.
Mohit Kapoor joined the Company in April 2011. Since he joined he has served as our Executive Vice President & Chief Information and Technology Officer. From March 2002 through April 2011, he held a variety of positions at HSBC Bank USA, N.A. (“HSBC”). From June 2008 through April 2011, he served as a Managing Director. From December 2007 through May 2008, he served as a Managing Director and Chief Information Officer of the HBIO business of HSBC. From September 2005 through November 2007, he served as the Chief Information Officer for HSBC Bank Brazil S.A. From February 2004 through August 2005, he served as a Senior Director of Business Systems for HSBC.
David M. Neenan joined the Company in September 2012 as Executive Vice President of the International segment. From October 1998 through September 2012, he held a variety of position at HSBC. From 2011 through August 2012, he served as the Global Chief Operations Officer for HSBC’s insurance division. From 2009 through 2011, he served as the Global Head of Sales and marketing for the insurance division. From July 2006 through 2008, he served as President and CEO of HSBC Finance, Canada.
Mary K. Krupka joined the Company in 1977. Since January 2003, she has served as the Executive Vice President of Human Resources. Prior to that, she held a variety of human resource management positions with increasing levels of responsibility since she joined the Company.
There are no family relationships among any of the Company’s directors and executive officers.
Board of Directors
Pursuant to the Major Stockholders’ Agreement, dated April 30, 2012 (the "Major Stockholders' Agreement"), by and among TransUnion Holding Company, Inc., Advent-TransUnion Acquisition Limited Partnership (the “Advent Investor”), and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P. and Spartan Shield Holdings (the “GS Investors” and, together with the Advent Investor, the “Sponsors”), our board of directors consists of our Chief Executive Officer (Mr. Peck), three directors designated by the GS Investors (Messrs. Mullin, Narayan and Rajpal), two directors designated by the Advent Investor (Messrs. Egan and Tadler), and three independent directors designated jointly by the GS Investors and the Advent Investor (Messrs. Awad, Mehta and Prozes). We currently have one vacancy on our Board, which may be filled by a designee of the Advent Investor. For purposes of the Major Stockholders' Agreement, an "independent director" is any member of the Board of Directors who is not employed by TransUnion Holding, any of the Sponsors or any of their respective affiliates. Though not formally considered by our Board of Directors because our securities are not listed for traded on any national securities exchange or in an inter-dealer quotation system that has requirements that majority of the directors be independent, based upon the listing standards of the New York Stock Exchange, Inc., we do not believe that any of Messrs. Egan, Mullin, Narayan, Rajpal or Tadler would be considered independent because of their relationships with our Sponsors, which hold significant interests in TransUnion Holding, nor would Mr. Mehta, because of his former positions with the Company.
Audit and Compliance Committee
As of December 31, 2013, the Audit and Compliance Committee of the Board of Directors consisted of Messrs. Mullin (Chair), Awad, Egan and Mehta. In light of our status as a privately-held company and the absence of a public listing or trading market for our common stock, our Board has not designated any member of the Audit and Compliance Committee as an “audit committee financial expert.”
Code of Business Conduct
The Company has adopted the TransUnion Code of Business Conduct that applies to all of the Company’s directors, officers and employees. Any waiver of the provisions of the Code of Business Conduct for senior officers and directors may be made only by the Company’s board of directors or a committee of the board of directors. For all others, only the Corporate

General Counsel of TransUnion may approve a waiver. A copy of TransUnion’s Code of Business Conduct is available at www.transunion.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers of TransUnion's Code of Business Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on our website. In accordance with the SEC’s rules and regulations, a copy of the Code of Business Conduct may also be obtained free of charge upon a request directed to TransUnion Holding Company, Inc., 555 West Adams Street, Chicago, Illinois, 60661, Attn: Corporate Secretary.

Compensation Discussion and Analysis
The information contained in the “Compensation Discussion and Analysis” describes the material elements of compensation paid or awarded to our principal executive officer, principal financial officer and the other three most highly compensated executive officers (collectively, our “named executive officers” or “NEOs”).
For 2013 our named executive officers are:
•Mr. James M. Peck-President & Chief Executive Officer
•Mr. Samuel A. Hamood-Executive Vice President & Chief Financial Officer
•Mr. Christopher A. Cartwright-Executive Vice President, U.S. Information Services
•Mr. Mohit Kapoor-Executive Vice President & Chief Information and Technology Officer
•Mr. John W. Blenke-Executive Vice President, Corporate General Counsel & Corporate Secretary
The specific amounts and material terms of such compensation paid, payable or awarded for 2013 to the named executive officers are disclosed under “-Executive Compensation-Summary Compensation Table-2013” and the subsequent tables and narrative. The undersigned constitutes the Compensation Committee of the board of directors of TransUnion Holding Company, Inc. and TransUnion Corp. (the “Compensation Committee”) and oversee the compensation program for our named executive officers.
Executive Summary
Our compensation program is intended to align the interests of our executives, stockholders and other stakeholders by rewarding executives for the achievement of strategic goals that successfully impact our operations and business results and, thereby, enhance stockholder value. The primary components of our executive compensation program are base salary, annual cash incentives, employee benefits (health and retirement) and long-term equity awards.
We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee annually evaluates the performance of our NEOs and determines their base salaries and other compensation in light of our strategic goals and objectives, the available market information for their positions and the goals of our executive compensation program. Notwithstanding strong performance from our NEOs, our CEO did not recommend, and the Compensation Committee determined that market data did not support any salary increases in 2013.
Our annual cash incentives are designed to reward executive officers based on individual performance (as measured against individual goals) and our overall financial results (as measured against financial targets). The incentive targets, which are set annually with the review and approval of the Compensation Committee, are intended to highlight key strategic priorities and financial metrics. The percentage of target total cash compensation for the NEOs approved by the Compensation Committee as performance-based pay (the annual incentive bonus) represented 50% of the total cash compensation for Mr. Peck and 41% on average for the other NEOs.
For the year ended December 31, 2013, TransUnion reported Corporate Adjusted EBITDA, as defined in the “Objectives, Weighting and Potential Payouts” table, of $418.3 million on Corporate revenue of $1,202.6 million compared to Corporate Adjusted EBITDA of $400.5 million on revenue of $1,140.0 million for the year ended December 31, 2012, an increase of 4.4% in Corporate Adjusted EBITDA and 5.5% in revenue. However, even with the increases in both EBITDA and revenue in 2013, we did not achieve either of our overall Corporate Adjusted EBITDA or revenue plan targets as set by the Compensation Committee.
As a result of this financial performance and achievement of non-financial corporate objectives our named executives achieved annual cash incentives of 80 to 100% of their target opportunities.
Since June 2010, we have used stock options or restricted stock as a long-term incentive vehicle to create a strong alignment between management’s interests and those of our stockholders and other stakeholders. In connection with the sale of the Company on April 30, 2012, most executives received a stock option or restricted stock grant on August 1, 2012. NEOs that joined the Company after that initial grant were granted options upon their employment. In all cases, vesting in those options is based on the passage of time and attainment of certain pre-determined performance metrics, or with restricted shares, the passage of time. It should be noted that in 2013, Mr. Cartwright received a grant in connection with his employment (with the service vesting start date tied to his date of employment). All stock option grants made in 2012 and 2013 were done so with the intention of providing equity compensation for approximately a five-year period of time.
The Compensation Committee uses various tools, such as benchmarking reports and tally sheets, to confirm that the level of pay of each named executive officer is appropriate. Additionally, base salary, annual bonus goals, employee benefits and long-term equity awards are each specifically designed to meet the compensation objectives set forth below.
Compensation Philosophy and Objectives
The following statements identify key components of our compensation philosophy. These statements are used to guide the Compensation Committee in making compensation decisions.

•	Attract, motivate and retain highly experienced executives who are vital to our short- and long-term success, profitability and growth.

•
Create alignment with executives, our stockholders and our other stakeholders by rewarding executives for the achievement of strategic goals that successfully drive our strategy, operations and business performance and, thereby, enhance shareholder value.

•	Differentiate rewards based on actual individual performance while also rewarding executives for our overall results.
These objectives have provided a basis for our compensation program since 2005. The Compensation Committee, which is responsible for establishing and reviewing our overall compensation philosophy, evaluates these objectives on an annual basis to confirm the appropriateness of each objective in light of the overall corporate strategy and typical market practices.
Role of Compensation Committee, Management and Compensation Consultant in Compensation Decisions
The Compensation Committee was created to provide stewardship over our compensation and benefit programs, including executive compensation and equity plans. Pursuant to its Charter, the Compensation Committee is responsible for overseeing our executive compensation program, developing and reviewing our executive compensation philosophy and approving decisions regarding executive compensation. As part of this responsibility, the Compensation Committee evaluates the performance of our President and Chief Executive Officer (the “CEO”) and determines his compensation in light of our strategic goals and objectives and the executive compensation program. The Compensation Committee also annually reviews and approves all compensation decisions affecting our executive officers who report directly to our CEO, including our named executive officers.
Additionally, the Compensation Committee performs the following functions in carrying out its responsibilities:

•	Reviews annually the components of our executive compensation programs to determine whether they are consistent with our compensation philosophy;

•	Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, including annual performance objectives;

•
Recommends to the board of directors the creation or amendment of any compensation or employee benefit program which permits participation of the executive officers or any other executive whose compensation is determined by the Compensation Committee; and

•	Reviews, approves, and monitors any employment, separation or change-in-control severance agreements.
The Compensation Committee is ultimately responsible for making the compensation decisions. However, in making its decisions, the Committee seeks and considers input from senior management and Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant.
The executive officers play an important role in the compensation decision-making process because management has direct involvement with and in-depth knowledge of our business strategy, goals, and performance. Executive management regularly participates in the compensation decision-making process in the following specific respects:

•
The CEO reports to the Compensation Committee with respect to his evaluation of the performance of our senior executives, including the other named executive officers. Together with the Executive Vice President of Human Resources, the CEO makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards;

•	The CEO develops recommended performance objectives and targets for our incentive compensation programs; and

•
The CEO and the Executive Vice President of Human Resources recommend long-term equity grants for executive officers, other than the CEO, as well as modifications to our employee benefit programs, for approval by the Compensation Committee.

Meridian’s engagement includes reviewing and advising on executive compensation matters principally related to the CEO, the executive officers, and outside directors. For 2013, Meridian assisted the Compensation Committee by (a) recommending a peer group for benchmarking purposes and (b) providing peer group data, including an analysis of total direct compensation (base salary, annual cash incentives and long-term equity awards). Meridian also assists the Compensation Committee in review of general market practices and management compensation proposals.
Market Analysis and Benchmarking
The Compensation Committee uses various tools and methods, such as benchmarking reports and tally sheets, to evaluate whether each named executive officer’s level of pay is appropriate. Base salary, annual bonus goals and long-term equity awards which are reflected in these tally sheets are each specifically designed to meet our compensation objectives.
Benchmarking
Percentile Goals
The Compensation Committee has approved the following target percentile for each pay component to support our compensation objectives.

Pay component	Target percentile of custom peer group
Base salary	50th Percentile
Target annual bonus	50th Percentile
Long-term equity	65th Percentile
We recognize the 50th percentile market value for cash compensation as a point of reference and not necessarily the definitive compensation level. Consequently, our NEOs’ compensation may be positioned at a level less than or greater than the target percentiles noted here based on time in position, experience and competitive pay objectives, as well as other factors.
The Compensation Committee has also determined that targeting the 65th percentile for long-term equity grants is appropriate to attract and retain the desired level of management talent, as well as aligning management incentives to focus on our long-term objectives, by having a greater percentage of pay aligned to longer term value creation.
Peer Group
The following peer group was approved by the Compensation Committee (the “Custom Peer Group”) in 2012 and used in 2013 in reviewing and benchmarking the various pay components against the targeted percentiles above.

Acxiom Corporation	Equifax, Inc.	Moody’s Corporation
Alliance Data Systems Corporation	Experian Group Limited	Paychex, Inc.
Ceridian Corporation	Fair Isaac Corporation	Solera, Inc.
Convergys Corporation	First Data Corporation	Synovus Financial Corporation
CoreLogic, Inc.	FIS Global Corporation	TeleTech Holdings, Inc.
Deluxe Corporation	Fiserv, Inc.	Total System Services, Inc.
Discover Financial Services	Global Payments, Inc.	Unisys Corporation
DST Systems, Inc.	Harte Hanks, Inc.	Valassis Communications, Inc.
The Dun & Bradstreet Corporation	MoneyGram International, Inc.	Verisk Analytics

The Custom Peer Group was selected to be representative of the business services, technology and financial services sectors in which we compete and participate. Criteria that were considered in order to properly select component companies for the Custom Peer Group are:

•	industry competitors;

•	labor market competitors;

•	competitors for capital; and

•	revenue size.
Use of Tally Sheets
In 2013, the Compensation Committee reviewed individual worksheets and corresponding tally sheets for each senior executive officer, including the named executive officers. These worksheets, which are prepared by management, provide a summary of the current and historical amounts of each component of pay. In 2013, the Committee did not recommend or approve changes to our named executive officers’ compensation based on its review of this information. Rather, the Committee reviewed the tally sheets as a tool to confirm that pay objectives continue to be aligned with the long-term interests of the stockholders and our other stakeholders.
2013 Compensation
Base Salary
As described above, we provide each of the named executive officers with a base salary to compensate them for services rendered in their position during the fiscal year. Each year, the Compensation Committee evaluates the performance of the CEO and determines his base salary and other compensation in light of our goals and objectives and the executive compensation program. The Compensation Committee also reviews each other named executive officer’s base salary annually based on a recommendation from the CEO and market conditions, and adjusts the base salary where appropriate. The CEO generally recommends a base salary increase for the other named executive officers when supported by strong individual performance and/or executive promotion, or when supported by the external market data. For 2013, the CEO did not recommended base pay increases for any NEO. The Compensation Committee did not increase the base salary for the CEO position since Mr. Peck began his employment with the Company on December 31, 2012 and it fell within a reasonable range of the target percentile for the Custom Peer Group. Base salary increases for any NEO in 2014 will be considered and acted upon by the Compensation Committee if, in the opinion of the Committee, such action is warranted.
2013 Annual Bonus Plan
Annual bonus compensation is designed to reward executive officers based on actual individual performance and our overall financial results. Our overall financial performance is measured by our achievement of financial targets established under the annual incentive plan by the Compensation Committee. Additionally, individual and other qualitative goals are set to successfully drive our operations and business results to achieve the overall corporate strategy. All of the named executive officers participate in the annual incentive plan. Under the plan, the named executive officers are paid cash incentive awards to the extent we meet or exceed financial and non-financial performance goals set by the Compensation Committee at the beginning of each year. Under the annual incentive plan, each officer’s bonus is determined by multiplying his target bonus percentage by his annual salary as of the beginning of the year and then by multiplying this result by his percentage achievement with respect to his bonus targets and goals. Individual awards may then be adjusted by the Compensation Committee, based on a recommendation from the CEO.
Target bonus levels
Each executive is assigned a target bonus expressed as a percentage of their base pay at the beginning of the year. The target is determined by the Compensation Committee after consideration of several factors, including the individual executive’s duties and responsibilities and market data. The bonus targets for 2013 were set within a reasonable range of the target percentile for the Custom Peer Group. The following table illustrates the target bonus as a percentage of base pay for each named executive officer for the 2013 performance period.

Executive	2013 target Bonus as Percent of Base Salary
Mr. Peck	100%
Mr. Hamood	75%
Mr. Cartwright[1]	100%
Mr. Kapoor	60%
Mr. Blenke	50%

[1]
Mr. Cartwright began his employment with TransUnion on August 19, 2013, and as a component of his employment offer from the Company, his target bonus (to be paid in 2014) will be 100% of his base salary in 2013, prorated based upon his employment date.

Objectives, weighting and potential payouts
Each executive’s individual goals and objectives vary based on their individual roles within our company. The following table defines the various financial and non-financial objectives that the Compensation Committee approved for the 2013 performance period.

Objective	Definition

Corporate Adjusted EBITDA[2]	Earnings before interest, taxes, depreciation and amortization, and other adjustments deemed by management and the board to be extraordinary for bonus plan purposes

Corporate revenue	The overall corporate revenues

Business Unit Adjusted EBITDA[2]	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the specific business unit for which the named executive officer is responsible

Business unit revenue	The revenues for the specific business unit for which the named executive officer is responsible

Growth Strategy Initiatives
Projects that support the development of growth strategy initiatives, including business cases, action plans and specific, budgeted growth targets that are accretive in 2014 with a plan to additional growth in future years

Technology Strategy	Drive the development of a new technology platform

Key projects	Ability to deliver specific tangible projects within a performance period

The objectives for Corporate Adjusted EBITDA and Corporate revenue were selected by the Compensation Committee to appropriately provide incentive rewards to executives based on achievement of corporate goals in the context of our overall corporate strategy.
__________________________

[2]
Adjusted EBITDA is a non-GAAP measure. We present Adjusted EBITDA as a supplemental measure of our operating performance because it eliminates the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition, Adjusted EBITDA does not reflect our interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for certain members of our management team is based in part on further modified Adjusted EBITDA, which we refer to as Corporate Adjusted EBITDA. Such modifications may be as a result of currency fluctuations, the effect of changes to accounting policies/procedures and expenses from unplanned M&A activities. Corporate Adjusted EBITDA is not a measure of financial condition or profitability under GAAP and should not be considered an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to operating income or net income as an indicator of operating performance.

Mr. Peck recommended the use of non-financial objectives related to key projects as goals for the 2013 performance period. The Compensation Committee approved these goals because they were aligned to our corporate strategy and achievement of these goals would create shareholder value. The goals were set in a manner that would ensure that, if delivered, they would significantly advance our strategic objectives. Each executive had a set of goals specifically tied to his or her ability to affect our corporate strategy. Additionally, stretch goals were designed to provide the executive the opportunity to achieve payouts for performance that exceeded 100% of these non-financial goals. The stretch goals were set to be attainable only with superior performance.
The following table is a summary of how each of the above objectives was weighted for each named executive officer and their actual achievement against each objective for the 2013 performance period. For each objective, the named executive officer has the opportunity to achieve a maximum of two times the individual weighting associated with that objective. If threshold performance is not achieved, no payment is made on that objective. Each individual executive’s objective weightings are determined based on his specific roles, duties, and responsibilities. The various weightings are meant to reflect the influence that the executive’s performance may actually have on the metric. The Compensation Committee believes this strengthens the direct link between pay and performance.

Executive	Objective	Weighting	Achievement
Mr. Peck,
President & Chief Executive Officer	Corporate Adjusted EBITDA	50%	80%
	Corporate Revenue	20%	50%
	Growth Strategy Initiatives	20%	150%
	Technology Strategy	10%	200%
Mr. Hamood,
Executive Vice President & Chief Financial Officer	Corporate Adjusted EBITDA	50%	80%
	Corporate Revenue	20%	50%
	Growth Strategy Initiatives	10%	150%
	Key Projects	20%	175%
Mr. Cartwright,
Executive Vice President U.S. Information Services	Corporate Adjusted EBITDA	25%	80%
	Business Unit Adjusted EBITDA	25%	79%
	Business Unit Revenue	20%	—%
	Growth Strategy Initiatives	20%	150%
	Key Projects	10%	100%
Mr. Kapoor,
Executive Vice President & Chief Information Officer	Corporate Adjusted EBITDA	50%	80%
	Corporate Revenue	20%	50%
	Growth Strategy Initiatives	20%	150%
	Technology Strategy	10%	200%
Mr. Blenke,
Executive Vice President Corporate General Counsel & Corporate Secretary	Corporate Adjusted EBITDA	50%	80%
	Corporate Revenue	20%	50%
	Growth Strategy Initiatives	10%	150%
	Key Projects	20%	150%
Based upon the weightings above, each named executive officer had the ability to achieve 100% of his target bonus if target performance is achieved. However, a named executive officer’s actual bonus payout increased or decreased based on individual performance, and Company and business unit financial performance. The maximum bonus payout was 200% of target bonus and no bonus is payable if threshold performance is not met.
The following tables represent what the payout, as a percentage of target, would be if our financial performance was achieved at threshold, target, or maximum levels (as shown below) for two objectives: Corporate Adjusted EBITDA and Corporate revenue. No payout would result if performance was below threshold levels. The table includes the dollar amount that was required for achievement at each level in 2013.
Corporate Adjusted EBITDA

Threshold			Target			Maximum
Corporate Adj. EBITDA	Performance Against Target	Payout	Corporate Adj. EBITDA	Performance Against Target	Payout	Corporate Adj. EBITDA	Performance Against Target	Payout
$414,130,403	95%	75%	$435,926,740	100%	100%	$457,723,077	105%	200%

Corporate Revenue

Threshold			Target			Maximum
Revenue	Performance Against Target	Payout	Revenue	Performance Against Target	Payout	Revenue	Performance Against Target	Payout
<$1.203 billion	N/A	—%	$1.234 billion	100%	100%	$1.265 billion	102.5%	200%
The Compensation Committee’s intent with establishing both the financial and non-financial goals and target percentages is to provide a comparable level of difficulty in achieving the goals and receiving annual incentive awards for each named executive officer annually. However, payment of annual incentives will vary from year to year and may or may not be consistent with historical payment trends.
Mr. Hamood had financial goals related to our overall consolidated Corporate Adjusted EBITDA and Corporate revenue performance. As part of his individual objectives, Mr. Hamood received a goal of implementing a fully integrated operating planning process and generating $50 million in free cash flow for 2013. Mr. Hamood was deemed to have exceeded this goal and was paid 175% of the target payout by successfully implementing reporting technology, an integrated process and approach to the three-year plan, and after adjusting for unplanned acquisition expenses throughout the year, he exceeded the free cash flow target by approximately $7.9 million.
Mr. Cartwright had financial goals related to our overall Corporate Adjusted EBITDA, Business Unit Adjusted EBITDA for the U.S. Information Services (USIS) segment and Business Unit revenue for USIS. Mr. Cartwright exceeded the threshold Business Unit Adjusted EBITDA target for the USIS segment and as a result, he achieved 79% of the targeted payout for this goal. Mr. Cartwright did not achieve the threshold target for Business Unit revenue and therefore no payment was made.
Mr. Kapoor had financial goals related to our overall consolidated Corporate Adjusted EBITDA and Corporate revenue performance. He also had an individual strategic goal related to our technology strategy. In completing his key strategic goal, Mr. Kapoor successfully completed the beginnings of a new technology capability for data processing, linking and analytics, unlocking new opportunities in our current and future business. As a result of this initiative, Mr. Kapoor achieved 200% of the target payout related to this key strategic goal.
Mr. Blenke had financial goals related to our overall consolidated Corporate Adjusted EBITDA and Corporate revenue performance. He also had an individual strategic goal related to executing on our legal and regulatory plans. In completing his key strategic goal, Mr. Blenke successfully designed and implemented a system of best practices, including the development of audit controls and procedures, relating to the intake, handling and monitoring consumer disputes. As a result of this initiative, Mr. Blenke achieved 150% of the target payout related to this key strategic goal.
Actual Payout
The following summarizes the performance of the 2013 financial and non-financial goals under the 2013 annual incentive plan.
Results of Financial Goals
The corporate financial results for the 2013 performance period are described in the narrative accompanying “-Executive Compensation-Grants of Plan-Based Awards-2013.”
Results of Non-Financial Goals
At the end of the performance period, Mr. Peck evaluated each of the named executive officers in conjunction with the individual’s own self-evaluation. Based on Mr. Peck’s evaluation, with input from others including the named executive officer, Mr. Peck rated the executive’s individual objectives against the executive’s performance goals.
Based on this assessment, Mr. Peck recommended to the Compensation Committee a performance evaluation rating, as a percentage of total qualified goal bonus opportunity, for each executive. Additionally, the Compensation Committee reviewed Mr. Peck’s performance and determined a level of performance against his qualitative performance goals. This evaluation could then increase or decrease the executive’s bonus.
Taking into account the financial performance results and Mr. Peck’s evaluation and recommendation, the Compensation Committee met in January 2014 to set and approve annual bonus payments to each of the named executive officers and evaluate Mr. Peck’s 2013 performance. In January 2014, the Compensation Committee approved annual bonus payments to the named executive officers ranging from 80 to 100 percent of the named executive officers’ target opportunity based upon 2013 performance. The annual bonus payments will be paid in March 2014. For more detailed information regarding individual executive annual bonus awards, see the narrative following “-Executive Compensation-Grants of Plan-Based Awards-2013.”
Long-Term Equity Plan
Stock Option Grants
In connection with the change in control transaction, on August 1, 2012, all named executive officers received restricted stock or stock options, with the exception of Messrs. Peck and Cartwright who received their grant upon joining us. These grants were the results of negotiations between management, GSC and Advent (in connection with the 2012 Change in Control Transaction), as approved by the Compensation Committee, and are designed to reward executives for increasing shareholder and stakeholder value, by providing them an incentive to keep focused on our long-term value. All grants made in 2012, or at time of employment in 2013, were done so with the intention of providing equity compensation for approximately a five year period of time. As a result no further grants were made to our named executive officers in 2013.
Management’s Stock Ownership Requirements
In connection with the 2012 Change in Control Transaction, each of our named executive officers (who were employed by us at the time of the transaction) was required by GSC and Advent to roll over a portion of their option proceeds and common stock holdings, that would otherwise have been cashed out, into shares of TransUnion Holding Company, Inc. common stock. All named executive officers rolled-over a value equal to approximately 30% of their after-tax proceeds received in the 2012 Change in Control Transaction. As a component of Mr. Peck’s employment agreement, Mr. Peck purchased $1.325 million of common stock in TransUnion Holding Company, Inc. on December 31, 2012. In addition, as a component of Mr. Cartwright's employment offer, Mr. Cartwright purchased $1.0 million of common stock in TransUnion Holding Company, Inc. This required equity roll over and stock purchase was intended to further align management with stockholder and other stakeholder interests.
Executive Benefits and Perquisites
The named executive officers do not receive any additional benefits or perquisites beyond what is provided on a broad basis, other than the opportunity to participate in a self-directed deferred compensation program designed to defer currently earned compensation to enhance payments made to the executive upon their retirement or termination from the Company. Providing any other additional benefits or perquisites would not support our compensation policy.
Retirement Plan
We maintain a broad-based 401(k) savings and retirement plan (the “401(k) Plan”) in which all associates, including the named executive officers, may participate. The Internal Revenue Code of 1986, as amended (the “Code”) places certain limits on the amount of contributions that may be made by and on behalf of the named executive officers to the 401(k) Plan. To extend the named executive officers’ retirement benefit beyond the contribution limits set under the Code, we created the Nonqualified Retirement and 401(k) Supplemental Plan (the “Supplemental Plan”). Under the Supplemental Plan, each named executive officer may defer all or some portion of their cash compensation that the executive officer was not otherwise permitted to defer under the 401(k) Plan to provide additional retirement savings. We make a matching contribution to the Supplemental Plan that mirrors the employer contribution to the 401(k) Plan. Additionally, similar to the 401(k) Plan, the Compensation Committee may authorize us to make a discretionary contribution on behalf of the named executive officers to the Supplemental Plan at the end of the year.
Employment Agreement with Mr. Peck
Mr. Peck entered into an employment agreement with the Company which reflected his agreement to become CEO effective as of December 31, 2012. The initial term of the agreement expires on December 31, 2015, but will continue to renew automatically for twelve-month intervals, unless one party to the agreement provides notice of non-renewal at least 180 days before the day that would be the last day of the agreement.
Mr. Peck’s agreement provides a minimum base salary, the eligibility to participate in our annual incentive plan for executive officers, a sign-on bonus and payment for expenses associated with his relocation. In addition, the agreement provides for severance provisions, which are identical to those provided to the other named executive officers. The severance provisions are discussed under “2013 Compensation-Severance and Change-in-Control Compensation.”
The agreement includes confidentiality and nonsolicitation provisions to protect our interests. The specifics of the compensation provided under Mr. Peck’s employment agreement are detailed in the narrative accompanying “-Executive Compensation-Payments Upon Termination or Change-in-Control-2013.”
Severance and Change-in-Control Compensation
In connection with the 2012 Change in Control Transaction or upon employment, and as required by and negotiated with our owners, each named executive officer, other than Mr. Peck, continued or entered into a Severance and Restrictive Covenant Agreement (the “Severance Agreement”). These Severance Agreements are designed to maximize retention of the named executive offers. The terms of the Severance Agreements are summarized under “-Executive Compensation-Payments Upon Termination or Change-in-Control-2013” and the accompanying narrative.
Federal Income Tax Considerations
We have not been subject to the federal income tax provisions of Code Section 162(m). Therefore, we have not made compensation decisions based on the deductibility limitations of the compensation under this section of the Code. Although the Compensation Committee will strive to have all compensation be deemed deductible, deductibility does not drive the compensation decisions for our executive team.
Risk Assessment in Compensation Programs
We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through appropriate risk taking. The following elements have been incorporated in our programs available for our named executive officers:

•
A Balanced Mix of Compensation Components-The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity awards, representing a mix that is not overly weighted toward short-term cash incentives.

•
Multiple Performance Factors-Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company:

The annual cash incentive is dependent on multiple performance metrics including Corporate Adjusted EBITDA, Corporate Revenue, and Free Cash Flow, as well as individual goals related to specific strategic or operational objectives.
The option grants vest over a five-year period of time, complementing our annual cash based incentives.
•Capped Incentive Awards-Annual incentive awards are capped at 200% of target.

•
Stock Ownership-Each named executive officer employed by us has purchased a significant amount of our common stock in connection with their status as a senior executive officer of the Company. We believe this ownership aligns the interests of our executive officers with the long-term interests of stockholders and other stakeholders.

Based on these factors, the compensation committee, in consultation with management and Meridian, concluded that our compensation programs are appropriate for our industry and do not create risks that are reasonably likely to have a material adverse effect on TransUnion.
Executive Compensation
Summary Compensation Table-2013
The following table presents information regarding the annual compensation for services to us, in all capacities, of our named executive officers. The amounts in the “Stock Awards” and “Option Awards” and “Non-Equity Incentive Plan Compensation” columns are further explained in the narrative following “-Grants of Plan-Based Awards-2013.”

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)
James M. Peck(5)	2013	865,385	2,100,000	—	—	900,000	—	81,998	3,947,383
President & CEO	2012	—	2,100,000	—	5,455,415	—	—	—	7,555,415
Samuel A. Hamood	2013	470,000	—	—	—	352,500	—	77,726	900,226
Executive Vice President & Chief Financial Officer	2012	466,154	—	—	1,554,328	687,375	—	69,744	2,777,601
	2011	450,000	60,000	—	—	621,860	—	62,742	1,194,602
Christopher A. Cartwright (6)	2013	228,846	2,231,408	—	3,168,720	209,344	—	26,381	5,864,699
Executive Vice President, U.S. Information Services
Mohit Kapoor(7)	2013	440,000	—	—	—	264,000	—	66,483	770,483
Executive Vice President & Chief Information and Technology Officer	2012	435,192	300,000	—	1,325,092	458,229	—	18,257	2,536,770
	2011	271,346	—	—	545,975	454,071	—	4,724	1,276,116
John W. Blenke	2013	464,600	—	—	—	220,685	—	55,714	740,999
Executive Vice President, Corporate General Counsel & Corporate Secretary	2012	464,600	—	252,576	—	441,370	—	48,876	1,207,422
	2011	464,600	—	—	—	390,032	—	54,956	909,588

(1)
The amounts shown in this column represent annual base salary. These amounts are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the TransUnion LLC 401(k) and Supplemental Retirement Plan.

(2)
The amounts shown in this column represent the aggregate grant date “fair value” of option awards granted to the NEO during 2013 and, where applicable, the incremental “fair value” of the subsequent modification computed in accordance with (ASC) Topic 718, Compensation-Stock Compensation . Further details regarding these grants and the assumptions used to determine their “fair value” can be found in the narrative disclosure following the “-Grants of Plan-Based Awards” table below.

(3)
The amounts shown in this column represent amounts paid under the Annual Incentive Plan for the year shown. The amounts are paid at the beginning of the following year. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the TransUnion LLC 401(k) and Supplemental Retirement Plan.

(4)	Information regarding the amounts shown in this column can be found in the “Detailed Analysis of ‘All Other Compensation’ Column” table and accompanying narrative to that table.

(5)	Mr. Peck joined us on December 31, 2012.

(6)	Mr. Cartwright joined us on August 19, 2013.

(7)	Mr. Kapoor received a sign-on bonus of $300,000 in 2012, one year after his date of hire.

Detailed Analysis of “All Other Compensation” Column

Name (a)	Company Match & Retirement Contribution to Qualified 401(k) Savings Plan(1) ($) (b)	Company Match & Retirement Contribution to Non-Qualified Retirement Plan(2) ($) (c)	Group Term Life Imputed Income(3) ($) (e)	Payment & gross-up on Medicare Tax related to contributions into Non- Qualified Retirement Plan(4) ($) (f)	Company Contributions to Charitable Matching Program (5) ($) (g)	Company Reimbursed Relocation Expenses (6) ($) (h)	Total ($) (i)
James M. Peck	17,850	—	483	516	—	63,149	81,998
Samuel A. Hamood	17,850	56,322	360	1,194	2,000	—	77,726
Christopher A. Cartwright	—	—	90	—	—	26,291	26,381
Mohit Kapoor	17,850	46,941	552	1,140	—	—	66,483
John W. Blenke	17,850	35,898	1,032	934	—	—	55,714

(1)
For 2013, we matched 100% of the first 3% and 50% of the next 2% percent of recognizable compensation (subject to the 2013 Internal Revenue Code limit of $255,000) contributed on a pre-tax basis to the tax-qualified TransUnion 401(k) & Savings Plan. Additionally, in 2013, we made a discretionary 3% retirement contribution of recognizable 2012 compensation, as shown above, to the TransUnion 401(k) & Savings Plan.

(2)
For recognized compensation above the Internal Revenue Code limit of $255,000, we matched 100% of the first 3% and 50% of the next 2% contributed on a pre-tax basis to the TransUnion Retirement and 401(k) Supplemental Plan. Additionally, in 2013 for the 2012 plan year, we made a discretionary 3% retirement contribution of recognizable compensation to the TransUnion Retirement and 401(k) Supplemental Plan.

(3)
We provide life insurance to all full time employees in an amount equal to their annual salary, up to a maximum of $250,000. Internal Revenue Code section 79 provides an exclusion for the first $50,000 of group-term life insurance coverage provided under a policy carried directly or indirectly by an employer. The table notes the imputed cost of coverage in excess of $50,000, which is based on the named executive officer’s age and coverage they receive.

(4)
Executive contributions made into the non-qualified deferred compensation plan are subject to Medicare tax at a rate of 1.45%. We provide this payment on behalf of the NEO and since the amount paid on behalf of the NEO is taxable to the executive, we “gross up” that payment to cover the tax.

(5)	We provide a dollar for dollar match on all recognized charitable contributions made by all employees, up to a maximum match of $2,000 per calendar year.

(6)
The Company reimbursed Mr. Peck and Mr. Cartwright for all qualified expenses associated with their respective relocations. In addition, the Company provides a tax gross-up on all reimbursed relocation expenses that otherwise would be taxable to the employee.

Grants of Plan-Based Awards-2013

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2) (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value of Stock and Option Awards(3) ($) (h)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
James M. Peck		450,000	900,000	1,800,000
Samuel A. Hamood		176,250	352,500	705,000
Christopher Cartwright (4)	8/27/2013	131,250	262,500	525,000	540,000	11.42	3,168,720
Mohit Kapoor		132,000	264,000	528,000
John W. Blenke		116,150	232,300	464,600

(1)
Reflects payment opportunities under the Annual Bonus Plan described below under “2013 Annual Bonus Plan.” Threshold is the lowest payment opportunity at the lowest level of performance described by the plan (50% payout of target opportunity) for corporate and business unit financial performance metrics and individual performance (an “achieves expectations” threshold individual goal rating); target reflects a 100% payout of target opportunity; and maximum reflects 200% payout of target opportunity. These amounts are based on the individual’s current salary and position. The minimum payment is $0.

(2)	Reflects nonqualified stock options granted to each NEO during 2013 under the TransUnion Holding Company, Inc. 2012 Management Equity Plan.

(3)
The amounts shown in this column represent the aggregate grant date “fair value” of option awards granted to the NEO during 2013 as and, where applicable, the incremental “fair value” of the subsequent modification computed in accordance with (ASC) Topic 718,  Compensation-Stock Compensation . For assumptions used in determining these values, see Part II, Item 8, “Combined Notes to Consolidated Financial Statements,” Note 14, “Stock-Based Compensation.”

(4)	Prorated based upon Mr. Cartwright's start date with the Company.
Additional Discussion of Material Items in “-Summary Compensation Table-2013” and “-Grants of Plan-Based Awards-2013”
Our executive compensation policies and practices are described in the “-Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans that relate to grants of plan-based awards is set forth below.

•
The non-equity incentive awards shown above were based on the formula described in “-2013 Compensation-2013 Annual Bonus Plan.” EBITDA, as adjusted for bonus plan purposes, was $418.3 million for 2013, resulting in a payout of 80% of target performance since the actual results fell short of targeted performance. Our actual revenue was approximately 97.5% of 2013’s plan, which resulted in a payout of 50% of target performance.

•
The size of the equity award granted to Mr. Cartwright was negotiated as a component of his employment offer. It was based on external market data and compensation he had received prior to joining us. The Compensation Committee approved the award, as well as base salary and target bonus, as a component of his employment offer.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price(2) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(3) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (j)
James M. Peck	110,938	1,275,797		$6.65	12/31/2022
Samuel A. Hamood	36,175	265,285		$6.65	8/1/2022
Christopher A. Cartwright	0	540,000		$11.42	8/27/2023
Mohit Kapoor	30,840	226,160		$6.65	8/1/2022
John W. Blenke						25,082	286,436

(1)
Forty percent (40%) of the options are time vested options and shall vest as follows: twenty percent (20%) shall vest on the first anniversary of the transaction date. Thereafter, five percent (5%) shall vest on the last day of each subsequent full calendar quarter until all the Time Vested Options have vested. For all NEOs with the exception of Messrs. Peck and Cartwright, the first anniversary was April 30, 2013. Mr. Peck’s first anniversary was December 31, 2013, Mr. Cartwright's first anniversary will be August 19, 2014. The remaining sixty percent (60%) of the options are performance based options and will vest according to the time vesting schedule set forth above and upon attainment of performance criteria as defined in the Stock Option Agreement.

(2)
The option exercise price equals the per share price in the change in control transaction, and as adjusted for a November 1, 2012, dividend payment to stockholders, which the Board determined to be fair market value. Mr. Cartwright's exercise price was equal to the fair market value of the Company's common stock as of the date of his grant.

(3)	One hundred percent (100%) of shares vest on December 31, 2015.
Options Exercised and Stock Vested
The following table sets forth information regarding the exercise of any time-based vested options by payment made to the named executive officers during 2013.

	Option Awards		Stock Awards
Name (a)	Number of Shares Converted (#) (b)	Value Realized On Conversion(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James M. Peck	—	—	—	—
Samuel A. Hamood	—	—	—	—
Christopher Cartwright	—	—	—	—
Mohit Kapoor	—	—	—	—
John W. Blenke	—	—	—	—

(1)	Represents the difference between the exercise price of the stock options and the fair market value at time of exercise.
Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
James M. Peck	$30,519	$—	$1	$—	$30,520
Samuel A. Hamood	45,119	56,322	44,006	—	473,391
Christopher A. Cartwright	—	—	—	—	—
Mohit Kapoor	233,182	46,941	72,850	—	517,962
John W. Blenke	67,258	35,898	146,959	—	1,380,716

(1)	Includes amounts reflected under “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for 2013.

(2)	Amounts included in this column are reflected under “All Other Compensation” in the Summary Compensation Table for 2013.

(3)
Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2013. Each NEO self-directs the investment of their non-qualified deferred compensation plan account balance into one or more of the available investment funds. Consequently, the value of an NEO’s plan account balance may go up or down based on the performance of the selected investment funds.

Deferred Compensation Plan
This nonqualified plan is a tax deferred compensation program for a limited number of executives, including the named executive officers, and provides a favorable tax vehicle for deferring cash compensation (base salary and annual incentive payments). Pursuant to the plan, the NEO is able to defer up to 100% of cash compensation received. Amounts deferred are self-directed into one or more of the available investment funds and are credited with gains or losses of the various funds selected by the participant. The plan does not offer any above-market rate of return to the NEO. Upon termination of employment, amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of either 5 or 10 years. Executives are not permitted to take loans from the account. We contribute a match equal to 100% of the first 3% and 50% on the next 2% of the executive’s contributions. Additionally, in 2013, the Compensation Committee approved a discretionary retirement contribution of an additional 3% of qualified 2012 earnings. Assets in this plan are held in a rabbi trust.
Payments upon Termination and Change-in-Control-2013
The following charts illustrate benefits that the named executive officers would receive upon the occurrence of certain separation scenarios, which are assumed to occur on December 31. No special payments are made upon resignation or retirement. In addition, we do not provide for any gross-up provision on severance payments. Descriptions of the provisions that govern these benefits are set forth following the charts.
Separation(1)
James M. Peck(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,700,000			2,700,000
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,172			26,172
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,064,000
Total	2,761,172	250,000	2,064,000	2,761,172

(1)
The table excludes (a) any amounts accrued through December 31, 2013, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2013, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)
If Mr. Peck is terminated without Cause or he resigns for Good Reason (both defined in the Peck Employment Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value of which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the target bonus under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2014 COBRA premium rate.

(5)
Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)
Reflects the value of the executive’s disability benefit as of December 31, 2013 (a) assuming full disability at December 31, 2013 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Samuel A. Hamood(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,484,906			1,484,906
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,542			26,542
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,796,000
Total	1,546,448	250,000	2,796,000	1,546,448

(1)
The table excludes (a) any amounts accrued through December 31, 2013, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2013, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)
Mr. Hamood entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Hamood Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Hamood is terminated without Cause or he resigns for Good Reason (both defined in the Hamood Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2014 COBRA premium rate.

(5)
Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)
Reflects the value of the executive’s disability benefit as of December 31, 2013 (a) assuming full disability at December 31, 2013 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Christopher A. Cartwright(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,100,000			2,100,000
Outplacement(3)	35,000			35,000
Welfare Benefits(4)
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,376,000
Total	2,135,000	250,000	2,376,000	2,135,000

(1)
The table excludes (a) any amounts accrued through December 31, 2013, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2013, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)
Mr. Cartwright entered into a Severance and Restrictive Covenant Agreement on August 19, 2103 (the “Cartwright Severance Agreement”). If Mr. Cartwright is terminated without Cause or he resigns for Good Reason (both defined in the Cartwright Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

(4)	Mr. Cartwright has not enrolled in any of the Company-sponsored health plans.

(5)
Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)
Reflects the value of the executive’s disability benefit as of December 31, 2013, (a) assuming full disability at December 31, 2013, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Mohit Kapoor(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,201,672			1,201,672
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,172			26,172
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,136,000
Total	1,262,844	250,000	2,136,000	1,262,844

(1)
The table excludes (a) any amounts accrued through December 31, 2013, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2013, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)
Mr. Kapoor entered into a Severance and Restrictive Covenant Agreement upon his employment in 2011 (the “Kapoor Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Kapoor is terminated without Cause or he resigns for Good Reason (both defined in the Kapoor Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2014 COBRA premium rate.

(5)
Reflects the present value of life insurance provided as a benefit to all associates equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)
Reflects the value of the executive’s disability benefit as of December 31, 2013, (a) assuming full disability at December 31, 2013, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

John W. Blenke(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,193,441			1,193,441
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	17,638			17,638
Life Insurance Payout(5)		250,000
Disability Payments(6)			948,000
Total	1,246,079	250,000	948,000	1,246,079

(1)
The table excludes (a) any amounts accrued through December 31, 2013, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2013, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)
Mr. Blenke entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Blenke Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Blenke is terminated without Cause or he resigns for Good Reason (both defined in the Blenke Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

(4)	This amount reflects the present value of 18 months of associate plus one dependent PPO health and dental coverage using our 2014 COBRA premium rate.

(5)
Reflects the present value of life insurance provided as a benefit to all associates equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)
Reflects the value of the executive’s disability benefit as of December 31, 2013, (a) assuming full disability at December 31, 2013, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Director Compensation
The following tables and narrative footnotes discuss the compensation earned by our independent directors in 2013. Pursuant to the Major Stockholders' Agreement, an "independent director" is any member of the Board of Directors who is not employed by TransUnion Holding, any of the Sponsors or any of their respective affiliates. Messrs. Egan, Mullin, Narayan, Rajpal and Tadler are not considered independent because of their relationships with our Sponsors, which hold significant interests in TransUnion Holding, and, accordingly, received no compensation for their service on the Board of Directors in 2013. See “Directors, Executive Officers and Corporate Governance - Board of Directors.” Mr. Peck is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Mr. Peck does not receive any additional compensation for his service on the Board of Directors.
Annualized Compensation Rates for Independent Directors related to service on our Board of Directors and Committees is as follows:

Board of Directors
Annual Retainer	$85,000
Audit and Compliance Committee
Audit and Compliance Committee Chair	$10,000
Audit and Compliance Committee Member	$—
Compensation Committee
Compensation Committee Chair	$5,000
Compensation Committee Member	$—
In addition, our independent directors receive stock options pursuant to the 2012 Management Equity Plan, which vest pro rata over a five-year period (or such shorter term as may be set by the Compensation Committee) and have such other terms and conditions as the Compensation Committee may specify.
Total compensation paid to our independent directors in 2013 is shown in the table below. Annual retainer amounts are prorated based on dates of service for newly-appointed independent directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George M. Awad (1)	$21,250	$—	$5,607	$—	$—	$—	$26,857
Siddharth N. (Bobby) Mehta (2)	60,250	—	39,266	—	—	150,000	249,516
Andrew Prozes (3)	—	—	—	—	—	—	—

(1)
Mr. Awad was appointed to the Board of Directors on November 11, 2013. Fees earned by Mr. Awad for 2013 include $21,250 pro rata portion of the annual retainer for membership on the Board of Directors. Mr. Awad received 32,398 stock options during 2013 with an aggregate grant date fair value of $201,204. All of the options were outstanding at December 31, 2013.

(2)
Fees earned by Mr. Mehta for 2013 include $21,250 pro rata portion of the annual cash retainer for membership on the Board of Directors and $39,000 in fees earned prior to adoption of the current annual compensation rates, including $30,000 pro rata portion of the $40,000 annual retainer for membership on the Board of Directors and $1,500 for each Board meeting and $1,000 for each committee meeting attended. Mr. Mehta received 32,002 stock options during 2013 with an aggregate grant date fair value of $130,888. All of the options were outstanding at December 31, 2013. In connection with his resignation as President and Chief Executive Officer of the Company, TransUnion Holding and Siddharth N. (Bobby) Mehta, a director of the Company, entered into a Consulting Agreement, dated December 6, 2012, pursuant to which Mr. Mehta provides advice and consultation to assist Mr. Peck in the transition of duties as Chief Executive Officer and to Mr. Peck and the Board of Directors with respect to the Company's strategic operating plan and strategic opportunities or transactions considered by the Company from time to time. Pursuant to the terms of the agreement, Mr. Mehta receives a consulting services fee of $150,000 on or before January 10 of each year during the term of the agreement. Either party may terminate the agreement by providing notice of non-renewal at least sixty (60) days prior to the end of the then-current term.

(3)	Mr. Prozes was appointed to the Board of Directors on January 28, 2014.
Business Expenses
The independent directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on TransUnion business.
Director and Officer Liability (or D&O) Insurance
D&O insurance insures our individual directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2014, by:

•	each person that is the beneficial owner of more than 5% of our outstanding common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of the members of our board of directors and our executive officers as a group.
The information below is based on a total of 110,432,582 shares of our common stock outstanding as of June 30, 2014.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2014, are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TransUnion Corp., 555 West Adams Street, Chicago, Illinois 60661.
Our address is the address of each director and executive officer named in the table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
5% or greater stockholders:
Investment funds affiliated with Advent International Corporation(1)	54,280,076	4,870.0%	%
Investment funds affiliated with The Goldman Sachs Group, Inc.(2)	54,280,076	4,870.0%	%
Directors and named executive officers:
George W. Awad	32,398	—%
Christopher Egan(3)	—	—%
Siddharth N. (Bobby) Mehta(4)	310,756	*
Leo F. Mullin(5)	24,826	*
Rohan Narayan	—	—%
Andrew Prozes	43,782	—%
Sumit Rajpal(6)	—	—%
Steven M. Tadler(7)	—	—%
James M. Peck(8)	401,878	*
Samuel A. Hamood(9)	150,872	*
Christopher A. Cartwright(10)	87,566	*
Mohit Kapoor(11)	88,199	*
John W. Blenke(12)	104,513	*
All directors and executive officers as a group (17 persons)	1,550,674	140.0%	%
________________________

*	Less than 1%.

(1)
The funds managed by Advent International Corporation own 100% of Advent TransUnion Acquisition Limited Partnership, which in turn owns 48.7% of TransUnion Corp, for a 48.7% indirect ownership for the funds managed by Advent International Corporation. This 48.7% indirect ownership consists of 23,925,541.40 shares indirectly owned by Advent International GPE VI Limited Partnership, 15,333,825.79 shares indirectly owned by Advent International GPE VI-A Limited Partnership, 1,209,566.02 shares indirectly owned by Advent International GPE VI-B Limited Partnership, 1,231,262.28 shares indirectly owned by Advent International GPE VI-C Limited Partnership, 1,079,388.51 shares indirectly owned by Advent International GPE VI-D Limited Partnership, 2,972,386.46 shares indirectly owned by Advent International GPE VI-E Limited Partnership, 4,507,396.29 shares indirectly owned by Advent International GPE VI-F Limited Partnership, 2,836,784.89 shares indirectly owned by Advent International GPE VI-G Limited Partnership, 878,698.19 shares indirectly owned by Advent Partners GPE VI 2008 Limited Partnership, 32,544.38 shares indirectly owned by Advent Partners GPE VI 2009 Limited Partnership, 75,936.88 shares indirectly owned by Advent Partners GPE VI 2010 Limited Partnership, 75,936.88 shares indirectly owned by Advent Partners GPE VI-A Limited Partnership and 81,360.94 shares indirectly owned by Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership and Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the common shares of the Company held by the funds managed by Advent International Corporation, a group of individuals currently composed of Christopher Egan, Richard F. Kane, David M. Mussafer and Steven M. Tadler exercises voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Egan, Mr. Kane, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. In addition, Harry Gambill, an Industry Advisor for Advent International, holds 39,447 shares of common stock. Through a written agreement with Mr. Gambill, Advent International Corporation has sole voting and at times, investment power over these shares. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(2)
GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P. own 21,182,997 and 5,824,963 shares of common stock of the Company, respectively. Spartan Shield Holdings owns 27,272,116 shares of common stock of the Company. GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2012 Holdings, L.P. and Opportunity Offshore-B Co-Invest AIV, L.P. (together with GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P., the “Goldman Sachs Funds”) own partnership interests of Spartan Shield Holdings. The Goldman Sachs Group, Inc., and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by Spartan Shield Holdings because (i) affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and (ii) the Goldman Sachs Funds control Spartan Shield Holdings and have the power to vote or dispose of all of the common stock of the company owned by Spartan Shield Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ partnership interests of Spartan Shield Holdings consist of: (1) 17,619,272 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P., (2) 752,844 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG, (3) 650,000 shares of common stock deemed to be beneficially owned by MBD 2011 Holdings, L.P., (4) 750,000 shares of common stock deemed to be beneficially owned by Bridge Street 2012 Holdings, L.P., and (5) 7,500,000 shares of common stock deemed to be beneficially owned by Opportunity Offshore-B Co-Invest AIV, L.P. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares of common stock owned directly or indirectly by Spartan Shield Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Funds, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 200 West Street, New York, NY 10282.

(3)
Christopher Egan is a managing director at Advent International Corporation and may be deemed to beneficially own the shares held by the Advent funds. Mr. Egan disclaims beneficial ownership of the shares of the common stock indirectly owned by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein, if any. Mr. Egan holds no shares directly. The address of Mr. Egan is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(4)	Represents 297,955 shares of common stock held of record and 12,801 options exercisable within 60 days.

(5)	Leo F. Mullin is a senior advisor, on a part-time basis, to Goldman Sachs Capital Partners. The address of Mr. Mullin is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(6)
Sumit Rajpal is a managing director of Goldman, Sachs & Co. As such, Mr. Rajpal may be deemed to have shared voting and investment power over, and therefore, may be deemed to beneficially own, shares of common stock of the Company owned by the Goldman Sachs Funds and Spartan Shield Holdings. Mr. Rajpal disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. Mr. Rajpal holds no shares directly. The address of Mr. Rajpal is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(7)
Steven M. Tadler is a member of a group of persons who exercise voting and investment power over the shares of common stock beneficially owned by the funds managed by Advent International Corporation and may be deemed to beneficially own the shares held by these funds. Mr. Tadler disclaims beneficial ownership of the shares of common stock held by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein, if any. Mr. Tadler holds no shares directly. Mr. Tadler’s address is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(8)	Represents 235,469 shares of common stock held of record and 166,408 options exercisable within 60 days

(9)	Represents 102,638 shares of common stock held of record and 48,234 options exercisable within 60 days.

(10)	Represents 87,566 shares of common stock held of record.

(11)	Represents 83,059 shares of common stock held of record and 5,140 options exercisable within 60 days.

(12)	Represents 104,513 shares of common stock held of record.

Certain Relationships and Related-Party Transactions
Related Party Transactions Policy
On August 1, 2013, our Board of Directors adopted a written Related Party Transactions Policy, which provides that any “Related Party Transaction” must be reviewed and approved or ratified in accordance with specified procedures. The term “Related Party Transaction” includes any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate dollar amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) TransUnion is, or is proposed to be, a participant, and (3) a director, an executive officer or any person owning more than five percent of any class of voting securities, or a member of the immediate family of a director, executive officer or such person, had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). The following are specifically excluded from the definition of “Related Party Transaction”:

•	compensation paid to directors and executive officers reportable under rules and regulations promulgated by the Securities and Exchange Commission;

•
transactions with other companies if the only relationship of the director, executive officer or family member to the other company is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of such other company’s equity securities;

•
charitable contributions, grants or endowments by TransUnion to charitable organizations or universities if the only relationship of the director, executive officer or family member to such organization or university is as an employee (other than an executive officer) or a director or trustee;

•
transactions where the interest of the director, executive officer or family member arises solely from the ownership of TransUnion’s equity securities and all holders of such securities will receive the same benefit on a pro rata basis;

•	transactions where the rates or charges involved are determined by competitive bids; and

•	transactions involving the rendering of services as a common or contract carries, at rates or charges fixed in conformity with law or governmental authority.

The policy requires each director and executive officer to notify the General Counsel in writing of any Related Party Transaction in which the director, executive officer or an immediate family member has or will have an interest and to provide specified details of the transaction. The General Counsel, through the Corporate Secretary, will deliver a copy of the notice to the Audit and Compliance Committee. The Audit and Compliance Committee will review the material facts of each proposed Related Party Transaction at each regularly scheduled committee meeting and approve, ratify or disapprove the transaction.
The vote of a majority of disinterested members of the Audit and Compliance Committee is required for the approval or ratification of any Related Party Transaction. The Audit and Compliance Committee may approve or ratify a Related Party Transaction if the Audit and Compliance Committee determines, in its business judgment, based on the review of all available information, that the transaction is fair and reasonable to Transunion, that there is a business or corporate interest supporting the Related Party Transaction, and that the Related Party Transaction is in the best interests of TransUnion. In making this determination, the Board of Directors will consider, among other things, (i) the business or corporate purpose of the transaction, (ii) whether the transaction is entered into on an arms-length basis and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iii) whether the interest of the director, executive officer or family member in the transaction is material, (iv) whether the transaction would impair the independence of the director or executive officer, (v) whether the transaction would otherwise present an improper conflict of interest and (vi) whether the transaction would violate any law or regulation applicable to TransUnion or any provision of the Code of Business Conduct.
In any case where the Audit and Compliance Committee determines not to approve or ratify a Related Party Transaction, the matter will be referred to the General Counsel for review and consultation regarding the appropriate disposition of such transaction, arrangement or relationship including, but not limited to, termination of the transaction, rescission or modification of the transaction in a manner that would permit it to be ratified and approved.
Consulting Agreements
In connection with the 2012 Change in Control Transaction, TransUnion Holding, Goldman, Sachs & Co. and Advent International Corporation entered into a Consulting Agreement, dated April 30, 2012. Pursuant to the terms of the agreement, Goldman, Sachs & Co. and Advent International Corporation are to receive an advisory fee of $250,000 each, increasing 5% annually, in exchange for services provided, including (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing debt; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives; and (vi) other services as mutually agreed upon. During 2013, Goldman, Sachs & Co. and Advent International Corporation provided consulting services to TransUnion Holding and the Company accrued fees of $125,000 each for these services.
In connection with his resignation as President and Chief Executive Officer of the Company, TransUnion Holding and Siddharth N. (Bobby) Mehta, a director of the Company, entered into a Consulting Agreement, dated December 6, 2012, pursuant to which Mr. Mehta provides advice and consultation to assist Mr. Peck in the transition of duties as Chief Executive Officer and to Mr. Peck and the Board of Directors with respect to the Company's strategic operating plan and strategic opportunities or transactions considered by the Company from time to time. Pursuant to the terms of the agreement, Mr. Mehta receives a consulting services fee of $150,000 on or before January 10 of each year during the term of the agreement. Either party may terminate the agreement by providing notice of non-renewal at least sixty (60) days prior to the end of the then-current term.
The consulting agreements described above were entered into prior to the adoption of the Related Party Transactions Policy and were approved by the Company’s Board of Directors.

Management Stock Sales and Repurchases
On March 26, 2013, as a component of James M. Peck's employment agreement, Mr. Peck purchased 26,326 shares of common stock at a purchase price of $6.65 per share and on March 31, 2014, he purchased an additional 9,906 shares at a purchase price of $11.42 per share. Mr. Peck joined the Company in December 2012 as President and Chief Executive Office.
On August 30, 2013, as a component of Christopher Cartwright's employment offer, Mr. Cartwright purchased 87,566 shares of common stock at a purchase price of $11.42 per share. Mr. Cartwright joined the Company in August 2013 as Executive Vice President-U.S. Information Services.
On January 7, 2013, the Company purchased an aggregate 297,955 shares of common stock from Siddharth N. (Bobby) Mehta, the former President and Chief Executive Office of the Company, at a purchase price of $6.65 per share. On August 28, 2013, the Company purchased an aggregate 76,213 shares of common stock from Mark Marinko, the former Executive Vice President of our Interactive segment, at a purchase price of $11.42 per share. On October 14, 2013, the Company purchased an aggregate 33,410 shares of common stock from Jeff Hellinga, the former Executive Vice President of our U.S. Information Services segment, at a purchase price of $11.42 per share. All such purchases were made pursuant to the terms of the TransUnion Holding Company, Inc. Stockholders' Agreement, dated April 30, 2012, which was also entered into in connection with the 2012 Change in Control Transaction.
Director Independence
The Company has no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system that has requirements that a majority of its board of directors be independent. Though not formally considered by our Board of Directors because our securities are not listed for trading, based upon the listing standards of the New York Stock Exchange, Inc., we do not believe that any of Messrs. Egan, Mullin, Narayan, Rajpal or Tadler would be considered independent because of their relationships with our Sponsors, which hold significant interests in TransUnion Holding, nor would Mr. Mehta, because of his former positions with the Company.

Description of Other Indebtedness
The following description of our other indebtedness does not purport to be complete and is qualified in its entirety by reference to the provisions of the various agreements and indentures related thereto.
Trans Union LLC Senior Secured Credit Facility
In connection with the 2010 Change in Control Transaction, Trans Union LLC entered into its senior secured credit facility. On April 9, 2014, Trans Union LLC refinanced and amended the senior secured credit facility, which resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million, reduced the interest rate floor and margins, reduced the amount available under the revolving line of credit from $210.0 million to $190.0 million, extended the maturity dates, and changed certain covenant requirements. The additional borrowings were used in part to repay all amounts outstanding under the existing revolving line of credit and pay fees and expenses associated with the refinancing transaction. The remaining borrowings were used to redeem the 11.375% notes, as discussed under "- 11.375% notes" below.
Set forth below is a summary of the terms of the senior secured credit facility after giving effect to the amendment described above.
General
The senior secured credit facility provides for senior secured financing of up to $2,090 million, consisting of:

•	a $1,900.0 million senior secured term loan maturing on April 9, 2021; and

•	a $190.0 million senior secured revolving credit facility maturing on April 9, 2019, including both a letter of credit sub-facility and a swingline loan sub-facility.
In addition, Trans Union LLC may request additional tranches of term loans or increases to the senior secured revolving credit facility in an aggregate amount up to a minimum of $450.0 million, plus an additional amount of indebtedness under the senior secured credit facility or separate facilities permitted by the senior secured credit facility so long as certain financial conditions are met, subject, in each case, to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.
Trans Union LLC is the borrower under this facility. All borrowings under the senior secured credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.
Interest and Fees
Interest rates on borrowings under the senior secured credit facility are based, at our election, on LIBOR or an alternate base rate. The interest rate is subject to a floor of 1.00% for LIBOR loans and 2.00% for alternate base rate loans, plus an applicable margin of between 2.75% and 3.00% for LIBOR loans and 1.75% and 2.00% for base rate loans, based on the senior secured net leverage ratio. The alternate base rate is the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the Prime Lending Rate at such time and (c) LIBOR for an Interest Period of one month commencing on such day plus 1.00% per annum.
Any incremental term facility may have a different interest rate, provided that the interest rate of the incremental term facility, other than with respect to unsecured and junior lien incremental facilities, cannot exceed the interest rate on the existing senior secured term loan by greater than 0.50% without a corresponding increase in the senior secured term loan interest rate.
Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.
In addition, Trans Union LLC is required to pay each lender a commitment fee quarterly and equal to 0.50% or 0.375% of the unused portion of the revolving line of credit, based on the senior secured net leverage ratio. Trans Union LLC is required to pay letter of credit fees equal to the applicable margin of LIBOR loans to be shared proportionately by the lenders as well as a fronting fee to be paid to the letter of credit issuer for its own account.
Prepayments
Subject to exceptions, the senior secured credit facility requires mandatory prepayments of senior secured term loans in amounts equal to:

•
between 0% and 50% of the prior year’s excess cash flows with such percentage determined based on the senior secured net leverage ratio for such prior year, each as defined in the senior secured credit facility;

•	100% of the net cash proceeds from asset sales and insurance recovery and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds from certain incurrences of debt.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts, with a 1% prepayment premium until the first anniversary of the amendment and extension (payable upon a repricing transaction whereby the senior secured credit facility is either refinanced or amended to reduce the effective yield of such indebtedness) and without premium or penalty thereafter, other than customary breakage costs with respect to LIBOR rate loans.
Amortization of Principal
The Trans Union LLC senior secured credit facility requires scheduled quarterly payments on the senior secured term loans equal to 0.25% of the aggregate principal amount of senior secured term loans outstanding, with the balance paid at maturity.
Collateral and Guarantors
The Trans Union LLC senior secured credit facility is guaranteed by TransUnion Corp and certain of its current and future domestic wholly-owned subsidiaries, and is secured by a perfected security interest in certain of Trans Union LLC’s existing and future property and assets and by a pledge of the capital stock of Trans Union LLC and its domestic subsidiaries and up to 65% of the capital stock of certain of its foreign subsidiaries.
Restrictive Covenants and Other Matters
As a condition to borrowing and as of the end of any fiscal quarter for which Trans Union LLC has borrowings outstanding under the senior secured revolving credit facility, the senior secured credit facility requires that Trans Union LLC has a senior secured net leverage ratio equal to or less than 6.0 to 1.0 calculated on a pro forma basis. In addition, the senior secured credit facility includes negative covenants, subject to significant exceptions, restricting or limiting Trans Union LLC’s ability and the ability of Trans Union LLC’s restricted subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale and leaseback transactions;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness;

•	amend or otherwise alter the terms of certain of our indebtedness;

•	enter into agreements limiting subsidiary distributions;

•	sell assets (including sale-leaseback transactions);

•	conduct transactions with affiliates;

•	change the business that we conduct;

•	issue disqualified equity interests;

•	change its fiscal year; and

•	enter into any agreement containing a restriction that limits the ability to grant liens in favor of the lenders under the senior secured credit facility.
The senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, change of control, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or material security document supporting the senior secured credit facility to be in full force and effect. If such an event of default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor.
11.375% notes
On June 15, 2010, Trans Union LLC and TransUnion Financing Corporation, wholly-owned subsidiaries of TransUnion Corp, issued the 11.375% notes to finance part of the 2010 Change in Control Transaction. The 11.375% notes were issued in a private placement to certain investors, and, pursuant to an exchange offer completed in April 2011, these notes were subsequently registered with the SEC. On May 9, 2014, Trans Union LLC redeemed the entire $645.0 million outstanding balance of the 11.375% notes, including unpaid accrued interest and a prepayment premium.

Description of the Notes
General
Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the terms “Issuer,” “we,” “our” or “us” refer to TransUnion Holding Company, Inc., a Delaware corporation.
The Issuer issued $600,000,000 aggregate principal amount of 9.625%/10.375% Senior PIK Toggle Notes (the “9.625% notes”) under an indenture dated March 21, 2012 (the “March 2012 Indenture”) between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Issuer issued $400,000,000 aggregate principal amount of 8.125% / 8.875% Senior PIK Toggle Notes (the “8.125% notes”) under an indenture dated November 1, 2012 (the “November 2012 Indenture”) between the Issuer and the Trustee. We refer to the 9.625% notes and the 8.125% notes collectively as the “notes.” We refer to the March 2012 Indenture and the November 2012 Indenture collectively as the “Indentures,” and individually as an “Indenture.” The terms of the notes include those stated in the related Indenture and certain provisions of the Trust Indenture Act made part of such Indenture by reference thereto.
The following description is only a summary of the material provisions of the Indentures and the notes and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indentures and the notes because they, and not this description, define your rights as Holders of the notes. You may request copies of the Indentures and the notes at our address set forth under the heading “Summary.”
Brief Description of the Notes
The notes:

•	are general senior unsecured obligations of the Issuer;

•	are pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	except in certain limited circumstances, are not guaranteed by any Subsidiary of the Issuer;

•	are effectively subordinated to any existing or future Indebtedness of the Issuer that is secured by Liens on assets of the Issuer to the extent of the value of such assets; and

•
are structurally subordinated to all existing and future Indebtedness (including Indebtedness under the Senior Credit Facilities) of, and other claims and obligations (including preferred stock) of, the Subsidiaries of the Issuer, except to the extent the notes are guaranteed by any Subsidiary of the Issuer in the future.

Note Guarantees
The notes are not guaranteed by any of the Issuer’s Subsidiaries.
To the extent that any Subsidiary of the Issuer guarantees the notes in the future pursuant to the covenant described under “Certain Covenants—Future Guarantees,” then such Subsidiary Guarantor, as primary obligor and not merely as surety, will, jointly and severally with any other Subsidiary Guarantor, irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indentures and the notes, whether for payment of principal of, premium, if any, or interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indentures.
The obligations of each Subsidiary Guarantor (if any) under its Subsidiary Guarantee will be limited as necessary to prevent the Subsidiary Guarantees from constituting a fraudulent conveyance under applicable law.
Any entity that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indentures to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.”
A Subsidiary Guarantee by a Subsidiary Guarantor (if any) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a)
any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or (ii) all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indentures;

(b)	the release or discharge of the guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described below under “Certain Covenants—Future Guarantees”;

(c)	the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(d)
the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indentures being discharged in accordance with the terms of the Indentures.

Ranking
The payment of the principal of, premium, if any, and interest on the notes and the payment of any future Subsidiary Guarantee, if any, ranks pari passu in right of payment with all Senior Indebtedness of the Issuer or the relevant Subsidiary Guarantor, as the case may be.
The Issuer does not have any operations or any material assets other than the ownership of the Capital Stock of TransUnion Corp. The operations of the Issuer are conducted entirely through its indirect Subsidiaries and, therefore, the Issuer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. Accordingly, the Issuer’s ability to make any cash payments to the Holders of the notes is limited by the Senior Credit Facilities, which limit the ability of TransUnion Corp and its Subsidiaries to pay dividends or make other distributions to the Issuer. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments under the notes. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries.”
In addition, unless a Subsidiary of the Issuer is a Subsidiary Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including the Holders of the notes. The notes, therefore, are structurally subordinated to claims of holders of Indebtedness, including the lenders under the Senior Credit Facilities, and other creditors (including trade creditors) and preferred stockholders (if any) of all Subsidiaries of the Issuer that are not Subsidiary Guarantors.
As of March 31, 2014,

(1)	the Issuer on a stand-alone basis had $1,000.0 million of Indebtedness outstanding consisting of the 9.625% notes and the 8.125% notes; and

(2)
TransUnion Corp and its Subsidiaries had $2,156.7 million face value of total Indebtedness outstanding, including borrowings under the Senior Credit Facilities, all of which would be structurally senior to the notes.

Although the Indentures contain limitations on the amount of additional Indebtedness that the Issuer and its Restricted Subsidiaries may incur, such limitations are subject to significant exceptions and qualifications. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
Paying Agent and Registrar for the Notes
The Issuer will maintain one or more paying agents for the notes in the Borough of Manhattan, City of New York. The initial paying agent for the notes will be the Trustee.
The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer.
The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.
Transfer and Exchange
A Holder may transfer or exchange notes in accordance with the related Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Principal, Maturity and Interest
The Issuer issued $600,000,000 of 9.625% notes and $400,000,000 of 8.125% notes. The notes will mature on June 15, 2018. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional notes from time to time under the Indentures (“Additional Notes”).
In addition, if the Issuer is entitled to pay PIK Interest (as defined herein) or Partial PIK Interest (as defined herein) in respect of the notes as described below, the Issuer may elect (subject to the restrictions described below) to either increase the outstanding principal amount of the notes or issue additional Notes (the “PIK Notes”) under the related Indenture having the same terms as the notes offered hereby (in each case, a “PIK Payment”). The notes and any Additional Notes and PIK Notes subsequently issued under an Indenture shall be treated as a single class for all purposes under such Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of each Indenture and this “Description of the Notes” include any Additional Notes and any PIK Notes that are actually issued and any references to “principal amount” of the notes include any increase in the principal amount of the notes as a result of a PIK Payment.
The 9.625% notes bear interest at a rate of 9.625% per annum with respect to Cash Interest (as defined herein) and 10.375% per annum with respect to any PIK Interest (including any Partial PIK Interest) from the related Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on March 1 and September 1 whether or not such date is a business day immediately preceding each March 15 and September 15 of each year (each such date, an “Interest Payment Date” with respect to the 9.625% notes), commencing with the March 15, 2013 Interest Payment Date.
The 8.125% notes bear interest at a rate of 8.125% per annum with respect to Cash Interest and 8.875% per annum with respect to any PIK Interest (including any Partial PIK Interest) from the related Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on June 1 and December 1 whether or not such date is a business day immediately preceding each June 15 and December 15 of each year (each such date, an “Interest Payment Date” with respect to the 8.125% notes), commencing with the June 15, 2013 Interest Payment Date.
Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months (provided that interest in respect of the final Interest Period ending at stated maturity shall be paid in cash). Subject to the issuance of PIK Notes as described herein, the notes will be issued in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof. PIK Payments on the PIK Notes will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof.
Except as provided in the immediately succeeding sentence and the definition of “Applicable Amount,” interest on the notes shall be payable entirely in cash (such interest, “Cash Interest”) on the then outstanding principal amount of the notes. For any Interest Period (as defined herein) after the initial Interest Period and other than the Interest Period ending at stated maturity, if the Applicable Amount (as defined herein) as determined on the Determination Date (as defined herein) for such Interest Period shall:

(i)
equal or exceed 75%, but less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the notes by increasing the principal amount of the notes or issuing PIK Notes and (b) 75% of the then outstanding principal amount of the notes in cash;

(ii)
equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the notes by increasing the principal amount of the notes or issuing PIK Notes and (b) 50% of the then outstanding principal amount of the notes in cash;

(iii)
equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the notes by increasing the principal amount of the notes or issuing PIK Notes and (b) 25% of the then outstanding principal amount of the notes in cash; or

(iv)
be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuer may, at its option, elect to pay interest on the notes entirely by increasing the principal amount of the then outstanding notes or by issuing PIK Notes.

Notwithstanding the foregoing, if the Issuer or any of its Restricted Subsidiaries makes an Equity Restricted Payment on any date (other than a Determination Date), then interest on the notes in respect of the Interest Period corresponding to the

Determination Date immediately following the date of such Equity Restricted Payment shall be paid entirely in cash. The payment of interest on the notes through an increase in the principal amount of the outstanding notes or through the issuance of PIK Notes is herein referred to as (i) “PIK Interest” to the extent all interest due on an Interest Payment Date is so paid and (ii) “Partial PIK Interest” to the extent that only a portion of the interest due on an Interest Payment Date is so paid.
The insufficiency or lack of funds available to the Issuer to pay Cash Interest as required by the immediately preceding paragraph shall not permit the Issuer to pay PIK Interest (including Partial PIK Interest) in respect of any Interest Period and the sole right of the Issuer to elect to pay PIK Interest shall be as (and to the extent) provided in the immediately preceding paragraph. We cannot assure you that TransUnion Corp will have the ability to dividend funds to us in order to allow us to make Cash Interest payments on the notes. The ability of TransUnion Corp and its Subsidiaries to make dividends or distributions to us is subject to important limitations. See “Description of Other Indebtedness” and “Risk Factors—Risks Related to the Notes and Our Indebtedness—TransUnion Holding is the sole obligor of the notes and its direct and indirect subsidiaries do not guarantee its obligations under the notes and do not have any obligation with respect to the notes.”
As used herein,

(a)
“Applicable Amount” shall be the amount equal to the sum (without duplication) of (i)(a) the maximum amount of all dividends and distributions which, as of the applicable Determination Date, would be permitted to be paid in cash to the Issuer (in a manner that does not restrict the use of such cash for paying Cash Interest, including dividends and distributions the distribution of which are conditioned upon such being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to the Issuer solely for the purpose of paying taxes attributable to the Issuer’s consolidated Subsidiaries) as the result of restrictions on the ability to make such dividends or distributions; provided such restrictions are otherwise permitted by the covenant described under “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” including, without limitation, any restrictions and limitations in the Senior Credit Facilities or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness, (collectively “Restricted Cash”) by all direct and indirect Restricted Subsidiaries of the Issuer after giving effect to all corporate shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distribution that are otherwise permitted by the covenant described under “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” (including, without limitation, any restrictions and limitations in the Senior Credit Facilities or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness) and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions, less (b) $20.0 million and (ii) (a) all cash and Cash Equivalents on hand at the Issuer as of such Determination Date (other than any cash and Cash Equivalents on hand at the Issuer that constitute Restricted Cash) less (b) $2.0 million; provided that the amount pursuant to this clause (ii) shall not be less than $0.

When calculating the Applicable Amount as of any Determination Date with respect to a particular Interest Period, the Applicable Amount shall be calculated on a pro forma basis after giving effect to any dividends and/or distributions to be paid in cash to the Issuer in respect of any future payment of interest on the notes that is, as of such Determination Date, required to be paid in cash during such Interest Period under either Indenture (or the notes).
To the extent that interest on the notes with respect to an Interest Period will not be paid entirely in cash, the Applicable Amount shall be calculated by the Issuer and shall be set forth in an Officer’s Certificate delivered to the Trustee prior to the first day of the relevant Interest Period in which it is to be applied, which Officer’s Certificate shall set forth in reasonable detail the Issuer’s determination of each component of this definition and in the case of clause (i)(a) identifying in reasonable detail the applicable restrictions and the maximum amount of funds that may be paid after giving effect to such restriction. To the extent the Issuer is required pursuant to the fourth paragraph of this section “Principal, Maturity and Interest” and the definition of “Applicable Amount” to pay Cash Interest for all or any portion of the interest due on any Interest Payment Date, the Issuer shall and shall cause each of its Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distributions;

(b)	“Determination Date” shall mean, with respect to each Interest Period, the fifteenth calendar day immediately prior to the first day of such Interest Period; and

(c)
“Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date with the exception that the first Interest Period with respect to the 9.625% notes commenced on and included March 21, 2012 and ended on and included September 14, 2012, and the first Interest Period with respect to the 8.125% notes commenced on and included November 1, 2012 and ended on and included June 14, 2012 (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).
In the event that the Issuer shall determine to pay PIK Interest (including Partial PIK Interest) for any Interest Period, then the Issuer shall deliver a notice (a “PIK Notice”) to the Trustee following the Determination Date but prior to the first day of the relevant Interest Period, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as PIK Interest or Partial PIK Interest, as the case may be. The Trustee, on behalf of the Issuer, shall promptly deliver a corresponding notice provided by the Issuer to the Holders. For the avoidance of doubt, interest on the notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the first sentence of this paragraph must be paid entirely in cash. In addition, notwithstanding anything to the contrary, if the Issuer or any of its Restricted Subsidiaries makes an Equity Restricted Payment during the period commencing on the Determination Date with respect to a particular Interest Period and prior to delivering a PIK Notice to the Trustee in respect of such Interest Period, interest on the notes in respect of such Interest Period shall be paid entirely in cash. Interest for the first Interest Period commencing on the related Issue Date was paid, and for the last Interest Period ending at stated maturity shall be payable entirely in cash.
Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of the notes as described under “Optional Redemption,” and “Mandatory Redemption; Offers to Purchase; Open Market Purchases” or in connection with any repurchase of the notes as described under “Repurchase at the Option of Holders” shall be made solely in cash.
Any PIK Interest (including Partial PIK Interest) on the notes will be payable to Holders and (x) with respect to the notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and (y) with respect to notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of holders. In the event that the Issuer is entitled to and elects to pay Partial PIK Interest for any Interest Period, each holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the notes held by such holder on the relevant record date and PIK Interest in respect of the remaining percentage of the principal amount of the notes held by such holder on the relevant record date. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the global notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to holders, dated as of the applicable Interest Payment Date and will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All notes issued pursuant to a PIK Payment will mature on June 15, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the related Indenture and shall have the same rights and benefits as the notes issued on the related Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
If the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the related Issue Date (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each such note then outstanding equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each note redeemed pursuant to any Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “Mandatory Principal Redemption Amount” means, as of each AHYDO redemption date, the portion of a note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of notes prior to any AHYDO redemption date pursuant to any other provision of an Indenture will alter the Issuer’s obligation to make any Mandatory Principal Redemption with respect to any related notes that remain outstanding on such AHYDO redemption date.
The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption
From and after June 15, 2014, the Issuer may redeem the notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:
9.625% notes

Year	Percentage
2014	104.8125%
2015 and thereafter	100.000%
8.125% notes

Year	Percentage
2014	104.063%
2015	102.031%
2016 and thereafter	100.000%
The Trustee shall select the notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”
Any notice of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.
The Issuer will provide prompt written notice to the Trustee at least one business day prior to the Redemption Date rescinding such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Issuer rescinding such redemption, the Trustee will promptly send a copy of such notice to the Holders of the notes to be redeemed in the same manner in which the notice of redemption was given.
Repurchase at the Option of Holders
Change of Control
The notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1)
that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any note not properly tendered will remain outstanding and continue to accrue interest;

(4)
that unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)
that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)
that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7)
that if the Issuer is redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes (through book-entry transactions if global notes) and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1.00 in excess thereof (or, if a PIK payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK notes); and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the related Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in such Indenture by virtue thereof.
By 10:00 AM (New York City time) on the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3)
deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer or its Subsidiaries become a party may prohibit or limit, the ability of TransUnion Corp to make dividends or other distributions to the Issuer to enable the Issuer to purchase any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when TransUnion Corp is prohibited from dividending or distributing funds to the Issuer to enable the Issuer to purchase the notes, TransUnion Corp could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If TransUnion Corp does not obtain such consent or repay such borrowings, the Issuer may be unable to obtain the funds to purchase the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the related Indenture. The Senior Credit Facilities will, and future credit agreements or other agreements relating to Indebtedness to which the Issuer or its Subsidiaries become a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indentures). If we experience a change of control that triggers a default under the Senior Credit Facilities or such other Indebtedness, we could seek a waiver of such defaults or seek to refinance the Senior Credit Facilities or such other Indebtedness. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities or such other Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable and could cause a Receivable Facility to be wound down. Accordingly, the Issuer’s ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by their then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers of the notes. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Restrictions on the Issuer’s ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indentures can be waived only with the consent of the Holders of a majority in principal amount of the related notes then outstanding. Except for the limitations contained in such covenants, however, the Indentures will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.
The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indentures as described above under the caption “Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed.
The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.
The provisions under each Indenture relative to the Issuer’s obligation to make an offer to repurchase the related notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of such Notes.
Asset Sales
Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)
the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)
except in the case of a Permitted Asset Swap, at least 75% of the consideration therefore received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)
any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)
any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)
any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) (other than securities received and not yet liquidated pursuant to clause (b) that are at that time outstanding), not to exceed 2.5% of Adjusted Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.
Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or any Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to reduce:

(a)
Obligations under Senior Indebtedness that is secured by a Lien permitted by the Indentures and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto;

(b)
Obligations under unsecured Senior Indebtedness (and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2)
to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or one of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, including Capital Stock, in each of (a), (b) and (c) used or useful in a Similar Business;

(3)
to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or one of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets, including Capital Stock, that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(4)	any combination of the foregoing;
provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if no Second Commitment is entered into or any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.
Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the notes and such Pari Passu Indebtedness that is a minimum denomination of $2,000 or an integral multiple of $1.00 in excess thereof (or if a PIK Payment has been made, in minimum denominations $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indentures. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indentures, with a copy to the Trustee.
To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indentures.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the related Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in such Indenture by virtue thereof.
Notwithstanding the foregoing, the following Asset Sales shall not be subject to the first paragraph of this covenant (but any Net Proceeds therefrom shall otherwise be applied in accordance with this covenant):

(1)	transfers of property subject to casualty or condemnation proceedings; and

(2)
dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture and similar binding agreements.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer or its Subsidiaries become a party may prohibit or limit, the ability of TransUnion Corp to make dividends or other distributions to the Issuer to enable the Issuer to purchase notes pursuant to this Asset Sales covenant. In the event the Issuer is not able to purchase the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it may remain unable to purchase the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indentures.
Selection and Notice
If the Issuer is redeeming less than all of the 9.625% notes or less than all of the 8.125% notes issued by it at any time, the Trustee will select the notes to be redeemed (a) if such notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such notes are listed; (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.
Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of such notes or a satisfaction and discharge of the related Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.
The Issuer will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note or otherwise reflect such reduction in accordance with the procedures of DTC. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Certain Covenants
Set forth below are summaries of certain covenants contained in the Indentures. If on any date following the related Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the related Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

(7)	“—Future Guarantees.”
During any period that the foregoing covenants have been suspended, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (as defined herein) and the Issuer and any of the Restricted Subsidiaries will be permitted, without causing a Default or Event of Default, to honor or otherwise perform any contractual commitments or obligations in the future after any date on which the related notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments or obligations were entered into during the Suspension Period and not in anticipation of such notes no longer having an Investment Grade Rating from both of the Rating Agencies.
Notwithstanding the foregoing, if on any subsequent date one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Indebtedness) and Disqualified Stock or Preferred Stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to, but not during, the period that the “Restricted Payments” covenant was suspended as set forth above; provided, for the sake of clarity, that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date. The Issuer shall promptly upon its occurrence deliver to the Trustee an Officer’s Certificate notifying the Trustee of the event giving rise to Suspended Covenants or a Reversion Date, the date thereof and identifying the Suspended Covenants. The Trustee shall not have any obligation to monitor the occurrence or dates of any Suspended Covenants or Reversion Date and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Suspended Covenant or Reversion Date.
There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.
Limitation on Restricted Payments
The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)
declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation) other than:

(a)	dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)
dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II)
purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than a Restricted Subsidiary, including in connection with any merger or consolidation;

(III)
make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)
the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV)	make any Restricted Investment
(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)
immediately after giving effect to such transaction on a pro forma basis, (A) with respect to a Restricted Payment by the Issuer or any Restricted Subsidiary of the Issuer (other than TransUnion Corp or any Restricted Subsidiary of TransUnion Corp), the Issuer could incur at least $1.00 of additional Indebtedness under the provisions of clause

(i) of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (B) with respect to a Restricted Payment by TransUnion Corp or any Restricted Subsidiary of TransUnion Corp, TransUnion Corp could incur at least $1.00 of additional Indebtedness under the provisions of clause (ii) of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments (the amount of any Restricted Payment, if made other than in cash, to be based upon the fair market value at the time of such Restricted Payment) made by the Issuer and the Restricted Subsidiaries after March 21, 2012 (including Restricted Payments permitted by clauses (1), (7) and (12) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)
50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from April 1, 2012 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)
100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after March 21, 2012 (other than in connection with the consummation of the Merger and other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)
(A) Equity Interests of the Issuer, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x)
Equity Interests of the Issuer to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after March 21, 2012 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph; and

(y)	Designated Preferred Stock; and
(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities or other Indebtedness of the Issuer that have (or has) been converted into or exchanged for such Equity Interests of the Issuer;
provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)
100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer or, if such fair market value exceeds $30.0 million, in writing by an Independent Financial Advisor, of marketable securities or other property contributed to the capital of the Issuer following March 21, 2012 (other than (W) in connection with the consummation of the Merger, (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (Y) to the extent contributed by a Restricted Subsidiary and (Z) Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i)
the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuer or such Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, in each case after March 21, 2012; or

(ii)
the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after March 21, 2012; plus

(e)
in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after March 21, 2012, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value exceeds $30.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent such Investment constituted a Permitted Investment.

Notwithstanding the forgoing, the maximum amount available pursuant to this clause (3) to fund Equity Restricted Payments shall be equal to the sum of clauses (a) through (e) above, calculated by substituting (i) “October 1, 2012” for “April 1, 2012” in clause (a) and (ii) “November 1, 2012” for “March 21, 2012” in clauses (b) through (e).
The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indentures;

(2)
the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)
the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)
such new Indebtedness is subordinated to the notes or the applicable Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)
such new Indebtedness has a final scheduled maturity date either (i) equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (ii) at least 90 days following the final maturity date of the notes; and

(d)
such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(3)
a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $10.0 million (which shall increase to $20.0 million subsequent to the consummation of a public Equity Offering of the Issuer or any direct or indirect parent) (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum (without giving effect to the following proviso) of $20.0 million (which shall increase to $40.0 million subsequent to the consummation of a public Equity Offering of the Issuer or any direct or indirect parent) in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(c)
the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after March 21, 2012, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(d)	the cash proceeds of key man life insurance policies received by the Issuer or the Restricted Subsidiaries after March 21, 2012; less

(e)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (3);
and provided, further, that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indentures;

(4)
the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(5)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the related Issue Date;

(b)
the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the related Issue Date, provided that (x) the amount of dividends paid pursuant to clause (a) or (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock and (y) in the case of each of (a) and (b) of this clause (5), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(6)
repurchases of Equity Interests deemed to occur upon, or cash payments in lieu of the issuance of fractional shares in connection with, in each case, the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests (or the declaration and payment of distributions or dividends, as applicable, or the making of loans, in each case, to any direct or indirect parent of the Issuer to fund such repurchases or cash payments) if, (a) in the case of repurchases of Equity Interests, such Equity Interests represent a portion of the exercise price of such options or warrants or (b) in the case of cash payments, any such cash payment shall not be for the purpose of circumventing the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer);

(7)
the making (or declaration) and payment of distributions or dividends, as applicable, on the Issuer’s common stock (or the payment of distributions or dividends, as applicable, to any direct or indirect parent of the Issuer to fund a payment of dividends on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the related Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Restricted Payments that are made with Excluded Contributions;

(9)	other Restricted Payments (excluding Equity Restricted Payments) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (9) not to exceed $40.0 million;

(10)	distributions or payments of Receivables Fees;

(11)
(x) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates” (other than clause (2) thereof) and (y) the declaration and payment of a one-time dividend, distribution or other Restricted Payment by the Issuer in an amount not to exceed the proceeds of the $400.0 million in aggregate principal amount of the 8.125% notes;

(12)
the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)
the declaration and payment of distributions or dividends, as applicable, by the Issuer or its Restricted Subsidiaries to, or the making of loans to, any direct or indirect parent (or, solely in the case of clause (b) below, to an Affiliate of the Issuer that is the common parent of a consolidated, combined or unitary group including the Issuer or any of its Restricted Subsidiaries, as applicable, for the purpose of income tax liabilities under the laws of any state of the United States, the District of Columbia, or any territory thereof), in amounts required for any such direct or indirect parents (or such Affiliates) to pay, in each case without duplication,

(a)	franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)
federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and/or its Restricted Subsidiaries (as applicable) and, to the extent of the amount actually received by the Issuer (or its Restricted Subsidiaries) from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any taxable period does not exceed the amount that the Issuer and/or its Restricted Subsidiaries (as applicable) would be required to pay in respect of federal, state and local income taxes for such taxable period were the Issuer, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, to pay such taxes separately from any such parent entity (or such Affiliate);

(c)
customary salary, bonus, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d)
general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e)	fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering or other financing transaction of such parent entity;

(14)
the distribution, dividend or otherwise of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(15)
payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indentures, including the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided that payments and distributions shall be permitted under this clause (15) only to the extent they are not otherwise permitted under this covenant; and

(16)
the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any direct or indirect parent of the Issuer in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal (including AHYDO Catch Up Payments) on Indebtedness the proceeds of which have been permanently contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred in accordance with the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the proceeds contributed to the Issuer or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of this “Limitation on Restricted Payments” covenant; provided further that the aggregate amount of such dividends shall not exceed the amount of cash actually contributed to the Issuer for the incurrence of such Indebtedness;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9) and (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.
For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.
All of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (8), (9) or (14) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indentures.
Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make any Equity Restricted Payment if (i) the Issuer paid (or, if applicable, has elected to pay) all or any portion of the interest due on the notes in the form of PIK Interest or Partial PIK Interest on the Interest Payment Date immediately preceding the date (or occurring on the date) of the proposed Equity Restricted Payment or (ii) if, as of the date of the proposed Equity Restricted Payment, the Issuer has elected to pay all or any portion of the interest due on the notes on any future Interest Payment Date in the form of PIK Interest or Partial PIK Interest (or has delivered a PIK Notice in respect of any future Interest Payment Date).
Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (i) the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of the Restricted Subsidiaries (other than TransUnion Corp or any Restricted Subsidiary of TransUnion Corp) may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries for the Issuer’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and (ii) TransUnion Corp may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of the Restricted Subsidiaries of TransUnion Corp may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for TransUnion Corp and its Restricted Subsidiaries for TransUnion Corp’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
The foregoing limitations will not apply to:

(1)
the incurrence of Indebtedness under Credit Facilities (which in the case of clause (ii) below shall be Secured Indebtedness) by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount not to exceed the greater of (i) $1,440.0 million plus (x) the amount by which amounts outstanding under the term loan facility of the Senior Credit Facilities on November 1, 2012 exceed $940.0 million and (y) the amount by which aggregate commitments under the revolving credit facility of the Senior Credit Facilities as in effect on November 1, 2012 exceed $200.0 million or (ii) the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to such incurrence, the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0, in each case, outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with proceeds from an Asset Sale or series of related Asset Sales;

(2)
the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by the notes (other than any Additional Notes) or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms of the Indentures and any Subsidiary Guarantee with respect to the foregoing;

(3)
Indebtedness of the Issuer and the Restricted Subsidiaries in existence on the related Issue Date (other than Indebtedness described in clauses (1) and (2), but including the 11.375% notes and the guarantees by Restricted Subsidiaries in respect thereof and, in the case of the 8.125% notes, the 9.625% notes);

(4)
Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of the Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, including, without limitation, through the direct purchase of assets or the Capital Stock of any Person owning such assets in an amount not to exceed the greater of (x) $30.0 million and (y) 1.0% of Adjusted Total Assets at the time of incurrence;

(5)
Indebtedness incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances or similar instruments in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)
Indebtedness arising from agreements of the Issuer or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that with respect to dispositions the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(7)
Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)
Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of the notes of such Subsidiary Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)
shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of the Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)
obligations in respect of performance, bid, appeal, statutory, export or import, customs, revenue and surety bonds and completion guarantees or similar instruments provided by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(12)
(a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after March 21, 2012 from the issue or sale of Equity Interests of the Issuer (or any direct or indirect parent of the Issuer) or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness, Disqualified

Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)
the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)
has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)
to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Subsidiary Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii)
Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
and provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness and any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(14)
Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indentures; provided that after giving effect to such acquisition or merger, either:

(a)
(x) in the case of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries (other than TransUnion Corp or any of TransUnion Corp’s Restricted Subsidiaries), the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of first sentence of this covenant and (y) in the case of Indebtedness, Disqualified Stock or Preferred Stock of TransUnion Corp or any of TransUnion Corp’s Restricted Subsidiaries, TransUnion Corp would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (ii) of the first sentence of this covenant; or

(b)
(x) in the case of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries (other than TransUnion Corp or any of TransUnion Corp’s Restricted Subsidiaries), the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries of the Issuer on a consolidated basis is greater than immediately prior to such acquisition or merger and (y) in the case of Indebtedness, Disqualified Stock or Preferred Stock of TransUnion Corp or any of TransUnion Corp’s Restricted Subsidiaries, the Fixed Charge Coverage Ratio of TransUnion Corp and TransUnion Corp’s Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger;

(15)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16)
Indebtedness of the Issuer or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)
(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indentures, or

(b)	any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “— Future Guarantees”;

(18)
Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) the greater of (x) $25.0 million and (y) 10.0% of the proportion of the Adjusted Total Assets represented by the Foreign Subsidiaries of the Issuer (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19)
Indebtedness of the Issuer or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20)
Indebtedness consisting of Indebtedness issued by the Issuer or any of the Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (3) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(21)
Indebtedness of the Issuer or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”; and

(22)
cash management obligations and Indebtedness of Foreign Subsidiaries in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements.

For purposes of determining compliance with this covenant:

(1)
in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on March 21, 2012 will be treated as incurred on such Issue Date under clause (1) of the second paragraph of this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.
Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness (including any PIK Payment), Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant or, for purposes of the covenant set forth below, under the caption “—Liens,” provided that, in each case, any such additional Indebtedness shall be included in the definition of “Consolidated Total Indebtedness.”
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-

denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Each Indenture provides that the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.
The Indentures do not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Liens
The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or allow to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the notes and related Subsidiary Guarantees are secured by a Lien on such assets or property that is senior in priority to such Liens; or

(2)
in all other cases, the notes or the Subsidiary Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the notes and the related Subsidiary Guarantees and (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indentures to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Merger, Consolidation or Sale of All or Substantially All Assets
The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)
the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the notes pursuant to supplemental indentures;

(3)	immediately after such transaction, no Default exists that shall not have been cured or waived;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)
the Issuer or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b)
the Fixed Charge Coverage Ratio for the Successor Company or the Issuer and the Restricted Subsidiaries, as applicable, would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5)
each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indentures and the notes; and

(6)
the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indentures.

The Issuer (or such other predecessor company, as the case may be) will be released from its obligations under the Indentures and the notes and the Successor Company will succeed to, and be substituted for, the Issuer, as the case may be, under the Indentures, the Subsidiary Guarantees and the notes, as applicable. Notwithstanding the foregoing,

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer (in which case clauses (3), (4), (5) and (6) above will not apply), and

(2)
the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and the Issuer’s Restricted Subsidiaries is not increased thereby (in which case clauses (3), (4), (5) and (6) above will not apply).

Subject to certain limitations described in the Indentures governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to, any Person unless:

(1)
(a) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)
the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indentures and such Subsidiary Guarantor’s related Subsidiary Guarantee pursuant to supplemental indentures;

(c)	immediately after such transaction, no Default exists that shall not have been cured or waived; and

(d)
the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indentures; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”
The predecessor Subsidiary Guarantor will be released from its obligations under the Indentures and its Subsidiary Guarantee, and the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indentures and such Subsidiary Guarantor’s Subsidiary Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer.
Transactions with Affiliates
The Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)
such Affiliate Transaction is on terms that are not materially less favorable to the Issuer, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)
the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of (x) $10.0 million, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above and (y) $35.0 million, an opinion from an Independent Financial Advisor that such Affiliate Transaction complies with this covenant.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer or any of the Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indentures described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors in an amount not to exceed $5.0 million in the aggregate in any calendar year;

(4)
the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Restricted Subsidiaries;

(5)
transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer, taken as a whole, or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer, taken as a whole, or such relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer, taken as a whole, or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)
any agreement as in effect as of the related Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on such Issue Date);

(7)
the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the related Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the related Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indentures which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(11)	sales of accounts receivable, or participations therein, or any other transaction effected in connection with any Receivables Facility;

(12)
payments by the Issuer or any of the Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

(13)
payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(14)	any transaction permitted by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(15)
transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(16)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(17)	any contributions to the common equity capital of the Issuer;

(18)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(19)
transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer as the case may be on any matter involving such other Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Issuer will not, and will not permit any of the Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)
(a) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)
contractual encumbrances or restrictions in effect on the related Issue Date, including pursuant to the Senior Credit Facilities, the 11.375% notes and the notes and, in each case, the related documentation;

(b)	the Indentures and the notes;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)
any agreement or other instrument of a Person acquired by the Issuer or any of the Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)
contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)
Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness; provided the provisions relating to such encumbrance or restriction contained in such Secured Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in the Senior Credit Facilities or the 11.375% notes, in each case, as in effect on the related Issue Date;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)
other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred subsequent to the related Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or Preferred Stock are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in the Senior Credit Facilities or the 11.375% notes, in each case, as in effect on the related Issue Date;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases, subleases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any Restricted Investment not prohibited by the covenant described above under the caption “—Limitation on Restricted Payments” and any Permitted Investment;

(m)
any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n)	restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility.
Future Guarantees
The notes were not guaranteed by any of the Issuer’s Subsidiaries as of their respective Issue Dates or as of the date hereof. The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or a Subsidiary Guarantor), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to each Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary;

(2)
such Restricted Subsidiary waives and agrees to not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Subsidiary Guarantee has been duly executed and authorized; and

(b)
such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity and that the Subsidiary Guarantee is authorized or permitted by each Indenture.

provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
Reports and Other Information
Whether or not required by the rules and regulations of the SEC, each Indenture requires the Issuer to file the following information with the SEC from as long as any notes are outstanding:

(1)
within 90 days after the end of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of an annual report on Form 10-K by a non-accelerated filer), annual reports on Form 10-K, or any successor or comparable form;

(2)
within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a quarterly report on Form 10-Q by a non-accelerated filer), quarterly reports on Form 10-Q or any successor or comparable form; and

(3)	promptly from time to time after the occurrence of an event required to be therein reported, current reports on Form 8-K or any successor or comparable form;
in each case, in a manner that complies in all material respects with the requirements specified in such form or any successor or comparable form. Each Indenture requires the Issuer to make such information available to the Trustee and Holders of the notes (without exhibits) within 15 days after it files such information with the SEC, without cost to any Holder.
Notwithstanding the foregoing, the Indentures do not require the Issuer to file such reports with the SEC if the SEC does not permit such filing; provided that, the Issuer will make available such reports and information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes:

(1)	within 30 days, for annual reports;

(2)	within 15 days, for quarterly reports; and

(3)	within 6 Business Days, for current reports;

in each case, after the time the Issuer would be required to file such information with the SEC if it were a non-accelerated filer. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to any prospective investor that certifies it is a Qualified Institutional Buyer (as defined in the Securities Act), upon request and if not previously provided, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
The requirements of the first two paragraphs of this covenant shall be deemed satisfied prior to the effectiveness of the shelf registration statement by filing with the SEC the shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act. In addition, prior to the effectiveness of the shelf registration statement, the Indentures do not require the Issuer to provide the information that would otherwise be required by Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 or 308T of Regulation S-K in connection with any information provided under this covenant.
Notwithstanding anything herein to the contrary, at any time prior to the first anniversary of the related Issue Date, the Issuer will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) of the first paragraph under the caption “Events of Default and Remedies” until 120 days after the date any report is required to be filed with the SEC (or provided to the Trustee or Holders of the notes) pursuant to this covenant.
Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Issuer has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.
Events of Default and Remedies
Each Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the related notes;

(2)
default for 30 days or more in the payment when due of interest on or with respect to the related notes (it being understood that any failure to pay that portion of any interest payment required to be paid in Cash Interest in Cash Interest is a default in the payment of interest for purposes of this clause (2) (irrespective of whether all or part of any such portion is paid in the form PIK Interest or Partial PIK Interest);

(3)
failure by the Issuer or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the related notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in such Indenture or the notes;

(4)
default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of the Restricted Subsidiaries,other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(a)
such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)
the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5)
failure by the Issuer or any Significant Subsidiary of the Issuer to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer; or

(7)
the Subsidiary Guarantee of any Significant Subsidiary of the Issuer shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary of the Issuer, as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of such Indenture or the release of any such Subsidiary Guarantee in accordance with such Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and has not been cured or waived under an Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding related notes may declare the principal, premium, if any, interest and any other monetary obligations on all such notes then outstanding to be due and payable immediately.
Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all related notes then outstanding will become due and payable without further action or notice. Each Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the related notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.
Each Indenture provides that the Holders of a majority in aggregate principal amount of the related notes then outstanding by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default and its consequences under such Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.
Subject to the provisions of each Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under such Indenture at the request or direction of any of the Holders of the related notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to such Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the related notes then outstanding have requested the Trustee to pursue the remedy;

(3)	Holders of the related notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the related notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions under each Indenture, the Holders of a majority in principal amount of the related notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or such Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.
Each Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with such Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Issuer or any Subsidiary Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors (if any) under the notes, the Subsidiary Guarantees (if any) or the Indentures or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance and sale of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
The obligations of the Issuer and the Subsidiary Guarantors (if any) under each Indenture will terminate and will be released upon payment in full of all of the related notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and have the Issuer’s and each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)
the rights of Holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the related Indenture;

(2)
the Issuer’s obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of such Indenture.
In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor (if any) released with respect to certain covenants that are described in the Indentures (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such notes and the Issuer must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indentures) to which, the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(6)
the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over, defeating, hindering, delaying or defrauding, any creditors of the Issuer or any Subsidiary Guarantor or others; and

(7)
the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge
An Indenture will be discharged and will cease to be of further effect as to all related notes, when either:

(1)
all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)
(a) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, or in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)
no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to such Indenture or the related notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than such Indenture) to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(c)	the Issuer has paid or caused to be paid all sums payable by them under such Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, an Indenture, any Guarantee and the related notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of such notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or compliance with any provision of such Indenture or the related notes may be waived with the consent of the Holders of a majority in principal amount of the related notes then outstanding (including consents obtained in connection with a purchase of or tender offer for the notes), other than notes beneficially owned by the Issuer or its Affiliates.
Each Indenture provides that, without the consent of each affected Holder of the related notes, an amendment or waiver may not, with respect to any related notes held by a non-consenting Holder:

(1)	reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any such note;

(4)
waive a Default in the payment of principal of or premium, if any, or interest on such notes, except a rescission of acceleration of the such notes by the Holders of at least a majority in aggregate principal amount of the such notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in such Indenture or any Subsidiary Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any note payable in money other than that stated therein;

(6)	make any change in the provisions of such Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on such notes;

(7)	make any change in these amendment and waiver provisions;

(8)
impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(9)	make any change to or modify the ranking of such notes that would adversely affect the Holders; or

(10)	except as expressly permitted by such Indenture, modify the Subsidiary Guarantees of any Significant Subsidiary of the Issuer in any manner adverse to the Holders of such notes.
Notwithstanding the foregoing, the Issuer, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement an Indenture and any Subsidiary Guarantee or related notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes of such series in addition to or in place of certificated notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide the assumption of the Issuer’s or any Subsidiary Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Subsidiary Guarantor as determined in good faith by the Board of Directors;

(7)	to comply with requirements of the SEC in order to effect or maintain any qualification of such Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)	to add a Subsidiary Guarantor under such Indenture, or to modify such Indenture in connection with the addition of a Subsidiary Guarantee;

(10)
to conform the text of such Indenture, Subsidiary Guarantees or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of such Indenture, Subsidiary Guarantee or notes;

(11)
to make any amendment to the provisions of such Indenture relating to the transfer and legending of notes as permitted by such Indenture, including, without limitation to facilitate the issuance and administration of the related notes; provided, however, that (i) compliance with the Indenture as so amended would not result in such notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes as determined in good faith by the Board of Directors; or

(12)
in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

The consent of the Holders is not necessary under an Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Notices
Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
Concerning the Trustee

The Indentures contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, if so required at such time, or resign.
Each Indenture provides that the Holders of a majority in principal amount of the related notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Each Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request of any Holder of the related notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
The Indentures, the notes and any Subsidiary Guarantee will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
Set forth below are certain defined terms used in the Indentures. For purposes of the Indentures, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
“Acceptable Commitment” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”
“Acquired Indebtedness” means, with respect to any specified Person,

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” has the meaning set forth under “Principal, Maturity and Interest.”
“Adjusted Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
“AHYDO Catch Up Payment” means payment in respect of Indebtedness necessary in order to avoid such Indebtedness being characterized as “applicable high yield discount obligations” within the meaning of the Code.
“AHYDO redemption date” has the meaning set forth under “Mandatory Redemption; Offers to Purchase; Open Market Purchases.”
“Applicable Amount” has the meaning set forth under “Principal, Maturity and Interest.”
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)
the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 15, 2014 (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through June 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1)
the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)
the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a)
any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)
the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indentures;

(c)
the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants— Limitation on Restricted Payments” and, to the extent constituting an Asset Sale, the granting of a Lien that is permitted to be granted, and is granted, under the covenant described above under “Certain Covenants—Liens”;

(d)
any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)	foreclosures on assets;

(i)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(j)
any financing transaction with respect to (i) the property located at 555 West Adams Street in Chicago, Illinois (currently identified by the Assessor’s office of Cook County, Illinois with Permanent Index Number 17-16-112-006) or (ii) property built or acquired by the Issuer or any Restricted Subsidiary after the related Issue Date, in each case including Sale and Lease-Back Transactions and asset securitizations permitted by the Indentures;

(k)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l)	disposition of an account receivable in connection with the collection or compromise thereof;

(m)
the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer, is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n)	voluntary terminations of Hedging Obligations;

(o)
any liquidation or dissolution of a Restricted Subsidiary; provided that such Restricted Subsidiary’s direct parent is the Issuer or a Restricted Subsidiary and immediately becomes the owner of such Restricted Subsidiary’s assets; and

(p)
dispositions of non-core assets acquired in connection with acquisitions or Investments permitted under the Indentures; provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day which is not a Legal Holiday.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Cash Equivalents” means:

(1)	United States dollars;

(2)
(a) euro, or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)
securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)
certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) and entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)
marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)
readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11)
Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Interest” has the meaning set forth under “Principal, Maturity and Interest.”
“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution and one or more Foreign Subsidiaries of the Issuer involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by such Foreign Subsidiaries for cash management purposes.
“Change of Control” means the occurrence of any of the following:

(1)
the sale, lease or transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)
the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer;

(3)	following an Initial Public Offering, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors;

(4)	the adoption by the equityholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer; or

(5)
the Issuer ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, 100% of the issued and outstanding Capital Stock of each of TransUnion Corporation and Trans Union LLC (except to the extent TransUnion Corporation or Trans Union LLC, as applicable, is merged with or into the Issuer or each other in accordance with the terms of the Indentures).

“Change of Control Offer” has the meaning set forth under “Repurchase at the Option of Holders—Change of Control.”
“Change of Control Payment” has the meaning set forth under “Repurchase at the Option of Holders—Change of Control.”
“Change of Control Payment Date” has the meaning set forth under “Repurchase at the Option of Holders—Change of Control.”
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.
“Consent Solicitation” has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” in this prospectus.
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)
consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (ii) any non-cash imputed interest expense associated with non-interest bearing Indebtedness issued at par to the extent not included in EBITDA), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expenses associated with bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)
any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, in each case, related to the Transactions), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)	any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)
any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)
the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)
solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or, in the case of TransUnion Corp or any of its Restricted Subsidiaries, is permitted under “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7)
effects of adjustments (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)
(a) any non-cash compensation expense recorded from grants or periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock rights or other equity incentive programs and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Issuer or a Restricted Subsidiary of the Issuer, will be excluded,

(11)
any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the related Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12)	accruals and reserves that are established within twelve months after March 21, 2012 that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.
Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.
“Consolidated Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer; provided that cash or Cash Equivalents maintained by any Foreign Subsidiary that is subject to minority shareholder approval before being distributed to the Issuer (a “Shareholder Restriction”) shall not be deemed “Restricted Cash” as a result of such Shareholder Restriction.
“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuer and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of cash and Cash Equivalents (other than Consolidated Restricted Cash), in each case, that is held by the Issuer and the Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, provided that this clause (y) shall be limited to, $50,000,000 to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP and (3) all obligations relating to Receivables Facilities. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indentures, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(1)	for the purchase or payment of any such primary obligation, or

(2)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination following an Initial Public Offering, any member of the Board of Directors of the Issuer, as applicable, who: (1) was a member of such Board of Directors on the date of the closing of such Initial Public Offering; or (2) was nominated for election or elected to such Board of Directors (x) with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (y) by the vote of Permitted Holders representing 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.
“Covenant Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”
“Credit Facilities” means, with respect to the Issuer or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, debt securities or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent thereof (in each case other than Disqualified Stock), that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable direct or indirect parent thereof as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.
“Determination Date” has the meaning set forth under “Principal, Maturity and Interest.”
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer, or its Subsidiaries or any direct or indirect parent thereof or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer, its Subsidiaries or any direct or indirect parent thereof in order to satisfy applicable statutory or regulatory obligations.
“DTC” has the meaning set forth under “Principal, Maturity and Interest.”
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)
provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including an amount equal to the tax distributions actually made to the holders of Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (13)(a) and (b) of the second paragraph of the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments,” as though such amounts had been paid as income taxes directly by such Person); plus

(b)
Fixed Charges of such Person for such period (including (x) net losses of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)
any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indentures (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes, including expenses associated with establishing processes for complying with the covenant described under “Certain Covenants—Reports and Other Information,” and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)
the amount of any restructuring charge or reserve and costs related to the reduction, retirement or consolidation of people, processes, technologies and facilities deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after March 21, 2012, provided that the aggregate amount of all cash items added pursuant to this clause (e) for all periods (other than cash restructuring charges related to Permitted Investments) shall not exceed $100.0 million in the aggregate; plus

(f)
any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)
any (a) salary, benefit and other direct savings resulting from workforce reductions or reduction, retirement or consolidation of people, processes, technologies and facilities, in each case by such Person implemented during or reasonably expected to be implemented within the 12 months following such period and (b) costs and expenses incurred after June 15, 2010 related to employment of terminated employees incurred by such Person during such period, in each case, to the extent that such costs and expenses were deducted in computing such Consolidated Net Income; plus

(h)
the amount of any non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(i)
the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(j)
signing bonuses, stock option and other equity-based compensation expenses, management fees and expenses, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company; plus

(k)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(l)
any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(m)
a Person’s proportion of Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent that the same was not included or otherwise deducted (and not added back) in such period in computing Consolidated Net Income.

(2)
decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815, Derivatives and Hedging; plus or minus, as applicable,

(b)
any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.
“Equity Restricted Payment” means each of (1) the payment of any cash dividend and/or the making of any cash distribution on or in respect of the Issuer’s Capital Stock, (2) the purchase for cash and/or the acquisition for cash any Capital Stock of the Issuer or any direct or indirect payment of the Issuer for the purpose of (x) paying any cash dividend or making any cash distribution to or (y) acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from in the case of either (x) or (y), any holder of the Issuer’s, or any direct or indirect parent of the Issuer’s, Capital Stock (including, without limitation, any Investor) but excluding acquisitions of Capital of the type described in clause (3) of the second paragraph of the covenant entitled “Limitation on Restricted Payments” and (3) the guarantee of any Indebtedness of any Affiliate of the Issuer for the purpose of paying any such cash dividend, making any such cash distribution or so acquiring for cash any such Capital Stock to or from any holder of the Issuer’s, or any direct or indirect parent of the Issuer’s, Capital Stock (including, without limitation, any Investor) to the extent, in the case of any of clauses (1), (2) or (3), by means of utilization of (A) the cumulative Restricted Payment credit provided by the first paragraph of the covenant entitled “Limitation on Restricted Payments” or (B) any exception provided by any of clause (4), (5) or (9) of the second paragraph of the covenant entitled “Limitation on Restricted Payments” or clause (9), (12) or (17) of the definition of “Permitted Investments.”
“euro” means the single currency of participating member states of the EMU.
“Excess Proceeds” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1)	contributions to its common equity capital, and

(2)
the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage

Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall be made in accordance with Article 11 of Regulation S-X, except that such pro forma calculations may also include operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be realizable within twelve months of the date of such transaction and are factually supportable and quantifiable and are set forth on an Officer’s Certificate delivered to the Trustee; provided that the aggregate amount of operating expense reductions that can be included in each pro forma calculation with respect to a transaction shall not exceed 10% of the Issuer’s EBITDA (determined after giving pro forma effect to each Asset Sale or other disposition, acquisition, investment, merger, consolidation or discontinued operation) for such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”
“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)
all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period (other than distributions paid in Equity Interests (other than Disqualified Stock)); and

(3)
all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period (other than distributions paid in Equity Interests (other than Disqualified Stock)).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.
“GAAP” means generally accepted accounting principles in the United States which are in effect on the related Issue Date; except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “Certain Covenants—Reports and Other Information,” which shall be prepared in accordance with GAAP as in effect on the date thereof.
“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement designed to manage, hedge or protect such Person with respect to fluctuations in interest rates, commodity prices or currency exchange rates.
“Holder” means the Person in whose name a Note is registered on the registrar’s books.
“Incur” and “Incurrence” have the meaning set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)
representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;
if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)
to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)
to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.
Notwithstanding anything to the contrary, the amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of any Indebtedness, in the case of any Indebtedness issued with original issue discount and (2) the principal amount of any Indebtedness, together with any interest on such Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Indentures” and “Indenture” have the meanings set forth under “General.”

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
“Initial Public Offering” means any underwritten initial public offering of common stock of the Issuer or any of its direct or indirect parent companies other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent common stock registered on Form S-8; and

(2)	any such initial public offering that constitutes an Excluded Contribution.
“Interest Payment Date” has the meaning set forth under “Principal, Maturity and Interest.”
“Interest Period” has the meaning set forth under “Principal, Maturity and Interest.”
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, relocation and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)
“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.
“Investors” means GS Capital Partners VI Fund L.P. and Advent International Corporation and their respective Affiliates (but excluding, however, any of their respective portfolio companies).
“Issue Date” means, with respect to the 9.625% notes, March 21, 2012, and, with respect to the 8.125% notes, November 1, 2012.
“Issuer” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indentures, “the Issuer” shall be deemed to mean the Board of Directors of the Issuer when the fair market value is equal to or in excess of $40.0 million (unless otherwise expressly stated).
“Legal Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee or commercial banking institutions in the State of New York are not required to be open.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Mandatory Principal Redemption Amount” has the meaning set forth under “Mandatory Redemption; Offers to Purchase; Open Market Purchases.”
“Merger” means the merger of Spartan Acquisition Sub Inc. with and into TransUnion Corp, with TransUnion Corp continuing as the surviving corporation, pursuant to the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 17, 2012, by and among Spartan Parent Holdings Inc., Spartan Acquisition Sub Inc. and TransUnion Corp.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock (other than Disqualified Stock) dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that up to $75.0 million of the aggregate Net Proceeds from dispositions of property or assets by Foreign Subsidiaries of the Issuer shall not be deemed to constitute “Net Proceeds” for purposes of this definition.
“Notes” has the meaning set forth under “General.”
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.
“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indentures.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.
“Pari Passu Indebtedness” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”
“Partial PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Issuer (or its direct or indirect parents) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the related Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.
“Permitted Investments” means:

(1)	any Investment in the Issuer or any of the Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)
such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)
any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)
any Investment existing on the related Issue Date or any extension, modification, replacement or renewal of any Investment existing on the related Issue Date; provided that the amount of such Investment may only be increased as required by the terms of such Investment as in existence on the related Issue Date;

(6)	any Investment acquired by the Issuer or any of the Restricted Subsidiaries:

(a)
in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)
Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(9)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10)
any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12)
additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 5.0% of Adjusted Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (12); provided, further, that any cash, Cash Equivalents or Investment

Grade Securities received by the Issuer or the Restricted Subsidiaries in connection with such Investment shall be deemed permitted under clause (2) above and shall not be included as having been made by this clause (12);

(13)	Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(14)	advances to, or guarantees of Indebtedness of, employees not in excess of $2.5 million outstanding at any one time, in the aggregate;

(15)
loans and advances to officers, directors and employees of the Issuer, its Restricted Subsidiaries or any direct or indirect parent, for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent thereof;

(16)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(17)
additional Investments in joint ventures of the Issuer or a Restricted Subsidiary that are existing on the related Issue Date in an amount not to exceed $150.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (17); provided, further, that any cash, Cash Equivalents or Investment Grade Securities received by the Issuer or the Restricted Subsidiaries in connection with such Investment shall be deemed permitted under clause (2) above and shall not be included as having been made by this clause (17).

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (17) above, or is otherwise entitled to be incurred or made pursuant to paragraphs (a) or (b) of the covenant contained under “Certain Covenants—Limitation on Restricted Payments” above, the Issuer will be entitled to classify such Investment (or portion thereof) on the date of its payment in one or more of such categories set forth above or such paragraphs (a) and (b) of the covenant contained under “Certain Covenants—Limitation on Restricted Payments.”
“Permitted Liens” means, with respect to any Person:

(1)
pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)
Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)
Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)
Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to (x) clause (4) extend only to the property or equipment being purchased, leased or improved and (y) clause (18) extend only to the assets of Foreign Subsidiaries;

(7)	Liens existing on the related Issue Date (other than Liens in favor of the lenders under the Senior Credit Facilities);

(8)
Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of the Restricted Subsidiaries;

(9)
Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of the Restricted Subsidiaries;

(10)
Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indentures, secured by a Lien on the same property securing such Hedging Obligations;

(12)
Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)
leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Guarantor;

(16)	Liens on equipment of the Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indentures, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations (including Indebtedness) incurred in the ordinary course of business which obligations do not exceed $15.0 million at any one time outstanding;

(21)
Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)
Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)
Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(27)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indentures;

(28)
Liens with respect to the assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(29)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(30)	Liens granted to a public or private utility or any governmental authority as required in the ordinary course of business;

(31)
Liens provided to landlords and lessors in respect of rental payments not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(32)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(33)
pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (19)(i) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(34)
Liens on cash deposits of Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35)
any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36)
Liens to secure Indebtedness incurred pursuant to clause (21) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(37)
Liens on property subject to Sale and Lease-Back Transactions permitted hereunder (other than related Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) and general intangibles related thereto.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”

“PIK Notes” has the meaning set forth under “Principal, Maturity and Interest.”
“PIK Notice” has the meaning set forth under “Principal, Maturity and Interest.”
“PIK Payment” has the meaning set forth under “Principal, Maturity and Interest.”
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of the Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
“Refinancing Indebtedness” has the meaning set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
“Related Business Assets” means assets (other than cash or Cash Equivalents) or services used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Restricted Cash” has the meaning set forth under “Principal, Maturity and Interest.”
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” has the meaning set forth under “Certain Covenants—Limitation on Restricted Payments.”
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
“Reversion Date” has the meaning set forth under “Certain Covenants.”
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Commitment” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”
“Secured Indebtedness” means any Indebtedness of the Issuer or any of the Restricted Subsidiaries secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Credit Facilities” means the Credit Facility under the Amended and Restated Credit Agreement, dated as of February 10, 2011, by and among Trans Union LLC, the guarantors party thereto and the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).
“Senior Indebtedness” means:

(1)
all Indebtedness of the Issuer or any Subsidiary Guarantor outstanding under the Senior Credit Facilities or Notes and related Subsidiary Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Subsidiary Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts and all obligations of the Issuer or any Subsidiary Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)
all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indentures;

(3)
any other Indebtedness of the Issuer or any Subsidiary Guarantor permitted to be incurred under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any Subordinated Indebtedness; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuer or any of the Issuer’s Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indentures.
“Shareholder Restriction” has the meaning set forth in the definition of “Consolidated Restricted Cash.”
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the related Issue Date.
“Similar Business” means any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries on the related Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
“Subordinated Indebtedness” means, with respect to the notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

(2)	any Indebtedness of any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Subsidiary Guarantee of such entity of the notes.
“Subsidiary” means, with respect to any Person:

(1)
any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(a)
more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Issuer’s Obligations under an Indenture.
“Subsidiary Guarantor” means each Restricted Subsidiary that guarantees the notes in accordance with the terms of an Indenture.
“Successor Company” has the meaning set forth under “Merger, Consolidation or Sale of All or Substantially All Assets.”
“Suspended Covenants” has the meaning set forth under “Certain Covenants.”
“Suspension Date” has the meaning set forth under “Certain Covenants.”
“Suspension Period” has the meaning set forth under “Certain Covenants.”
“Transactions” means collectively, the Merger, the consent solicitation regarding the 11.375% notes launched by Trans Union LLC and TransUnion Financing Corporation on February 17, 2012 and the amendment regarding the Senior Credit Facilities launched by Trans Union LLC on February 21, 2012.
“TransUnion Corp” means TransUnion Corp, a Delaware corporation.
“TransUnion Financing Corporation” means TransUnion Financing Corporation, a Delaware corporation.
“Trans Union LLC” means Trans Union LLC, a Delaware limited liability company.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2014; provided, however, that if the period from the Redemption Date to June 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa- 77bbbb).
“Trustee” has the meaning set forth under “General.”
“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.
The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)
any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2)	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries
has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)
if the designated Subsidiary is a Subsidiary of the Issuer or any of its Restricted Subsidiaries (but is not a Subsidiary of Trans Union LLC or any of Trans Union LLC’s Restricted Subsidiaries), (i) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (i) of the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; or

(2)
if the designated Subsidiary is a Subsidiary of Trans Union LLC or any of Trans Union LLC’s Restricted Subsidiaries, (i) TransUnion Corp could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (ii) of the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for TransUnion Corp and its Restricted Subsidiaries would be greater than such ratio for TransUnion Corp and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)
the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-Entry Settlement and Clearance
The Global Notes
The Notes have been issued in the form of registered notes in global form, without interest coupons (the “Global Notes”), as follows:

•	Each of the Global Notes has been deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

•
Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC Participants”) or persons who hold interests through DTC Participants. We expect that under procedures established by DTC, ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in the global note).

•	Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for the Global Notes
All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the related Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•
will not be considered the owners or holders of the notes under the related Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under such Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under an Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium (if any) and interest with respect to the notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option and subject to DTC’s procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in an Indenture should occur.

Material United States Federal Income Tax Considerations
The following discussion describes material U.S. federal income tax consequences relevant to the ownership and disposition of the notes. In this discussion, we use the terms “we,” “our” and “us” to refer to TransUnion Holding Company, Inc., a Delaware Corporation. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including the alternative minimum tax, the Medicare tax on net investment income, or estate or gift tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to change or differing interpretations, possibly with retroactive effect, resulting in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the notes, or that any such position would not be sustained by a court.
This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities that have elected a mark-to-market method of accounting, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes.
As used herein, “U.S. holder” means a beneficial owner of one or more notes who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of one or more notes who is not a U.S. holder or a partnership or other pass-through entity for U.S. federal income tax purposes.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds one or more notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Holders of the notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and any tax treaties.
Effect of Certain Contingencies
In certain circumstances (see “Description of the Notes—Principal, Maturity and Interest,” “Description of the Notes—Optional Redemption,” and “Description of the Notes—Repurchase at the Option of Holders—Change of Control”), we may be entitled or obligated to pay amounts in excess of stated interest or principal on the notes. In addition, as described more fully below, under “U.S. Holders—Interest and OID,” in certain circumstances we are entitled to pay PIK Interest in lieu of Cash Interest on the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments (“CPDIs”) based in part on our determination regarding the likelihood, as of the applicable dates of issuance of the notes, that we will be entitled or obligated to make such additional payments or exercise our right to pay PIK Interest. Assuming such position is respected, a holder generally will not be required to include any amounts in income in respect of the foregoing contingencies unless and until any of such contingencies occur. Our position is binding on a holder unless the holder explicitly discloses on its U.S. federal income tax return that it is taking a contrary position. Our position is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.
The remainder of this discussion assumes that the notes will not be treated as CPDIs. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof.
U.S. Holders
Interest and OID
Under applicable U.S. Treasury Regulations, a “remote” contingency that stated interest will not be timely paid in cash will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). As described under “Description of the Notes—Principal, Maturity and Interest,” in certain circumstances we are entitled to pay PIK Interest in lieu of Cash Interest on the notes. As of the applicable dates of issuance of the notes, we believed, and we continue to believe as of the date of this prospectus, that the likelihood that we will be entitled to exercise our option to pay PIK Interest under the terms of the notes is remote within the meaning of the U.S. Treasury Regulations. Accordingly, upon issuance, we believe the notes will not be treated as issued with OID merely because of our option to pay PIK Interest in certain circumstances. In such case, and subject to the discussion below regarding contrary treatment by the IRS, the notes will not be subject to the OID rules, at least upon initial issuance, so that a U.S. holder will generally be taxed on the stated interest on the notes as ordinary income at the time it is paid or accrued in accordance with the holder’s regular method of tax accounting. If, however, we exercise our right to pay PIK Interest on the notes in the future, the notes would become OID instruments at that time. Alternatively, the notes may become OID instruments at the time we become entitled to exercise our right to pay PIK Interest. In either case, a U.S. holder will be subject to special OID rules described below, unless the amount of OID is de minimis. For this purpose, OID is de minimis if it is less than .0025 of the note’s “stated redemption price at maturity” multiplied by the number of complete years to maturity. A note’s “stated redemption price at maturity” is the sum of all payments provided by the note other than “qualified stated interest.” A note’s “qualified stated interest” is stated interest that is unconditionally payable in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate throughout the term of the note. We intend to take the position that the stated interest on the notes is qualified stated interest until we exercise (or become entitled to exercise) our right to pay PIK Interest on the notes. Should the notes become OID instruments they will be taxed as OID instruments for as long as they remain outstanding (subject to the deemed retirement and reissuance rules discussed below).
No rulings or other interpretations by the IRS have addressed the application of the U.S. Treasury Regulations regarding OID to a situation where the issuer has rights comparable to our option to pay PIK Interest only in certain circumstances. It is possible that the IRS could assert that the notes were issued initially with OID, and the stated interest on the notes is not qualified stated interest but OID, merely because of our right to pay PIK Interest in certain circumstances. If the IRS were successful in this regard, a U.S. holder would be subject to the special OID rules described below, regardless of whether we become entitled to exercise our option to pay PIK Interest.
If the notes become OID instruments, they will be treated as retired and reissued, solely for the purpose of determining the OID on the notes. At such time, depending on the facts and circumstances, all or a portion of the stated interest payments on the notes would not be qualified stated interest but OID. Regardless of a holder’s method of accounting for U.S. federal income tax purposes, a U.S. holder generally would have to include any OID as ordinary income as it accrues using the “constant yield method.” The amount of OID that a U.S. holder would have to include in income each taxable year would be the sum of the “daily portions” of the total OID with respect to the note for each day during such taxable year or portion of such taxable year on which the holder held that note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the remaining term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•
the note’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest (i.e., stated interest that is not treated as OID) allocable to the accrual period.
OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules may apply for calculating OID for an initial short accrual period.
The “yield to maturity” of a note that has become an OID instrument is the discount rate that causes the present value of all remaining payments on the note as of the deemed reissue date to equal the “adjusted issue price” of such note at that time. The “adjusted issue price” of a note at the beginning of any accrual period generally is equal to its issue price increased by the accrued OID for each prior accrual period, less any payments previously made on the notes other than qualified stated interest. The “issue price” of a note will be the first price at which a substantial amount of the notes is sold to investors for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).
If and when the notes become OID instruments, the amount of OID accrued over the remaining term of the notes may change as a result of changes in facts and circumstances affecting the likelihood that we will be entitled to or will exercise our option to pay PIK Interest in any subsequent Interest Period.
The rules regarding OID are complex. Accordingly, you should consult your own tax advisors regarding their application.
Market Discount
If a U.S. holder acquires a note at a cost that is less than its stated redemption price at maturity (or if the notes are OID instruments, its adjusted issue price) on the acquisition date, the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than .0025 multiplied by the note’s stated redemption price at maturity multiplied by the number of complete years to maturity of the note from the date of acquisition (in which case, the difference is “de minimis market discount”). In general, for purposes of the foregoing, market discount will be treated as accruing ratably over the remaining term of the note or, at the holder’s election, on a constant yield to maturity basis. If a constant yield election is made, it will apply only to the note for which it is made and may not be revoked.
A U.S. holder may also elect to include market discount in income currently as it accrues. Once made, this election will apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election. If a holder does not elect to include accrued market discount in income over the remaining term of the note, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.
If a U.S. holder acquires a note at a market discount, the holder will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note at the time of such payment or disposition. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, the U.S. holder must include accrued market discount in income as ordinary income as if the holder had sold the note at its then fair market value.
Acquisition Premium
If the notes become OID instruments, and if a U.S. holder acquires a note at a cost less than or equal to its stated redemption price at maturity but greater than the note’s adjusted issue price on the acquisition date, the holder will be treated as acquiring the note at an “acquisition premium.” Unless an election is made, the holder generally will reduce the amount of OID otherwise includible in gross income based on an “acquisition premium fraction” determined under applicable U.S. Treasury Regulations. Alternatively, the U.S. holder may elect to compute OID accruals by treating the acquisition of the note as a purchase at original issuance and applying the constant yield method described above.
Amortizable Bond Premium
A U.S. holder generally will be considered to have acquired a note with amortizable bond premium if the holder acquires the note for an amount greater than its stated redemption price at maturity. The amount of amortizable premium generally will equal the excess of the amount paid for the note over the note’s stated redemption price at maturity, or if it results in a smaller amount of amortizable premium in the period prior to a call date described under “Description of the Notes—Optional Redemption,” the amount payable on the earlier call date. A U.S. holder who purchases a note with amortizable bond premium generally will not be required to include any OID in income and may elect to amortize the bond premium as an offset to stated interest income under a constant yield method from the acquisition date to the note’s maturity date, or if it results in a smaller amount of amortizable premium, to the earlier call date. Once made, this election applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of bond premium used to offset stated interest income.
Election of Constant Yield Method for All Interest
A U.S. holder may elect to include in gross income all interest that accrues on a note (including any stated interest, OID, de minimis OID, unstated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) by using the constant yield method described above. The election must be made for the taxable year in which the U.S. holder acquires the note, and may not be revoked without the consent of the IRS. If a note was acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the note and all other market discount obligations acquired by the holder on or after the first day of the taxable year to which the election first applies. Similarly, if a note was acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the note and all other debt obligations held or subsequently acquired by the holder on or after the first day of the taxable year to which the election first applies. U.S. holders should consult their tax advisors about this election.
The rules regarding market discount, acquisition premium and amortizable bond premium are complex. Accordingly, prospective investors should consult their own tax advisors regarding the application of the rules described above.
Sale or Other Taxable Disposition of the Notes
Subject to the discussion below regarding the Mandatory Principal Redemption, a U.S. holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid stated interest, which will be taxable as interest to the extent not previously so taxed) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will, in general, be its cost, increased by any previously accrued OID (reflecting any reductions for acquisition premium) and market discount (if any) included in income and reduced by the amortizable bond premium, if any, that has offset stated interest and the amount of any payments that are not payments of qualified stated interest. Other than as described above under “—Market Discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the note for more than one year. Long-term capital gains of non-corporate holders are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.
Although not free from doubt, a U.S. holder’s adjusted tax basis in a note should be allocated between the original note and any PIK Notes in proportion to their relative principal amounts. A U.S. holder’s holding period in any PIK Notes would likely be identical to such holder’s holding period for the original note with respect to which the new notes were received.
Payments received by a U.S. holder upon any Mandatory Principal Redemption of a portion of a note will be treated as tax-free payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. holder (unless, in each case, the U.S. holder is an exempt recipient). Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that the U.S. holder is not subject to backup withholding or if the U.S. holder is subject to backup withholding because the holder previously failed to report in full dividend and interest income.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
U.S. Federal Withholding Tax
The 30% U.S. federal withholding tax will not apply to any payment of interest (which, for purposes of this discussion of non-U.S. holders, includes any OID) on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•
the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury Regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•
either (a) the non-U.S. holder provides the holder’s name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that the non-U.S. holder is not a U.S. person as defined under the Code or (b) the non-U.S. holder holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•
IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that the non-U.S. holder realizes on the sale, exchange, retirement or other disposition of a note; provided, however, that payments received by a non-U.S. holder upon any Mandatory Principal Redemption of a portion of a note will be treated as payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed) and therefore possibly subject to the 30% U.S. federal withholding tax (subject to the exceptions described above).
U.S. Federal Income Tax
If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied.
Any gain realized on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), in which case the non-U.S. holder will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Information Reporting and Backup Withholding
Generally, we must report to the IRS and to a non-U.S. holder the amount of interest paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holders reside under the provisions of an applicable income tax treaty.
In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on the notes that we make to the non-U.S. holder provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person as defined under the Code, and we have received from the non-U.S. holder the statement described above in the fifth bullet point under “—Non-U.S. Holders—U.S. Federal Withholding Tax.”
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain U.S.-related financial intermediaries, unless a non-U.S. holder certifies under penalties of perjury that the holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code), or the non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (or FATCA), enacted in 2010, generally imposes a 30% U.S. federal withholding tax on certain types of payments, such as U.S.-source interest income on debt obligations and the gross proceeds from the disposition of debt obligations that can give rise to U.S.-source interest income, paid after specified dates to “foreign financial institutions” (whether as a beneficial owner or an intermediary) and certain other non-financial foreign entities unless the entity meets certain requirements or is otherwise exempt. Under final U.S. Treasury Regulations issued on January 17, 2013 and IRS Notice 2013-43 released on July 12, 2013, this legislation will generally not apply to debt obligations outstanding on July 1, 2014, unless the debt obligation undergoes a significant modification (within the meaning of the U.S. Treasury Regulations) on or after that date. Accordingly, this legislation will not apply to the notes unless the notes are significantly modified (within the meaning of the U.S. Treasury Regulations) on or after July 1, 2014.
YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

Certain ERISA Considerations
The following is a summary of certain considerations associated with the purchase and holding of the notes by or with the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or other plan subject to Section 4975 of the Code or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (“similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).
In considering an investment in the notes by a Plan, a fiduciary of a Plan should consider whether the acquisition and holding of a note is consistent with the constituent documents of the Plan and consistent with its fiduciary duties under ERISA or applicable similar law. For Plans subject to ERISA or Section 4975 of the Code, such fiduciary duties include the avoidance of non-exempt prohibited transactions. The prohibited transaction provisions of ERISA and the Code prohibit Plans subject to those provisions from engaging in specified transactions with persons who are “parties in interest” or “disqualified persons” unless an exemption is available. The acquisition and/or holding of notes by a Plan subject to the prohibited transaction provisions of ERISA or the Code with respect to which we or the market maker is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Representation
Accordingly, by acceptance of the note, such fiduciary, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, will be deemed to have represented by its acquisition and holding of a note that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.
Such purchaser or transferee should consult legal counsel in considering an acquisition of the notes, including as to the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions, and whether an exemption would be applicable to the acquisition and holding of the notes. Nothing herein shall be construed as a representation that an investment in the notes is appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by a Plan.

Plan of Distribution
This prospectus is to be used by Goldman, Sachs & Co. and its affiliates in connection with offers and sales of the notes (and any PIK Interest) in market-making transactions effected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.
As of June 30, 2014, entities affiliated with Goldman, Sachs & Co. beneficially owned approximately 49.4% of our common stock. Pursuant to our shareholders agreement, such entities have a right to designate a specified number of individuals to serve on our Board of Directors. Leo F. Mullin, one of TransUnion Holding’s directors, is a senior advisor, on a part-time basis, to the Principal Investment Area of Goldman, Sachs & Co. (“US PIA”), including board service on companies in which US PIA has invested. Sumit Rajpal, also one of TransUnion Holding’s directors, is a managing director of Goldman, Sachs & Co. Rohan Narayan, also one of TransUnion Holding's directors, is a vice president in the merchant banking division of Goldman, Sachs & Co.
Goldman, Sachs & Co. acted as an initial purchaser in connection with the original issuance and sale of the 9.625% notes on March 12, 2012, and the original issuance and sale of the 8.125% notes on November 1, 2012, and received customary fees. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is a lender under our senior secured credit facilities. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for us and our affiliates in the ordinary course of business; and for which they have and/or will receive customary fees and expenses. Goldman, Sachs & Co. and its affiliates may currently own, and may from time to time trade, the notes for their own account in connection with their principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future Goldman, Sachs & Co. and its affiliates may, from time to time, own notes as a result of their market-making activities.
We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained.
Goldman, Sachs & Co. has informed us that they do not intend to confirm sales of the securities to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.
Pursuant to registration rights agreements entered into between us and Goldman, Sachs & Co., we have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Validity of the Securities
Wilmer Cutler Pickering Hale and Dorr LLP, Washington, DC, will pass on the validity of the securities offered hereby.

Experts
The consolidated financial statements of TransUnion Holding Company, Inc. and subsidiaries at December 31, 2013 and 2012, and for the year ended December 31, 2013 and the period from the date of inception (February 15, 2012) through December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of TransUnion Corp. and subsidiaries at December 31, 2013 and 2012, and for the year ended December 31, 2013, the period from May 1, 2012 through December 31, 2012 (Successor), the period from January 1, 2012 through April 30, 2012 (Predecessor) and the year ended December 31, 2011 (Predecessor) appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TransUnion de México, S.A., Sociedad de Información Crediticia, and Subsidiary at December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, appearing in this prospectus and registration statement have been audited by Mancera, S.C. a member practice of Ernst & Young Global, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Credit Information Bureau (India) Limited as of and for the year ended March 31, 2013, incorporated in this Prospectus by reference from TransUnion Holding Company, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2013, have been audited by Deloitte Haskins & Sells, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing thereon.

Index to Financial Statements

TransUnion Holding Company, Inc. and TransUnion Corp December 31, 2013 Financial Statements:
Explanatory Note	F-2

TransUnion Holding Company, Inc.:
Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting	F-3
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheet	F-5
Consolidated Statement of Income	F-6
Consolidated Statement of Comprehensive Income	F-7
Consolidated Statement of Cash Flows	F-8
Consolidated Statement of Stockholders’ Equity	F-10

TransUnion Corp:
Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting	F-12
Report of Independent Registered Public Accounting Firm	F-13
Consolidated Balance Sheets	F-12
Consolidated Statements of Income	F-14
Consolidated Statements of Comprehensive Income	F-15
Consolidated Statements of Cash Flows	F-17
Consolidated Statements of Stockholders’ Equity	F-19

TransUnion Holding Company, Inc. and TransUnion Corp:
Combined Notes to Consolidated Financial Statements	F-21

TransUnion Holding Company, Inc. March 31, 2014 Financial Statements:

TransUnion Holding Company, Inc. and Subsidiaries:
Consolidated Balance Sheets	F-70
Consolidated Statements of Income	F-71
Consolidated Statements of Comprehensive Income	F-72
Consolidated Statements of Cash Flows	F-73
Consolidated Statement of Stockholders’ Equity	F-75
Notes to Consolidated Financial Statements	F-76

Schedule I - Condensed Financial Information of TransUnion Holding Company, Inc.	F-85
Schedule II-Valuation and Qualifying Accounts	F-88

Explanatory Note
TransUnion Holding Company, Inc. (“TransUnion Holding”) and TransUnion Corp, a direct 100% owned subsidiary of TransUnion Holding separately filed combined periodic reports with the SEC for the period ended December 31, 2013. Unless the context indicates otherwise, any reference herein to “TransUnion,” the “Company,” “we,” “us,” and “our” refers to TransUnion Holding with its direct and indirect subsidiaries, including TransUnion Corp, or to TransUnion Corp and its subsidiaries for periods prior to the formation of TransUnion Holding.
Where the information provided is substantially the same for each company, such information has been combined herein. Where information is not substantially the same for each company, we have provided separate information. In addition, separate financial statements for each company are included below.
We operate TransUnion Holding and TransUnion Corp as one business, with one management team. Management believes combining the periodic reports of TransUnion Holding and TransUnion Corp provides the following benefits:

•	Enhances investors’ understanding of TransUnion Holding and TransUnion Corp by enabling investors to view the business as a whole, the same manner as management views and operates the business;

•	Provides a more readable presentation of required disclosures with less duplication, since a substantial portion of the disclosures apply to both TransUnion Holding and TransUnion Corp.

•	Creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.
     TransUnion Holding acquired 100% of the outstanding stock of TransUnion Corp on April 30, 2012. Substantially all of TransUnion Corp’s net assets are owned by TransUnion Holding and substantially all of TransUnion Holding’s operations are conducted by TransUnion Corp. In addition, TransUnion Holding has issued $1 billion of senior unsecured PIK toggle notes, incurs interest expense on the notes, incurred deferred financing fees related to the notes, and incurred $15.2 million of acquisition-related costs, including investment banker fees, legal fees, due diligence and other external costs recorded in other income and expense.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TransUnion Holding Company, Inc.
We have audited the accompanying consolidated balance sheet of TransUnion Holding Company, Inc. and subsidiaries as of December 31, 2013 and 2012 , and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2013 and the period from the date of inception (February 15, 2012) through December 31, 2012. Our audit also included the financial statement schedules listed in the Index at Item 15 to the consolidated financial statements. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransUnion Holding Company, Inc. and subsidiaries at December 31, 2013 and 2012 and the consolidated results of their operations and their cash flows for the year ended December 31, 2013 and the period from the date of inception (February 15, 2012) through December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

 /s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, IL
February 27, 2014

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$111.2	$154.3
Trade accounts receivable, net of allowance of $0.7 and $1.7	165.0	163.6
Other current assets	73.5	82.7
Total current assets	349.7	400.6
Property, plant and equipment, net of accumulated depreciation of $70.2 and $26.4	150.4	121.2
Marketable securities	9.9	11.4
Goodwill	1,909.7	1,804.2
Other intangibles, net of accumulated amortization of $227.5 and $86.6	1,934.0	1,911.6
Other assets	138.6	129.8
Total assets	$4,492.3	$4,378.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$100.3	$78.4
Current portion of long-term debt	13.8	10.6
Other current liabilities	133.5	129.3
Total current liabilities	247.6	218.3
Long-term debt	2,853.1	2,670.3
Deferred taxes	636.9	657.5
Other liabilities	22.6	21.9
Total liabilities	3,760.2	3,568.0
Redeemable noncontrolling interests	17.6	14.7
Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at December 31, 2013 and December 31, 2012, 110.7 million and 110.2 million shares issued as of December 31, 2013 and December 31, 2012, respectively; and 110.2 million and 110.1 million shares outstanding as of December 31, 2013 and December 31, 2012, respectively	1.1	1.1
Additional paid-in capital	1,121.8	1,109.4
Treasury stock at cost; 0.5 million and 0.1 million shares at December 31, 2013 and December 31, 2012, respectively	(4.1)	(0.7)
Retained earnings (accumulated deficit)	(417.7)	(382.6)
Accumulated other comprehensive income (loss)	(73.2)	(24.4)
Total TransUnion Holding Company, Inc. stockholders’ equity	627.9	702.8
Noncontrolling interests	86.6	93.3
Total stockholders’ equity	714.5	796.1
Total liabilities and stockholders’ equity	$4,492.3	$4,378.8

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions)

	Twelve Months Ended December 31, 2013	From the Date of Inception Through December 31,2012
Revenue	$1,183.2	$767.0
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	472.4	298.2
Selling, general and administrative	354.8	212.6
Depreciation and amortization	186.8	115.0
Total operating expenses	1,014.0	625.8
Operating income	169.2	141.2
Non-operating income and expense
Interest expense	(197.6)	(125.0)
Interest income	1.7	0.8
Earnings from equity method investments	13.7	8.0
Other income and (expense), net	(12.9)	(22.3)
Total non-operating income and expense	(195.1)	(138.5)
Income (loss) before income taxes	(25.9)	2.7
Provision for income taxes	(2.3)	(6.6)
Net loss	(28.2)	(3.9)
Less: net income attributable to noncontrolling interests	(6.9)	(4.9)
Net loss attributable to TransUnion Holding Company, Inc.	$(35.1)	$(8.8)
See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(in millions)

	Twelve Months Ended December 31, 2013	From the Date of Inception Through December 31, 2012
Net loss	$(28.2)	$(3.9)
Other comprehensive loss, net of tax
Foreign currency translation adjustment	(56.4)	(22.7)
Net unrealized gain (loss) on hedges (net of tax at 36%)	3.0	(3.7)
Total other comprehensive loss, net of tax	(53.4)	(26.4)
Comprehensive loss	(81.6)	(30.3)
Less: comprehensive income attributable to noncontrolling interests	(2.3)	(2.9)
Comprehensive loss attributable to TransUnion Holding Company, Inc.	$(83.9)	$(33.2)
See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31, 2013	From the Date of Inception Through December 31, 2012
Cash flows from operating activities:
Net income (loss)	$(28.2)	$(3.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	186.8	115.0
Equity in net income of affiliates, net of dividends	(3.6)	1.3
Deferred taxes	(16.2)	(5.1)
Amortization of senior notes purchase accounting fair value adjustment and note discount	(17.1)	(10.8)
(Gains) / losses on sale or exchange of assets	(1.0)	—
Deferred financing fees	8.2	2.1
Stock-based compensation	6.3	2.7
Provision (reduction) for losses on trade accounts receivable	0.8	(1.9)
Other	(0.9)	2.6
Changes in assets and liabilities:
Trade accounts receivable	(3.1)	(1.0)
Other current and long-term assets	(8.6)	(78.8)
Trade accounts payable	5.9	(0.8)
Other current and long-term liabilities	14.1	25.6
Cash provided by operating activities	143.4	47.0
Cash flows from investing activities:
Capital expenditures for property and equipment	(81.7)	(48.8)
Proceeds from sale of trading securities	4.4	—
Investments in trading securities	(1.8)	(0.5)
Acquisition of TransUnion Corp., net of cash acquired	—	(1,485.9)
Proceeds from sale of other assets	4.3	—
Other acquisitions and purchases of noncontrolling interests, net of cash acquired	(282.3)	(14.2)
Acquisition related deposits	(10.0)	3.7
Other	0.1	(1.4)
Cash used in investing activities	(367.0)	(1,547.1)
Cash flows from financing activities:
Proceeds from senior secured term loan	1,133.4	—
Extinguishment of senior secured term loan	(923.4)	—
Proceeds from revolving line of credit	65.0	—
Payment on revolving line of credit	(65.0)	—
Proceeds from 9.625% notes	—	600.0
Proceeds from 8.125% notes	—	398.0
Repayments of debt	(11.9)	(17.2)
Debt financing fees	(5.2)	(41.3)
Proceeds from issuance of common stock	5.8	1,097.3
Treasury stock purchases	(3.4)	(0.7)
Dividends	—	(373.8)
Distributions to noncontrolling interests	(8.0)	(7.2)

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows-Continued (in millions)

	Twelve Months Ended December 31, 2013	From the Date of Inception Through December 31, 2012
Cash provided by financing activities	187.3	1,655.1
Effect of exchange rate changes on cash and cash equivalents	(6.8)	(0.7)
Net change in cash and cash equivalents	(43.1)	154.3
Cash and cash equivalents, beginning of period	154.3	—
Cash and cash equivalents, end of period	$111.2	$154.3
Noncash investing activities:
Property and equipment acquired through capital lease obligations	$2.0	$—
Noncash financing activities:
Exchange of TransUnion Holding Company, Inc. common stock for ownership interest in TransUnion Corp.	$—	$10.4
Supplemental disclosure of cash flow information:
Cash paid from inception through December 31, 2012 for:
Interest	$211.8	$140.4
Income taxes, net of refunds	23.3	14.9

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non-controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
Balance, February 15, 2012 (inception)	—	$—	$—	$—	$—	$—	$—	$—	$—
Net income (loss)	—	—	—	—	(8.8)	—	4.9	(3.9)	—
Other comprehensive income (loss)	—	—	—	—	—	(24.4)	(2.0)	(26.4)	—
Acquisition of noncontrolling interests in TransUnion Corp. subsidiaries	—	—	—	—	—	—	26.6	26.6	—
Purchase accounting adjustments related to acquisition of TransUnion Corp.	—	—	—	—	—	—	87.0	87.0	(0.3)
Reclassification of redeemable non-controlling interests	—	—	—	—	—	—	(17.9)	(17.9)	17.9
Acquisition of Africa subsidiary	—	—	—	—	—	—	1.9	1.9	—
Additional acquisition price for Brazil subsidiary	—	—	—	—	—	—	—	—	0.4
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.2)	(7.2)	—
Purchase of noncontrolling interests	—	—	0.1	—	—	—	—	0.1	(3.3)
Dividends	—	—	—	—	(373.8)	—	—	(373.8)	—
Stock-based compensation	—	—	2.7	—	—	—	—	2.7	—
Issuance of stock	110.2	1.1	1,106.6	—	—	—	—	1,107.7	—
Treasury stock purchased	(0.1)	—	—	(0.7)	—	—	—	(0.7)	—
Balance December 31, 2012	110.1	$1.1	$1,109.4	$(0.7)	$(382.6)	$(24.4)	$93.3	$796.1	$14.7

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity-Continued
(in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non-controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
Net income (loss)	—	—	—	—	(35.1)	—	6.8	(28.3)	0.1
Other comprehensive income (loss)	—	—	—	—	—	(48.8)	(1.9)	(50.7)	(2.7)
Acquisition of Brazil subsidiary	—	—	—	—	—	—	—	—	7.6
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.8)	(7.8)	(0.2)
Purchase of noncontrolling interests	—	—	0.3	—	—	—	—	0.3	(1.9)
Stock-based compensation	—	—	6.3	—	—	—	—	6.3	—
Issuance of stock	0.4	—	5.2	—	—	—	—	5.2	—
Exercise of stock options	0.1	—	0.6	—	—	—	—	0.6	—
Treasury stock purchased	(0.4)	—	—	(3.4)	—	—	—	(3.4)	—
Purchase accounting adjustments related to acquisition of TransUnion Corp. subsidiaries	—	—	—	—	—	—	(3.3)	(3.3)	—
Disposal of noncontrolling interests	—	—	—	—	—	—	(0.6)	(0.6)	—
Stockholder Contribution	—	—	—	—	—	—	0.1	0.1	—
Balance, December 31, 2013	110.2	$1.1	$1,121.8	$(4.1)	$(417.7)	$(73.2)	$86.6	$714.5	$17.6
See accompanying combined notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TransUnion Corp.
We have audited the accompanying consolidated balance sheet of TransUnion Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2013, the period from May 1, 2012 through December 31, 2012 (Successor), the period from January 1, 2012 through April 30, 2012 (Predecessor), and the year ended December 31, 2011 (Predecessor). Our audits also included the financial statement schedule listed in the Index at Item 15 to the consolidated financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransUnion Corp. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for the year ended December 31, 2013, the period from May 1, 2012 through December 31, 2012 (Successor), the period from January 1, 2012 through April 30, 2012 (Predecessor) and the year ended December 31, 2011 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

 /s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, IL
February 27, 2014

TRANSUNION CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$111.2	$154.3
Trade accounts receivable, net of allowance of $0.7 and $1.7	165.0	163.6
Other current assets	81.0	58.7
Total current assets	357.2	376.6
Property, plant and equipment, net of accumulated depreciation of $70.2 and $26.4	150.4	121.2
Marketable securities	9.9	11.4
Goodwill	1,909.7	1,804.2
Other intangibles, net of accumulated amortization of $227.5 and $86.6	1,934.0	1,911.6
Other assets	110.6	95.7
Total assets	$4,471.8	$4,320.7
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$100.2	$77.5
Current portion of long-term debt	13.8	10.6
Other current liabilities	167.7	107.0
Total current liabilities	281.7	195.1
Long-term debt	1,854.8	1,672.3
Deferred taxes	624.0	645.8
Other liabilities	22.5	21.6
Total liabilities	2,783.0	2,534.8
Redeemable noncontrolling interests	17.6	14.7
Stockholders’ equity:
Common stock, $0.01 par value; one thousand shares authorized, one hundred shares issued at December 31, 2013 and December 31, 2012; one hundred shares outstanding as of December 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	1,693.7	1,687.2
Treasury stock at cost; 0 shares at December 31, 2013 and December 31, 2012	—	—
Retained earnings (accumulated deficit)	(35.9)	15.1
Accumulated other comprehensive income (loss)	(73.2)	(24.4)
Total TransUnion Corp. stockholders’ equity	1,584.6	1,677.9
Noncontrolling interests	86.6	93.3
Total stockholders’ equity	1,671.2	1,771.2
Total liabilities and stockholders’ equity	$4,471.8	$4,320.7
See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions)

	Successor		Predecessor
	Twelve Months Ended December 31, 2013	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011
Revenue	$1,183.2	$767.0	$373.0	$1,024.0
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	472.4	298.2	172.0	421.5
Selling, general and administrative	353.5	211.7	172.0	264.5
Depreciation and amortization	186.8	115.0	29.2	85.3
Total operating expenses	1,012.7	624.9	373.2	771.3
Operating income (loss)	170.5	142.1	(0.2)	252.7
Non-operating income and expense
Interest expense	(101.4)	(72.8)	(40.5)	(126.4)
Interest income	1.7	0.8	0.6	0.7
Earnings from equity method investments	13.7	8.0	4.1	11.4
Other income and (expense), net	(12.6)	(5.9)	(27.9)	(71.3)
Total non-operating income and expense	(98.6)	(69.9)	(63.7)	(185.6)
Income (loss) before income taxes	71.9	72.2	(63.9)	67.1
(Provision) benefit for income taxes	(21.8)	(24.3)	11.5	(17.8)
Income (loss) from continuing operations	50.1	47.9	(52.4)	49.3
Discontinued operations, net of tax	—	—	—	(0.5)
Net income (loss)	50.1	47.9	(52.4)	48.8
Less: net income attributable to noncontrolling interests	(6.9)	(4.9)	(2.5)	(8.0)
Net income (loss) attributable to TransUnion Corp.	$43.2	$43.0	$(54.9)	$40.8
See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(in millions)

	Successor		Predecessor
	Twelve Months Ended December 31, 2013	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011
Net income (loss)	$50.1	$47.9	$(52.4)	$48.8
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(56.4)	(22.7)	2.5	(14.5)
Net unrealized gain (loss) on hedges (net of tax at 36%)	3.0	(3.7)	—	—
Total other comprehensive income (loss), net of tax	(53.4)	(26.4)	2.5	(14.5)
Comprehensive income (loss)	(3.3)	21.5	(49.9)	34.3
Less: comprehensive income attributable to noncontrolling interests	(2.3)	(2.9)	(2.8)	(6.4)
Comprehensive income (loss) attributable to TransUnion Corp.	$(5.6)	$18.6	$(52.7)	$27.9
See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Successor		Predecessor
	Twelve Months Ended December 31, 2013	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011
Cash flows from operating activities:
Net income (loss)	$50.1	$47.9	$(52.4)	$48.8
Less: income (loss) from discontinued operations, net of tax	—	—	—	(0.5)
Income (loss) from continuing operations	50.1	47.9	(52.4)	49.3
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	186.8	115.0	29.2	85.3
Loss on early extinguishment of debt	—	—	—	59.3
Stock-based compensation	6.2	2.3	2.0	4.6
Deferred financing fees	2.5	—	3.9	4.2
Provision (reduction) for losses on trade accounts receivable	0.8	(1.9)	3.1	1.9
Change in control transaction fees	—	0.4	20.9	—
Deferred taxes	(12.1)	11.8	(18.3)	(3.5)
Amortization of 11.375% notes purchase accounting fair value adjustment	(17.4)	(10.8)	—	—
Equity in net income of affiliates, net of dividends	(3.6)	1.3	(3.7)	(3.4)
(Gain) loss on sale or exchange of property	(1.0)	—	0.1	(0.3)
Other	(0.9)	2.6	(0.7)	2.8
Changes in assets and liabilities:
Trade accounts receivable	(3.1)	(1.0)	(24.7)	(11.6)
Other current and long-term assets	(4.1)	2.8	1.5	(3.3)
Trade accounts payable	6.1	(1.2)	1.6	14.9
Other current and long-term liabilities	28.8	(77.5)	89.9	4.3
Cash provided by operating activities of continuing operations	239.1	91.7	52.4	204.5
Cash used in operating activities of discontinued operations	—	—	—	(1.3)
Cash provided by operating activities	239.1	91.7	52.4	203.2
Cash flows from investing activities:
Capital expenditures for property and equipment	(81.7)	(48.8)	(20.4)	(74.0)
Investments in trading securities	(1.8)	(0.5)	(1.1)	(1.2)
Proceeds from sale of trading securities	4.4	—	1.1	9.9
Proceeds from sale and redemption of investments in available-for-sale securities	—	—	—	0.2
Investments in held-to-maturity securities	—	—	—	(6.3)
Proceeds from held-to-maturity securities	—	—	—	6.3
Proceeds from sale of other assets	4.3	—	—	—
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(282.3)	(14.2)	(0.1)	(105.2)

TRANSUNION CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows-Continued
(in millions)

	Successor		Predecessor
	Twelve Months Ended December 31, 2013	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011
Acquisition related deposits	(10.0)	3.7	—	(8.6)
Other	0.1	(1.4)	0.9	(2.7)
Cash used in investing activities	(367.0)	(61.2)	(19.6)	(181.6)
Cash flows from financing activities:
Proceeds from senior secured term loan	1,133.4	—	—	950.0
Extinguishment of senior secured term loan	(923.4)	—	—	(945.2)
Prepayment fee on early extinguishment of senior secured term loan	—	—	—	(9.5)
Proceeds from revolving line of credit	65.0	—	—	—
Payment on revolving line of credit	(65.0)	—	—	—
Repayments of debt	(11.9)	(17.2)	(14.6)	(11.7)
Treasury stock purchases	—	—	(1.3)	(0.2)
Distribution of merger consideration	—	—	(1.3)	(4.3)
Debt financing fees	(4.3)	—	(6.1)	(11.3)
Change in control transaction fees	—	(0.4)	(20.9)	—
Distributions to noncontrolling interests	(8.0)	(7.2)	(0.4)	(8.5)
Dividends to TransUnion Holding	(94.2)	(27.9)	—	—
Stockholder contributions	—	80.8	—	0.3
Other	—	—	(0.4)	(0.8)
Cash provided by (used in) financing activities	91.6	28.1	(45.0)	(41.2)
Effect of exchange rate changes on cash and cash equivalents	(6.8)	(0.7)	0.8	(3.8)
Net change in cash and cash equivalents	(43.1)	57.9	(11.4)	(23.4)
Cash and cash equivalents, beginning of period	154.3	96.4	107.8	131.2
Cash and cash equivalents, end of period	$111.2	$154.3	$96.4	$107.8
Noncash investing activities:
Note payable for acquisition of noncontrolling interests	$—	$—	$—	$1.8
Property and equipment acquired through capital lease obligations	2.0	—	—	0.3
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$117.6	$112.5	$12.7	$122.8
Income taxes, net of refunds	23.3	14.9	5.6	10.1
See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non- controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
Predecessor balance, December 31, 2010	29.8	$0.3	$893.5	$—	$(1,780.6)	$9.3	$15.5	$(862.0)	$—
Net income	—	—	—	—	40.8	—	8.0	48.8	—
Other comprehensive income/(loss)	—	—	—	—	—	(12.9)	(1.6)	(14.5)	—
Stock-based compensation	—	—	4.6	—	—	—	—	4.6	—
Issuance of stock	—	—	1.3	—	—	—	—	1.3	—
Purchase of noncontrolling interests	—	—	(5.6)	—	—	—	(0.3)	(5.9)	—
Exercise of stock options	—	—	0.1	—	—	—	—	0.1	—
Acquisition of Brazil subsidiary	—	—	—	—	—	—	10.8	10.8	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(8.5)	(8.5)	—
Stockholder contribution	—	—	—	—	—	—	0.3	0.3	—
Treasury stock purchased	—	—	—	(0.2)	—	—	—	(0.2)	—
Effects of merger transaction	—	—	—	—	0.8	—	—	0.8	—
Predecessor balance, December 31, 2011	29.8	$0.3	$893.9	$(0.2)	$(1,739.0)	$(3.6)	$24.2	$(824.4)	$—
Net income (loss)	—	—	—	—	(54.9)	—	2.5	(52.4)	—
Other comprehensive income	—	—	—	—	—	2.2	0.3	2.5	—
Stock-based compensation	—	—	2.0	—	—	—	—	2.0	—
Exercise of stock options	—	—	0.1	—	—	—	—	0.1	—
Impact of share-based awards modification	—	—	(3.3)	—	—	—	—	(3.3)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(0.4)	(0.4)	—
Treasury stock purchased	—	—	—	(1.3)	—	—	—	(1.3)	—
Effects of merger transaction	—	—	—	—	(0.4)	—	—	(0.4)	—
Predecessor balance, April 30, 2012	29.8	$0.3	$892.7	$(1.5)	$(1,794.3)	$(1.4)	$26.6	$(877.6)	$—
Purchase accounting adjustments related to acquisition of TransUnion Corp.	(29.8)	(0.3)	711.3	1.5	1,794.3	1.4	87.0	2,595.2	(0.3)
Net income	—	—	—	—	43.0	—	4.9	47.9	—
Other comprehensive income (loss)	—	—	—	—	—	(24.4)	(2.0)	(26.4)	—
Reclassification of redeemable non-controlling interests	—	—	—	—	—	—	(17.9)	(17.9)	17.9

TRANSUNION CORP. AND SUBSIDIARIES Consolidated Statements of Stockholders’ Equity-Continued (in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non- controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
Acquisition of Africa subsidiary	—	—	—	—	—	—	1.9	1.9	—
Additional acquisition price for Brazil subsidiary	—	—	—	—	—	—	—	—	0.4
Dividends to TransUnion Holding	—	—	—	—	(27.9)	—	—	(27.9)	—
Purchase of noncontrolling interests	—	—	0.1	—	—	—	—	0.1	(3.3)
Stockholder contribution	—	—	80.8	—	—	—	—	80.8	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.2)	(7.2)	—
Stock-based compensation	—	—	2.3	—	—	—	—	2.3	—
Successor balance, December 31, 2012	—	$—	$1,687.2	$—	$15.1	$(24.4)	$93.3	$1,771.2	$14.7
Net income (loss)	—	—	—	—	43.2	—	6.8	50.0	0.1
Other comprehensive income (loss)	—	—	—	—	—	(48.8)	(1.9)	(50.7)	(2.7)
Acquisition of Brazil subsidiary	—	—	—	—	—	—	—	—	7.6
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.8)	(7.8)	(0.2)
Stock-based compensation	—	—	6.2	—	—	—	—	6.2	—
Purchase of noncontrolling interests	—	—	0.3	—	—	—	—	0.3	(1.9)
Dividends to TransUnion Holding	—	—	—	—	(94.2)	—	—	(94.2)	—
Purchase accounting adjustments related to acquisition of TransUnion Corp. subsidiaries	—	—	—	—	—	—	(3.3)	(3.3)	—
Disposal of noncontrolling interests	—	—	—	—	—	—	(0.6)	(0.6)	—
Stockholder contribution	—	—	—	—	—	—	0.1	0.1	—
Successor balance, December 31, 2013	—	$—	$1,693.7	$—	$(35.9)	$(73.2)	$86.6	$1,671.2	$17.6
See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
TRANSUNION CORP. AND SUBSIDIARIES
Combined Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 and 2011

1. Significant Accounting and Reporting Policies
Description of Business
TransUnion develops, maintains and enhances a number of secured proprietary information databases to support its operations. These databases contain payment history, accounts receivable information, and other information such as bankruptcies, liens and judgments for consumers and businesses. We maintain reference databases of current consumer names, addresses and telephone numbers which are used for identity verification and fraud management solutions. We obtain this information from a variety of sources, including credit-granting institutions and public records. We build and maintain these databases using our proprietary information management systems, and make the data available to our customers through a variety of services. These services are offered to customers in a number of industries including financial services, insurance, collections and healthcare. We have operations in the United States, Africa, Canada and other international locations.
Basis of Presentation
This Annual Report on Form 10-K is a combined report being filed separately by TransUnion Holding Company, Inc. ("TransUnion Holding") and TransUnion Corp., ("TransUnion Corp") a direct 100% owned subsidiary of TransUnion Holding. Substantially all of TransUnion Holding’s operations are conducted by TransUnion Corp. All of the significant accounting and reporting policies pertain to both TransUnion Holding and TransUnion Corp.
Unless the context indicates otherwise, any reference in this report to "TransUnion," the “Company,” “we,” “us,” and “our” refers to TransUnion Holding with its direct and indirect subsidiaries, including TransUnion Corp, or to TransUnion Corp and its subsidiaries for periods prior to the forming of TransUnion Holding. Each registrant included herein is filing on its own behalf all of the information contained in this annual report that pertains to such registrant. When appropriate, TransUnion Holding and TransUnion Corp are named explicitly for their specific related disclosures. Each registrant included herein is not filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.
Where the information provided is substantially the same for each company, such information has been combined in this Annual Report on Form 10-K. Where information is not substantially the same for each company, we have provided separate information. In addition, separate financial statements for each company are included above.
2012 Change in Control Transaction
TransUnion Holding was formed by affiliates of Advent International Corporation (“Advent”) and Goldman Sachs & Co. (“GSC”) on February 15, 2012 as a vehicle to acquire 100% of the outstanding common stock of TransUnion Corp. On April 30, 2012, pursuant to an Agreement and Plan of Merger, TransUnion Holding acquired TransUnion Corp. To partially fund the acquisition, TransUnion Holding issued $600.0 million aggregate principal amount of 9.625%/10.375% senior PIK toggle notes due 2018 (9.625% notes). We refer to these transactions collectively as the “2012 Change in Control Transaction.”
The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, with the basis of the assets acquired and liabilities assumed recorded at fair value to reflect the purchase price. Under the guidance provided by the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” the fair value adjustments of the assets acquired and liabilities assumed have been pushed down and recorded on TransUnion Corp’s books.
TransUnion Corp continues to operate as the same legal entity subsequent to the 2012 Change in Control Transaction. On TransUnion Corp’s financial statements, periods prior to May 1, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp prior to the 2012 Change in Control Transaction (referred to herein as the “Predecessor”) and periods after April 30, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp after the 2012 Change in Control Transaction (referred to herein as the “Successor”). Periods after the 2012 Change in Control Transaction are not comparable to prior periods due primarily to additional amortization of intangibles resulting from the fair value adjustments of the assets acquired and liabilities assumed.
The accompanying consolidated financial statements of TransUnion Holding Company and Subsidiaries and of TransUnion Corp and Subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the periods presented. All significant intercompany transactions and balances have been eliminated.
Subsequent Events
Events and transactions occurring through the date of issuance of the financial statements included in this annual report on Form 10-K have been evaluated by management, and when appropriate, recognized or disclosed in the financial statements.
Principles of Consolidation
The consolidated financial statements of TransUnion Holding include the accounts of TransUnion Holding and its 100% owned subsidiary, TransUnion Corp. The consolidated financial statements of TransUnion Corp include the accounts of TransUnion Corp and all of its majority-owned or controlled subsidiaries. Investments in unconsolidated entities in which the Company has at least a 20% ownership interest, or where it is able to exercise significant influence, are accounted for using the equity method. Nonmarketable investments in unconsolidated entities in which the Company has less than a 20% ownership interest, or where it is not able to exercise significant influence, are accounted for using the cost method and periodically reviewed for impairment.
Use of Estimates
The preparation of consolidated financial statements and related disclosures in accordance with GAAP requires management to make estimates and judgments that affect the amounts reported. We believe that the estimates used in preparation of the accompanying consolidated financial statements are reasonable, based upon information available to management at this time. These estimates and judgments affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the balance sheet date, as well as the amounts of revenue and expense during the reporting period. Estimates are inherently uncertain and actual results could differ materially from the estimated amounts.
Reclassifications
We have broken out prior years' deferred tax liabilities on our balance sheets and earnings from equity method investments on our statements of income to conform to the current year's presentation.
Segments
We manage our business and report our financial results in three operating segments: U.S. Information Services (“USIS”); International; and Interactive. We also report expenses for Corporate, which provides support services to each operating segment. Details of our segment results are discussed in Note 16, “Operating Segments.”
Revenue Recognition and Deferred Revenue
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the pricing is fixed or determinable and the collectability is reasonably assured. For multiple element arrangements, we separate deliverables into units of accounting and recognize revenue for each unit of accounting based on evidence of each unit’s relative selling price to the total arrangement consideration, assuming all other revenue recognition criteria have been met.
A significant portion of our revenue is derived from providing information services to our customers. This revenue is recognized when services are provided, assuming all criteria for revenue recognition are met. A smaller portion of our revenue relates to subscription-based contracts where a customer pays a predetermined fee for a predetermined, or unlimited, number of transactions or services during the subscription period. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized straight line over the contract term.
Deferred revenue generally consists of amounts billed in excess of revenue recognized for the sale of data services, subscriptions and set up fees. Deferred revenue is included in other current liabilities.
Costs of Services
Costs of services include data acquisition and royalty fees, personnel costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses, research and development costs and occupancy costs associated with the facilities where these functions are performed. Research and development costs of TransUnion Holding and TransUnion Corp Successor for the year ended December 31, 2013, was $4.9 million. Research and development costs of TransUnion Holding from the date of inception through December 31, 2012, and for TransUnion Corp Successor for the eight months ended December 31, 2012, was $7.6 million. Research and development costs for TransUnion Corp Predecessor for the four months ended April 30, 2012, and the year ended December 31, 2011, were $3.7 million and $7.8 million, respectively.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and occupancy and facilities expense of these functions. Advertising costs are expensed as incurred. Advertising costs of TransUnion Holding and TransUnion Corp Successor for the year ended December 31, 2013, were $32.3 million. Advertising costs of TransUnion Holding from the date of inception through December 31, 2012, and for TransUnion Corp Successor for the eight months ended December 31, 2012, were $19.2 million. Advertising costs of TransUnion Corp Predecessor for the four months ended April 30, 2012, and the year ended December 31, 2011, were $15.5 million and $32.8 million, respectively.
Stock-Based Compensation
Compensation expense for all stock-based compensation awards is determined using the grant date fair value and includes an estimate for expected forfeitures. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our stock-based compensation program are discussed in Note 14, “Stock-Based Compensation.”
Income Taxes
Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by current enacted tax rates. The effect of a tax rate change on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date of the change. We periodically assess the recoverability of our deferred tax assets, and a valuation allowance is recorded against deferred tax assets if it is more likely than not that some portion of the deferred tax assets will not be realized. See Note 13, “Income Taxes,” for additional information.
Foreign Currency Translation
The functional currency for each of our foreign subsidiaries is generally that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end exchange rate, and translate revenues and expenses at the monthly average rates during the year. We record the resulting translation adjustment as a component of other comprehensive income in stockholders’ equity.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The exchange rate loss of TransUnion Holding and TransUnion Corp Successor for the year ended December 31, 2013, was $0.8 million. The exchange rate gain of TransUnion Holding from the date of inception through December 31, 2012, and for TransUnion Corp Successor for the eight months ended December 31, 2012, was the less than $0.1 million. The exchange rate gain of TransUnion Corp Predecessor for the four months ended April 30, 2012, was $0.2 million and the exchange rate loss of TransUnion Corp Predecessor for the year ended December 31, 2011, was $2.8 million.
Cash and Cash Equivalents
We consider investments in highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on our historical write-off experience, analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in adverse financial condition or for existing contractual disputes. Adjustments to the allowance are recorded as a bad debt expense in selling, general and administrative expenses. Trade receivables are written off against the allowance when they are determined to be no longer collectible. We reassess the adequacy of the allowance for doubtful accounts each reporting period.
Long-Lived Assets
Property, Plant, Equipment and Intangibles
Property, plant and equipment was adjusted to fair value on the date of the 2012 Change in Control Transaction. All subsequent purchases of property, plant and equipment have been recorded at cost. Property, plant and equipment is depreciated primarily using the straight-line method over the estimated useful lives of the assets. Buildings and building improvements are generally depreciated over twenty years. Computer equipment and purchased software are depreciated over three to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Other assets are depreciated over five to seven years. Intangibles, other than indefinite-lived intangibles, are amortized using the straight-line method over their economic life, generally three to forty years. Assets to be disposed of are separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. See Note 2, “Change in Control Transaction,” Note 5, “Property, Plant and Equipment,” and Note 7, “Purchased Intangible Assets,” for additional information about these assets.
Internal Use Software
We monitor the activities of each of our internal use software and system development projects and analyze the associated costs, making an appropriate distinction between costs to be expensed and costs to be capitalized. Costs incurred during the preliminary project stage are expensed as incurred. Many of the costs incurred during the application development stage are capitalized, including costs of software design and configuration, development of interfaces, coding, testing and installation of the software. Once the software is ready for its intended use, it is amortized on a straight-line basis over its useful life, generally three to seven years.
Impairment of Long-Lived Assets
We review long-lived assets that are subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. During 2011, we recorded a $2.0 million impairment of software due to a regulatory change that requires a software platform change in our USIS segment. No significant impairment charges were recorded during 2013 or 2012.
Marketable Securities
We classify our investments in debt and equity securities in accordance with our intent and ability to hold the investments. Held-to-maturity securities are carried at amortized cost, which approximates fair value, and are classified as either short-term or long-term investments based on the contractual maturity date. Earnings from these securities are reported as a component of interest income. Available-for-sale securities are carried at fair market value, with the unrealized gains and losses, net of tax, included in accumulated other comprehensive income. Trading securities are carried at fair market value, with unrealized gains and losses included in income.
At December 31, 2013 and 2012, all of the Company's Marketable Securities consisted of trading securities. These securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants. There were no significant realized or unrealized gains or losses for these securities for any of the periods presented. We follow the fair value guidance issued by the FASB to measure the fair value of our financial assets as further described in Note 15, "Fair Value."
We periodically review our marketable securities to determine if there is an other-than-temporary impairment on any security. If it is determined that an other-than-temporary decline in value exists, we write down the investment to its market value and record the related impairment loss in other income. There were no other-than-temporary impairments of marketable securities in 2013 or 2012.
Goodwill and Other Indefinite-Lived Intangibles
Goodwill and other indefinite-lived intangible assets are allocated to various reporting units, which are an operating segment or one level below an operating segment. We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded. We use discounted cash flow techniques to determine the fair value of our reporting units and other indefinite-lived intangibles. See Note 6, “Goodwill,” and Note 7, “Purchased Intangible Assets,” for additional information about these assets.
Benefit Plans
We maintain a 401(k) defined contribution profit sharing plan for eligible employees. We provide a partial matching contribution and a discretionary contribution based on a fixed percentage of a participant’s eligible compensation.Contributions to this plan by TransUnion Holding and TransUnion Corp for the year ended December 31, 2013, were $12.4 million. Contributions to this plan by TransUnion Holding from the date of inception through December 31, 2012 and by TransUnion Corp Successor for the eight months ended December 31, 2012, were $6.9 million. Contributions to this plan by TransUnion Corp Predecessor for the four months ended April 30, 2012, and the year ended December 31, 2011, were $4.8 million and $10.1 million, respectively. We also maintain a nonqualified deferred compensation plan for certain key employees. The deferred compensation plan contains both employee deferred compensation and company contributions. These investments are held in the TransUnion Rabbi Trust, and are included in marketable securities on the balance sheet. The assets held in the Rabbi Trust are for the benefit of the participants in the deferred compensation plan, but are available to our general creditors in the case of our insolvency. The liability for amounts due to these participants is included in other current liabilities and other liabilities on the balance sheet.
Recently Adopted Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-2 (“ASU 2013-2”) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income . ASU 2013-2 does not change the current requirements for reporting net income or other comprehensive income, however it increases disclosure requirements for amounts that are reclassified out of accumulated other comprehensive income into net income. ASU 2013-2 is effective for annual and interim periods beginning after December 15, 2012. This guidance was adopted by the Company effective January 1, 2013, and did not have a significant impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncement Not Yet Adopted
In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist ("ASU 2013-11"). ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle at the reporting date any income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. The objective of ASU 2013-11 is to eliminate the diversity in practice of how companies present unrecognized tax benefits under these circumstances. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We do not expect the requirements of ASU 2013-11 to have a significant impact on the Company's consolidated financial statements.

2. Change in Control Transaction
2012 Change in Control Transaction
On April 30, 2012, TransUnion Corp was acquired by affiliates of Advent and GSC (the “Sponsors”), for the aggregate purchase price of $1,592.7 million, plus the assumption of existing debt. As a result, TransUnion Corp became a wholly-owned subsidiary of TransUnion Holding. In connection with the acquisition, all existing stockholders of TransUnion Corp received cash consideration for their shares and all existing option holders received cash consideration based on the value of their options. To partially fund the acquisition, TransUnion Holding issued $600.0 million aggregate principal amount of the 9.625% notes. At the time of the transaction, TransUnion Holding was owned 49.5% by affiliates of Advent, 49.5% by affiliates of GSC and 1% by members of management.
Purchase Price Allocation
The fair value of identifiable intangible assets acquired and liabilities assumed was based on many factors including an analysis of historical financial performance and estimates of future performance, and was determined using analytical approaches appropriate to the facts and circumstances, including discounted cash flow and market-based approaches. The allocation of the purchase price to the identifiable assets acquired and liabilities assumed as of April 30, 2012, consisted of the following:

(in millions)	Fair Value
Trade accounts receivable	$162.4
Property and equipment	112.9
Identifiable intangible assets	1,986.4
Goodwill(1)	1,794.8
All other assets	302.3
Total assets acquired	$4,358.8
Existing debt (including fair value adjustment)	(1,710.8)
All other liabilities	(945.4)
Noncontrolling interests	(109.9)
Net assets of acquired company	$1,592.7

1.	For tax purposes, $128.8 million of goodwill is tax deductible.
 The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The purchase price of TransUnion Corp exceeded the fair value of the net assets acquired due primarily to growth opportunities and operational efficiencies.
Identifiable Intangible Assets
The fair values of the intangible assets acquired consisted of the following:

(in millions)	Fair Value	Estimated Useful Life
Database and credit files	$765.0	15 years
Technology and software	364.6	7 years
Trade names and trademarks	546.1	40 years
Customer relationships	308.0	20 years
Other	2.7	5 years
Total identifiable intangible assets	$1,986.4
The weighted-average useful life of identifiable intangible assets is approximately 21.2 years.
Acquisition Costs
The Company incurred $36.5 million of acquisition-related costs, including investment banker fees, legal fees, due diligence and other external costs recorded in other income and expense. Of this total, $15.2 million was incurred by TransUnion Holding, $0.4 million was incurred by TransUnion Corp after the acquisition, and $20.9 million was incurred by TransUnion Corp prior to the acquisition. TransUnion Corp also incurred $2.7 million of loan fees for a bridge loan prior to the date of acquisition. None of the costs incurred by TransUnion Corp prior to the acquisition are reflected in TransUnion Holding’s consolidated results of operations.

3. Business Acquisitions
2013 acquisitions
TLO, LLC.
On December 16, 2013, we acquired a 100% ownership interest in certain net assets of TLO, LLC ("TLO") for $152.4 million in cash, which was partially funded through borrowing on the Company's term loan as further discussed in Note 12, "Debt." TLO provides data solutions for identity authentication, fraud prevention, and debt recovery. The Company established a newly incorporated entity, TransUnion Risk and Alternative Data Solutions, Inc. ("Alternative Data") to purchase the net assets of TLO.
Pro forma financial information is not presented because the acquisition was not material to our 2013 consolidated operating results. The results of operations of this business have been included as part of the USIS segment in the accompanying consolidated statements of income since the date of acquisition.

Purchase Price Allocation
The allocation of the purchase price is preliminary pending the preparation of the valuation of assets acquired and liabilities assumed, which is expected to be completed during 2014. The preliminary fair value of the assets acquired and liabilities assumed as of December 31, 2013, consisted of the following:

(in millions)	Fair Value
Other current assets	$0.3
Property and equipment	10.6
Identifiable intangible assets	88.4
Goodwill(1)	58.9
Total assets acquired	$158.2
Total liabilities assumed	(5.8)
Net assets of acquired company	$152.4

1.	All of the goodwill is deductible for tax purposes.
 The excess of the purchase price over the preliminary fair value of the net assets acquired was recorded as goodwill. The purchase price of TLO exceeded the fair value of the net assets acquired due primarily to growth opportunities, synergies associated with its internal use software and our existing customer base and brand name, and other technological and operations synergies.
Identifiable Intangible Assets
The fair value estimate of identifiable intangible assets acquired, including databases, internal use software, customer relationships, and other potential intangible assets, is preliminarily pending a final valuation. The weighted-average useful life of intangible assets acquired was incomplete at the time these financial statements were issued.
Acquisition Costs
During 2013, the Company incurred $3.7 million of acquisition-related costs for this acquisition, including banking fees, legal fees, due diligence and other external costs, which were expensed and recorded in other income and expense.
Other 2013 Business Acquisitions
The Company had other business acquisitions during 2013 that individually and in the aggregate were not material.
On September 4, 2013, we acquired 100% ownership of e-Scan Data Systems, Inc. ("eScan"). a business that provides services to healthcare providers to capture uncompensated care costs in their revenue management programs. This acquisition is in line with our strategic objective to invest in the growing healthcare industry and will supplement and has been integrated into our current healthcare offerings in our USIS business segment. The acquisition was not material to our 2013 consolidated operating results.
On March 1, 2013, we acquired 80% ownership in Data Solutions Serviços de Informática Ltda. (“ZipCode”), a Brazilian company that provides data enrichment and registry information services. This acquisition is in line with our strategic objective to invest in growing international regions and has been integrated into our International business segment. The acquisition was not material to our 2013 consolidated operating results.
2011 acquisitions
Crivo Sistemas em Infromatica S.A.
On December 28, 2011, we acquired an 80% ownership interest in Crivo Sistemas em Informatica S.A. ("Crivo"), a Brazilian company that provides credit, risk and fraud-related decisioning services. The purchase price allocation was completed in 2012. The results of operations of this business have been included as part of the International segment in the accompanying consolidated statements of income since the date of acquisition.
Financial Healthcare Systems, LLC
On October 13, 2011, we acquired a 100% ownership interest in Financial Healthcare Systems, LLC ("FHS"), a Colorado limited liability company that provides software-as-a-service solutions to help healthcare providers inform patients of their out-of-pocket costs. The purchase price allocation was completed in 2011. The results of operations of this business have been included as part of the USIS segment in the accompanying consolidated statements of income since the date of acquisition.

4. Other Current Assets
TransUnion Holding
Other current assets of TransUnion Holding consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Deferred income tax assets	$22.1	$36.3
Prepaid expenses	34.9	33.8
Income taxes receivable	6.8	4.7
Deferred financing fees	6.8	5.7
Other	2.9	2.2
Total other current assets	$73.5	$82.7
TransUnion Corp
Other current assets of TransUnion Corp Successor consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Deferred income tax assets	$37.1	$18.9
Prepaid expenses	34.9	33.8
Income taxes receivable	5.7	3.8
Deferred financing fees	0.4	—
Other	2.9	2.2
Total other current assets	$81.0	$58.7

5. Property, Plant and Equipment
Property, plant and equipment, including those acquired by capital lease, consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Computer equipment and furniture	$107.8	$75.5
Building and building improvements	64.3	42.7
Purchased software	45.3	26.2
Land	3.2	3.2
Total cost of property, plant and equipment	220.6	147.6
Less: accumulated depreciation	(70.2)	(26.4)
Total property, plant and equipment, net of accumulated depreciation	$150.4	$121.2
Depreciation expense, including depreciation of assets recorded under capital leases, for TransUnion Holding and TransUnion Corp Successor for the year ended December 31, 2013, was $44.0 million. Depreciation expense for TransUnion Holding from the date of inception through December 31, 2013, and for TransUnion Corp Successor for the eight months ended December 31, 2012, was $26.7 million. Depreciation expense for TransUnion Corp. Predecessor for the four months ended April 30, 2012 and the year ended December 31, 2011, was $12.4 million and $39.3 million, respectively.

6. Goodwill
Goodwill is tested for impairment at the reporting unit level on an annual basis, in the fourth quarter, or on an interim basis if changes in circumstances could reduce the fair value of a reporting unit below its carrying value. Our reporting units are consistent with our operating segments for the U.S. Information Services and Interactive segment. The reporting units for our International segment are the geographic regions of Africa, Canada, Latin America and Asia.
Our impairment tests are performed using a discounted cash flow analysis that requires certain assumptions and estimates regarding economic factors and future profitability. Goodwill impairment tests performed during 2013, 2012 and 2011 resulted in no impairment. At December 31, 2013, there was no accumulated goodwill impairment loss.
As a result of the 2012 Change in Control Transaction, the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. See Note 2, “2012 Change in Control Transaction.”
Goodwill allocated to our segments as of December 31, 2013, December 31, 2012, April 30, 2012, and December 31, 2011, and the changes in the carrying amount of goodwill during those periods consist of the following:

(in millions)	USIS	International	Interactive	Total
TransUnion Corp. Predecessor balance, December 31, 2011	$147.5	$81.8	$45.9	$275.2
Acquisitions	—	0.8	—	0.8
Tax deductible goodwill adjustment	—	(10.3)	—	(10.3)
Foreign exchange rate adjustment	—	1.8	—	1.8
TransUnion Corp. Predecessor balance, April 30, 2012	$147.5	$74.1	$45.9	$267.5
Purchase accounting adjustments related to acquisition of TransUnion Corp.	987.8	455.3	90.9	1,534.0
Acquisitions	—	9.9	—	9.9
Tax deductible goodwill adjustment	—	6.7	—	6.7
Additional purchase price related to acquisition of Brazil subsidiary	—	1.8	—	1.8
Goodwill related to disposed equity method investment	—	(0.2)	—	(0.2)
Foreign exchange rate adjustment	—	(15.5)	—	(15.5)
TransUnion Holding and TransUnion Corp. Successor balance, December 31, 2012	$1,135.3	$532.1	$136.8	$1,804.2
Purchase accounting adjustments	(4.7)	(3.8)	(0.6)	(9.1)
Acquisitions	125.9	25.4	—	151.3
Tax deductible goodwill adjustment	—	(2.1)	—	(2.1)
Foreign exchange rate adjustment	—	(33.9)	—	(33.9)
Sale of Africa subsidiary	—	(0.7)	—	(0.7)
TransUnion Holding and TransUnion Corp. Successor balance, December 31, 2013	$1,256.5	$517.0	$136.2	$1,909.7
See Note 2, “Change in Control Transaction,” and Note 3, “Business Acquisitions,” for information on our purchase accounting adjustments and business acquisitions.

7. Intangible Assets
Intangible assets are initially recorded at their acquisition cost, or fair value if acquired as part of a business combination, and amortized over their estimated useful lives.
As a result of the 2012 Change in Control Transaction, during 2012 the following purchase accounting fair value increase adjustments were made to intangible assets: database and credit files, $705.1 million; internal use software, $261.2 million;

customer relationships, $256.1 million; and trademarks, copyrights and patents, $537.0 million. Noncompete agreements were reduced by $3.3 million. All accumulated amortization was reduced to zero in connection with the 2012 Change in Control Transaction. See Note 2, “Change in Control Transaction.” Increases to the gross amount of intangible assets during 2013 include expenditures to develop internal use software and increases due to business acquisitions, partially offset by the impact of foreign exchange rate adjustments.
Intangible assets consisted of the following:

	December 31, 2013			December 31, 2012
(in millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Database and credit files	$761.8	$(84.3)	$677.5	$763.6	$(33.9)	$729.7
Internal use software	510.4	(94.7)	415.7	380.3	(34.8)	345.5
Customer relationships	336.1	(25.8)	310.3	306.7	(10.3)	296.4
Trademarks, copyrights and patents	550.7	(22.2)	528.5	545.5	(7.4)	538.1
Noncompete and other agreements	2.5	(0.5)	2.0	2.1	(0.2)	1.9
Total intangible assets	$2,161.5	$(227.5)	$1,934.0	$1,998.2	$(86.6)	$1,911.6
All amortizable intangibles are amortized on a straight-line basis over their estimated useful lives. Database and credit files are amortized over a twelve- to fifteen-year period. Internal use software is amortized over a three- to seven-year period. Customer relationships are amortized over a ten- to twenty-year period. Trademarks are generally amortized over a forty-year period. Copyrights, patents, noncompete and other agreements are amortized over varying periods based on their estimated economic life.
Amortization expense related to intangible assets for TransUnion Holding and TransUnion Corp for the year ended December 31, 2013, was $142.8 million. Amortization expense for TransUnion Holding from inception through December 31, 2012, and for TransUnion Corp Successor for the eight months ended December 31, 2012, was $88.3 million. Amortization expense for TransUnion Corp Predecessor for the four months ended April 30, 2012, and the year ended December 31, 2011 was $16.8 million and $46.0 million, respectively.
Estimated future amortization expense related to purchased intangible assets at December 31, 2013, is as follows:

(in millions)	Annual Amortization Expense
2014	$155.5
2015	154.8
2016	148.7
2017	143.2
2018	141.3
Thereafter	1,190.5
Total future amortization expense	$1,934.0

8. Other Assets
TransUnion Holding
Other assets of TransUnion Holding consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Investments in affiliated companies	$92.4	$88.6
Deferred financing fees	29.7	34.0
Deposits	15.8	6.3
Other	0.7	0.9
Total other assets	$138.6	$129.8
Deposits increased due to acquisition related deposits made during 2013.
TransUnion Corp
Other assets of TransUnion Corp Successor consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Investments in affiliated companies	$92.4	$88.6
Deposits	15.8	6.3
Deferred financing fees	1.6	—
Other	0.8	0.8
Total other assets	$110.6	$95.7
Deposits increased due to acquisition related deposits made during 2013.

9. Investments in Affiliated Companies
Investments in affiliated companies represent our investment in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services. All of the investments in affiliated companies are owned by TransUnion Corp. TransUnion Holding has no equity method investments other than the equity method investments owned by TransUnion Corp.
We use the equity method to account for investments in affiliates where we have at least a 20% ownership interest or where we are able to exercise significant influence. For these investments, we adjust the carrying value for our proportionate share of the affiliates’ earnings, losses and distributions, as well as for purchases and sales of our ownership interest.
We use the cost method to account for all other nonmarketable investments. For these investments, we adjust the carrying value for purchases and sales of our ownership interests and for distributions received from the affiliates.
For all investments, we adjust the carrying value if we determine that an other-than-temporary impairment in value has occurred. There were no impairments of investments in affiliated companies taken in 2013, 2012 or 2011.
Investments in affiliated companies consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Trans Union de Mexico, S.A. (25.69% ownership interest)	$50.0	$49.4
Credit Information Bureau (India) Ltd. (27.5% ownership interest)	28.4	26.6
All other equity method investments	6.1	4.7
Total equity method investments	$84.5	$80.7
Total cost method investments	7.9	7.9
Total investments in affiliated companies	$92.4	$88.6
These balances are included in other assets on the balance sheet.
Earnings from equity method investments, included in non-operating income and expense, and dividends received from equity method investments consisted of the following:

(in millions)	TransUnion Holding and TransUnion Corp Successor Year Ended December, 2013	TransUnion Holding From the Date of Inception through December 31, 2012	TransUnion Corp Successor Eight Months Ended December 31, 2012	TransUnion Corp Predecessor Four Months Ended April 30, 2012	TransUnion Corp Predecessor Year Ended December 31, 2011
Earnings from equity method investments	$13.7	$8.0	$8.0	$4.1	$11.4
Dividends received from equity method investments	$10.1	$9.3	$9.3	$0.4	$8.0
Under SEC Regulation S-X, Rule 4-08(g), our investments in TransUnion de Mexico, S.A. and Credit Information Bureau (India) Ltd. are considered significant equity method investments for TransUnion Holding. TransUnion de Mexico, S.A. is also considered a significant equity method investment for TransUnion Corp. The summarized financial information and earnings from the significant equity method investments required by SEC Regulation S-X, Rule 1-02(bb)(i) and (ii) consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Current assets	$62.6	$61.4
Noncurrent assets	$19.8	$22.1
Current liabilities	$22.4	$23.2
Noncurrent liabilities	$1.4	$1.3

(in millions)	Year Ended December 31, 2013	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Year Ended December 31, 2011
Revenue	$95.2	$60.5	$30.2	$81.9
Operating Income	$47.6	$27.3	$13.4	$41.0
Income from continuing operations	$39.0	$22.3	$11.1	$33.1
Net income	$39.0	$22.3	$11.1	$33.1
Dividends received from cost method investments were $0.7 million in 2013. Dividends received from cost method investments from the date of inception through December 31, 2012 and for the eight months ended December 31, 2012, for TransUnion Holding and TransUnion Corp Successor, respectively, were $0.6 million. TransUnion Corp Predecessor did not receive any dividends from cost method investments for the four months ended April 30, 2012. Dividends received from cost method investments for TransUnion Corp Predecessor were $0.6 million in 2011. These dividends have been included in other income.

10. Other Current Liabilities
TransUnion Holding
Other current liabilities of TransUnion Holding consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Accrued payroll	$63.7	$64.2
Accrued interest	23.1	25.8
Accrued litigation	13.8	5.6
Accrued employee benefits	9.6	10.6
Deferred revenue	9.1	12.5
Other	14.2	10.6
Total other current liabilities	$133.5	$129.3
TransUnion Corp
Other current liabilities of TransUnion Corp Successor consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Accrued payroll	$63.7	$64.2
Payable to TransUnion Holding	52.7	—
Accrued litigation	13.8	5.6
Accrued employee benefits	9.6	10.6
Deferred revenue	9.1	12.5
Accrued interest	4.9	3.7
Other	13.9	10.4
Total other current liabilities	$167.7	$107.0
The payable to TransUnion Holding represents the amount owed by TransUnion Corp for using the TransUnion Holding tax loss to offset TransUnion Corp taxable income consistent with the intercompany tax sharing agreement. This amount eliminates on the TransUnion Holding consolidated balance sheet but does not eliminate on the TransUnion Corp consolidated balance sheet.

11. Other Liabilities
TransUnion Holding
Other liabilities of TransUnion Holding consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Retirement benefits	$10.4	$10.6
Unrecognized tax benefits	4.6	4.9
Other	7.6	6.4
Total other liabilities	$22.6	$21.9
TransUnion Corp
Other liabilities of TransUnion Corp Successor consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Retirement benefits	$10.4	$10.6
Unrecognized tax benefits	4.5	4.8
Other	7.6	6.2
Total other liabilities	$22.5	$21.6

12. Debt
Debt outstanding consisted of the following:

	TransUnion Holding		TransUnion Corp Successor
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Senior secured term loan, payable in quarterly installments through February 10, 2019, including variable interest (4.25% at December 31, 2013) at LIBOR or alternate base rate, plus applicable margin, including original discount of $0.2 million at December 31, 2013	$1,123.5	$923.4	$1,123.5	$923.4
Senior secured revolving line of credit, due on February 10, 2017, variable interest (4.63% weighted average at December 31, 2013) at LIBOR or alternate base rate, plus applicable margin	—	—	—	—
Senior notes, principal due June 15, 2018, semi-annual interest payments, 11.375% fixed interest per annum, including unamortized fair value adjustment of $95.9 million and $113.4 million as of December 31, 2013 and 2012, respectively (11.375% notes)	740.9	758.4	740.9	758.4
Senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 9.625% fixed interest per annum (9.625% notes)	600.0	600.0	—	—
Senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 8.125% fixed interest per annum, including issuance discount of $1.7 million and $2.0 million at December 31, 2013 and 2012, respectively (8.125% notes)	398.3	398.0	—	—
Note payable for 2011 acquisition, payable in annual installments through April 15, 2013, excluding imputed interest of 10.0%	—	0.9	—	0.9
Capital lease obligations	4.2	0.2	4.2	0.2
Total debt	$2,866.9	$2,680.9	$1,868.6	$1,682.9
Less short-term debt and current maturities	(13.8)	(10.6)	(13.8)	(10.6)
Total long-term debt	$2,853.1	$2,670.3	$1,854.8	$1,672.3
Excluding potential additional principal payments due on the senior secured credit facility beginning in 2014 based on excess cash flows of the prior year, scheduled future maturities of total debt at December 31, 2013, was as follows:

(in millions)	TransUnion Holding	TransUnion Corp Successor
2014	$13.8	$13.8
2015	12.6	12.6
2016	12.6	12.6
2017	11.6	11.6
2018	1,656.6	656.6
Thereafter	1,065.3	1,065.3
Unamortized premiums and discounts on notes	94.4	96.1
Total	$2,866.9	$1,868.6

Interest expense for the periods presented consisted of the following:

	TransUnion Holding Twelve Months Ended	TransUnion Holding Inception Through	TransUnion Corp Successor Twelve Months Ended	TransUnion Corp Successor Eight Months Ended	TransUnion Corp Predecessor Four Months Ended	TransUnion Corp Predecessor Twelve Months Ended
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	April 30, 2012	December 31, 2011
Senior secured term loan	$44.2	$35.0	$44.2	$35.0	$15.6	$49.9
Senior secured revolving line of credit	0.7	—	0.7	—	—	—
11.375% notes	55.9	38.1	55.9	38.1	25.1	75.1
9.625% notes	62.2	46.7	—	—	—	—
8.125 % notes	34.1	5.5	—	—	—	—
Other	0.5	(0.3)	0.6	(0.3)	(0.2)	1.4
Total interest	$197.6	$125.0	$101.4	$72.8	$40.5	$126.4
Loan fees, included in other income and expense, for the periods presented consisted the following:

	TransUnion Holding Twelve Months Ended	TransUnion Holding Inception Through	TransUnion Corp Successor Twelve Months Ended	TransUnion Corp Successor Eight Months Ended	TransUnion Corp Predecessor Four Months Ended	TransUnion Corp Predecessor Twelve Months Ended
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	April 30, 2012	December 31, 2011
Loss on early extinguishment of senior secured term loan	$—	$—	$—	$—	$—	$59.3
Senior secured term loan	2.4	—	2.4	—	—	—
Senior secured revolving line of credit	1.1	0.7	1.1	0.7	0.4	1.3
9.625% notes	—	1.0	—	—	—	—
Other	0.3	0.2	0.3	0.2	2.7	0.3
Total loan fees	$3.8	$1.9	$3.8	$0.9	$3.1	$60.9
TransUnion Holding
9.625% notes
In connection with the acquisition of TransUnion Corp, on March 21, 2012, TransUnion Holding issued $600.0 million principal amount of 9.625%/10.375% senior unsecured PIK toggle notes (“9.625% notes”) due June 15, 2018, in a private placement to certain investors. Pursuant to an exchange offer completed in October 2012, these notes were registered with the SEC. TransUnion Holding is required to pay interest on the 9.625% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case TransUnion Holding will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes (such increase being referred to as “PIK,” or paid-in-kind interest) to the extent described in the indenture.
The indenture governing the 9.625% notes contains nonfinancial covenants that include restrictions on our ability to pay dividends or distributions, repurchase equity, prepay junior debt, make certain investments, incur additional debt, issue certain stock, incur liens on property, merge, consolidate or sell certain assets, enter into transactions with affiliates, and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to TransUnion Holding. We are in compliance with all covenants under the indenture.
8.125% notes
On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of 8.125%/8.875% senior unsecured PIK toggle notes (“8.125% notes”) due June 15, 2018, at an offering price of 99.5% in a private placement to certain investors. The proceeds were used to pay a $373.8 million dividend to our shareholders and to pay various costs associated with issuing the debt and obtaining consents from our existing debt holders. Pursuant to an exchange offer completed in August 2013, these notes were registered with the SEC. TransUnion Holding is required to pay interest on the 8.125% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case TransUnion Holding will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes to the extent described in the indenture.

The indenture governing the 8.125% notes and the nonfinancial covenants are substantially identical to those governing the 9.625% notes. We are in compliance with all covenants under the indenture.
TransUnion Holdings relies on cash distribution paid by TransUnion Corp Holding to fund its debt service obligations. The indentures governing TransUnion Corp's various debt obligations contain certain restrictions on TransUnion Corp's ability to make cash distributions. We do not expect these restrictions to impact TransUnion Corp's ability to make sufficient distributions to TransUnion Holding to fund TransUnion Holding's debt service obligations in the foreseeable future. As of December 31, 2013 TransUnion Corp’s capacity to make these distributions was restricted to approximately $140 million.
Transunion Corp
Senior secured credit facility
On June 15, 2010, the Company entered into, and on February 10, 2011, amended and restated, a senior secured credit facility ("credit facility") with various lenders. The credit facility consists of a seven-year senior secured term loan ("term loan") and a $210.0 million senior secured revolving line of credit ("revolving line of credit"). Interest rates on the term loan and revolving line of credit are based on the London Interbank Offered Rate (“LIBOR”) unless otherwise elected. As of December 31, 2013, the term loan was subject to a floor of 1.25% plus an applicable margin of 3.00%. The revolving line of credit had three tranches subject to floors from 1.25% to 1.75%, plus applicable margins from 2.75% to 5.00%, depending on the tranche and our senior secured net leverage ratio. There is a 0.5% annual commitment fee payable quarterly based on the undrawn portion of the revolving line of credit.
During 2013, the Company borrowed an additional $145.0 million and an additional $65.0 million against the senior secured term loan and made principal repayments of $10.0 million. The $145.0 million was used to partially fund the acquisition of the net assets from TLO, LLC. The $65.0 million was used to pay down our senior secured revolving line of credit balance, which was used during the third quarter of 2013 to fund an acquisition. As of December 31, 2013, the Company could borrow up to the full $210.0 million under the revolving line of credit.
Under the term loan, the Company is required to make principal payments of 0.25% of the original principal balance after amendments at the end of each quarter, with the remaining principal balance due February 10, 2019. The Company will also be required to make additional principal payments beginning in 2014 based on excess cash flows of the prior year. Depending on the senior secured net leverage ratio for the year, a principal payment of between zero and fifty percent of the excess cash flows will be due the following year. No payment will be due in 2014 based on 2013 excess cash flows. Under the revolving line of credit, the first $25.0 million commitment expires June 15, 2015, the next $30.0 million commitment expires February 10, 2016, and the remaining $155.0 million commitment expires on February 10, 2017.
With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including its investments in subsidiaries. The credit facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test that only applies to periods in which we have outstanding amounts borrowed against the revolving line of credit. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The credit facility restrictions and covenants exclude any impact of the purchase accounting fair value adjustments or the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all of the covenants under the credit facility.
On April 30, 2012, we entered into swap agreements that effectively fixed the interest payments on a portion of the term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest of 2.033% and receive a variable rate of interest equal to the greater of 1.50% or the 3-month LIBOR. The net amount to be paid or received has been and will continue to be recorded as an adjustment to interest expense. The change in fair value of the swap instrument is recorded in accumulated other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the hedge is effective, and in other income and expense in the consolidated statements of income to the extent the hedge is ineffective. The total notional amount of the swaps at December 31, 2013 was $462.5 million and is scheduled to decrease as scheduled principal payments are made on the term loan. The total fair value of the swap instruments as of December 31, 2013, was a liability of $1.0 million and was included in other liabilities on our consolidated balance sheet. The net of tax unrealized loss on the swap instruments as of December 31, 2013, of $0.6 million was included in accumulated other comprehensive income (loss). Through December 31, 2013, there were no gains or losses related to hedge ineffectiveness. If we elect a non-LIBOR interest rate on our term loan, or if we pay down our term loan below the notional amount of the swaps, the resulting ineffectiveness would be reclassified from accumulated other comprehensive income (loss) on our consolidated balance sheet to other income and expense on our consolidated statement of income. The cash flows on the hedge instrument began on June 28, 2013, and we do not expect to elect a non-LIBOR loan or to pay down our term loan below the notional amount of the swaps in the next 12 months.

11.375% notes
In connection with the 2010 Change in Control Transaction, as defined in our Annual Report on Form 10-K for the year ended December 31, 2012, previously filed with the SEC, on June 15, 2010, Trans Union LLC and its wholly-owned subsidiary TransUnion Financing Corporation, issued $645.0 million principal amount of 11.375% senior unsecured notes ("11.375% notes")due June 15, 2018, in a private placement to certain investors. Pursuant to an exchange offer completed in April 2011, these notes were subsequently registered with the SEC. As a result of the 2012 Change in Control Transaction, a purchase accounting fair value adjustment increase of $124.2 million was allocated to the 11.375% notes.
The indenture governing the senior notes contains nonfinancial covenants that include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The covenants exclude the impact of the purchase accounting fair value adjustments and the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all covenants under the indenture.
Note Payable for 2011 acquisition of noncontrolling interests
On April 15, 2011, we acquired the remaining 20% ownership interest in our South Africa subsidiary, TransUnion Analytic and Decision Services (Proprietary) Limited, from the noncontrolling shareholders. In connection with this acquisition, we issued a note to the sellers for $2.0 million. The note was an unsecured, non-interest bearing note, discounted by $0.2 million for imputed interest, was due in annual installments of $1.0 million on April 15, 2012, and April 15, 2013, and has been paid off as of the balance sheet date. Interest expense was calculated under the effective interest method using an imputed interest rate of 10.0%.
TransUnion Holding and TransUnion Corp
Fair Value of Fixed Rate Notes
The fair value of our fixed-rate debt is determined using Level 2 inputs, quoted market prices for publicly traded instruments. As of December 31, 2013, the fair value of our 9.625%, 8.125% and 11.375% notes were $645.8 million, $425.0 million and $703.1 million, respectively, compared to book value of $600.0 million, $398.3 million and $740.9 million, respectively.

13. Income Taxes
The provision (benefit) for income taxes on income (loss) from continuing operations consisted of the following:

	TransUnion Holding		TransUnion Corp
(in millions)	Twelve Months Ended December 31, 2013	From Date of Inception Through December 31, 2012	Successor Twelve Months Ended December 31, 2013	Successor Eight Months Ended December 31, 2012	Predecessor Four Months Ended April 30, 2012	Predecessor Twelve Months Ended December 31, 2011
Federal
Current	$0.1	$0.1	$15.3	$—	$1.0	$(3.0)
Deferred	(15.5)	(3.0)	(13.3)	13.2	(16.1)	(1.3)
State
Current	—	(0.5)	0.2	0.4	0.1	1.6
Deferred	(0.3)	(0.3)	1.6	0.4	(1.5)	(1.4)
Foreign
Current	18.4	12.1	18.4	12.1	5.7	22.7
Deferred	(0.4)	(1.8)	(0.4)	(1.8)	(0.7)	(0.8)
Total provision (benefit) for income taxes	$2.3	$6.6	$21.8	$24.3	$(11.5)	$17.8

The components of income (loss) from continuing operations before income taxes consisted of the following:

	TransUnion Holding		TransUnion Corp
(in millions)	Twelve Months Ended December 31, 2013	From Date of Inception Through December 31, 2012	Successor Twelve Months Ended December 31, 2013	Successor Eight Months Ended December 31, 2012	Predecessor Four Months Ended April 30, 2012	Predecessor Twelve Months Ended December 31, 2011
Domestic	$(72.9)	$(33.3)	$24.9	$36.2	$(79.5)	$0.2
Foreign	47.0	36.0	47.0	36.0	15.6	66.9
Total income (loss) from continuing operations before income taxes	$(25.9)	$2.7	$71.9	$72.2	$(63.9)	$67.1
The provision for income taxes on the loss of discontinued operations for the year ended December 31, 2011, was $0.1 million.
The effective income tax rate reconciliation consisted of the following:

	TransUnion Holding				TransUnion Corp Successor
(in millions)	Twelve Months Ended December 31, 2013		From Date of Inception Through December 31, 2012		Twelve Months Ended December 31, 2013		Eight Months Ended December 31, 2012
Income taxes at 35% statutory rate	$(9.1)	35.0%	$0.9	35.0%	$25.1	35.0%	$25.3	35.0%
Increase (decrease) resulting from:
State taxes	(0.1)	0.4%	(0.9)	(35.0)%	1.6	2.2%	0.7	1.0%
Foreign rate differential	(0.9)	3.5%	(4.0)	(148.1)%	(0.9)	(1.3)%	(4.0)	(5.5)%
Change in control transaction expenses	—	—%	1.8	66.7%	—	—%	0.2	0.3%
Application of ASC 740-30 to foreign earnings	15.1	(58.0)%	4.3	159.2%	(1.6)	(2.3)%	(1.9)	(2.7)%
Impact of foreign dividends	(1.7)	6.4%	5.0	185.2%	(1.7)	(2.3)%	4.9	6.8%
Other	(1.0)	3.9%	(0.5)	(18.6)%	(0.7)	(1.0)%	(0.9)	(1.2)%
Total	$2.3	(8.8)%	$6.6	244.4%	$21.8	30.3%	$24.3	33.7%

	TransUnion Corp Predecessor
(in millions)	Four Months Ended April 30, 2012		Twelve Months Ended December 31, 2011
Income taxes at 35% statutory rate	$(22.4)	35.0%	$23.5	35.0%
Increase (decrease) resulting from:
State taxes	(1.4)	2.2%	(0.4)	(0.6)%
Foreign rate differential	(1.2)	1.9%	(3.9)	(5.8)%
Change in control transaction expenses	2.7	(4.2)%	(4.5)	(6.7)%
Application of ASC 740-30 to foreign earnings	8.1	(12.7)%	2.5	3.7%
Impact of foreign dividends	2.0	(3.1)%	2.0	3.0%
Other	0.7	(1.1)%	(1.4)	(2.1)%
Total	$(11.5)	18.0%	$17.8	26.5%
TransUnion Holding
For 2013, we reported a loss before income taxes with an income tax expense, resulting in a negative effective tax rate for this period that is not meaningful. The increase in tax expense, compared to a statutory-rate tax benefit, was due to the tax on our unremitted foreign earnings that are not considered indefinitely reinvested outside the U.S.
TU Holding entered into an intercompany tax allocation agreement with TransUnion Corp in 2013, effective for all taxable periods from May 1, 2012, forward, in which they are members of the same consolidated federal or state tax groups. The agreement allocates the consolidated tax liability from those filings among the various members of the group, and we recorded its effects in the respective company balance sheets during 2013.
Effective January 1, 2012, the look-through rule under subpart F of the U.S. Internal Revenue Code expired. Beginning in 2012, under ASC 740-30, we recorded tax expense for the income tax we would incur if our foreign earnings were distributed up our foreign chain of ownership, but not remitted to the U.S. As part of the American Taxpayer Relief Act of 2012 enacted into law on January 2, 2013, the look-through rule was retroactively reinstated to January 1, 2012, and we reversed the tax expense we recorded for subpart F in 2012 during the first quarter of 2013.
The effective tax rate was 244.4% for the period of inception through December 31, 2012. This rate was higher than the 35% U.S. federal statutory rate due primarily to the lapse of the look-through rule and the reduction in available foreign tax credits, the unfavorable impact of ASC 740-30 and tax non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction, partially offset by a favorable tax rate differential on the Company’s foreign earnings.
As a result of the 2012 Change in Control Transaction and increased debt service requirements resulting from the additional debt incurred by TransUnion Holding, we asserted under ASC 740-30 that all unremitted foreign earnings of TransUnion Corp accumulated as of April 30, 2012, were not indefinitely reinvested outside the U.S. Accordingly, in 2012 we recorded a deferred tax liability for the full estimated U.S. tax cost, net of related foreign tax credits, associated with remitting these earnings back to the U.S.
TransUnion Corp
For 2013, the effective tax rate of 30.3% was lower than the U.S. federal statutory rate of 35% due primarily to the retroactive reinstatement of the look-through rule, which allowed us to reverse the tax expense we recorded for subpart F in 2012, as well as the favorable tax rate differential on foreign earnings.
As a result of the 2012 Change in Control Transaction, TransUnion Corp had two taxable years in 2012, one for the Predecessor and one for the Successor. Effective April 30, 2012, TransUnion Corp and its U.S. subsidiaries joined in the filing of a consolidated U.S. federal tax return with TransUnion Holding. The tax expense of TransUnion Corp Successor is calculated as if TransUnion Corp files a separate U.S. tax return, which excludes the operations of TransUnion Holding.
The effective tax rate was 33.7% for the eight months ended December 31, 2012. This rate was lower than the statutory rate due primarily to the favorable tax rate differential on foreign earnings and the favorable impact of a reduction in foreign withholding tax, partially offset by the lapse of the look-through rule and the reduction in available foreign tax credits.
For the four months ended April 30, 2012, we reported a loss before income taxes. The effective tax-benefit rate for this period of 18.0% was lower than the statutory rate due primarily to the impact of recording tax expense on our unremitted foreign earnings, the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.
For 2011, the effective tax rate of 26.5% was lower than the statutory rate due primarily to the additional tax-deductible transaction costs resulting from our analysis of the fees incurred in the 2010 Change in Control Transaction and lower tax rates in foreign countries, primarily Canada and Puerto Rico, partially offset by the impact of foreign dividends and foreign tax credits.

Components of net deferred income tax consisted of the following:

	TransUnion Holding		TransUnion Corp Successor
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Deferred income tax assets:
Compensation	$6.8	$4.7	$6.8	$4.7
Employee benefits	6.3	6.3	6.3	6.3
Legal reserves and settlements	3.5	1.9	3.5	1.9
Hedge investments	0.4	2.2	0.4	2.2
Financing related costs	39.4	46.4	39.4	46.4
Loss and credit carryforwards	72.5	71.0	69.3	51.3
Other	8.6	6.3	5.4	2.8
Gross deferred income tax assets	$137.5	$138.8	$131.1	$115.6
Valuation allowance	(25.9)	(27.2)	(25.9)	(27.2)
Total deferred income tax assets, net	$111.6	$111.6	$105.2	$88.4
Deferred income tax liabilities:
Depreciation and amortization	$(647.3)	$(662.1)	$(647.3)	$(662.1)
Investments in affiliated companies	(17.1)	(17.1)	(17.1)	(17.1)
Taxes on undistributed foreign earnings	(57.1)	(49.7)	(22.9)	(32.2)
Other	(4.9)	(3.9)	(4.8)	(3.9)
Total deferred income tax liability	$(726.4)	$(732.8)	$(692.1)	$(715.3)
Net deferred income tax liability	$(614.8)	$(621.2)	$(586.9)	$(626.9)
The temporary differences resulting from differing treatment of items for tax and accounting purposes result in deferred tax assets and liabilities. If deferred tax assets are not likely to be recovered in future years, a valuation allowance is recorded. During 2013, our valuation allowance decreased $1.3 million due to the expiration of capital loss carryforwards. As of December 31, 2013 and 2012, a valuation allowance of $25.9 million and $27.2 million, respectively, was recorded against the deferred tax assets generated by capital loss, foreign loss and foreign tax credit carryforwards. Our capital loss carryforwards will expire over the next 2 years our U.S. net operating loss carryforward will expire in twenty years and our foreign loss and foreign credit carryforwards will expire over the next ten years.
No provision has been made for U.S. income taxes or foreign withholding taxes on $67.3 million of unremitted earnings from certain non-U.S. subsidiaries accumulated after April 30, 2012, since these earnings are intended to be permanently reinvested in operations outside the United States. It is impractical at this time to determine the tax impact if these earnings were distributed. Remitting these earnings to the U.S. would result in additional tax expense.
The total amount of unrecognized tax benefits of TransUnion Holding as of December 31, 2013 and 2012, was $4.6 million and $4.9 million, respectively. The amount of unrecognized tax benefits of TransUnion Holding as of December 31, 2013 and 2012, that would affect the effective tax rate if recognized, was $4.6 million and $4.9 million, respectively. The total amount of unrecognized tax benefits of TransUnion Corp as of December 31, 2013 and 2012, was $4.5 million and $4.8 million, respectively. The amount of unrecognized tax benefits of TransUnion Corp as of December 31, 2013 and 2012, that would affect the effective tax rate if recognized, was $4.5 million and $4.8 million, respectively.

The total amount of unrecognized tax benefits consisted of the following

	TransUnion Holding		TransUnion Corp Successor
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Balance as of beginning of period	$4.9	$3.2	$4.8	$3.2
Additions for tax positions of prior years	—	0.2	—	0.2
Reductions for tax positions of prior years	(0.1)	—	(0.1)	—
Additions for tax positions of current year	—	1.7	—	1.6
Reductions relating to settlement and lapse of statute	(0.2)	(0.2)	(0.2)	(0.2)
Balance as of December 31	$4.6	$4.9	$4.5	$4.8
Consistent with prior periods, we classify interest on unrecognized tax benefits as interest expense and tax penalties as other income or expense on the statement of income. We classify any interest or penalties related to unrecognized tax benefits as other liabilities on the balance sheet. Interest expense related to taxes was insignificant for the years ended December 31, 2013 and 2012. The accrued interest payable for taxes as of December 31, 2013 and 2012 was $0.7 million and $0.5 million, respectively. There was no significant expense recognized, or significant liability recorded, for tax penalties as of December 31, 2013 or 2012.
We are regularly audited by federal, state, local and foreign taxing authorities. Given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amount of unrecognized tax benefits. An estimate of the range of the increase or decrease in unrecognized tax benefits due to audit results cannot be made at this time. As of December 31, 2013, tax years 2006 and forward remained open for examination in some state and foreign jurisdictions, and tax years 2009 and forward remained open for the U.S. federal audit.

14. Stock-Based Compensation
In connection with the 2012 Change in Control Transaction, the 2010 Management Equity Plan (the "2010 Plan") was cancelled and replaced with the TransUnion Holding Company, Inc. 2012 Management Equity Plan (the "2012 Plan") as approved by stockholders. Under the 2012 Plan, stock-based awards may be issued to executive officers, employees and independent directors of the Company. A total of 8.9 million shares have been authorized for grant under the 2012 Plan. As of December 31, 2012, 0.8 million shares remain available for future issuance under the 2012 plan.
For the year ended December 31, 2013, and from the date of inception through December 31, 2012, TransUnion Holding recognized stock-based compensation of $6.9 million and $3.0 million, with related income tax benefits of approximately $2.5 million and $1.1 million, respectively. For the year ended December 31, 2013, and for the eight months ended December 31, 2012, TransUnion Corp Successor recognized $6.9 million and $2.6 million of stock-based compensation, with a related income tax benefit of approximately $2.5 million and $0.9 million, respectively. For the four months ended April 30, 2012 and the year ended December 31, 2011 TransUnion Corp Predecessor recognized $90.0 million and $4.6 million of stock-based compensation, with related income tax benefits of approximately $32.4 million and $1.7 million, respectively.
In connection with the 2012 Change in Control Transaction, all outstanding awards under the 2010 Plan immediately vested and TransUnion Corp Predecessor recognized $88.0 million of additional stock-based compensation, with a related income tax benefit of approximately approximately $31.7 million. All options outstanding were then cancelled and existing option holders received $91.2 million in cash consideration for the value of their options.
Stock Options
Stock-options granted under the 2012 Plan have a ten-year term. For stock options granted to employees, 40% generally vest based on the passage of time (service condition options), and 60% vest based on the passage of time and meeting certain shareholder return on investment conditions (market condition options). All stock options granted to independent directors vest based on the passage of time.
Service condition options are valued using the Black-Scholes valuation model and vest over a five-year service period, with 20% generally vesting on either the first anniversary of the 2012 Change in Control Transaction or one year after the grant date, and 5% vesting each quarter thereafter. Compensation costs for the service condition awards are recognized straight line over the requisite service period for the entire award. Market condition options are valued using a risk-neutral Monte Carlo valuation model, with assumptions similar to those used to value the service condition awards, and vest over a five-year service period, contingent on meeting the market conditions.
The assumptions used to value the service condition options and the weighted-average grant date fair value for the periods presented were as follows:

	TransUnion Holding Options		TransUnion Corp Options
	For the Year Ended December 31, 2013	From Date of Inception Through December 31, 2012	For the Four Months Ended April 30, 2012	For the Year Ended December 31, 2011
Service condition options:
Dividend yield	—	—	—	—
Expected volatility	60%-70%	59%	30%	30%
Risk-free interest rate	0.86%-0.97%	0.89%	2.4%	2.40%-2.77%
Expected life, in years	5.85-6.09	6.19	6.5	6.5
Weighted-average grant date fair value	$5.61	$4.97	$15.74	$10.24

Market condition options:
Weighted-average grant date fair value	$5.19	$4.08	$15.15	$5.42
The dividend yield was estimated to be zero because we do not expect to pay dividends in the future. The expected volatility was estimated based on comparable company volatility. The risk-free interest rate was derived from the constant maturity treasury curve for terms matching the expected life of the award. The expected life was calculated using the simplified method described in SAB No. 110 because we do not have sufficient historical data related to exercise behavior.
In connection with a special dividend of $3.41 per common share paid on November 1, 2012, the Company’s compensation committee of the board of directors approved an equitable adjustment to reduce the exercise price of options outstanding at November 9, 2012, from $10.07 to $6.65 per share. Since the Company’s options do not contain mandatory anti-dilution provisions, the adjustment was treated as a modification of the options’ terms and conditions, resulting in $2.8 million of additional compensation expense that is being recognized over the remaining requisite service period as of the modification date.
Stock option activity for the year ended December 31, 2013, consisted of the following:

(in millions, except share and per share information)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2012	6,532,809	$6.65
Granted	1,601,152	$10.23
Exercised	(97,356)	$6.65
Forfeited	(929,688)	$6.65
Expired	(528)	$6.65
Outstanding at December 31, 2013	7,106,389	$7.46	8.8	$28.2
Vested and expected to vest at December 31, 2013	6,597,718	$7.46	8.8	$26.2
Exercisable at December 31, 2013	587,669	$6.65	8.7	$2.8
As of December 31, 2013, stock-based compensation expense remaining to be recognized in future years related to options, excluding an estimate for forfeitures, was $11.7 million for service condition options and $15.5 million for market condition options, with weighted-average recognition periods of 3.9 years and 3.5 years, respectively. During 2013, cash received from the exercise of stock options was $0.4 million, with a tax benefit realized from these exercises of approximately $0.1 million.

The intrinsic value of options exercised and the fair value of options vested for the periods presented are as follows:

	TransUnion Holding Options		TransUnion Corp Options
(in millions)	For the Year Ended December 31, 2013	From Date of Inception Through December 31, 2012	For the Four Months Ended April 30, 2012	For the Year Ended December 31, 2011
Intrinsic value of options exercised	$0.3	$—	$—	$0.1
Total fair value of options vested	$3.7	$—	$18.2	$2.7
For the four months ended April 30, 2012, the total fair value of options vested includes the fair value of options that vested in connection with the 2012 Change in Control Transaction.
Stock appreciation rights
During the year ended December 31, 2013 and from the date of inception through December 31, 2012, the Company granted 0.1 million and 0.9 million stock appreciation rights (“SARs”), with weighted-average exercise prices of and $9.52 and $6.65, respectively. The SARs have a ten-year term, with 40% vesting over a five-year service period and 60% vesting over a five-year service period contingent on meeting certain market conditions. The SARs provide for cash settlement and are being accounted for as liability awards, with expense recognized based on the awards fair value and the percentage of requisite service rendered at the end of each reporting period in accordance with ASC 718-30-30-3.
In connection with a special dividend of $3.41 per common share paid on November 1, 2012, the Company’s compensation committee of the board of directors approved an equitable adjustment to reduce the exercise price of the SARs outstanding at November 9, 2012, from $10.07 to $6.65 per share.
As of December 31, 2013, 0.1 million SARs had vested, 0.2 million SARs had been forfeited, and less than 0.1 million SARs had been exercised. During 2013, $0.1 million of share-based liabilities were paid for SARs that were exercised during the year. Stock-based compensation expense remaining to be recognized in future years related to SARs was $2.3 million based on the fair value of the awards at December 31, 2013.
Restricted stock
Restricted stock activity for the year ended December 31, 2013, consisted of the following:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2012	25,082	$6.65
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2013	25,082	$6.65
During 2012, the Company granted 25,082 shares of restricted stock that cliff vest after three years under the 2012 Management Equity Plan. As of December 31, 2013, stock-based compensation expense remaining to be recognized in future years related to restricted stock was $0.2 million with a weighted-average recognition period of 2 years.
In connection with a special dividend of $3.41 per common share paid on November 1, 2012, the grant date fair value of restricted stock issued was reset from $10.07 to to $6.65 per share.

15. Fair Value
Financial instruments measured at fair value on a recurring basis as of December 31, 2013, consisted of the following:

(in millions)	Total	Level 1	Level 2	Level 3
Trading securities	$9.9	$9.9	$—	$—
Interest rate swaps	(1.0)	—	(1.0)	—
Total financial instruments at fair value	$8.9	$9.9	$(1.0)	$—
Level 1 investments, which use quoted market prices in active markets for identical assets to establish fair value, consist of exchange-traded mutual funds and publicly traded equity investments valued at their current market prices. Level 1 investments consist of trading securities related to a nonqualified deferred compensation plan held in trust for the benefit of plan participants. Level 2 investments consist of interest rate swaps that are further discussed in Note 12, “Debt.” We determined the fair value of the interest rate swaps using standard valuation models with market-based observable inputs including forward and spot exchange rates and interest rate curves. At December 31, 2013, we did not have any investments valued using Level 3 inputs.
On September 4, 2013, we acquired a 100% ownership interest in eScan, a healthcare service business. In connection with this acquisition, the company issued a contingent obligation to the sellers that is a Level 3 instrument. The obligation has a maximum payout of $17.0 million, contingent upon eScan meeting certain performance criteria in future years. We have recorded an estimate of $2.2 million in other liabilities for this contingency and expect to complete the valuation during 2014.

16. Operating Segments
Operating segments are businesses for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources. This segment financial information is reported on the basis that is used for the internal evaluation of operating performance. The accounting policies of the segments are the same as described in Note 1, “Significant Accounting and Reporting Policies.”
We evaluate the performance of segments based on revenue and operating income. Intersegment sales and transfers have been eliminated and were not material.
The following is a more detailed description of the three operating segments and the Corporate unit, which provides support services to each operating segment:
U.S. Information Services
U.S. Information Services (“USIS”) provides credit reports, credit scores, verification services, analytical services, decisioning technology and other service to businesses in the United States through both direct and indirect channels. These services are offered to customers in the financial services, healthcare, insurance and other markets. These business customers use our products and services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, and manage fraud. This segment also provides mandated consumer services, including dispute investigations, free annual credit reports and other requirements of the United States Fair Credit Reporting Act (“FCRA”), the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”), and other credit-related legislation.
International
The International segment provides services similar to our USIS and Interactive segments to business customers outside the United States and automotive information and commercial data to customers in select geographies. Depending on the maturity of the credit economy in each location, services may include credit reports, analytical and decision services, and risk management services. These services are offered to customers in a number of industries, including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered in our Interactive segment, such as credit reports, credit scores and credit monitoring services. The two market groups in the International segment are developed markets, which includes Canada, Hong Kong and Puerto Rico, and emerging markets, which includes South Africa, Mexico, Brazil, the Dominican Republic, India and other emerging markets.
Interactive
Interactive provides services to consumers, including credit reports, credit scores and credit and identity monitoring services,

through both direct and indirect channels. The majority of revenue is derived from subscribers who pay a monthly fee for access to their credit report and score, and for alerts related to changes in their credit reports.
Corporate
Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.
Selected financial information consisted of the following:

	TransUnion Corp Successor		TransUnion Corp Predecessor
	Year Ended December 31,	Eight Months Ended December 31,	Four Months Ended April, 30	Year Ended December 31,
(in millions)	2013	2012	2012	2011
Revenue
U.S. Information Services	$740.6	$487.4	$238.1	$660.1
International	238.9	157.8	76.6	216.1
Interactive	203.7	121.8	58.3	147.8
Total	$1,183.2	$767.0	$373.0	$1,024.0
Operating income (loss)
U.S. Information Services	$154.7	$121.9	$33.2	$185.8
International	19.5	19.1	5.3	66.7
Interactive	65.6	48.7	13.0	56.5
Corporate	(69.3)	(47.6)	(51.7)	(56.3)
Total	$170.5	$142.1	$(0.2)	$252.7
Reconciliation of operating income (loss) to income from continuing operations before income tax:
Operating income from segments	$170.5	$142.1	$(0.2)	$252.7
Non-operating income and expense	(98.6)	(69.9)	(63.7)	(185.6)
Income (loss) from continuing operations before income tax	$71.9	$72.2	$(63.9)	$67.1
On a stand-alone non-consolidated basis, TransUnion Holding had no revenue, a $1.3 million operating loss, and $96.5 million of non-operating expenses for the twelve months ended December 31, 2013, and no revenue, a $0.9 million operating loss, and $68.6 million of non-operating expenses from the date of inception through December 31, 2012.
Earnings from equity method investments, included in non-operating income and expense was as follows:

	TransUnion Corp Successor		TransUnion Corp Predecessor
	Year Ended December 31,	Eight Months Ended December 31,	Four Months Ended April, 30	Year Ended December 31,
(in millions)	2013	2012	2012	2011
U.S. Information Services	$1.4	$0.9	$0.5	$1.1
International	12.3	7.1	3.6	10.3
Interactive	—	—	—	—
Total	$13.7	$8.0	$4.1	$11.4
TransUnion Holding has no equity method investments other than the equity method investments owned by TransUnion Corp.

Total assets, by segment, consisted of the following:

	TransUnion Corp Successor
(in millions)	December 31, 2013	December 31, 2012
U.S. Information Services	$2,894.7	$2,685.3
International	1,166.8	1,199.0
Interactive	268.3	271.9
Corporate	142.0	164.5
Total	$4,471.8	$4,320.7
On a stand-alone non-consolidated basis, TransUnion Holding had additional Corporate assets of $20.5 million and $58.1 million as of December 31, 2013 and December 31, 2012, respectively.
Cash paid for capital expenditures, by segment, was as follows:

	TransUnion Corp Successor		TransUnion Corp Predecessor
(in millions)	Year Ended December 31, 2013	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012
U.S. Information Services	$46.9	$30.8	$14.3
International	17.1	8.6	2.4
Interactive	3.9	2.8	1.3
Corporate	13.8	6.6	2.4
Total	$81.7	$48.8	$20.4
TransUnion Holding had no capital expenditures other than the capital expenditures incurred by TransUnion Corp.
Depreciation and amortization expense of continuing operations, by segment, was as follows:

	TransUnion Corp Successor		TransUnion Corp Predecessor
	Year Ended December 31,	Eight Months Ended December 31,	Four Months Ended April 30,	Year Ended December 31,
(in millions)	2013	2012	2012	2011
U.S. Information Services	$129.3	$78.9	$22.3	$66.9
International	39.9	25.8	3.7	7.8
Interactive	8.9	5.2	1.3	4.3
Corporate	8.7	5.1	1.9	6.3
Total	$186.8	$115.0	$29.2	$85.3
TransUnion Holding had no depreciation and amortization expense other than the depreciation and amortization expense incurred by TransUnion Corp.

Revenue based on the country where it was earned, was a follows:

	TransUnion Corp Successor		TransUnion Corp Predecessor
	Year Ended December 31,	Eight Months Ended December 31,	Four Months Ended April 30,	Year Ended December 31,
(in millions)	2013	2012	2012	2011
United States	80%	79%	79%	79%
South Africa	6%	7%	8%	9%
Canada	5%	5%	6%	6%
Other	9%	9%	7%	6%
TransUnion Holding had no revenue other than the revenue earned by TransUnion Corp.
Long-lived assets, other than financial instruments and deferred tax assets, based on the location of the legal entity that owns the asset, was as follows:

	Percent of Long-Lived Assets
Country	2013	2012	2011
United States	85%	81%	80%
South Africa	3%	5%	5%
Canada	3%	4%	2%
Other	9%	10%	13%
TransUnion Holding owns no long-lived assets other than the long-lived assets owned by TransUnion Corp.

17. Commitments
Future minimum payments for noncancelable operating leases, purchase obligations and other liabilities of the Company in effect as of December 31, 2013, are payable as follows:

(in millions)	Operating Leases	Purchase Obligations	Total
2014	$11.3	$174.8	$186.1
2015	8.7	29.0	37.7
2016	7.1	14.2	21.3
2017	5.9	8.5	14.4
2018	5.5	5.9	11.4
Thereafter	10.3	3.2	13.5
Totals	$48.8	$235.6	$284.4
Purchase obligations include $100.3 million of trade accounts payable and a contingent obligation that were included on the balance sheet of TransUnion Holding as of December 31, 2013. Rental expense related to operating leases of TransUnion Holding and TransUnion Corp Successor was $11.0 million and $7.4 million for the year ended December 31, 2013 and the eight months ended December 31, 2012, respectively. Rental expense related to operating leases of TransUnion Corp Predecessor was $3.7 million and $13.8 million for the four months ended April 30, 2012, and the year ended December 31, 2011, respectively. TransUnion Holding had no operating leases other than the operating leases of TransUnion Corp.
Licensing agreements
We have agreements with Fair Isaac Corporation to license credit-scoring algorithms and the right to sell credit scores derived from those algorithms. Payment obligations under these agreements vary due to factors such as the volume of credit scores we sell, what type of credit scores we sell, and how our customers use the credit scores. There are no minimum payments required under these licensing agreements; however we do have a significant level of sales volume related to these credit scores.

18. Contingencies
Litigation
Due to the nature of our businesses, claims against us will occur in the ordinary course of business. Some of these claims are, or purport to be, class actions that seek substantial damage amounts, including punitive damages. Claimants may seek modifications of business practices, financial incentives or replacement of products or services. We regularly review all claims to determine whether a loss is probable and, if probable, whether the loss can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued, taking into consideration legal positions, contractual obligations and applicable insurance coverages, and included in other current liabilities. We believe that the reserves established for pending or threatened claims are appropriate based on the facts currently known. Due to the uncertainties inherent in the investigation and resolution of a claim, however, additional losses may be incurred that could materially affect our financial results. Legal fees for ongoing litigation are considered a period cost and are expensed as incurred.
As of December 31, 2013 and 2012, TransUnion Corp had accrued $13.8 million and $5.6 million, respectively, for pending or anticipated claims of our continuing operations. These amounts were recorded in other accrued liabilities on the consolidated balance sheets and the associated expenses were recorded in selling, general and administrative expenses on the consolidated statements of income. TransUnion Holding had no litigation accruals or expense other than the accruals and expense of TransUnion Corp.

19. Related-Party Transactions
Stockholder Agreement
In connection with the 2012 Change in Control Transaction, TransUnion Holding, GSC and Advent entered into the Major Stockholders’ Agreement. Under the terms of the agreement, GSC and Advent have the right to appoint all members of TransUnion Holding’s board of directors.
Consulting Agreement
In connection with the 2012 Change in Control Transaction, TransUnion Holding, GSC and Advent entered into the Consulting Agreement. Under the terms of the agreement, GSC and Advent are to receive an advisory fee of $0.3 million each, increasing 5% annually, in exchange for services provided, including (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing debt; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives; and (vi) other services as mutually agreed upon. For the twelve months ended December 31, 2013 and from the date of inception through December 31, 2012, TransUnion Holding incurred fees from Advent totaling $0.3 million and $0.1 million , respectively. For the twelve months ended December 31, 2013 and from the date of inception through December 31, 2012, TransUnion Holding incurred fees from GSC totaling $0.3 million and $0.1 million, respectively.
In connection with his resignation as President and Chief Executive Officer of the Company, TransUnion Holding and Siddharth N. (Bobby) Mehta, a director of the Company, entered into a Consulting Agreement, dated December 6, 2012, pursuant to which Mr. Mehta provides advice and consultation to assist Mr. Peck in the transition of duties as Chief Executive Officer and to Mr. Peck and the Board of Directors with respect to the Company's strategic operating plan and strategic opportunities or transactions considered by the Company from time to time. Pursuant to the terms of the agreement, Mr. Mehta receives a consulting services fee of $0.2 million on or before January 10 of each year during the term of the agreement. Either party may terminate the agreement by providing notice of non-renewal at least sixty (60) days prior to the end of the then-current term.
Other Fees
In connection with the 2012 Change in Control Transaction and the issuance of the 8.125% notes, in 2012 TransUnion Holding paid acquisition-related and underwriting fees of $11.9 million and $0.2 million to affiliates of GSC and Advent, respectively, and TransUnion Corp Predecessor paid $1.4 million of acquisition-related fees to affiliates of GSC.
Legal Services
TransUnion Corp Successor paid $0.5 million for the eight months ended December 31, 2012 and TransUnion Corp Predecessor paid $0.1 million and $1.3 million for the four months ended April 30, 2012, and the year ended December 31, 2011, respectively, to the law firm of Neal, Gerber & Eisenberg LLP for legal services. Marshall E. Eisenberg, a partner in the law firm, is a co-trustee of certain Pritzker family U.S. situs trusts that beneficially owned in excess of 5% of the Company’s common stock prior to the 2012 Change in Control Transaction.
TransUnion Corp Successor paid $0.4 million for the eight months ended December 31, 2012 and TransUnion Corp Predecessor paid $3.5 million and $4.4 million for the four months ended April 30, 2012, and the year ended December 31, 2011, respectively, to the law firm of Latham and Watkins LLP. Michael A. Pucker, a partner in the law firm, is an immediate family member of a co-trustee of certain Pritzker family U.S. situs trusts that beneficially owned in excess of 5% of the Company’s common stock prior to the 2012 Change in Control Transaction.
Payables
Other liabilities of both TransUnion Holding and TransUnion Corp Successor at December 31, 2013, included $3.2 million owed to certain Pritzker family business interests related to tax indemnification payments arising in connection with the 2010 Change in Control Transaction. This amount is subject to future adjustments based on a final determination of tax expense.
Issuances of Common Stock
On August 30, 2013 the Company issued an aggregate of 87,566 shares of common stock to Christopher Cartwright , the Executive Vice President of our USIS segment, at a purchase price of $11.42 per share.
On March 26, 2013 and on December 31, 2012, the Company issued an aggregate 26,326 and 199,237 shares of common stock, respectively, to James M. Peck, the President and Chief Executive Officer of the Company, at a purchase price of $6.65 per share.
On December 21, 2012, the Company issued an aggregate of 225,563 shares of common stock to David M. Neenan, the Executive Vice President of our International segment, at a purchase price of $6.65 per share.
Investment Purchase
On October 14, 2013, the Company purchased an aggregate 33,410 shares of common stock from Jeff Hellinga, the former Executive Vice President of our USIS segment, at a purchase price of $11.42 per share, in connection with him leaving the Company.
On August 28, 2013, the Company purchased an aggregate 76,213 shares of common stock from Mark Marinko, the former executive Vice President of our Interactive segment, at a purchase price of $11.42 per share, in connection with him leaving the Company.
On January 7, 2013, the Company purchased an aggregate 297,955 shares of common stock from Siddharth N. (Bobby) Mehta, the former President and Chief Executive Office of the Company, at a purchase price of $6.65 per share, in connection with his resignation as President and Chief Executive Officer the Company.
On August 27, 2012, the Company purchased an aggregate 69,625 shares of common stock from Andrew Knight, at that time the Executive Vice President of our International segment, at a purchase price of $10.07 per share, in connection with him leaving the Company.

20. Quarterly Financial Data (Unaudited)
TransUnion Holding
The quarterly financial data of TransUnion Holding, for 2013 and 2012 consisted of the following:

	Three Months Ended
(in millions) (1)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenue	$290.5	$300.8	$299.5	$292.4
Operating income	44.2	39.5	49.3	36.3
Net income (loss)	(5.0)	(6.1)	(1.4)	(15.7)
Net income (loss) attributable to TransUnion Holding	(6.3)	(7.8)	(3.4)	(17.6)
1.The sum of the quarterly totals may not equal the annual totals due to rounding.

	Three Months Ended
(in millions)(1)	March 31, 2012(2)(3)	June 30, 2012(3)	September 30, 2012	December 31, 2012
Revenue	$—	$190.9	$291.7	$284.4
Operating income	—	36.5	61.3	43.4
Net income (loss)	(8.5)	(2.3)	13.5	(6.7)
Net income (loss) attributable to TransUnion Holding	(8.5)	(3.5)	11.3	(8.2)
1.The sum of the quarterly totals may not equal the annual totals due to rounding.

2.	Period is from inception of TransUnion Holding, February 15, 2012, through March 31, 2012.

3.
The financial results of TransUnion Holding include the consolidated results of TransUnion Corp subsequent to April 30, 2012, the date of acquisition. See Note 1, “Significant Accounting and Reporting Policies,” and Note 2, “Change in Control Transaction,” for further information. For the period of inception through March 31, 2012, net income (loss) and net income (loss) attributable to TransUnion Holding included $7.0 million of acquisition fees related to the 2012 Change in Control Transaction. For the three months ended June 30, 2012, net income (loss) and net income (loss) attributable to TransUnion Holding included $8.2 million of acquisition fees related to the 2012 Change in Control Transaction.

TransUnion Corp
The quarterly financial data of TransUnion Corp for 2013 and 2012 consisted of the following:

	Successor Three Months Ended
(in millions) (1)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenue	$290.5	$300.8	$299.5	$292.4
Operating income	44.5	39.8	49.7	36.5
Net income (loss)	11.5	11.9	19.5	7.2
Net income (loss) attributable to TransUnion Corp	10.2	10.2	17.5	5.3

1.	The sum of the quarterly totals may not equal the annual totals due to rounding.

	Predecessor		Successor	Successor
	Three Months Ended March 31,	One Month Ended April 30,	Two Months Ended June 30,	Three Months Ended September 30,	Three Months Ended December 31,
(in millions)(1)	2012(2)	2012(2)	2012(2)	2012	2012
Revenue	$280.6	$92.4	$190.9	$291.7	$284.4
Operating income (loss)	65.6	(65.8)	37.0	61.6	43.6
Net income (loss)	12.1	(64.5)	10.8	23.0	14.1
Net income (loss) attributable to TransUnion Corp	10.2	(65.1)	9.6	20.8	12.6
1.The sum of the quarterly totals may not equal the annual totals due to rounding.

2.
For the three months ended March 31, 2012, net income (loss) and net income (loss) attributable to TransUnion Corp included $2.6 million of acquisition fees related to the 2012 Change in Control Transaction. For the one month ended April 30, 2012, net income (loss) and net income (loss) attributable to TransUnion Corp included $18.3 million of acquisition fees related to the 2012 Change in Control Transaction. For the one month ended April 30, 2012, operating income (loss), net income (loss) and net income (loss) attributable to TransUnion Corp all included $90.0 million of accelerated stock-based compensation and related expense as a result of the 2012 Change in Control Transaction. For the two months ended June 30, 2012, operating income (loss), net income (loss) and net income (loss) attributable to

TransUnion Corp all included $0.3 million of accelerated stock-based compensation and related expense as a result of the 2012 Change in Control Transaction.

21. Accumulated Other Comprehensive Income (Loss)
The following table sets forth the changes in each component of accumulated other comprehensive income (loss), net of tax:

(in millions)	Foreign Currency Translation Adjustment	Net Unrealized Gain/(Loss) On Hedges	Accumulated Other Comprehensive Income / (Loss)
TransUnion Corp. Predecessor balance at December 31, 2011	$(3.6)	$—	$(3.6)
Change	2.2	—	2.2
TransUnion Corp. Predecessor balance at April 30, 2012	$(1.4)	$—	$(1.4)
Purchase accounting adjustments	1.4	—	1.4
Change	(20.7)	(3.7)	(24.4)
TransUnion Corp Successor and TransUnion Holding balance at December 31, 2012	$(20.7)	$(3.7)	$(24.4)
Change	(51.9)	$3.1	(48.8)
TransUnion Corp Successor and TransUnion Holding balance at December 31, 2013	$(72.6)	$(0.6)	$(73.2)

22. Financial Statements of Guarantors
As discussed in Note 12, “Debt,” the obligations under the 11.375% notes are unsecured obligations of Trans Union LLC and TransUnion Financing Corporation. However they are guaranteed by TransUnion Corp and certain wholly owned domestic subsidiaries of Trans Union LLC. TransUnion Holding does not guarantee the 11.375% notes. The guarantees of the guarantors are joint, several, full and unconditional. The accompanying consolidating financial information presents the financial position, results of operations and cash flows of the parent guarantor, the issuers, the guarantor subsidiaries as a group, and the non-guarantor subsidiaries as a group. Each entity’s investments in its subsidiaries, if any, are presented under the equity method. The domestic tax provision and related taxes receivable and payable, and the domestic deferred tax assets and liabilities, are prepared on a consolidated basis and are not fully allocated to individual legal entities. As a result, the information presented is not intended to present the financial position or results of operations of those entities on a stand-alone basis.

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Balance Sheet-Successor
December 31, 2013
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Assets
Current assets:
Cash and cash equivalents	$19.3	$—	$—	$91.9	$—	$111.2
Trade accounts receivable, net	—	95.3	26.3	43.4	—	165.0
Due from affiliates	—	—	—	58.3	(58.3)	—
Other current assets	36.9	37.8	1.2	5.1	—	81.0
Total current assets	56.2	133.1	27.5	198.7	(58.3)	357.2
Property, plant and equipment, net	—	108.1	19.2	23.1	—	150.4
Marketable securities	—	9.9	—	—	—	9.9
Goodwill	—	1,145.6	262.1	502.0	—	1,909.7
Other intangibles, net	—	1,537.4	213.6	183.0	—	1,934.0
Other assets	1,615.5	1,084.1	34.4	51.9	(2,675.3)	110.6
Total assets	$1,671.7	$4,018.2	$556.8	$958.7	$(2,733.6)	$4,471.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$55.7	$25.3	$19.2	$—	$100.2
Due to Affiliates	37.9	1.4	12.0		(51.3)	—
Current portion of long-term debt	—	12.8	1.0	7.0	(7.0)	13.8
Other current liabilities	62.7	70.6	8.4	26.0	—	167.7
Total current liabilities	100.6	140.5	46.7	52.2	(58.3)	281.7
Long-term debt	—	1,852.8	2.0	6.5	(6.5)	1,854.8
Deferred taxes	(13.5)	542.6	25.9	69.0	—	624.0
Other liabilities	—	15.3	5.7	1.5	—	22.5
Total liabilities	87.1	2,551.2	80.3	129.2	(64.8)	2,783.0
Redeemable noncontrolling interests	—	—	—	17.6	—	17.6
Total TransUnion Corp stockholders’ equity	1,584.6	1,467.0	476.5	725.3	(2,668.8)	1,584.6
Noncontrolling interests	—	—	—	86.6	—	86.6
Total stockholders’ equity	1,584.6	1,467.0	476.5	811.9	(2,668.8)	1,671.2
Total liabilities and stockholders’ equity	$1,671.7	$4,018.2	$556.8	$958.7	$(2,733.6)	$4,471.8

TRANSUNION CORP. AND SUBSIDIARIES
Consolidating Balance Sheet-Successor
December 31, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Assets
Current assets:
Cash and cash equivalents	$75.3	$—	$—	$79.0	$—	$154.3
Trade accounts receivable, net	—	98.0	19.5	46.1	—	163.6
Due from affiliates	—	—	46.2	56.7	(102.9)	—
Other current assets	(0.3)	52.7	(0.7)	7.0	—	58.7
Total current assets	75.0	150.7	65.0	188.8	(102.9)	376.6
Property, plant and equipment, net	—	95.8	7.8	17.6	—	121.2
Marketable securities	—	11.4	—	—	—	11.4
Goodwill	—	961.6	324.6	518.0	—	1,804.2
Other intangibles, net	—	1,629.6	75.8	206.2	—	1,911.6
Other assets	1,611.8	1,235.2	17.6	42.4	(2,811.3)	95.7
Total assets	$1,686.8	$4,084.3	$490.8	$973.0	$(2,914.2)	$4,320.7
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$43.2	$18.9	$15.4	$—	$77.5
Due to affiliates	14.9	82.5	—	—	(97.4)	—
Current portion of long-term debt	—	9.5	—	6.6	(5.5)	10.6
Other current liabilities	7.9	68.4	7.2	23.5	—	107.0
Total current liabilities	22.8	203.6	26.1	45.5	(102.9)	195.1
Long-term debt	—	1,672.3	—	6.5	(6.5)	1,672.3
Deferred taxes	(13.9)	569.1	1.8	88.8	—	645.8
Other liabilities	—	20.5	0.2	0.9	—	21.6
Total liabilities	8.9	2,465.5	28.1	141.7	(109.4)	2,534.8
Redeemable noncontrolling interests	—	—	—	14.7	—	14.7
Total TransUnion Corp stockholders’ equity	1,677.9	1,618.8	462.7	723.3	(2,804.8)	1,677.9
Noncontrolling interests	—	—	—	93.3	—	93.3
Total stockholders’ equity	1,677.9	1,618.8	462.7	816.6	(2,804.8)	1,771.2
Total liabilities and stockholders’ equity	$1,686.8	$4,084.3	$490.8	$973.0	$(2,914.2)	$4,320.7

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Income-Successor
For the Year Ended December 31, 2013
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$700.7	$279.7	$260.6	$(57.8)	$1,183.2
Operating expenses
Cost of services	—	311.3	118.9	81.3	(39.1)	472.4
Selling, general and administrative	—	208.7	81.6	83.0	(19.8)	353.5
Depreciation and amortization	—	146.9	15.6	24.3	—	186.8
Total operating expenses	—	666.9	216.1	188.6	(58.9)	1,012.7
Operating income	—	33.8	63.6	72.0	1.1	170.5
Non-operating income and expense
Interest expense	—	(101.3)	0.1	(1.1)	0.9	(101.4)
Interest income	—	0.9	—	1.6	(0.8)	1.7
Earnings from equity method investments	43.6	91.3	16.4	4.5	(142.1)	13.7
Other income and (expense), net	(0.1)	(3.8)	(2.1)	(5.4)	(1.2)	(12.6)
Total non-operating income and expense	43.5	(12.9)	14.4	(0.4)	(143.2)	(98.6)
Income (loss) before income taxes	43.5	20.9	78.0	71.6	(142.1)	71.9
(Provision) benefit for income taxes	(0.3)	22.7	(28.6)	(15.6)	—	(21.8)
Net income (loss)	43.2	43.6	49.4	56.0	(142.1)	50.1
Less: net income attributable to noncontrolling interests	—	—	—	(6.9)	—	(6.9)
Net income (loss) attributable to TransUnion Corp	$43.2	$43.6	$49.4	$49.1	$(142.1)	$43.2

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Comprehensive Income-Successor
For the Year Ended December 31, 2013
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$43.2	$43.6	$49.4	$56.0	$(142.1)	$50.1
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(51.8)	(51.8)	—	(56.4)	103.6	(56.4)
Net unrealized loss on hedges	3.0	3.0	—	—	(3.0)	3.0
Total other comprehensive income (loss), net of tax	(48.8)	(48.8)	—	(56.4)	100.6	(53.4)
Comprehensive income (loss)	(5.6)	(5.2)	49.4	(0.4)	(41.5)	(3.3)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(2.3)	—	(2.3)
Comprehensive income (loss) attributable to TransUnion Corp	$(5.6)	$(5.2)	$49.4	$(2.7)	$(41.5)	$(5.6)

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Income-Successor
For the Eight Months Ended December 31, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$465.7	$168.2	$176.1	$(43.0)	$767.0
Operating expenses
Cost of services	—	202.3	72.9	52.9	(29.9)	298.2
Selling, general and administrative	—	135.5	39.3	50.9	(14.0)	211.7
Depreciation and amortization	—	91.3	7.7	16.0	—	115.0
Total operating expenses	—	429.1	119.9	119.8	(43.9)	624.9
Operating income	—	36.6	48.3	56.3	0.9	142.1
Non-operating income and expense
Interest expense	—	(73.1)	—	0.1	0.2	(72.8)
Interest income	—	0.2	—	0.8	(0.2)	0.8
Earnings from equity method investments	61.5	59.3	—	2.7	(115.5)	8.0
Other income and (expense), net	(0.3)	1.4	—	(6.1)	(0.9)	(5.9)
Total non-operating income and expense	61.2	(12.2)	—	(2.5)	(116.4)	(69.9)
Income (loss) before income taxes	61.2	24.4	48.3	53.8	(115.5)	72.2
(Provision) benefit for income taxes	(18.2)	37.1	(21.8)	(21.4)	—	(24.3)
Net income (loss)	43.0	61.5	26.5	32.4	(115.5)	47.9
Less: net income attributable to noncontrolling interests	—	—	—	(4.9)	—	(4.9)
Net income (loss) attributable to TransUnion Corp	$43.0	$61.5	$26.5	$27.5	$(115.5)	$43.0

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Comprehensive Income-Successor
For the Eight Months Ended December 31, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$43.0	$61.5	$26.5	$32.4	$(115.5)	$47.9
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(20.7)	(20.7)	—	(22.7)	41.4	(22.7)
Net unrealized loss on hedges	(3.7)	(3.7)	—	—	3.7	(3.7)
Total other comprehensive income (loss), net of tax	(24.4)	(24.4)	—	(22.7)	45.1	(26.4)
Comprehensive income (loss)	18.6	37.1	26.5	9.7	(70.4)	21.5
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(2.9)	—	(2.9)
Comprehensive income (loss) attributable to TransUnion Corp	$18.6	$37.1	$26.5	$6.8	$(70.4)	$18.6

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Income-Predecessor
For the Four Months Ended April 30, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$228.7	$82.5	$84.6	$(22.8)	$373.0
Operating expenses
Cost of services	—	122.6	36.1	29.6	(16.3)	172.0
Selling, general and administrative	0.1	120.0	30.5	28.3	(6.9)	172.0
Depreciation and amortization	—	19.8	5.9	3.5	—	29.2
Total operating expenses	0.1	262.4	72.5	61.4	(23.2)	373.2
Operating income (loss)	(0.1)	(33.7)	10.0	23.2	0.4	(0.2)
Non-operating income and expense
Interest expense	(0.3)	(40.2)	—	(0.3)	0.3	(40.5)
Interest income	0.3	0.3	—	0.3	(0.3)	0.6
Earnings (loss) from equity method investments	(51.8)	28.3	—	1.3	26.3	4.1
Other income and (expense), net	(20.9)	(4.9)	—	(1.7)	(0.4)	(27.9)
Total non-operating income and expense	(72.7)	(16.5)	—	(0.4)	25.9	(63.7)
Income (loss) before income taxes	(72.8)	(50.2)	10.0	22.8	26.3	(63.9)
(Provision) benefit for income taxes	17.9	(1.6)	—	(4.8)	—	11.5
Net income (loss)	(54.9)	(51.8)	10.0	18.0	26.3	(52.4)
Less: net income attributable to noncontrolling interests	—	—	—	(2.5)	—	(2.5)
Net income (loss) attributable to TransUnion Corp	$(54.9)	$(51.8)	$10.0	$15.5	$26.3	$(54.9)

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Comprehensive Income-Predecessor
For the Four Months Ended April 30, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$(54.9)	$(51.8)	$10.0	$18.0	$26.3	$(52.4)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	2.2	2.2	—	2.5	(4.4)	2.5
Total other comprehensive income (loss), net of tax	2.2	2.2	—	2.5	(4.4)	2.5
Comprehensive income (loss)	(52.7)	(49.6)	10.0	20.5	21.9	(49.9)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(2.8)	—	(2.8)
Comprehensive income (loss) attributable to TransUnion Corp	$(52.7)	$(49.6)	$10.0	$17.7	$21.9	$(52.7)

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Income-Predecessor
For the Twelve Months Ended December 31, 2011
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$637.3	$209.4	$238.4	$(61.1)	$1,024.0
Operating expenses
Cost of services	—	295.1	88.3	79.5	(41.4)	421.5
Selling, general and administrative	0.3	166.9	63.0	55.4	(21.1)	264.5
Depreciation and amortization	—	60.9	17.1	7.3	—	85.3
Total operating expenses	0.3	522.9	168.4	142.2	(62.5)	771.3
Operating income (loss)	(0.3)	114.4	41.0	96.2	1.4	252.7
Non-operating income and expense
Interest expense	(1.3)	(124.9)	—	(0.2)	—	(126.4)
Interest income	—	0.1	—	0.6	—	0.7
Earnings from equity method investments	42.9	89.9	—	3.2	(124.6)	11.4
Other income and (expense), net	—	(61.9)	(0.1)	(7.9)	(1.4)	(71.3)
Total non-operating income and expense	41.6	(96.8)	(0.1)	(4.3)	(126.0)	(185.6)
Income (loss) before income taxes	41.3	17.6	40.9	91.9	(124.6)	67.1
Benefit (provision) for income taxes	(0.5)	25.3	(20.9)	(21.7)	—	(17.8)
Income (loss) from continuing operations	40.8	42.9	20.0	70.2	(124.6)	49.3
Discontinued operations, net of tax	—	—	—	(0.5)	—	(0.5)
Net income (loss)	40.8	42.9	20.0	69.7	(124.6)	48.8
Less: net income attributable to noncontrolling interests	—	—	—	(8.0)	—	(8.0)
Net income (loss) attributable to TransUnion Corp	$40.8	$42.9	$20.0	$61.7	$(124.6)	$40.8

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Comprehensive Income-Predecessor
For the Twelve Months Ended December 31, 2011
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$40.8	$42.9	$20.0	$69.7	$(124.6)	$48.8
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(12.9)	(12.9)	—	(14.5)	25.8	(14.5)
Total other comprehensive income (loss), net of tax	(12.9)	(12.9)	—	(14.5)	25.8	(14.5)
Comprehensive income (loss)	27.9	30.0	20.0	55.2	(98.8)	34.3
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(6.4)	—	(6.4)
Comprehensive income (loss) attributable to TransUnion Corp	$27.9	30.0	$20.0	$48.8	$(98.8)	$27.9

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Cash Flows-Successor
For the Twelve Months Ended December 31, 2013
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$43.2	$43.6	$49.4	$56.0	$(142.1)	$50.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	146.9	15.6	24.3	—	186.8
Stock-based compensation	—	5.9	0.2	0.1	—	6.2
Deferred financing fees	—	2.5	—	—	—	2.5
Provision (reduction) for losses on trade accounts receivable	—	0.3	(0.2)	0.7	—	0.8
Deferred taxes	0.7	(13.0)	4.8	(4.6)	—	(12.1)
Amortization of 11.375% notes purchase accounting fair value adjustment	—	(17.4)	—	—	—	(17.4)
Earnings from equity method investments, net of dividends	—	(1.5)	—	(2.1)	—	(3.6)
Equity in net income from subsidiaries	(43.6)	(82.1)	(16.4)	—	142.1	—
Dividends from subsidiaries	153.2	—	—	—	(153.2)	—
(Gain) loss on sale or exchange of property	—	(0.8)	(2.8)	2.6	—	(1.0)
Other	—	(1.1)	—	0.2	—	(0.9)
Changes in assets and liabilities:
Trade accounts receivable	—	2.4	(4.4)	(1.1)	—	(3.1)
Other current and long-term assets	20.8	(75.7)	56.5	(5.7)	—	(4.1)
Trade accounts payable	—	(2.4)	5.6	2.9	—	6.1
Other current and long-term liabilities	17.3	4.1	2.1	5.3	—	28.8
Cash provided by (used in) operating activities	191.6	11.7	110.4	78.6	(153.2)	239.1

TRANSUNION CORP. AND SUBSIDIARIES
Consolidating Statement of Cash Flows-Successor-Continued
For the Twelve Months Ended December 31, 2013
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(55.4)	(14.1)	(12.2)	—	(81.7)
Investments in trading securities	—	(1.8)	—	—	—	(1.8)
Proceeds from sale of trading securities	—	4.4	—	—	—	4.4
Proceeds from sale of other assets	—	0.9	3.2	0.2	—	4.3
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(152.4)	—	(99.6)	(30.3)	—	(282.3)
Acquisition related deposits	(1.0)	—	—	(9.0)	—	(10.0)
Issuance of notes receivable	—	(32.0)	—	—	32.0	—
Proceeds from notes receivable	—	30.5	—	—	(30.5)	—
Other	—	—	0.1	—	—	0.1
Cash used in investing activities	(153.4)	(53.4)	(110.4)	(51.3)	1.5	(367.0)
Cash flows from financing activities:
Proceeds from senior secured term loan	—	1,133.4	—	—	—	1,133.4
Extinguishment of senior secured term loan	—	(923.4)	—	—	—	(923.4)
Proceeds from revolving line of credit	—	65.0	—	—	—	65.0
Payment on revolving line of credit	—	(65.0)	—	—	—	(65.0)
Repayments of debt	—	(10.8)	—	(31.6)	30.5	(11.9)
Debt financing fees	—	(4.3)	—	—	—	(4.3)
Distributions to noncontrolling interests	—	—	—	(8.0)	—	(8.0)
Dividends to Parent	(94.2)	(153.2)	—	—	153.2	(94.2)
Proceeds from notes payable	—	—	—	32.0	(32.0)	—
Cash provided by (used in) financing activities	(94.2)	41.7	—	(7.6)	151.7	91.6
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(6.8)	—	(6.8)
Net change in cash and cash equivalents	(56.0)	—	—	12.9	—	(43.1)
Cash and cash equivalents, beginning of period	75.3	—	—	79.0	—	154.3
Cash and cash equivalents, end of period	$19.3	$—	$—	$91.9	$—	$111.2

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Cash Flows-Successor
For the Eight Months Ended December 31, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$43.0	$61.5	$26.5	$32.4	$(115.5)	$47.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	91.3	7.7	16.0	—	115.0
Stock-based compensation	—	2.2	0.1	—	—	2.3
Provision (reduction) for losses on trade accounts receivable	—	—	(2.1)	0.2	—	(1.9)
Change in control transaction fees	0.4	—	—	—	—	0.4
Deferred taxes	14.6	(12.1)	5.0	4.3	—	11.8
Amortization of 11.375% notes purchase accounting fair value adjustment	—	(10.8)	—	—	—	(10.8)
Earnings from equity method investments, net of dividends	—	1.4	—	(0.1)	—	1.3
Equity in net income from subsidiaries	(61.5)	(54.0)	—	—	115.5	—
Other	—	(0.5)	—	3.1	—	2.6
Changes in assets and liabilities:
Trade accounts receivable	—	2.3	2.1	(5.4)	—	(1.0)
Other current and long-term assets	72.0	(27.4)	(28.0)	(13.8)	—	2.8
Trade accounts payable	—	5.6	(3.4)	(3.4)	—	(1.2)
Other current and long-term liabilities	(80.9)	(1.1)	(1.1)	5.6	—	(77.5)
Cash provided by (used in) operating activities	(12.4)	58.4	6.8	38.9	—	91.7

TRANSUNION CORP. AND SUBSIDIARIES
Consolidating Statement of Cash Flows-Successor-Continued
For the Eight Months Ended December 31, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(36.9)	(6.9)	(5.0)	—	(48.8)
Investments in trading securities	—	(0.5)	—	—	—	(0.5)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(14.2)	—	(14.2)
Acquisition related deposits	—	—	—	3.7	—	3.7
Proceeds from notes receivable	—	—	—	3.9	(3.9)	—
Other	—	—	0.1	(1.5)	—	(1.4)
Cash used in investing activities	—	(37.4)	(6.8)	(13.1)	(3.9)	(61.2)
Cash flows from financing activities:
Repayments of debt	—	(21.0)	—	(0.1)	3.9	(17.2)
Change in control transaction fees	(0.4)	—	—	—	—	(0.4)
Distributions to noncontrolling interests	—	—	—	(7.2)	—	(7.2)
Dividends to TransUnion Holding	(27.9)	—	—	—	—	(27.9)
Stockholder contributions	80.8	—	—	—	—	80.8
Cash provided by (used in) financing activities	52.5	(21.0)	—	(7.3)	3.9	28.1
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.7)	—	(0.7)
Net change in cash and cash equivalents	40.1	—	—	17.8	—	57.9
Cash and cash equivalents, beginning of period	35.2	—	—	61.2	—	96.4
Cash and cash equivalents, end of period	$75.3	$—	$—	$79.0	$—	$154.3

TRANSUNION CORP. AND SUBSIDIARIES
Consolidating Statement of Cash Flows-Predecessor
For the Four Months Ended April 30, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$(54.9)	$(51.8)	$10.0	$18.0	$26.3	$(52.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	19.8	5.9	3.5	—	29.2
Stock-based compensation	—	1.8	—	0.2	—	2.0
Deferred financing fees	—	3.9	—	—	—	3.9
Provision (reduction) for losses on trade accounts receivable	—	0.4	2.5	0.2	—	3.1
Change in control transaction fees	20.9	—	—	—	—	20.9
Deferred taxes	(17.6)	—	—	(0.7)	—	(18.3)
Earnings from equity method investments, net of dividends	—	(2.4)	—	(1.3)	—	(3.7)
Equity in net (income) loss from subsidiaries	51.8	(25.5)	—	—	(26.3)	—
Loss (gain) on sale or exchange of property	—	0.1	—	—	—	0.1
Other	(0.1)	(0.6)	—	(0.1)	0.1	(0.7)
Changes in assets and liabilities:
Trade accounts receivable	—	(11.3)	(7.0)	(6.4)	—	(24.7)
Other current and long-term assets	(34.3)	47.9	(15.8)	3.7	—	1.5
Trade accounts payable	(0.1)	(5.8)	6.2	1.3	—	1.6
Other current and long-term liabilities	69.1	20.0	2.7	(1.9)	—	89.9
Cash provided by (used in) operating activities	34.8	(3.5)	4.5	16.5	0.1	52.4

TRANSUNION CORP. AND SUBSIDIARIES
Consolidating Statement of Cash Flows-Predecessor-Continued
For the Four Months Ended April 30, 2012
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(15.6)	(3.6)	(1.2)	—	(20.4)
Proceeds from sale of trading securities	—	1.1	—	—	—	1.1
Investments in trading securities	—	(1.1)	—	—	—	(1.1)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(0.1)	—	(0.1)
Proceeds from notes receivable	—	22.6	—	—	(22.6)	—
Issuance of notes receivable	—	—	—	(4.1)	4.1	—
Other	—	—	(0.1)	1.0	—	0.9
Cash provided by (used in) investing activities	—	7.0	(3.7)	(4.4)	(18.5)	(19.6)
Cash flows from financing activities:
Repayments of debt	(10.3)	(2.5)	(0.9)	(23.5)	22.6	(14.6)
Debt financing fees	—	(6.1)	—	—	—	(6.1)
Distribution of merger consideration	(1.3)	—	—	—	—	(1.3)
Change in control transaction fees	(20.9)	—	—	—	—	(20.9)
Proceeds from issuance of debt	—	4.1	—	—	(4.1)	—
Treasury stock purchases	(1.3)	—	—	—	—	(1.3)
Dividends to noncontrolling interests	—	—	—	(0.4)	—	(0.4)
Other	(0.4)	—	—	0.1	(0.1)	(0.4)
Cash provided by (used in) financing activities	(34.2)	(4.5)	(0.9)	(23.8)	18.4	(45.0)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.8	—	0.8
Net change in cash and cash equivalents	0.6	(1.0)	(0.1)	(10.9)	—	(11.4)
Cash and cash equivalents, beginning of period	34.6	1.0	0.1	72.1	—	107.8
Cash and cash equivalents, end of period	$35.2	$—	$—	$61.2	$—	$96.4

TRANSUNION CORP. AND SUBSIDIARIES
 Consolidating Statement of Cash Flows-Predecessor
For the Twelve Months Ended December 31, 2011
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$40.8	$42.9	$20.0	$69.7	$(124.6)	$48.8
Less: income (loss) from discontinued operations, net of tax	—	—	—	(0.5)	—	(0.5)
Income (loss) from continuing operations	40.8	42.9	20.0	70.2	(124.6)	49.3
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	—	60.9	17.1	7.3	—	85.3
Loss on early extinguishment of debt	—	59.3	—	—	—	59.3
Stock-based compensation	—	4.1	0.1	0.4	—	4.6
Deferred financing fees	—	4.2	—	—	—	4.2
Provision for losses on trade accounts receivable	—	1.0	0.3	0.6	—	1.9
Deferred taxes	(0.1)	(4.6)	1.1	0.1	—	(3.5)
Earnings from equity method investments, net of dividends	—	(1.9)	—	(1.5)	—	(3.4)
Loss (gain) on sale or exchange of property	—	—	(0.3)	—	—	(0.3)
Other	—	0.3	1.8	0.7	—	2.8
Equity in net income from subsidiaries	(42.9)	(81.7)	—	—	124.6	—
Changes in assets and liabilities:
Trade accounts receivable	—	(4.2)	(2.8)	(4.6)	—	(11.6)
Other current and long-term assets	(49.1)	5.3	14.0	26.5	—	(3.3)
Trade accounts payable	0.1	6.4	5.3	3.1	—	14.9
Other current and long-term liabilities	13.6	(14.1)	—	4.8	—	4.3
Cash provided by (used in) operating activities of continuing operations	(37.6)	77.9	56.6	107.6	—	204.5
Cash used in operating activities of discontinued operations	—	—	—	(1.3)	—	(1.3)
Cash provided by (used in) operating activities	(37.6)	77.9	56.6	106.3	—	203.2

TRANSUNION CORP. AND SUBSIDIARIES
Consolidating Statement of Cash Flows-Predecessor-Continued
For the Twelve Months Ended December 31, 2011
(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(60.0)	(5.3)	(8.7)	—	(74.0)
Investments in trading securities	—	(1.2)	—	—	—	(1.2)
Proceeds from sale of trading securities	—	9.9	—	—	—	9.9
Proceeds from sale and redemption of investments in available-for-sale securities	—	—	0.2	—	—	0.2
Investments in held-to-maturity securities	—	—	—	(6.3)	—	(6.3)
Proceeds from held-to-maturity securities	—	—	—	6.3	—	6.3
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	(50.7)	(54.5)	—	(105.2)
Acquisition related deposits	—	—	—	(8.6)	—	(8.6)
Other	—	(2.5)	—	(0.2)	—	(2.7)
Cash used in investing activities	—	(53.8)	(55.8)	(72.0)	—	(181.6)
Cash flows from financing activities:
Proceeds from senior secured term loan	—	950.0	—	—	—	950.0
Extinguishment of senior secured term loan	—	(945.2)	—	—	—	(945.2)
Prepayment fee on early extinguishment of senior secured term loan	—	(9.5)	—	—	—	(9.5)
Repayments of debt	(3.9)	(7.1)	(0.7)	—	—	(11.7)
Treasury stock purchases	(0.2)	—	—	—	—	(0.2)
Distribution of merger consideration	(4.3)	—	—	—	—	(4.3)
Debt financing fees	—	(11.3)	—	—	—	(11.3)
Distributions to noncontrolling interests	—	—	—	(8.5)	—	(8.5)
Stockholder contribution	—	—	—	0.3	—	0.3
Other	(0.8)	—	—	—	—	(0.8)
Cash used in financing activities	(9.2)	(23.1)	(0.7)	(8.2)	—	(41.2)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3.8)	—	(3.8)
Net change in cash and cash equivalents	(46.8)	1.0	0.1	22.3	—	(23.4)
Cash and cash equivalents, beginning of period	81.4	—	—	49.8	—	131.2
Cash and cash equivalents, end of period	$34.6	$1.0	$0.1	$72.1	$—	$107.8

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	March 31, 2014	December 31, 2013
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$59.4	$111.2
Trade accounts receivable, net of allowance of $1.0 and $0.7	182.1	165.0
Other current assets	62.0	73.5
Total current assets	303.5	349.7
Property, plant and equipment, net of accumulated depreciation and amortization of $82.3 and $70.2	149.3	150.4
Marketable securities	10.8	9.9
Goodwill	1,917.2	1,909.7
Other intangibles, net of accumulated amortization of $266.5 and $227.5	1,903.6	1,934.0
Other assets	168.3	138.6
Total assets	$4,452.7	$4,492.3
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$94.2	$100.3
Short-term debt and current portion of long-term debt	45.7	13.8
Other current liabilities	116.0	133.5
Total current liabilities	255.9	247.6
Long-term debt	2,845.8	2,853.1
Deferred taxes	621.6	636.9
Other liabilities	19.7	22.6
Total liabilities	3,743.0	3,760.2
Redeemable noncontrolling interests	17.5	17.6
Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at March 31, 2014 and December 31, 2013, 110.8 million and 110.7 shares issued at March 31, 2014 and December 31, 2013, respectively, and 110.3 million shares and 110.2 million shares outstanding as of March 31, 2014 and December 31, 2013, respectively	1.1	1.1
Additional paid-in capital	1,123.1	1,121.8
Treasury stock at cost; 0.5 million shares at March 31, 2014 and December 31, 2013, respectively	(4.1)	(4.1)
Accumulated deficit	(432.4)	(417.7)
Accumulated other comprehensive loss	(81.2)	(73.2)
Total TransUnion Holding Company, Inc. stockholders’ equity	606.5	627.9
Noncontrolling interests	85.7	86.6
Total stockholders’ equity	692.2	714.5
Total liabilities and stockholders’ equity	$4,452.7	$4,492.3
See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)
(in millions)

	Three Months Ended March 31,
	2014	2013
Revenue	$303.4	$290.5
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	120.9	117.7
Selling, general and administrative	96.2	83.3
Depreciation and amortization	51.5	45.3
Total operating expenses	268.6	246.3
Operating income	34.8	44.2
Non-operating income and expense
Interest expense	(50.8)	(49.8)
Interest income	0.5	0.3
Earnings from equity method investments	3.6	3.2
Other income and (expense), net	(1.7)	(3.8)
Total non-operating income and expense	(48.4)	(50.1)
Income (loss) before income taxes	(13.6)	(5.9)
(Provision) benefit for income taxes	0.1	0.9
Net income (loss)	(13.5)	(5.0)
Less: net income attributable to the noncontrolling interests	(1.2)	(1.3)
Net income (loss) attributable to TransUnion Holding Company, Inc.	$(14.7)	$(6.3)
See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(in millions)

	Three Months Ended March 31,
	2014	2013
Net income (loss)	$(13.5)	$(5.0)
Other comprehensive income (loss)
Foreign currency translation adjustment	(7.7)	(17.4)
Net unrealized gain (loss) on hedges (net of tax at 36%)	(0.1)	0.2
Total other comprehensive loss, net of tax	(7.8)	(17.2)
Comprehensive income (loss)	(21.3)	(22.2)
Less: comprehensive income attributable to noncontrolling interests	(1.4)	(0.4)
Comprehensive income (loss) attributable to TransUnion Holding Company, Inc.	$(22.7)	$(22.6)
See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(13.5)	$(5.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	51.5	45.3
Deferred financing fees	1.7	3.7
Stock-based compensation	2.0	1.9
Provision for losses on trade accounts receivable	0.6	—
Equity in net income of affiliates, net of dividends	(3.3)	(3.1)
Deferred taxes	(4.0)	(3.8)
Amortization of senior notes purchase accounting fair value adjustment and note discount	(4.4)	(4.1)
Gain on sale of other assets	—	(1.9)
Other	(0.4)	(0.2)
Changes in assets and liabilities:
Trade accounts receivable	(18.4)	(10.4)
Other current and long-term assets	1.5	4.0
Trade accounts payable	0.8	7.7
Other current and long-term liabilities	(20.2)	(20.6)
Cash (used in) provided by operating activities	(6.1)	13.5
Cash flows from investing activities:
Capital expenditures	(38.8)	(16.4)
Proceeds from sale of trading securities	0.9	2.1
Investments in trading securities	(1.7)	(1.2)
Other acquisitions and purchases of noncontrolling interests, net of cash acquired	(39.1)	(28.9)
Proceeds from sale of other assets	—	4.2
Acquisition related deposits	8.8	(0.5)
Cash used in investing activities	(69.9)	(40.7)
Cash flows from financing activities:
Proceeds from senior secured credit facility	—	923.4
Extinguishment of senior secured credit facility	—	(923.4)
Proceeds from senior secured revolving line of credit	28.5	—
Repayments of debt	(3.8)	(2.4)
Proceeds from issuance of common stock	0.7	0.2
Debt financing fees	(0.2)	(3.4)
Treasury stock purchases	—	(2.0)
Distributions to noncontrolling interests	(0.5)	(0.1)
Other	0.1	—
Cash provided by (used in) financing activities	24.8	(7.7)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	(2.0)
Net change in cash and cash equivalents	(51.8)	(36.9)
Cash and cash equivalents, beginning of period	111.2	154.3
Cash and cash equivalents, end of period	$59.4	$117.4

See accompanying combined notes to unaudited consolidated financial statements.
TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity (Unaudited)
(in millions)

	Common Stock		Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comp Loss	Non-controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
	Shares	Amount
Balance December 31, 2013	110.2	$1.1	$1,121.8	$(4.1)	$(417.7)	$(73.2)	$86.6	$714.5	$17.6
Net income (loss)	—	—	—	—	(14.7)	—	1.3	(13.4)	(0.1)
Other comprehensive income (loss)	—	—	—	—	—	(8.0)	(0.1)	(8.1)	0.3
Distributions to noncontrolling interests	—	—	—	—	—	—	(0.2)	(0.2)	(0.3)
Purchase of noncontrolling interests	—	—	(1.4)	—	—	—	(1.9)	(3.3)	—
Stock-based compensation	—	—	2.0	—	—	—	—	2.0	—
Issuance of stock	0.1	—	0.6	—	—	—	—	0.6	—
Exercise of stock options	—	—	0.1	—	—	—	—	0.1	—
Balance March 31, 2014	110.3	$1.1	$1,123.1	$(4.1)	$(432.4)	$(81.2)	$85.7	$692.2	$17.5
See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
1. Significant Accounting and Reporting Policies
Basis of Presentation
Any reference in this report to "TransUnion," "TransUnion Holding," the “Company,” “we,” “us,” and “our” refers to TransUnion Holding Company, Inc. (“TransUnion") and its direct and indirect subsidiaries, including TransUnion Corp. ("TransUnion Corp").
The accompanying unaudited consolidated financial statements of TransUnion have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated. The operating results of TransUnion for the periods presented are not necessarily indicative of the results that may be expected for the full year ending December 31, 2014. These unaudited consolidated financial statements should be read in conjunction with our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on February 27, 2014.
Principles of Consolidation
Investments in unconsolidated entities in which the Company has at least a 20% ownership interest, or where it is able to exercise significant influence, are accounted for using the equity method. Nonmarketable investments in unconsolidated entities in which the Company has less than a 20% ownership interest, or where it is not able to exercise significant influence, are accounted for using the cost method and periodically reviewed for impairment.
Subsequent Events
Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the financial statements. See Note 13, "Subsequent Events" for information about our debt refinancing transaction occurring after the balance sheet date.
Recently Adopted Accounting Pronouncements
On July 18, 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist. ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle at the reporting date any income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. The objective of ASU 2013-11 is to eliminate the diversity in practice of how companies present unrecognized tax benefits under these circumstances. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. This guidance was adopted by the Company effective January 1, 2014, and did not result in a material change to the Company’s consolidated financial statements. See Note 10, "Income Taxes," for further details regarding the impact of this adoption.
Recent Accounting Pronouncement Not Yet Adopted
There are no recent accounting pronouncements that have not yet been adopted.

2. Business Combination
On December 16, 2013, we acquired a 100% ownership interest in certain net assets of TLO, LLC ("TLO") for $153.4 million in cash. TLO provides data solutions for identity authentication, fraud prevention, and debt recovery. The Company established a newly incorporated entity, TransUnion Risk and Alternative Data Solutions, Inc. ("Alternative Data") to purchase the net assets of TLO. The results of operations of this business have been included as part of the USIS segment in the accompanying consolidated statements of income since the date of acquisition.
Purchase Price Allocation
The allocation of the purchase price is preliminary pending our review of the valuation of intangible assets and goodwill, which is expected to be completed during the second quarter of 2014. The preliminary fair value of the assets acquired and liabilities assumed as of March 31, 2014, consisted of the following:

(in millions)	Fair Value
Other current assets	$0.3
Property and equipment	6.8
Identifiable intangible assets	83.4
Goodwill(1)	68.7
Total assets acquired	$159.2
Total liabilities assumed	(5.8)
Net assets of acquired company	$153.4

(1)	All of the goodwill is deductible for tax purposes.
The excess of the purchase price over the preliminary fair value of the net assets acquired was recorded as goodwill. The purchase price of TLO exceeded the fair value of the net assets acquired due primarily to growth opportunities, synergies associated with its internal use software and our existing customer base and brand name, and other technological and operations synergies. Goodwill has been allocated to the USIS segment.
Identifiable Intangible Assets
The preliminary fair values of the intangible assets acquired consisted of the following:

(in millions)	Fair Value	Estimated Useful Life
Technology and software	$44.7	10 years
Trade names and trademarks	13.2	20 years
Customer relationships	25.5	15 years
Total identifiable intangible assets	$83.4
The weighted-average useful life of identifiable intangible assets is approximately 13.1 years.
Acquisition Costs
During 2013, the Company incurred $3.7 million of acquisition-related costs for this acquisition, including banking fees, legal fees, due diligence and other external costs, which were expensed and recorded in other income and expense in the fourth quarter of 2013. Additional acquisition-related costs of $0.3 million were incurred and expensed during the first quarter of 2014.

3. Fair Value
The following table summarizes financial instruments measured at fair value, on a recurring basis, as of March 31, 2014:

(in millions)	Total	Level 1	Level 2	Level 3
Assets
Trading securities	$10.8	$10.8	$—	$—
Total	$10.8	$10.8	$—	$—

Liabilities
Contingent obligation	$(2.2)	$—	$—	$(2.2)
Interest rate swaps	(1.2)	—	(1.2)	—
Total	$(3.4)	$—	$(1.2)	$(2.2)
Level 1 instruments consist of exchange-traded mutual funds and publicly traded equity investments valued at their current market prices, with unrealized gains and losses included in net income. These securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants and are included in other marketable securities on our balance sheet. There were no significant realized or unrealized gains or losses for these securities for any of the periods presented.

Level 2 instruments consist of interest rate swaps that are further discussed in Note 9, “Debt.” We determined the fair value of the interest rate swaps using standard valuation models with market-based observable inputs including forward and spot exchange rates and interest rate curves. The total fair value of the swap instruments as of March 31, 2014, was a liability of $1.2 million and was included in other liabilities on our consolidated balance sheet. The net of tax unrealized loss on the swap instruments as of March 31, 2014, of $0.7 million was included in accumulated other comprehensive income (loss).
Level 3 instruments consist of contingent obligations owed to the sellers of e-Scan Data Systems, Inc. (“eScan”), an entity we acquired in 2013. The fair value was determined based on an income approach, using the expected earnings of eScan, and will be assessed each reporting period. The obligation has a maximum payout of $17.0 million, contingent upon eScan meeting certain performance requirements in future years, but is currently valued at $2.2 million. Any remeasurements of the fair value of this contingent obligation prior to payout will result in a gain or loss reflected in our consolidated statements of income.

4. Other Current Assets
Other current assets consisted of the following:

(in millions)	March 31, 2014	December 31, 2013
Prepaid expenses	$41.2	$34.9
Deferred financing fees	7.3	6.8
Income taxes receivable	6.5	6.8
Deferred income tax assets	5.2	22.1
Other	1.8	2.9
Total other current assets	$62.0	$73.5
The decrease in deferred income tax assets of $17.0 million was due primarily to a reclassification of a portion of our NOL carryforward deferred tax asset from current to noncurrent and an offset for our unrecognized tax benefit results from the adoption of ASU 2013-11 as discussed in Note 1, "Significant Accounting and Reporting Policies."

5. Other Assets
Other assets consisted of the following:

(in millions)	March 31, 2014	December 31, 2013
Investments in affiliated companies	$132.7	$92.4
Deferred financing fees	29.1	29.7
Deposits	6.2	15.8
Other	0.3	0.7
Total other assets	$168.3	$138.6

Our investment in affiliated companies increased during the first quarter of 2014 primarily as a result of the purchase of additional ownership interests in Credit Information Bureau (India) Limited (“CIBIL”), raising our ownership interest from 27.5% to 47.5%. Deposits decreased during the first quarter of 2014 as a result of a deposit used to partially fund our purchase of the additional equity in CIBIL.

6. Investments in Affiliated Companies
Investments in affiliated companies represent our investment in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services. These investments are included in other assets on the balance sheet.

We use the equity method to account for investments in affiliates where we have at least a 20% ownership interest or where we are able to exercise significant influence. For these investments, we adjust the carrying value for our proportionate share of the affiliates’ earnings, losses and distributions, as well as for purchases and sales of our ownership interest.
We use the cost method to account for all other nonmarketable investments. For these investments, we adjust the carrying value for purchases and sales of our ownership interests.
For all investments, we adjust the carrying value if we determine that an other-than-temporary impairment in value has occurred. There were no impairments of investments in affiliated companies taken in the three months ended March 31, 2014 or 2013.
Investments in affiliated companies consisted of the following:

(in millions)	March 31, 2014	December 31, 2013
Total equity method investments	$124.8	$84.5
Total cost method investments	7.9	7.9
Total investments in affiliated companies	$132.7	$92.4
Our equity method investments increased during the first quarter of 2014 primarily as a result of our increased ownership interest in CIBIL as discussed in Note 5.
Earnings from equity method investments, which are included in other income, and dividends received from equity method investments consisted of the following:

(in millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Earnings from equity method investments	$3.6	$3.2
Dividends received from equity method investments	$0.3	$0.1
Under SEC Regulation S-X, Rule 4-08(g), our investments in TransUnion de Mexico, S.A. and CIBIL are considered significant equity method investments. The summarized financial information for the significant equity method investments required by SEC Regulation S-X, Rule 1-02(bb)(2) consisted of the following:

(in millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Revenue	$23.6	$21.2
Operating Income	$12.1	$9.8
Net income	$9.2	$8.6

7. Other Current Liabilities
Other current liabilities consisted of the following:

(in millions)	March 31, 2014	December 31, 2013
Accrued payroll	$40.4	$63.7
Accrued interest	35.3	23.1
Accrued litigation	10.1	13.8
Deferred revenue	9.3	9.1
Accrued employee benefits	6.1	9.6
Other	14.8	14.2
Total other current liabilities	$116.0	$133.5
The decrease in accrued payroll was due primarily to the payment of accrued bonuses during the first quarter of 2014. The increase in accrued interest was due to additional accrued interest on the outstanding notes.
8. Other liabilities
Other liabilities consisted of the following:

(in millions)	March 31, 2014	December 31, 2013
Retirement benefits	$10.6	$10.4
Unrecognized tax benefits	1.6	4.6
Other	7.5	7.6
Total other liabilities	$19.7	$22.6
The decrease in unrecognized tax benefits was due to the adoption of ASU 2013-11, which resulted in a majority of the unrecognized tax benefit presented on the March 31, 2014, balance sheet as a reduction to the deferred tax asset for a net operating loss carryforward.

9. Debt
Debt outstanding consisted of the following:

(in millions)	March 31, 2014	December 31, 2013
Senior secured term loan, payable in quarterly installments through February 10, 2019, including variable interest (4.25% at March 31, 2014) at LIBOR or alternate base rate, plus applicable margin, including original discount of $0.1 million and $0.2 million at March 31, 2014 and December 31, 2013, respectively	$1,120.6	$1,123.5
Senior secured revolving line of credit, due on February 10, 2017, variable interest (4.63% weighted average at March 31, 2014) at LIBOR or alternate base rate, plus applicable margin	28.5	—
11.375% notes - Senior notes, principal due June 15, 2018, semi-annual interest payments, 11.375% fixed interest per annum, including unamortized fair value adjustment of $91.4 million and $95.9 million as of March 31, 2014 and December 31, 2013, respectively	736.4	740.9
9.625% notes - Senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 9.625% fixed interest per annum	600.0	600.0
8.125% notes - Senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 8.125% fixed interest per annum, including original issuance discount of $1.6 million and $1.7 million at March 31, 2014 and December 31, 2013, respectively	398.4	398.3
Capital lease obligations	3.3	4.2
Other notes payable	4.3	—
Total debt	$2,891.5	$2,866.9
Less short-term debt and current portion of long-term debt	(45.7)	(13.8)
Total long-term debt	$2,845.8	$2,853.1

Interest expense consisted of the following:

(in millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Senior secured term loan	$12.6	$11.7
Senior secured revolving line of credit	0.1	—
11.375% notes	13.8	14.2
9.625% notes	15.7	15.5
8.125 % notes	8.5	8.5
Other	0.1	(0.1)
Total interest	$50.8	$49.8
Senior Secured Credit Facility
On June 15, 2010, the Company’s subsidiaries, TransUnion Corp and Trans Union LLC, entered into a senior secured credit facility ("credit facility") with various lenders. The credit facility consists of a senior secured term loan ("term loan") and a senior secured revolving line of credit ("revolving line of credit"). The credit facility was amended and restated on April 9, 2014 as discussed in Note 12, "Subsequent Event."
During the first quarter of 2014, the Company borrowed $28.5 million on its revolving line of credit to partially fund the purchase of additional equity in CIBIL as discussed in Note 5, "Other Assets," and Note 6, "Investments in Affiliated Companies," and to pay certain administrative costs.
On April 30, 2012, we entered into swap agreements that effectively fixed the interest payments on a portion of the term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest of 2.033% and receive a variable rate of interest equal to the greater of 1.50% or the three month LIBOR. The net amount to be paid or received is recorded as an adjustment to interest expense. The total fair value of the swap instruments as of March 31, 2014, was a liability of $1.2 million and was included in other liabilities on our consolidated balance sheet. The net of tax unrealized loss on the swap instruments as of March 31, 2014, of $0.7 million was included in accumulated other comprehensive income (loss). For the three months ended March 31, 2014, there was no ineffectiveness recorded in the statement of income. In connection with the April 9, 2014, amendment and restatement of the senior secured credit facility, the Company does not expect the current hedge to be highly effective and therefore it will no longer qualify for hedge accounting. Accordingly, the $0.7 million net of tax unrealized loss on the swap recorded in accumulated other comprehensive income will be amortized straight line from April 9, 2014, through December 29, 2017, the end of the swap period.
11.375% Notes
Trans Union LLC and its wholly-owned subsidiary TransUnion Financing Corporation issued $645.0 million principal amount of 11.375% senior unsecured notes ("11.375% notes") due June 15, 2018, in a private placement to certain investors. Pursuant to an exchange offer completed in April 2011, these notes were subsequently registered with the SEC. As a result of the 2012 Change in Control Transaction as defined in our Annual Report on Form 10-K for the year ended December 31, 2013, a purchase accounting fair value adjustment increase of $124.2 million was allocated to the 11.375% notes. For further discussion related to the 11.375% notes, see Note 12, Subsequent Events.
9.625% Notes
On March 21, 2012, the Company issued $600.0 million principal amount of 9.625%/10.375% senior unsecured PIK toggle notes (“9.625% notes”) due June 15, 2018, in a private placement to certain investors. Pursuant to an exchange offer completed in October 2012, these notes were subsequently registered with the SEC. The Company is required to pay interest on the 9.625% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the Company will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes (such increase being referred to as “PIK,” or paid-in-kind interest) to the extent described in the indenture.
The indenture governing the 9.625% notes contains nonfinancial covenants that include restrictions on our ability to pay dividends or distributions, repurchase equity, prepay junior debt, make certain investments, incur additional debt, issue certain stock, incur liens on property, merge, consolidate or sell certain assets, enter into transactions with affiliates, and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to TransUnion Holding. We are in compliance with all covenants under the indenture.
8.125% Notes
On November 1, 2012, the Company issued $400.0 million principal amount of 8.125%/8.875% senior unsecured PIK toggle notes (“8.125% notes”) due June 15, 2018, at an offering price of 99.5% in a private placement to certain investors. Pursuant to an exchange offer completed in August 2013, these notes were subsequently registered with the SEC. The Company is required to pay interest on the 8.125% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the Company will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes to the extent described in the indenture.
The indenture governing the 8.125% notes and the nonfinancial covenants are substantially identical to those governing the 9.625% notes. We are in compliance with all covenants under the indenture.
Fair Value of Debt
The estimated fair values of our 9.625%, 8.125% and 11.375% notes as of March 31, 2014, were $638.3 million, $419.5 million and $695.0 million, respectively, compared to book values of $600.0 million, $398.4 million and $736.4 million, respectively. The fair value of these fixed-rate notes, as determined under Level 2 of the fair-value hierarchy, is measured using quoted market prices of these publicly traded securities. The book value of our variable-rate debt approximates its fair value. The estimated fair value of our debt may not represent the actual settlement value due to redemption premiums and prepayment penalties that we may incur in connection with extinguishing our debt before its stated maturity.

10. Income Taxes
Over the last three years, what is referred to as the “look-through rule” exception has been allowed to expire and has been retroactively reinstated, which has impacted TransUnion’s effective tax rate. The Internal Revenue Code requires U.S. corporate shareholders to recognize current U.S. taxable income from passive income, such as dividends earned, at certain foreign subsidiaries regardless of whether that income is remitted to the U.S. The look-through rule provides an exception to this recognition for subsidiary passive income attributable to an active business. When the look-through rule is not in effect, we are required under ASC 740-30 to accrue a tax liability for certain foreign earnings as if those earnings were distributed.
For the three months ended March 31, 2014, we reported a loss before income taxes and an effective tax rate benefit of 0.7%. The effective tax rate was lower than the 35% U.S. federal statutory rate due primarily to the expiration of the look-through rule effective January 1, 2014, and the application of ASC 740-30 to our unremitted foreign earnings, along with a change in state tax rates.
For the three months ended March 31, 2013, we reported a loss before income taxes and an effective tax rate benefit of 15.3%. The effective tax rate was lower than the 35% U.S. federal statutory rate due primarily to the retroactive reinstatement of the look-through rule effective January 1, 2013, and a change in state tax rates, partially offset by a reduced rate of tax on our foreign earnings.
The total amount of unrecognized tax benefits was $4.6 million as of both March 31, 2014, and December 31, 2013, and these same amounts would affect the effective tax rate, if recognized, as of those respective dates. A majority of the unrecognized tax benefit as of March 31, 2014, was presented in the balance sheet as a reduction to a deferred tax asset for a net operating loss carryforward under ASU 2013-11 that was adopted effective January 1, 2014. The accrued interest payable for taxes as of both March 31, 2014, and December 31, 2013, was $0.7 million. There was no significant liability for tax penalties as of March 31, 2014, or December 31, 2013. We are regularly audited by federal, state and foreign taxing authorities and, given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amounts of unrecognized tax benefits.

11. Operating Segments
Operating segments are businesses for which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources. This segment financial information is reported on the basis that is used for the internal evaluation of operating performance. The accounting policies of the segments are the same as described in Note 1, “Significant Accounting and Reporting Policies.”

We evaluate the performance of segments based on revenue and operating income. Intersegment sales and transfers have been eliminated and were not material.
The following is a more detailed description of the three operating segments and the Corporate unit, which provides support services to each operating segment:
U.S. Information Services
U.S. Information Services (“USIS”) provides consumer reports, credit scores, identity authentication and verification services, analytical services and decisioning technology to businesses in the United States through both direct and indirect channels. These services are offered to customers in the financial services, insurance, healthcare and other markets. These business customers use our products and services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, manage fraud and determine and collect healthcare payments. This segment also provides mandated consumer services, including dispute investigations, free annual credit reports and other requirements of the United States Fair Credit Reporting Act (“FCRA”), the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”), and other credit-related legislation.
International
The International segment provides services similar to our USIS segment to business customers outside the United States and automotive information and commercial data services to customers in select geographies. Depending on the maturity of the credit economy in each location, services may include credit reports, analytical and decision services, and risk management services. These services are offered to customers in a number of industries, including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered in our Interactive segment, such as credit reports, credit scores and credit monitoring services. The two market groups in the International segment are developed markets, which includes Canada, Hong Kong and Puerto Rico, and emerging markets, which includes Africa, Latin America, India and other emerging markets in Asia Pacific.
Interactive
Interactive provides services to consumers, including credit reports, scores and credit and identity monitoring services, primarily through the internet. The majority of revenue is derived from both direct and indirect subscribers who pay a monthly fee for access to their credit report and score, and for alerts related to changes in their credit reports.
Corporate
Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.
Selected financial information consisted of the following:

	Three Months Ended March 31, 2014		Three Months Ended March 31, 2013
(in millions)	Revenue	Operating income (loss)	Revenue	Operating income (loss)
U.S. Information Services	$194.2	$32.4	$183.7	$43.1
International	54.1	2.2	55.7	2.4
Interactive	55.1	19.0	51.1	15.4
Corporate	—	(18.8)	—	(16.7)
Total	$303.4	$34.8	$290.5	$44.2

A reconciliation of operating income to income (loss) before income taxes for the periods ended as presented was as follows:

(in millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Operating income from segments	$34.8	$44.2
Non-operating income and expense	(48.4)	(50.1)
Income (loss) before income taxes	$(13.6)	$(5.9)
Earning from equity method investments included in other income and expense, net, for the periods presented was as follows:

(in millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
U.S. Information Services	$0.3	$0.5
International	3.3	2.7
Interactive	—	—
Total	$3.6	$3.2

12. Subsequent Events
On April 9, 2014, TransUnion Corp. and Trans Union LLC refinanced and amended the senior secured credit facility. The refinancing resulted in an increase of the outstanding term loan from $1,120.5 million to $1,900.0 million. The amendment, among other things, reduced the interest rate floor and margins, reduced the amount available under the revolving line of credit from $210.0 million to $190.0 million, extended the maturity dates, and changed certain covenant requirements. The additional borrowings were used in part to repay all amounts outstanding under the existing revolving line of credit and pay fees and expenses associated with the refinancing transaction. On May 9, 2014, the remaining borrowings will be used to redeem the entire $645.0 million outstanding balance of the 11.375% notes issued by TransUnion Financing Corp and Trans Union LLC including unpaid accrued interest and a prepayment premium. We refer to these transactions collectively as the "2014 Refinancing Transaction." The 2014 Refinancing Transaction is expected to result in a net gain of approximately $30 million that will be recorded in the consolidated statement of income and approximately $9 million of additional deferred financing fees that will be recorded on the balance sheet in the second quarter of 2014.

Schedule I-Condensed Financial Information of TransUnion Holding Company, Inc.
TRANSUNION HOLDING COMPANY, INC.
Parent Company Only
Balance Sheet
(in millions, except per share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Due from TransUnion Corp	$52.7	$—
Other current assets	7.5	5.7
Total current assets	60.2	5.7
Investment in TransUnion Corp	1,584.6	1,666.6
Other assets	28.1	34.1
Total assets	$1,672.9	$1,706.4
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$0.2	$0.9
Other current liabilities	33.4	22.4
Total current liabilities	33.6	23.3
Long-term debt	998.3	998.0
Other liabilities	13.1	0.1
Total liabilities	1,045.0	1,021.4
Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at December 31, 2013 and December 31, 2012, 110.7 million and 110.2 million shares issued as of December 31, 2013 and December 31, 2012, respectively; and 110.2 million and 110.1 million shares outstanding as of December 31, 2013 and December 31, 2012, respectively	1.1	1.1
Additional paid-in capital	1,121.8	1,109.4
Treasury stock at cost; 0.5 million and 0.1 million shares at December 31, 2013 and December 31, 2012, respectively	(4.1)	(0.7)
Retained earnings (accumulated deficit)	(417.7)	(400.4)
Accumulated other comprehensive income	(73.2)	(24.4)
Total stockholders’ equity	627.9	685.0
Total liabilities and stockholders’ equity	$1,672.9	$1,706.4
 See accompanying notes to condensed financial statements.

Schedule I -Condensed Financial Information of TransUnion Holding Company, Inc.
TRANSUNION HOLDING COMPANY, INC.
Parent Company Only
Statement of Income
(in millions)

	Twelve Months Ended December 31, 2013	From the Date of Inception Through December 31, 2012
Revenue	$—	$—
Operating expenses
Selling, general and administrative	1.3	0.9
Total operating expenses	1.3	0.9
Operating income (loss)	(1.3)	(0.9)
Non-operating income and expense
Interest expense	(96.3)	(52.2)
Equity Income from TransUnion Corp	43.2	43.0
Other income and (expense), net	(0.2)	(16.5)
Total non-operating income and expense	(53.3)	(25.7)
Income (loss) from operations before income taxes	(54.6)	(26.6)
Provision for income taxes	37.3	—
Net loss	$(17.3)	$(26.6)
See accompanying notes to condensed financial statements.

Schedule I -Condensed Financial Information of TransUnion Holding Company, Inc.
TRANSUNION HOLDING COMPANY, INC.
Parent Company Only
Statements of Comprehensive Income
(in millions)

	Twelve Months Ended December 31, 2013	From the Date of Inception Through December 31, 2012
Net loss	$(17.3)	$(26.6)
Other comprehensive loss, net of tax
Foreign currency translation adjustment	(51.8)	(20.7)
Net unrealized gain (loss) on hedges (net of tax at 36%)	3.0	(3.7)
Total other comprehensive loss, net of tax	(48.8)	(24.4)
Comprehensive loss attributable to TransUnion Holding Company, Inc.	$(66.1)	$(51.0)
See accompanying notes to condensed financial statements.

Schedule I -Condensed Financial Information of TransUnion Holding Company, Inc.
TRANSUNION HOLDING COMPANY, INC.

Parent Company Only
Statement of Cash Flows
(in millions)

	Twelve Months Ended	From the Date of Inception Through
	December 31, 2013	December 31, 2012
Cash used in operating activities	$(1.5)	$(16.4)
Cash flows from investing activities:
Acquisition of TransUnion Corp.	—	(1,582.3)
Capital investment in TransUnion Corp.	—	(80.8)
Cash used in investing activities	—	(1,663.1)
Cash flows from financing activities:
Proceeds from 9.625% notes	—	600.0
Proceeds from 8.125% notes	—	398.0
Debt financing fees	(0.9)	(41.3)
Proceeds from issuance of common stock	5.8	1,097.3
Treasury stock purchases	(3.4)	(0.7)
Dividends	—	(373.8)
Cash provided by financing activities	1.5	1,679.5
Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	$—
See accompanying notes to condensed financial statements.

Schedule I -Condensed Financial Information of TransUnion Holding Company, Inc.
TRANSUNION HOLDING COMPANY, INC.

Parent Company Only
Notes To Financial Statements
Note 1. Basis of Presentation
In the TransUnion Holding parent company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of subsidiaries since the date of acquisition. The Company’s share of net income of its subsidiaries is included in consolidated income using the equity method. The parent company only financial information should be read in conjunction with the Company’s consolidated financial statements.
Note 2. Income tax
TransUnion Holding entered into an intercompany tax allocation agreement with TransUnion Corp. in 2013, effective for all taxable periods from May 1, 2012, forward, in which they are members of the same consolidated federal or state tax groups. The agreement allocates the consolidated tax liability from those filings among the various members of the group.We recorded the cumulative effect of the intercompany tax allocation agreement to TransUnion Holding's balance sheet and statement of income during 2013.
Note 3. Dividends from subsidiaries
Cash dividends paid to TransUnion Holding from its consolidated subsidiaries were $94.2 million and $27.9 million for the year ended December 31, 2013 and from inception through December 31, 2012, respectively.

Schedule II-Valuation and Qualifying Accounts
TRANSUNION HOLDING COMPANY, INC.

(in millions)	Balance at Acquisition Date	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31,
2013	$1.7	$(0.8)	$—	$(0.2)	$0.7
2012	$—	$(1.9)	$3.7	$(0.1)	$1.7
Allowance for deferred tax assets (2) :
Year ended December 31,
2013	$27.2	$4.8	$—	$(6.1)	$25.9
2012	$—	$5.0	$24.8	$(2.6)	$27.2

(1)	For the allowance for doubtful accounts, includes write-offs of uncollectable accounts.
Schedule II-Valuation and Qualifying Accounts
TRANSUNION CORP.

(in millions)	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Year
Allowance for doubtful accounts (2) :
Year ended December 31,
2013	$1.7	$(0.8)	$—	$(0.2)	$0.7
2012	1.2	1.3	—	(0.8)	1.7
2011	$1.7	$1.9	$(0.3)	$(2.1)	$1.2
Allowance for deferred tax assets (2) :
Year ended December 31,
2013	$27.2	$4.8	$—	$(6.1)	$25.9
2012	16.9	15.6	7.4	(12.7)	27.2
2011	$12.8	$4.6	$0.2	$(0.7)	$16.9

(1)	For the allowance for doubtful accounts, includes write-offs of uncollectable accounts.

(2)	Excludes discontinued operations.

TransUnion Holding Company, Inc.

9.625%/10.375% Senior PIK Toggle Notes due 2018
8.125%/8.875% Senior PIK Toggle Notes due 2018

PROSPECTUS

, 2014

Until , 2014 all dealers that effect transactions in the notes may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The registration rights agreements relating to the securities of the registrant being registered hereby provide that TransUnion Holding Company, Inc. will bear all expenses in connection with the performance of its obligations relating to the market-making activities of Goldman, Sachs & Co. and its affiliates. These estimated expenses are as follows:

Printing expenses	$50,000
Legal fees	50,000
Accounting fees	40,000
Miscellaneous	—

Total	$140,000
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents, under certain circumstances, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act of 1933. In addition, Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director. Subject to certain limitations, our bylaws provide that we must indemnify our directors, officers and employees if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In addition, we have entered into indemnification agreements with each of our directors which provide that we will indemnify the applicable director to the fullest extent permitted by Delaware law. Each indemnification agreement also provides, subject to limited exceptions, for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by the applicable director in any action or proceeding, including any action by us arising out of such person’s services as our director.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Item 15. Recent Sales of Unregistered Securities.
Since February 15, 2012, the date of inception of the registrant, the registrant has issued and sold the following securities without registration under the Securities Act.
Equity Securities
On April 30, 2012, in connection with the 2012 Change In Control Transaction, the registrant sold an aggregate 109,700,126 shares of its common stock to the Sponsors and certain members of management for $10.07 per share. The proceeds were used to partially fund the 2012 Change in Control Transaction.

From the date of inception through December 31, 2012, the registrant sold a total of 449,626 shares of its common stock to certain new directors and executive officers of the Company at a price of $6.65 per share. On March 26, 2013, the registrant sold a total of 26,326 shares of its common stock to an executive officer of the Company at a price of $6.65 per share. On August 30, 2013, the registrant sold a total of 87,566 shares of its common stock to a new executive officer of the Company at a price of $11.42 per share. On December 31, 2013, the registrant sold a total of 350,264 shares of its common stock to certain individuals in connection with the acquisition of TLO at $11.42 per share. On March 19, 2014, the registrant sold a total of 43,782 shares of its common stock to a new director of the Company at a price of $11.42 per share. On March 31, 2014, the registrant sold a total of 9,906 shares of its common stock to an executive officer of the Company at a price of $11.42 per share. On April 11, 2014, the registrant sold a total of 32,398 shares of its common stock to a new direct of the Company at a price of $11.42 per share. The proceeds from the transactions set forth above were used for general operating needs of the Company.
From January 1, 2013, through June 30, 2014, the registrant issued 203,092 shares of its common stock to certain employees and ex-employees who exercised stock options at an exercise price of $6.65 per share. The proceeds were used for general operating needs of the Company.
From the date of inception through April 30, 2013, the registrant granted options to purchase 7,012,321 shares of its common stock at an exercise price of $6.65 per share and 25,082 restricted shares of its common stock to certain employees under the registrant’s 2012 Management Equity Plan. From May 1, 2013, through April 30, 2014, the registrant granted options to purchase 1,845,488 shares of its common stock at an exercise price of $11.42 per share to certain employees and directors under the registrant’s 2012 Management Equity Plan. From May 1, 2014, through June 30, 2014, the registrant granted options to purchased 236,300 shares of its common stock at an exercise price of $17.40 per share to certain employees under the registrant's 2012 Management Equity Plan.
Each of these issuances of securities was made in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act 1933, as transactions by an issuer not involving a public offering.
There were no underwriters employed in connection with any of the transactions set forth above.
Debt Securities
On March 1, 2012, TransUnion Holding issued $600 million aggregate principal amount of its 9.625%/10.375% Senior PIK Toggle Notes due 2018 to Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC at an offering price of 100%. The proceeds were used to partially fund the 2012 Change in Control Transaction. The sale to the initial purchasers was made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act 1933. The initial purchasers resold the notes (i) to qualified institutional buyers in compliance with Rule 144A under the Securities Act 1933 and (ii) outside the United States to non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act 1933.
On November 1, 2012, TransUnion Holding issued $400 million aggregate principal amount of its 8.125%/8.875% Senior PIK Toggle Notes due 2018 to Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated at an offering price of 99.5%. The proceeds were used to pay $373.8 million dividend to our shareholders and to pay various costs associated with issuing the new debt and obtaining consents from our existing debt holders. The sale to the initial purchasers was made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act 1933. The initial purchasers resold the notes (i) to qualified institutional buyers in compliance with Rule 144A under the Securities Act 1933 and (ii) outside the United States to non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act 1933.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.
See the Exhibit Index immediately following the signature pages included in this Registration Statement.
(b) Financial Statement Schedules.
None
Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on July 23, 2014.

TransUnion Holding Company, Inc.

By:	/s/ Samuel A. Hamood
Samuel A. Hamood Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of TransUnion Holding Company, Inc., do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Holding Company, Inc. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on July 23, 2014.

Signature	Title

/s/ James M. Peck	Director, President and Chief Executive Officer
James M. Peck

/s/ Samuel A. Hamood	Executive Vice President and Chief Financial Officer
Samuel A. Hamood

/s/ James V. Pieper	Vice President and Chief Accounting Officer
James V. Pieper

/s/ George M. Awad	Director
George M. Awad

/s/ Christopher Egan	Director
Christopher Egan

/s/ Siddharth N. (Bobby) Mehta	Director
Siddharth N. (Bobby) Mehta

/s/ Leo F. Mullin	Director
Leo F. Mullin

/s/ Rohan Narayan	Director
Rohan Narayan

/s/ Andrew Prozes	Director
Andrew Prozes

/s/ Sumit Rajpal	Director
Sumit Rajpal

/s/ Steven M. Tadler	Director
Steven M. Tadler

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1
Amended and Restated Certificate of Incorporation of TransUnion Holding Company, Inc. (incorporated by reference to Exhibit 3.1 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

3.2	Bylaws of TransUnion Holding Company, Inc. (incorporated by reference to Exhibit 3.2 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

4.1
Indenture, dated March 21, 2012, among TransUnion Holding Company, Inc. and Wells Fargo Bank, National Association, as Trustee, for the 9.625%/10.375% Senior PIK Toggle Notes due 2018 (incorporated by reference to Exhibit 4.1 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

4.2
First Supplemental Indenture, dated October 22, 2012, among TransUnion Holding Company, Inc. and Wells Fargo Bank, National Association, as Trustee, for the 9.625%/10.375% Senior PIK Toggle Notes due 2018 (incorporated by reference to Exhibit 10.1 to TransUnion Holdings Company, Inc.’s Current Report on Form 8-K filed October 23, 2012).

4.3
Form of 9.625%/10.375% Senior PIK Toggle Notes due 2018, Series B (incorporated by reference to Exhibit 4.2 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

4.4
Indenture, dated November 1, 2012, between TransUnion Holding Company, Inc. and Wells Fargo Bank, National Association, as Trustee, for the 8.125%/8.875% Senior PIK Toggle Notes due June 2018 (incorporated by reference to Exhibit 4.1 to TransUnion Holding Company, Inc.’s Current Report on Form 8-K filed November 6, 2012).

4.5
Exchange and Registration Rights Agreement, dated March 21, 2012, among TransUnion Holding Company, Inc. and Goldman, Sachs & Co. and Deutsche Bank Securities Inc., as representatives of the purchasers named therein (incorporated by reference to Exhibit 4.3 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

4.6	Form of 8.125%/8.875% Senior PIK Toggle Notes due 2018 (included in Exhibit 4.4 hereof).

4.7
Exchange and Registration Rights Agreement, dated November 1, 2012, among TransUnion Holding Company, Inc. and Goldman, Sachs & Co. and Deutsche Bank Securities Inc., as representatives of the purchasers named therein (incorporated by reference to Exhibit 4.2 to TransUnion Holding Company, Inc.’s Current Report on Form 8-K dated November 6, 2012).

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP (incorporated by reference to Exhibit 10.6 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-1 filed August 26, 2013).

10.1
Amendment No. 7 to Credit Agreement, dated as of April 9, 2014, by and among TransUnion Corp., Trans Union LLC, the guarantors party thereto, Deutsche Bank Trust Company Americas, as Existing Administrative Agent, Existing Collateral Agent, Existing Swing Line Lender and Existing L/C Issuer, Deutsche Bank AG New York Branch, as Successor Administrative Agent, Successor Collateral Agent, Successor Swing Line Lender, Successor L/C Issuer and as 2014 Replacement Term Lender, and each other Lender party thereto (incorporated by reference to Exhibit 10.1 to TransUnion Holding Company, Inc.'s Current Report on Form 8-K filed April 9, 2014).

10.2
Second Amended and Restated Credit Agreement, dated as of April 9, 2014, by and among TransUnion Corp., Trans Union LLC, the guarantors party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, Deutsche Bank AG New York Branch, as L/C Issuer and Swing Line Lender, the other lenders from time to time party thereto, Goldman Sachs Lending Partners LLC, as Syndication Agent, and Bank of America, N.A., Royal Bank of Canada and Credit Suisse AG, as Documentation Agents (incorporated by reference to Exhibit 10.2 to TransUnion Holding Company, Inc.'s Current Report on Form 8-K filed April 9, 2014).

10.3
TransUnion Holding Company, Inc. 2012 Management Equity Plan (Effective April 30, 2012) (incorporated by reference to Exhibit 10.1 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

Exhibit Number	Exhibit Description

10.4
Major Stockholders’ Agreement made as of April 30, 2012, among TransUnion Holding Company, Inc., the Advent Investor, the GS Investors, and any other Person who becomes a party thereto (incorporated by reference to Exhibit 10.3 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

10.5
Stockholders’ Agreement made as of April 30, 2012, among TransUnion Holding Company, Inc., the members of the management or other key persons of TransUnion Holding Company, Inc. or of TransUnion Corp, that are signatories thereto, any other person who becomes a party thereto, and the GS Investors (as defined therein) and the Advent Investor (as defined therein) (for specific purposes) (incorporated by reference to Exhibit 10.4 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

10.6
Registration Rights Agreement dated as of April 30, 2012, by and among TransUnion Holding Company, Inc., the Advent Investors (as defined therein), the GS Investors (as defined therein), certain Key Individuals (as defined therein) and any other person who becomes a party thereto (incorporated by reference to Exhibit 10.5 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

10.7
Form of Director Indemnification Agreement for directors of TransUnion Holding Company, Inc. (incorporated by reference to Exhibit 10.6 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

10.8	Form of Severance and Restrictive Covenant Agreement with Executive Officers (incorporated by reference to Exhibit 10.5 to TransUnion Corp’s Registration Statement on Form S-4 filed March 1, 2011).

10.9
Employment Agreement with Siddharth N. (Bobby) Mehta, former President and Chief Executive Officer of TransUnion Holding Company, Inc. and TransUnion Corp, dated October 3, 2007 (incorporated by reference to Exhibit 10.6 to TransUnion Corp’s Registration Statement on Form S-4 filed March 1, 2011).

10.10
Amendment to Employment Agreement of Siddharth N. (Bobby) Mehta, former President and Chief Executive Officer of TransUnion Holding Company, Inc. and TransUnion Corp, dated December 6, 2012 (incorporated by reference to Exhibit 10.11 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.11
Consulting Agreement with Siddharth N. (Bobby) Mehta dated December 6, 2012 (incorporated by reference to Exhibit 10.12 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.12
Amendment dated December 6, 2012 to the Stockholders’ Agreement of TransUnion Holding Company, Inc. made as of April 30, 2012 with Siddharth N. (Bobby) Mehta (incorporated by reference to Exhibit 10.13 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.13
Stock Repurchase Agreement dated December 6, 2012 between Siddharth N. (Bobby) Mehta and TransUnion Holding Company, Inc. (incorporated by reference to Exhibit 10.14 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.14
Employment Agreement with James M. Peck, President and Chief Executive Officer of TransUnion Holding Company, Inc. and TransUnion Corp dated (incorporated by reference to Exhibit 10.15 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.15
Letter Agreement between TransUnion Holding Company, Inc. and Reed Elsevier with respect to the employment of James M. Peck as the President and Chief Executive Officer of the Registrants dated December 6, 2012 (incorporated by reference to Exhibit 10.16 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.16
Consulting Agreement dated April 30, 2012 with Goldman Sachs & Co. and Advent International Corporation (incorporated by reference to Exhibit 10.17 to TransUnion Holding Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

12	Computation of Ratio of Earnings to Fixed Charges.

21	Subsidiaries of TransUnion Holding Company, Inc. (incorporated by reference to Exhibit 21 to TransUnion Holdings Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013).

Exhibit Number	Exhibit Description

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young Global Limited.

23.3	Consent of Deloitte Haskins & Sells LLP

23.4	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).

25.1
Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association with respect to the Indenture governing the 9.625%/10.375% Senior PIK Toggle Notes due 2018 (incorporated by reference to Exhibit 25.1 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed July 31, 2012).

25.2
Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association with respect to the Indenture governing the 8.125%/8.875% Senior PIK Toggle Notes due 2018 (incorporated by reference to Exhibit 25 to TransUnion Holding Company, Inc.’s Registration Statement on Form S-4 filed June 26, 2013).

99.1	Separate audited financial statements in accordance with Rule 3-09 of Regulation S-X for Trans Union De Mexico, S.A. for the years ended December 31, 2013 and 2012.

99.2
Separate unaudited financial statements in accordance with Rule 3-09 of Regulation S-X for Credit Information Bureau (India) Limited for the year ended March 31, 2014 (incorporated by reference to Exhibit 99.2 to TransUnion Holding Company, Inc.’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2013).